UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TALLGRASS ENERGY, LP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A shares representing limited partner interests
	(2)	Aggregate number of securities to which transaction applies: 155,980,146 Class A shares representing limited partner interests
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$22.45 per Class A share

	(4)	Proposed maximum aggregate value of transaction: $3,501,754,728
	(5)	Total fee paid: $454,528

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $454,386

	(2)	Form, Schedule or Registration Statement No.: Schedule 14A Preliminary Proxy Statement

	(3)	Filing Party: Tallgrass Energy, LP

	(4)	Date Filed: January 21, 2020

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

4200 W. 115TH STREET, SUITE 350, LEAWOOD, KANSAS 66211

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Tallgrass Energy, LP Shareholders:

On December 16, 2019, Tallgrass Energy, LP, a Delaware limited partnership (“TGE”), Tallgrass Energy GP, LLC, a Delaware limited liability company and the general partner of TGE (“TGE GP”), Prairie Private Acquiror LP, a Delaware limited partnership (“Buyer”), and Prairie Merger Sub LLC, a Delaware limited liability company (“Buyer Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement and subject to the satisfaction or waiver of certain conditions therein, Buyer will merge with and into TGE (the “Merger”), with TGE surviving the Merger and continuing to exist as a Delaware limited partnership. At the effective time of the Merger, each issued and outstanding Class A share representing a limited partner interest of TGE (collectively, the “Class A shares”), except for any Sponsor Shares (as defined below in “Definitions”), will be converted into the right to receive $22.45 in cash without any interest thereon.

Pursuant to the Merger Agreement and the Second Amended and Restated Agreement of Limited Partnership of TGE, dated as of July 1, 2018, as amended (the “Partnership Agreement”), holders of a majority of the outstanding Class A shares and Class B shares representing limited partner interests of TGE (“Class B shares”), voting together as a single class, must affirmatively vote or consent in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger (such transactions, collectively, the “Transactions”), in order for them to be approved and adopted (“TGE Shareholder Approval”). Contemporaneously with the execution and delivery of the Merger Agreement, the Sponsors (as defined below in “Definitions”) entered into a support agreement with TGE, pursuant to which the Sponsors agreed to vote the 23,652,463 Class A shares and 100,655,121 Class B shares held of record and beneficially by the Sponsors, which represent approximately 44.1% of the total outstanding equity interests of TGE as of February 7, 2020, in favor of the approval of the Merger Agreement and the Transactions at any meeting of the TGE Shareholders (as defined below). Accordingly, TGE expects that all such Class A shares and Class B shares held by the Sponsors will be voted in favor of the approval and adoption of the Merger Agreement and the Transactions at the special meeting (the “Shareholder Meeting”) of holders (the “TGE Shareholders”) of Class A shares and Class B shares. TGE has scheduled the Shareholder Meeting to vote on the Merger Agreement and the Transactions on                 , 2020 at                 , Central Time, at                . Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Voting instructions are set forth inside this proxy statement.

A committee of the Board of Directors of TGE GP (the “TGE GP Board”) consisting entirely of individuals that the TGE GP Board determined satisfied the requirements set forth in the Partnership Agreement for service on a conflicts committee (the “Conflicts Committee”) has unanimously determined, based upon the facts and circumstances it deemed relevant and appropriate, that the Merger Agreement and the Transactions are in the best interests of TGE, including holders of Class A shares, other than TGE GP and its affiliates (including Buyer, the Sponsors and their affiliates), and has approved the Merger Agreement and the Transactions. The Conflicts Committee, acting on behalf of TGE GP, in its capacity as the general partner of TGE, and on behalf of TGE, pursuant to the authority granted to the Conflicts Committee by the TGE GP Board, also directed that the Merger Agreement and the Transactions be submitted to a vote of the TGE Shareholders in accordance with the Partnership Agreement and recommended the approval of the Merger Agreement and the Transactions by the TGE Shareholders.

The TGE GP Board empowered the Conflicts Committee with all the power of the TGE GP Board with respect to the Merger Agreement and the Transactions, and therefore, the TGE GP Board has not provided a separate recommendation with respect to the Merger Agreement or the Transactions.

This proxy statement provides you with detailed information about the proposed Transactions and related matters. TGE encourages you to read the entire document carefully. All information in this document has been furnished by TGE. You may also obtain additional information about TGE from documents TGE has filed with the Securities and Exchange Commission.

The Class A shares are listed on the NYSE under the symbol “TGE.” The last reported sale price of the Class A shares on the NYSE on                     , 2020 was $        per share.

William R. Moler

Chief Executive Officer

Tallgrass Energy GP, LLC

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement is dated                     , 2020 and is first being mailed or otherwise delivered to the TGE Shareholders on or about                     , 2020.

Leawood, Kansas

, 2020

Notice of Special Meeting of Shareholders

To Be Held on                     , 2020

To the Shareholders of Tallgrass Energy, LP:

A special meeting (the “Shareholder Meeting”) of holders (the “TGE Shareholders”) of Class A shares representing limited partner interests (the “Class A shares”) and Class B shares representing limited partner interests (“Class B shares” and, collectively with the Class A shares, the “TGE Shares”) of Tallgrass Energy, LP, a Delaware limited partnership (“TGE”) will be held on                 , 2020 at                 , Central Time, located at             , to consider and vote upon the approval and adoption of the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of December 16, 2019, by and among TGE, Tallgrass Energy GP, LLC, a Delaware limited liability company and the general partner of TGE (“TGE GP”), Prairie Private Acquiror LP, a Delaware limited partnership (“Buyer”), and Prairie Merger Sub LLC, a Delaware limited liability company (“Buyer Sub”), and the transactions contemplated thereby, including the merger of Buyer with and into TGE (the “Merger”), with TGE surviving the Merger and continuing to exist as a Delaware limited partnership (such transactions, collectively, the “Transactions”) (such proposal, the “Merger Proposal”).

TGE will transact no other business at the Shareholder Meeting except such business as may properly be brought before the Shareholder Meeting or any adjournments or postponements thereof. At this time, TGE knows of no other matters that will be presented for the consideration of the TGE Shareholders at the Shareholder Meeting.

Pursuant to the Merger Agreement and the Second Amended and Restated Agreement of Limited Partnership of TGE, dated July 1, 2018, as amended (the “Partnership Agreement”), holders of a majority of the outstanding Class A shares and Class B shares, voting together as a single class, must affirmatively vote or consent in favor of the Merger Proposal for it to be approved and adopted. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the Merger Proposal for purposes of the vote by TGE Shareholders required under the Merger Agreement and the Partnership Agreement.

Contemporaneously with the execution and delivery of the Merger Agreement, the Sponsors (as defined below in “Definitions”) entered into a support agreement with TGE, pursuant to which the Sponsors agreed to vote the 23,652,463 Class A shares and 100,655,121 Class B shares held of record and beneficially by the Sponsors, which represent approximately 44.1% of the total outstanding equity interests of TGE as of February 7, 2020, in favor of the approval of the Merger Agreement and the Transactions at any meeting of the TGE Shareholders. Accordingly, TGE expects that all such Class A shares and Class B shares held by the Sponsors will be voted in favor of the approval and adoption of the Merger Agreement and the Transactions at the Shareholder Meeting.

A committee of the Board of Directors of TGE GP (the “TGE GP Board”) consisting entirely of individuals that the TGE GP Board determined satisfied the requirements set forth in the Partnership Agreement for service on a conflicts committee (the “Conflicts Committee”) has unanimously determined, based upon the facts and circumstances it deemed relevant and appropriate, that the Merger Agreement and the Transactions are in the best interests of TGE, including holders of Class A shares, other than TGE GP and its affiliates (including Buyer, the Sponsors and their affiliates), and has approved the Merger Agreement and the Transactions. The Conflicts Committee, acting on behalf of TGE GP, in its capacity as the general partner of TGE, and on behalf of TGE, pursuant to the authority granted to the Conflicts Committee by the TGE GP Board, also directed that the Merger Agreement and the Transactions be submitted to a vote of the TGE Shareholders in accordance with the Partnership Agreement and recommended the approval of the Merger Agreement and the Transactions by the TGE Shareholders.

The TGE GP Board empowered the Conflicts Committee with all the power of the TGE GP Board with respect to the Merger Agreement and the Transactions, and therefore, the TGE GP Board has not provided a separate recommendation with respect to the Merger Agreement or the Transactions.

Only TGE Shareholders of record at the close of business on                     , 2020 are entitled to notice of and to vote at the Shareholder Meeting and any adjournments or postponements of the Shareholder Meeting. A list of TGE Shareholders entitled to vote at the meeting will be available for inspection at TGE’s offices in Leawood, Kansas for any purposes relevant to the meeting during normal business hours for a period of ten days before the meeting and at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when submitting instructions to cause your Class A shares and Class B shares to be voted. If you hold your shares in your own name, you may submit your proxy by:

•	using the toll-free telephone number shown on the proxy card;

•	using the Internet website shown on the proxy card; or

•	marking signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

Submitting a proxy now will not limit your right to vote at the Shareholder Meeting if you decide to attend in person. If you plan to attend the Shareholder Meeting and wish to vote in person, you will be given a ballot at the Shareholder Meeting.

By order of the Conflicts Committee of the Board of Directors of Tallgrass Energy GP, LLC, as the general partner of Tallgrass Energy, LP.

William R. Moler

Chief Executive Officer

Tallgrass Energy GP, LLC

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT

This proxy statement constitutes a proxy statement of Tallgrass Energy, LP, a Delaware limited partnership (“TGE”), under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the solicitation of proxies for the special meeting (the “Shareholder Meeting”) of holders (the “TGE Shareholders”) of Class A shares representing limited partner interests (the “Class A shares”) and Class B shares representing limited partner interests (“Class B shares” and, collectively with the Class A shares, the “TGE Shares”) of TGE to, among other things, approve the Merger Agreement (as defined below in “Summary Term Sheet—The Merger”) and the Transactions (as defined below in “Summary Term Sheet—The Merger”).

As permitted under the rules of the Securities and Exchange Commission (the “SEC” or the “Commission”), this proxy statement incorporates by reference important business and financial information about TGE from other documents filed with the SEC that are not included in or delivered with this proxy statement. Please read “Where You Can Find More Information” beginning on page 138. You can obtain any of the documents incorporated by reference into this document from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from TGE at the following address and telephone number:

Tallgrass Energy, LP

4200 W. 115th Street, Suite 350

Attention: Investor Relations

Leawood, Kansas 66211

Telephone: (913) 928-6060

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement.

You may obtain certain of these documents at TGE’s website, www.tallgrassenergy.com, by selecting “Investors,” then selecting “SEC Filings,” and then selecting “Documents.” Information contained on TGE’s website is expressly not incorporated by reference into this proxy statement.

In order to receive timely delivery of requested documents in advance of the Shareholder Meeting, your request should be received no later than                     , 2020. If you request any documents, TGE will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

TGE has not authorized anyone to give any information or make any representation about the Transactions or TGE that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated by reference into this proxy statement. Therefore, you should not rely on any information you receive about the Transactions that is not contained in this proxy statement or in any of the materials that have been incorporated by reference into this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct the solicitation of proxies, then the solicitation presented in this proxy statement does not extend to you. The information contained in this proxy statement speaks only as of the date of this proxy statement, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document has been furnished by TGE. You may also obtain additional information about TGE from documents TGE has filed with the SEC.

i

ANNEXES

ii

SUMMARY TERM SHEET

This proxy statement, along with a form of proxy, is first being mailed to each holder of TGE Shares on or about                     , 2020. The following summary highlights some of the information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, TGE encourages you to read carefully this entire proxy statement and the documents incorporated by reference in this proxy statement. You may obtain information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” on page 138.

Parties to the Merger

Tallgrass Energy, LP

TGE, a Delaware limited partnership formed in 2015, is a publicly traded, growth-oriented limited partnership that owns, operates, acquires and develops midstream energy assets in North America. TGE’s operations are conducted through, and its operating assets are owned by, its direct and indirect subsidiaries, including Tallgrass Equity, LLC, a Delaware limited liability company (“TE”), in which TGE directly owns an approximate 63.75% membership interest as of February 7, 2020. TGE is located in and provides services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford, Bakken, Marcellus, and Utica shale formations.

TGE’s primary assets consist of natural gas transportation and storage assets; crude oil transportation assets; natural gas gathering and processing assets; crude oil storage and terminalling assets; and water business services assets. TGE’s reportable business segments are:

•	Natural Gas Transportation—the ownership and operation of Federal Energy Regulatory Commission (“FERC”)-regulated interstate natural gas pipelines and an integrated natural gas storage facility;

•	Crude Oil Transportation—the ownership and operation of FERC-regulated crude oil pipeline systems; and

•

Gathering, Processing & Terminalling—the ownership and operation of natural gas gathering and processing facilities; crude oil storage and terminalling facilities; the provision of water business services primarily to the oil and gas exploration and production industry; the transportation of natural gas liquids (“NGLs”); and the marketing of crude oil and NGLs.

The Class A shares representing limited partner interests in TGE are listed on the New York Stock Exchange (the “NYSE”) under the symbol “TGE.” As of                     , 2020, there were                     Class A shares and                     Class B shares issued and outstanding.

Tallgrass Energy GP, LLC

Tallgrass Energy GP, LLC (“TGE GP”) is a Delaware limited liability company and is the general partner of TGE. TGE GP is responsible for conducting TGE’s business and managing its operations.

The principal executive offices of TGE and TGE GP are located at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211 and the telephone number for each is 913-928-6060.

Prairie Private Acquiror LP

Prairie Private Acquiror LP (“Buyer”) is a Delaware limited partnership and an affiliate of the Sponsors (as defined below in “Definitions”). Buyer has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Buyer will be merged with and into TGE, with TGE surviving the Merger and continuing to exist as a Delaware limited partnership.

Prairie Merger Sub LLC

Prairie Merger Sub LLC (“Buyer Sub”) is a Delaware limited liability company and wholly owned subsidiary of Buyer. Buyer Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement.

The principal executive offices of Buyer and Buyer Sub are located at 345 Park Avenue, New York, New York 10154 and the telephone number for each is 212-583-5000.

Relationship of the Parties to the Merger

Buyer is an affiliate of the Sponsors and the Blackstone Parties (as defined below in “Definitions”). BIP Holdings Manager L.L.C., a Delaware limited liability company (“Holdings Manager”), is the sole general partner of Buyer and each of the Sponsors.

The Sponsors and Prairie GP Acquiror LLC, a Delaware limited liability company (“Blackstone GP Acquiror”), own, in the aggregate, (i) 100% of the membership interests in TGE GP, (ii) 23,652,463 Class A shares and 100,655,121 Class B shares, which represent approximately 44.1% of the total outstanding equity interests of TGE as of February 7, 2020, and (iii) 100,655,121 units representing limited liability company interests (“TE Units”) in TE. Subject to the terms of the Equityholders Agreement (as defined below in “Definitions”) and certain limitations in the Merger Agreement with respect to members of the Conflicts Committee, Blackstone GP Acquiror has the right to appoint and remove all of the members of the TGE GP Board. Thus, the Blackstone Parties have a controlling interest in TGE GP, which manages the operations and activities of TGE.

For additional information, see “Special Factors—Interests of Certain Persons in the Merger” and “Information Concerning the Blackstone Parties.”

The Merger

Pursuant to the Agreement and Plan of Merger, dated as of December 16, 2019 (the “Merger Agreement”), by and among TGE, TGE GP, Buyer and Buyer Sub, Buyer will merge with and into TGE (the “Merger”), with TGE surviving the Merger and continuing to exist as a Delaware limited partnership. The Merger will become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed to by the parties to the Merger Agreement and expressed in the certificate of merger as the effective date and time of the Merger (the “Effective Time”). Through the Merger, the Sponsors and the limited partners of Buyer immediately prior to the Effective Time will become the owners of all of the outstanding Class A shares.

A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated herein by reference. You should read carefully the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the terms of the transactions contemplated by the Merger Agreement, including the Merger (such transactions, collectively, the “Transactions”).

For additional information regarding the terms of the Merger Agreement, see “The Merger Agreement.”

The Merger Consideration

At the Effective Time, each issued and outstanding Class A share, except for any Sponsor Shares (as defined below under “Definitions”), will be converted into the right to receive $22.45 in cash without any interest thereon (the “Merger Consideration”).

For additional information regarding the terms of the Merger Consideration, see “The Merger Agreement—The Merger Consideration.”

Effects of the Merger

At the Effective Time, as a result of the Merger and without any action on the part of any of the parties or any TGE Shareholder or other holder of equity or voting securities of the Buyer Parties (as defined below in “Definitions”), TGE or TGE GP, (i) each Class A share (other than Sponsor Shares) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $22.45 per Class A share in cash without any interest thereon, (ii) each Class B share and TE Unit issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will be unchanged and remain outstanding, and no consideration will be delivered in respect thereof, and (iii) the General Partner Interest (as defined below in “Definitions”) will be unaffected by the Merger and will be unchanged and remain outstanding, and no consideration will be delivered in respect thereof. Pursuant to the Merger Agreement, TGE has agreed to transfer and deliver to Buyer Sub, and Buyer Sub has agreed to acquire from TGE, the TE Units held by TGE immediately prior to the Effective Time unless otherwise notified in writing by Buyer prior to the Effective Time. As of the Effective Time, all of the Class A shares converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be cancelled and cease to exist.

If the Merger is completed, (1) TGE Unaffiliated Shareholders (as defined below in “Definitions”) will no longer have an equity interest in TGE, (2) the Class A shares will cease to be traded on the NYSE and (3) the registration of the Class A shares under the Exchange Act will be terminated.

For additional information, see “Special Factors—Effects of the Merger.”

Information about the Shareholder Meeting and Voting

Time, Date and Place

The Shareholder Meeting will be held on                     , 2020 at                     , Central Time, located at                    .

Purpose

The TGE Shareholders will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the Transactions (such proposal, the “Merger Proposal”).

Record Date; Shareholders Entitled to Vote

The TGE GP Board has fixed                     , 2020 as the record date for the Shareholder Meeting. TGE Shareholders that own TGE Shares at the close of business on the record date may vote at the Shareholder Meeting. You may cast one vote for each Class A share that you own as of the close of business on the record date. Each holder of Class B shares may cast one vote for each Class B share that such holder owns as of the close of business on the record date. On the record date, there were                    Class A shares outstanding and                     Class B shares outstanding.

How to Vote

Votes may be cast in person at the Shareholder Meeting or by proxy.

Required TGE Shareholder Vote

Pursuant to the Merger Agreement and the Second Amended and Restated Agreement of Limited Partnership of TGE, dated as of July 1, 2018, as amended (the “Partnership Agreement”), holders of a majority of the outstanding Class A shares and Class B shares, voting together as a single class, must affirmatively vote or consent in favor of the Merger Agreement and the Transactions in order for them to be approved and adopted.

TGE GP’s current directors and executive officers beneficially own, collectively, 2,329,217.41 Class A shares and 649,892 Class B shares as of February 7, 2020. These TGE Shares represent, collectively, approximately 1.06% of the total voting power of TGE’s outstanding voting securities as of such date. TGE currently expects that its directors and executive officers will vote their TGE Shares in favor of the Merger Proposal to be voted on at the Shareholder Meeting. Pursuant to the Lock-Up and Non-Compete Agreements (as defined below in “Special Factors—Interests of Certain Persons in the Merger”), certain current and former directors and officers of TGE GP have agreed to vote a total of 3,210,085 Class A shares and 649,832 Class B shares owned by them in a manner consistent with the recommendation of the TGE GP Board during the Lock-Up Period (as defined below in “Information Concerning the Blackstone Parties—Past Contacts, Transactions, Negotiations and Agreements Involving TGE and the Blackstone Parties”).

For additional information, see “Special Factors—Interests of Certain Persons in the Merger.”

For additional information regarding the Shareholder Meeting, see “Information About the Shareholder Meeting and Voting.”

Reasons for the Conflicts Committee’s Recommendation

By vote at a meeting of the Conflicts Committee on December 16, 2019, the Conflicts Committee unanimously (i) determined that the Merger Agreement, the Transactions, the Support Agreement (as defined below in “Support Agreement”) and the Limited Guaranty (as defined below in “The Merger Agreement—Limited Guaranty”) are in the best interests of TGE and the TGE Unaffiliated Shareholders (as defined below in “Definitions”), (ii) approved the Merger Agreement, the Transactions, the Support Agreement and the Limited Guaranty, such approval constituting “Special Approval” pursuant to Section 7.9(a) of the Partnership Agreement, (iii) directed that the Merger Agreement and the Transactions be submitted to a vote of the TGE Shareholders, and (iv) recommended that the TGE Shareholders approve the Merger Agreement and the Transactions. In evaluating the Merger Agreement, the Transactions, the Support Agreement and the Limited Guaranty, the Conflicts Committee considered information supplied by management of TGE GP and TGE, consulted with its legal and financial advisors, and considered a number of factors in reaching its determination, approval and recommendation.

For a more complete discussion of these items, see “Special Factors—Reasons for the Conflicts Committee’s Recommendation.”

Opinion of Evercore—Financial Advisor to the Conflicts Committee

The Conflicts Committee retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with evaluating the Merger. On December 16, 2019, at a meeting of the Conflicts Committee and at the request of the Conflicts Committee, Evercore rendered its oral opinion to the Conflicts Committee that, as of December 16, 2019, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration is fair, from a financial point of view, to the TGE Unaffiliated Shareholders. Evercore subsequently confirmed its oral opinion in a written opinion executed on December 16, 2019, which was delivered to the Conflicts Committee on December 17, 2019. The full text of the written opinion of Evercore, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement. Evercore consented to the reference to its opinion and to the inclusion of its opinion in this proxy statement, in each case, in accordance with the terms of Evercore’s written opinion, dated December 16, 2019. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Merger Consideration, from a financial point of view, to the TGE Unaffiliated Shareholders, and did not address any other aspects or implications of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex C.

For a description of the opinion that the Conflicts Committee received from Evercore, see “Special Factors—Opinion of Evercore—Financial Advisor to the Conflicts Committee.”

Support Agreement

Contemporaneously with the execution and delivery of the Merger Agreement, the Sponsors entered into a support agreement (the “Support Agreement”) with TGE, pursuant to which the Sponsors agreed to vote the 23,652,463 Class A shares and 100,655,121 Class B shares (representing approximately 44.1% of the total voting power of TGE’s outstanding voting securities as of February 7, 2020) held of record and beneficially by the Sponsors in favor of the approval of the Merger Agreement and the Transactions at any meeting of the TGE Shareholders and against any Alternative Proposal (as defined in the Support Agreement).

For additional information, see “The Support Agreement.”

Interests of Certain Persons in the Merger

In considering the recommendation of the Conflicts Committee with respect to the Merger Proposal, the TGE Shareholders holding Class A shares should be aware that certain of the executive officers and directors of TGE GP have interests in the transaction that differ from, or are in addition to, the interests of the holders of Class A shares generally, including:

•

pursuant to the agreements (collectively, the “Lock-Up and Non-Compete Agreements”) entered into in connection with the March 2019 Blackstone Acquisition (as defined below in “Information Concerning the Blackstone Parties—Past Contacts, Transactions, Negotiations and Agreements Involving TGE and the Blackstone Parties”) between Blackstone GP Acquiror and each of David G. Dehaemers, Jr., William R. Moler, Gary J. Brauchle, Doug Johnson, Christopher R. Jones and Eric V. Westphal (the “March Lock-Up Parties”), substantially concurrently with the completion of the Merger, each of the March Lock-Up Parties will sell his Retained Interests (which consist of an aggregate of 3,210,085 Class A shares and 1,481,754 Class B shares (together with an equal number of TE Units)) to Blackstone GP Acquiror or its designees on terms and conditions mutually acceptable to Blackstone GP Acquiror and each such March Lock-Up Party, at a price of $26.25 per Class A share or per Class B share and corresponding TE Unit, $3.82 of which constitutes consideration payable to the March Lock-Up Parties in exchange for foregoing the sale of the Retained Interests at the time of the March

2019 Blackstone Acquisition and agreeing to the restrictions and obligations set forth in the Lock-Up and Non-Compete Agreements (the “Deferred GP Payment”);

•

an aggregate of 12,000 TGE EPSs (as defined below in “Definitions”) held in 3,000 TGE EPS increments by each of Guy G. Buckley, Roy N. Cook, Thomas A. Gerke and Terrance D. Towner, each a director of TGE GP, will vest upon consummation of the Merger pursuant to the terms of the applicable TGE LTIP and the applicable award agreement, which TGE EPSs were granted as regular director compensation. Messrs. Cook, Gerke and Towner are also members of the Conflicts Committee.

•

except to the extent otherwise expressly set forth in any award of TGE EPSs granted after December 16, 2019, immediately prior to the Effective Time, each award of TGE EPSs held by the executive officers of TGE GP then outstanding will continue to remain outstanding, subject to the terms and conditions (including with respect to vesting and forfeiture) applicable to such award immediately prior to the Effective Time, provided that any performance-based vesting conditions will be waived as of the Effective Time because such vesting conditions were generally tied to achieving distribution targets that are less applicable for a private entity, and such awards of TGE EPSs will be settled at the time provided in the applicable award agreement in an amount of cash per TGE EPS equal to the Fair Market Value (as defined in the applicable TGE LTIP) of a Class A share on the date of settlement;

•

other than Mr. Brauchle, who has informed the TGE GP Board of his resignation from his position as Executive Vice President and Chief Financial Officer effective February 14, 2020, each of the executive officers of TGE GP are expected to continue to serve as executive officers of TGE GP following the Merger; and

•

(i) all of the directors and executive officers of TGE GP have a right to indemnification under the organizational documents of TGE GP, the Partnership Agreement and the Merger Agreement, and will receive continued indemnification for their actions as directors and executive officers, (ii) all of the directors of TGE GP have a right to indemnification under indemnity agreements among such directors, on one hand, and TGE and TGE GP, on the other hand, and (iii) the executive officers of TGE GP have a right to indemnification under employment agreements among such executive officers, on one hand, and TGE GP and Tallgrass Management, LLC, on the other hand.

For a complete discussion of these and other items, see “Special Factors—Interests of Certain Persons in the Merger.”

The Merger Agreement

The Merger Agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

Conditions to the Merger

The Merger Agreement provides that the respective obligations of the parties to effect the Merger are subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of each of the following conditions:

•	the TGE Shareholder Approval must have been obtained;

•

each filing required or requested, formally or informally, by any U.S. federal governmental authority in connection with the Merger Agreement, the other transaction documents or the Transactions must have been made, any applicable waiting period must have expired or terminated and any clearance or approval by such governmental authority with respect thereto, as applicable, must have been obtained and be in full force and effect; and

•

no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting the consummation of the Transactions or making the consummation of the Transactions illegal.

The obligation of Buyer to effect the Merger is subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of the following additional conditions:

•

each of the representations and warranties of TGE and TGE GP contained in the Merger Agreement must be true and correct as of the date of execution of the Merger Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except for any such representations and warranties made as of an earlier date, which must be true and correct as of such date), subject to certain standards described in “The Merger Agreement—Conditions to the Merger”;

•

each of TGE and TGE GP must have performed or complied in all material respects with all covenants and obligations required to be performed by it under the Merger Agreement on or prior to the Closing Date;

•

there cannot have occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the TGE Entities that has had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect, between the date of execution of the Merger Agreement and the Closing Date; and

•	Buyer must have received a certificate signed by an executive officer of TGE GP, dated the Closing Date, certifying as to the matters set forth above.

The obligation of TGE to effect the Merger is subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of the following additional conditions:

•

each of the representations and warranties of the Buyer Parties contained in the Merger Agreement must be true and correct as of the date of execution of the Merger Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except for any such representations and warranties made as of an earlier date, which must be true and correct as of such date), subject to certain standards described in “The Merger Agreement—Conditions to the Merger”;

•

each Buyer Party must have performed or complied in all material respects with all covenants and obligations required to be performed by it under the Merger Agreement on or prior to the Closing Date; and

•	TGE must have received a certificate signed by an executive officer of Buyer, dated the Closing Date, certifying as to the matters set forth above.

Termination

The Merger Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Effective Time:

•	by the mutual written agreement of TGE and Buyer;

•	by either of TGE or Buyer:

•

if any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining, preventing or prohibiting the consummation of the Transactions or making the consummation of the Transactions illegal is in effect and final and nonappealable, except that a party may not terminate the Merger Agreement on this basis if the law, injunction, judgment or ruling in effect was primarily due to the failure of, in the case of TGE, either TGE GP or TGE, and in the case of Buyer, any Buyer Party, to perform in all material respects any of its obligations under the Merger Agreement;

•

if the Closing has not been consummated on or before July 16, 2020 (the “Outside Date”), except that a party may not terminate the Merger Agreement on this basis if the failure of the Closing to occur by the Outside Date was primarily due to the failure of, in the case of TGE, either TGE or TGE GP, and in the case of Buyer, any Buyer Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing Date; or

•	if the Shareholder Meeting has concluded and the TGE Shareholder Approval has not been obtained.

•	by Buyer, if:

•

a TGE Adverse Recommendation Change (as defined below in “The Merger Agreement—TGE Recommendation and TGE Adverse Recommendation Change”) has occurred, unless the TGE Shareholder Approval has occurred;

•

either TGE or TGE GP has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any of the representations or warranties of TGE or TGE GP set forth in the Merger Agreement fail to be true, which breach or failure (i) would give rise to the failure of a condition to Closing if it occurred or was continuing as of the Closing Date and (ii) cannot be cured, or is not cured by TGE or TGE GP, by the earlier of (x) 30 days following receipt of written notice from Buyer of such breach or failure or (y) the Outside Date; provided, however, that Buyer does not have the right to terminate the Merger Agreement on this basis if any Buyer Party is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

•	by TGE, if:

•

any Buyer Party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or the Support Agreement, or if any such representations or warranties of the Buyer Parties set forth in the Merger Agreement fail to be true, which breach or failure (i) would give rise to the failure of a condition to Closing if it occurred or was continuing as of the Closing Date and (ii) cannot be cured, or is not cured by the Buyer Parties, by the earlier of (x) 30 days following receipt of written notice from TGE of such breach or failure or (y) the Outside Date; provided, however, that TGE does not have the right to terminate the Merger Agreement on this basis if either TGE or TGE GP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•

(i) (A) at least two business days have elapsed since the marketing period relating to the Buyer Parties’ debt financing of the Merger, as provided for in the Merger Agreement, ended, (B) all of the mutual conditions to Closing and Closing conditions relating to the representations, warranties, covenants and agreements of TGE have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of satisfaction), and (C) Closing has not occurred by the time required by the Merger Agreement, (ii) TGE GP has delivered a Closing Failure Notice (as defined below in “The Merger Agreement—Termination”) to Buyer, and (iii) Buyer fails to consummate the Transactions within such five business day period after the date of the delivery of a Closing Failure Notice.

Termination Fees

If the Merger Agreement is terminated by Buyer in connection with a TGE Adverse Recommendation Change (as defined below in “The Merger Agreement—TGE Recommendation and TGE Adverse Recommendation Change”) or as a result of a breach by any of TGE or TGE GP of its representations, warranties, covenants or agreements under the Merger Agreement, TGE will promptly, but in no event later than ten business days after the date of such termination, cause TE to pay to Buyer a termination fee in an amount equal to $70 million. If the Merger Agreement is terminated by TGE due to a breach by any Buyer Party of its representations, warranties, covenants or agreements under the Merger Agreement or following a Closing Failure Notice, Buyer or its designee will promptly, but in no event later than ten business days after the date of such termination, pay or cause to be paid to TGE a termination fee in an amount equal to $105 million.

Effect of Termination; Remedies

In the event of termination of the Merger Agreement in accordance with the provisions described above in “—Termination,” the Merger Agreement (other than the provisions described above in “—Termination Fees” and certain other specific sections of the Merger Agreement) will become null and void and of no further force and effect, and the parties shall be relieved of their duties and obligations arising under Merger Agreement (other than the provisions described above in “—Termination Fees” and certain other specific sections of the Merger Agreement) and the parties will have no further liability under the Merger Agreement, except that the parties will continue to be liable for fraud or willful breach of the Merger Agreement.

For more information regarding the effect of termination and remedies, see “The Merger Agreement—Effect of Termination; Remedies” and “The Merger Agreement—Specific Performance.” For more information regarding the terms of the Merger Agreement, see “The Merger Agreement.”

Limited Guaranty

In connection with the Merger Agreement, the Guarantors (as defined below in “The Merger Agreement—Limited Guaranty”) entered into a Limited Guaranty in favor of TGE (the “Limited Guaranty”). Pursuant to the Limited Guaranty, each Guarantor has agreed to absolutely, irrevocably and unconditionally guarantee to TGE the due and punctual payment when due of the Guarantor’s percentage of the termination fee payment obligations of Buyer and any accrued interest thereon under the terms of the Merger Agreement. The Limited Guaranty will terminate under certain circumstances described in “The Merger Agreement—Limited Guaranty.”

Expenses Relating to the Merger

Under the terms of the Merger Agreement, except for any termination fees described in “The Merger Agreement—Termination Fees” and certain expenses related to the debt financing described below, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the Merger Agreement and the Transactions will be borne by the respective party incurring such fees and expenses.

For more information regarding the parties’ expenses, see “Special Factors—Estimated Fees and Expenses.”

Financing of the Merger

Concurrently with the execution of the Merger Agreement, Buyer entered into a debt commitment letter (the “Debt Commitment Letter”) and an alternative debt commitment letter (the “Alternative Debt Commitment Letter”), each with Credit Suisse Loan Funding LLC, Credit Suisse AG, Citigroup Global Markets Inc. and Jefferies Finance LLC (collectively, the “Financing Banks”), pursuant to which the Financing Banks committed, subject to the terms and conditions set forth therein, to provide debt financing in an aggregate principal amount of up to $575 million to fund a portion of the Merger Consideration. The terms of the Debt Commitment Letter and the Alternative Debt Commitment Letter are subject in all respects to a side letter agreement (the “Debt Commitment Side Letter”) between the Financing Banks and the Buyer, pursuant to which the parties thereto agreed, among other things, that the Financing Banks will only be required to provide financing pursuant to the Debt Commitment Letter or the Alternative Debt Commitment Letter (but not both) in accordance with, and subject to, their respective terms and conditions.

In addition, concurrently with the execution of the Merger Agreement, Buyer entered into an equity commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letter (or the Alternative Debt Commitment Letter, if applicable), the “Commitment Letters”), with Blackstone Infrastructure Prairie Partners L.P., BIP Aggregator (USRPHC) L.P., BIP Aggregator Q L.P., Blackstone Infrastructure Partners—V L.P., Jasmine Ventures Pte. Ltd., Enagás Holding USA, S.L.U., Enagas U.S.A. LLC, Prairie Secondary Acquiror LP, Prairie Secondary Acquiror E LP and L5 Investment Holdings LP (collectively, the “Equity Commitment Sponsors”), pursuant to which the Equity Commitment Sponsors committed, subject to the terms and conditions set forth therein, to purchase, or cause the purchase of, equity of Buyer, for an aggregate amount in cash of up to approximately $2.9 billion to fund a portion of the Merger Consideration.

Buyer has represented to TGE and TGE GP that the aggregate proceeds contemplated by the Commitment Letters (subject to any replacement of debt financing thereof with other debt financing as permitted by the Merger Agreement), when taken together with funds from the TE Distribution Account (as defined in “The Merger Agreement—Distributions”) and available borrowings under the TEP Credit Agreement (as defined below in “Definitions”) will be sufficient to consummate the Merger and the related transactions, including payment of the Merger Consideration and any fees and expenses of or payable by the Buyer Parties under the Merger Agreement and the Commitment Letters that are due and payable on the Closing Date (the “Required Amount”). Buyer’s obligation to close the Merger is not conditioned on its ability to obtain financing. For additional information, see “Special Factors—Financing of the Merger.”

Certain Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash in exchange for Class A shares pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in “Certain Material U.S. Federal Income Tax Consequences”). A U.S. holder that holds Class A shares as capital assets will generally recognize capital gain or loss on the receipt of cash in exchange for Class A shares equal to the difference, if any, between the cash the U.S. holder receives in the Merger and the U.S. holder’s adjusted tax basis in those Class A shares, as determined on a block-by-block basis.

The U.S. federal income tax consequences of the Merger to a holder of Class A shares will depend on such shareholder’s own tax situation. Accordingly, you are strongly urged to consult your own tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Please read “Certain Material U.S. Federal Income Tax Consequences” for a more complete discussion of certain material U.S. federal income tax consequences of the Merger, including with respect to a holder of Class A shares that is a non-U.S. holder (as defined in “Certain Material U.S. Federal Income Tax Consequences”).

No Dissenters’ or Appraisal Rights

Under the Delaware Revised Uniform Limited Partnership Act and the Partnership Agreement, there are no dissenters’ or appraisal rights for the TGE Shareholders with respect to the Transactions.

For additional information, see “Special Factors—No Dissenters’ or Appraisal Rights.”

Regulatory Approvals Required for the Merger

In connection with the Merger, TGE intends to make all required filings under the Exchange Act, as well as any required filings with the NYSE and the Secretary of State of the State of Delaware. None of TGE, TGE GP or the Blackstone Parties is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

For additional information, see “The Merger Agreement—The Merger.”

Accounting Treatment

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation. As entities affiliated with Blackstone currently control TGE and will continue to control TGE after the Merger, the changes in such entities’ ownership interests in TGE will be accounted for as an equity transaction and no gain or loss on the Merger will be recognized in their respective statements of operations.

For additional information, see “Special Factors—Accounting Treatment.”

Delisting and Deregistration of Class A Shares

Upon completion of the Merger, the Class A shares currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

For additional information, see “Delisting and Deregistration of Class A Shares.”

DEFINITIONS

The following terms have the meanings set forth below for purposes of this proxy statement, unless the context otherwise indicates:

•

“Affiliate” has the meaning set forth in Rule 405 under the Securities Act of 1933, unless otherwise expressly stated herein; provided, however, that, prior to the Closing Date, except where otherwise expressly provided, none of the TGE Entities shall be considered Affiliates of any of the Buyer Parties, and none of the Buyer Parties shall be considered Affiliates of any of the TGE Entities.

•

“Blackstone” means, collectively, the Sponsors, Holdings Manager, Blackstone Infrastructure Associates L.P., a Delaware limited partnership, BIA GP L.P., a Delaware limited partnership, BIA GP L.L.C., a Delaware limited liability company, Blackstone Holdings II L.P., a Delaware limited partnership Blackstone Holdings I/II GP L.L.C., a Delaware limited liability company, The Blackstone Group Inc., a Delaware corporation, and Blackstone Group Management L.L.C., a Delaware limited liability company.

•	“Blackstone Parties” means the Buyer Parties, the Sponsors and Blackstone GP Acquiror.

•	“Buyer Parties” means Buyer and Buyer Sub.

•	“Closing Date” means the date on which the closing of the Transactions occurs.

•

“Equityholders Agreement” means that certain Equityholders Agreement, dated as of March 11, 2019, by and among Jasmine Ventures Pte. Ltd., BIP Aggregator Q L.P., Blackstone Infrastructure Partners—V L.P., Blackstone Infrastructure Associates L.P., Enagás Holding USA, S.L.U, Enagas U.S.A. LLC, Holdings Manager, BIP Prairie E L.P., BIP Prairie E Manager L.L.C., Prairie Non-ECI Aggregator LP, Prairie Non-ECI Acquiror Holdco LP, Prairie Non-ECI Acquiror LP, Prairie ECI Aggregator LP, Prairie ECI Acquiror Holdco LP, Prairie ECI Acquiror LP, Prairie VCOC Aggregator LP, Prairie VCOC Acquiror Holdco LP, Prairie VCOC Acquiror LP, Prairie Secondary Acquiror LP and Blackstone GP Acquiror.

•	“General Partner Interest” means the General Partner Interest as such term is defined in the Partnership Agreement.

•

“Sponsor Shares” means each Class A share and Class B share that is, as of immediately prior to the Effective Time, held by the Sponsors or their respective permitted transferees under the Equityholders Agreement.

•

“Sponsors” means Prairie Non-ECI Acquiror LP, a Delaware limited partnership, Prairie ECI Acquiror LP, a Delaware limited partnership, Prairie VCOC Acquiror LP, a Delaware limited partnership, Prairie Secondary Acquiror LP, a Delaware limited partnership, and Prairie Secondary Acquiror E LP, a Delaware limited partnership.

•	“TEP” means Tallgrass Energy Partners, LP, a Delaware limited partnership.

•

“TEP Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 2, 2017, by and among TEP, as borrower, Wells Fargo, National Association, as administrative agent, and each lender party thereto from time to time, as amended from time to time, including pursuant to that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of July 26, 2018.

•	“TGE Entities” means TGE, TGE GP, TE and their respective subsidiaries.

•	“TGE EPS” means an “Equity Participation Share,” as defined in the applicable TGE LTIP.

•	“TGE LTIP” means the Tallgrass Energy GP, LLC Long-Term Incentive Plan, effective August 2, 2018, as amended from time to time and including any successor or replacement plan or plans, and any and all award agreements granted thereunder, and the Tallgrass MLP GP, LLC Long-Term Incentive Plan, effective August 2, 2018, as amended from time to time and including any successor or replacement plan or plans, and any and all award agreements granted thereunder.

•

“TGE Unaffiliated Shareholders” means the holders of Class A shares, other than TGE GP and its Affiliates, including, for purposes of this definition, the Buyer Parties, the Sponsors and their Affiliates.

•	“Unaffiliated Class B Limited Partners” means the holders of Class B shares other than the Sponsors as of immediately prior to the Effective Time.

•	“Unaffiliated Class B Shares” means each Class B share held by the Unaffiliated Class B Limited Partners.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETING

Important Information and Risks. The following are brief answers to some questions that you may have regarding the Merger Proposal and the Shareholder Meeting. You should read and consider carefully the remainder of this proxy statement because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference into this proxy statement. Please read “Where You Can Find More Information” beginning on page 138.

Q:	Why am I receiving these materials?

A:

The Blackstone Parties have agreed to acquire all outstanding Class A shares not already owned by the Sponsors by merging Buyer with and into TGE, with TGE surviving the Merger and continuing to exist as a Delaware limited partnership. The Merger cannot be completed without the approval of holders of a majority of the outstanding Class A shares and Class B shares, voting together as a single class. TGE GP is sending this proxy statement in connection with its solicitation of your proxy for use at the Shareholder Meeting because you owned Class A shares and/or Class B shares at the close of business on                     , 2020, the record date for the Shareholder Meeting, and therefore, are entitled to vote at the Shareholder Meeting.

Q:	On what am I being asked to vote?

A:	You are being asked to consider and vote on the Merger Proposal.

Q:	What is the Merger Proposal?

A:

On December 16, 2019, TGE, TGE GP, Buyer and Buyer Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, Buyer will merge with and into TGE, with TGE surviving the Merger and continuing to exist as a Delaware limited partnership. At the Effective Time, each issued and outstanding Class A share, except for any Sponsor Shares, will be converted into the right to receive $22.45 in cash without any interest thereon.

You are being asked to approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, as such agreement may be amended from time to time, and the Transactions.

Q:	What will I, as a holder of Class A shares, receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive in respect of each Class A share, other than Sponsor Shares, held by you immediately prior to the Effective Time, $22.45 per Class A share in cash without any interest thereon.

For additional information, see “The Merger Agreement—The Merger Consideration.”

Q:	What will holders of TGE EPSs receive if the Merger is completed?

A:

Except to the extent otherwise expressly set forth in any award of TGE EPSs granted after December 16, 2019, as of the Effective Time, each award of TGE EPSs then outstanding will continue to remain outstanding, subject to the terms and conditions (including with respect to vesting and forfeiture) applicable to such award immediately prior to the Effective Time, provided that any performance-based vesting conditions will be waived as of the Effective Time because such vesting conditions were generally tied to achieving distribution targets that are less applicable for a private entity, and such awards of TGE EPSs will be settled at the time provided in the applicable award agreement in an amount of cash per TGE EPS equal to the Fair Market Value (as defined in the applicable TGE LTIP) of a Class A share on the date of settlement.

An aggregate of 12,000 TGE EPSs held in 3,000 TGE EPS increments by each of Guy G. Buckley, Roy N. Cook, Thomas A. Gerke and Terrance D. Towner, each a director of TGE GP, will vest upon consummation of the Merger pursuant to the terms of the TGE LTIP and the applicable award agreement. Messrs. Cook, Gerke and Towner are also members of the Conflicts Committee.

For additional information, see “The Merger Agreement—Treatment of Equity Awards.”

Q:	What will the holders of Class B shares receive if the Merger is completed?

A:

At the Effective Time, as a result of the Merger and without any action on the part of any of the parties, any TGE Shareholder or other holder of equity or voting securities of the Buyer Parties, TGE or TGE GP, each Class B share issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will be unchanged and remain outstanding, and no consideration will be delivered in respect thereof. For additional information, see “The Merger Agreement—The Merger.”

As further described in “Information Concerning the Blackstone Parties—Past Contacts, Transactions, Negotiations and Agreements Involving TGE and the Blackstone Parties,” all of the 1,481,754 outstanding Unaffiliated Class B Shares constitute Retained Interests and, pursuant to the Lock-Up and Non-Compete Agreements, substantially concurrently with the consummation of the Merger, the March Lock-Up Parties will sell to Blackstone GP Acquiror or its designees all of the 1,481,754 outstanding Unaffiliated Class B Shares constituting Retained Interests, together with the corresponding TE Units, at a price of $26.25 per Class B share and corresponding TE Unit, $3.82 of which constitutes the Deferred GP Payment, on terms and conditions mutually acceptable to Blackstone GP Acquiror and each such March Lock-Up Party.

Q:	Will quarterly distributions be paid pending the consummation of the Transactions?

A:

TGE has agreed in the Merger Agreement to not pay any distributions with respect to its Class A shares and to not permit TE to pay any distributions on its TE Units during the pendency of the transactions contemplated by the Merger Agreement, in each case, without the prior written consent of Buyer. However, in the event the Merger Agreement is terminated, the TGE GP Board will promptly fix a record date and declare and pay a distribution to the holders of Class A shares in an amount equal to the amount of distributions that otherwise would have been paid during the pendency of the transactions contemplated by the Merger Agreement, all in accordance with the Partnership Agreement.

Q:	How does the $22.45 per share Merger Consideration compare to the market price of Class A shares prior to the execution of the Merger Agreement?

A:

The $22.45 per share Merger Consideration represents a premium of approximately (1) 56.4% to the $14.35 closing price per Class A share on August 27, 2019, the last trading day prior to the public announcement of Blackstone’s initial offer to acquire all of the outstanding Class A shares for $19.50 per share in cash, and (2) 22.7% to the $18.29 closing price per Class A share on December 16, 2019, the last trading day prior to the public announcement of the Merger Agreement and the Transactions. See “Market Price and Cash Distribution Information.”

Q:	Where and when is the Shareholder Meeting?

A:	The Shareholder Meeting will be held on , 2020 at , Central Time, located at .

Q:	How does the Conflicts Committee recommend that I vote?

The Conflicts Committee has unanimously determined, based upon the facts and circumstances it deemed relevant and appropriate, that the Merger Agreement and the Transactions are in the best interests of TGE, including the TGE Unaffiliated Shareholders, and has approved the Merger Agreement, the Transactions, the Support Agreement and the Limited Guaranty. Since the TGE GP Board empowered the Conflicts Committee with all the power of the TGE GP Board with respect to the Merger Agreement and the Transactions, the Conflicts Committee, acting on behalf of TGE GP, in its capacity as the general partner of TGE, and on behalf of TGE, also directed that the Merger Agreement and the Transactions be submitted to a vote of the TGE Shareholders in accordance with the Partnership Agreement and recommended the approval of the Merger Agreement and the Transactions by the TGE Shareholders.

Accordingly, the Conflicts Committee recommends that the TGE Shareholders vote “FOR” the Merger Proposal.

For additional information, see “Special Factors—Reasons for the Conflicts Committee’s Recommendation.”

Q:	What constitutes a quorum?

A:

The presence, in person or by proxy, at the Shareholder Meeting of holders of a majority of the TGE Shares, as of the record date, will constitute a quorum and will permit TGE to conduct the proposed business at the Shareholder Meeting. Your shares will be counted as present at the Shareholder Meeting if you:

•	are present in person at the Shareholder Meeting; or

•	have submitted and not revoked a properly executed proxy card or properly submitted and not revoked your proxy via telephone or the Internet.

Proxies received but marked as abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote will also be considered present at the Shareholder Meeting for purposes of determining the presence of a quorum but cannot be included in the vote. Abstentions and broker non-votes have the same effect as a vote against the Merger for purposes of the vote required under the Merger Agreement and the Partnership Agreement.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your Class A shares and/or Class B shares. The written document describing the matters to be considered and voted on at the Shareholder Meeting is called a “proxy statement.” A “proxy card” is a document used to designate a proxy to vote your Class A shares and/or Class B shares.

For additional information, see “Information about the Shareholder Meeting and Voting.”

Q:	If a TGE Shareholder gives a proxy, how are its Class A shares and/or Class B shares voted?

A:

Regardless of how you choose to vote, the individuals named on the enclosed proxy card will vote your Class A shares and/or Class B shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Class A shares and/or Class B shares should be voted “FOR” or “AGAINST,” or whether you wish to “ABSTAIN” from voting, on the specific item of business to come before the Shareholder Meeting.

If you own Class A shares and/or Class B shares that are directly registered in your name with the transfer agent and return a signed proxy card or submit your proxy via the Internet or by telephone but do not indicate how you wish your Class A shares and/or Class B shares to be voted, Class A shares and/or Class B shares represented by your properly submitted proxy card will be voted “FOR” the Merger Proposal.

For additional information, see “Information about the Shareholder Meeting and Voting.”

Q:	What can I do if I change my mind after I have submitted a proxy for my Class A shares and/or Class B shares?

A:	If your Class A shares and/or Class B shares are registered directly in your name with the transfer agent, you may revoke your proxy at any time before it is voted at the Shareholder Meeting by:

•	submitting a proxy again prior to the Shareholder Meeting through any of the methods available to you;

•	giving written notice of revocation to the general counsel of TGE GP, which must be received by the general counsel of TGE GP by the time the Shareholder Meeting begins; or

•	attending the Shareholder Meeting and voting your Class A shares and/or Class B shares in person.

If your Class A shares and/or Class B shares are held through a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies. If your bank, broker or other nominee allows you to submit your proxy via telephone or Internet, you may be able to change your proxy by submitting a proxy again by telephone or Internet.

For additional information, see “Information about the Shareholder Meeting and Voting.”

Q:	What is the record date for the Shareholder Meeting?

A:	The record date for the Shareholder Meeting is , 2020. Only holders of TGE Shares at the close of business on the record date are entitled to notice of, and to vote at, the Shareholder Meeting.

For additional information, see “Information about the Shareholder Meeting and Voting.”

Q:	What is the vote required of TGE Shareholders to approve and adopt the Merger Agreement and the Transactions?

A:

Pursuant to the Merger Agreement and the Partnership Agreement, holders of a majority of the outstanding Class A shares and Class B shares, voting together as a single class, must affirmatively vote in favor of the Merger Proposal in order for it to be approved and adopted. Failures to vote, in addition to abstentions and broker non-votes, will have the same effect as a vote against the Merger Proposal for purposes of the vote required under the Merger Agreement and the Partnership Agreement. Your vote is important.

Contemporaneously with the execution and delivery of the Merger Agreement, the Sponsors entered into the Support Agreement with TGE, pursuant to which the Sponsors agreed to vote the 23,652,463 Class A shares and 100,655,121 Class B shares (representing approximately 44.1% of the total voting power of TGE’s outstanding voting securities as of February 7, 2020) held of record and beneficially by the Sponsors in favor of the approval of the Merger Agreement and the Transactions at any meeting of the TGE Shareholders.

Q:	How do I vote my Class A shares and/or Class B shares if I hold such shares in my own name?

A:

After reading this proxy statement carefully, please respond by completing, signing and dating your proxy card and returning in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under “Information about the Shareholder Meeting and Voting—Submitting a Proxy Card” and “Information about the Shareholder Meeting and Voting—Submitting a Proxy via Telephone or Internet.”

Q:	If my TGE Shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or nominee vote my TGE Shares for me?

A:

Your bank, broker or other nominee will only be permitted to vote your TGE Shares if you instruct the bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your TGE Shares. Banks, brokers or other nominees who hold TGE Shares in “street name” for customers only have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the Merger Proposal, and, as a result, absent specific instructions from the beneficial owner of such TGE Shares, banks, brokers or other nominees are not empowered to vote those TGE Shares on such non-routine matters. Accordingly, if you do not instruct your bank, broker or other nominee to vote your TGE Shares, your TGE Shares will not be voted, and this will have the same effect as a vote cast “AGAINST” the Merger Proposal.

Q:	What does it mean if I get more than one proxy card?

A:

If you received more than one proxy card, your Class A shares and/or Class B shares are likely registered in different names or with different addresses or are in more than one account. You must separately submit each proxy card that you receive in order for all of your Class A shares and/or Class B shares to be voted at the meeting.

For additional information, see “Information about the Shareholder Meeting and Voting.”

Q:	What happens if I sell my TGE Shares before the Shareholder Meeting?

A:

The record date for TGE Shares entitled to vote at the Shareholder Meeting is earlier than both the date of the Shareholder Meeting and the consummation of the Merger. If you transfer your TGE Shares after the record date of the Shareholder Meeting but before the Shareholder Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your TGE Shares and each of you notifies TGE in writing of such special arrangements, you will retain your right to vote such TGE Shares at the Shareholder Meeting but will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you transfer your TGE Shares.

For additional information, see “Information about the Shareholder Meeting and Voting.”

Q:	What happens if I sell my TGE Shares after the Shareholder Meeting but before the Closing Date?

A:

If you transfer your TGE Shares after the Shareholder Meeting but before the Closing Date, you will have transferred the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you transfer your TGE Shares. In order to receive the Merger Consideration, you must hold your TGE Shares through completion of the Merger.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

TGE has engaged                    to assist in the solicitation of proxies for the Shareholder Meeting.            will be paid approximately $            by TGE for these and other consulting, analytic and advisory services in connection with the Shareholder Meeting. In addition, TGE has agreed to reimburse                    for certain fees and expenses and will also indemnify                     , its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of Class A shares and Class B shares, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses.

Proxies also may be solicited by TGE GP’s and its Affiliates’ directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Q:	How will I receive the Merger Consideration to which I am entitled?

A:

Promptly after the consummation of the Transactions,                     , as paying agent (the “Paying Agent”), will mail or provide to each holder of record of Class A shares certain transmittal materials and instructions for use in effecting the surrender of Class A shares to the Paying Agent. If your Class A shares are held in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions as to how to effect the surrender of your “street name” Class A shares in exchange for the Merger Consideration.

For additional information, see “The Merger Agreement—Surrender of Class A Shares.”

Q:	How many votes do I have?

A:	You are entitled to one vote for each Class A share owned by you and one vote for each Class B share owned by you as of the record date, , 2020.

Q:	Where can I find the voting results of the Shareholder Meeting?

A:

The preliminary voting results are expected to be announced at the Shareholder Meeting. In addition, within four business days following the certification of the final voting results, TGE will file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	When do you expect the Transactions to be completed?

A:	Assuming timely satisfaction of other closing conditions, including the approval by the TGE Shareholders of the Merger Proposal, the Transactions are targeted to close in the second quarter of 2020.

Q:	What conditions must be satisfied to complete the Transactions?

A:

A number of conditions must be satisfied before TGE, TGE GP, Buyer and Buyer Sub can complete the Transactions, including approval by the TGE Shareholders of the Merger Proposal. Although TGE cannot be sure when all of the conditions to the Merger will be satisfied, TGE expects to complete the Merger as soon as practicable following the Shareholder Meeting (assuming the Merger Proposal is approved by the TGE Shareholders).

For additional information, please see “The Merger Agreement—Conditions to the Merger.”

Q:	What if the Transactions are not completed?

A:

If the Merger Proposal is not approved by the TGE Shareholders, or if the Transactions are not completed for any other reason, you will not receive the Merger Consideration for your Class A shares in connection with the Transactions, you will continue to own the Class A shares that you currently own, and the Class A shares will continue to be listed on the NYSE.

Q:	Are TGE Shareholders entitled to dissenters’ or appraisal rights?

A:	No. TGE Shareholders do not have dissenters’ or appraisal rights under applicable law or contractual dissenters’ or appraisal rights under the Partnership Agreement or the Merger Agreement.

Q:	What are the expected material U.S. federal income tax consequences of the Merger to a holder of Class A shares that is a U.S. holder?

A:

The receipt of cash in exchange for Class A shares pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in “Certain Material U.S.

Federal Income Tax Consequences”). A U.S. holder that holds Class A shares as capital assets will generally recognize capital gain or loss on the receipt of cash in exchange for Class A shares equal to the difference, if any, between the cash the U.S. holder receives in the Merger and the U.S. holder’s adjusted tax basis in those Class A shares, as determined on a block-by-block basis.

Please read “Certain Material U.S. Federal Income Tax Consequences” for a more complete discussion of certain material U.S. federal income tax consequences of the Merger, including with respect to a holder of Class A shares that is a non-U.S. holder (as defined in “Certain Material U.S. Federal Income Tax Consequences”).

Q:	What is “householding”?

A:

The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. As indicated in the notice provided by these banks, brokers and other nominees to TGE Shareholders, a single proxy statement will be delivered to multiple TGE Shareholders sharing an address unless contrary instructions have been received from an affected TGE Shareholder. Once you have received notice from your bank, broker or other nominee that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you would prefer to receive separate copies of the proxy statement either now or in the future, please contact your bank, broker or other nominee or contact                     , TGE’s proxy solicitor,                     , at                     , or contact TGE by written or oral request to TGE at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211 or by telephone at (913) 928-6060.

Q:	Who can help answer my questions?

A:

If you have any questions about the Merger Proposal, need additional copies of this proxy statement or the enclosed proxy card or require assistance in voting your Class A shares and/or Class B shares, you should contact TGE’s proxy solicitor,                     , at                    .

SPECIAL FACTORS

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read carefully the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the terms of the Transactions, including the Merger.

Background of the Merger

In the spring of 2018, representatives of Blackstone determined that it had an interest in a potential investment in TGE. At such time, TGE was controlled by a sponsor group consisting of affiliates of The Energy & Minerals Group (“EMG”), affiliates of Kelso & Co. (“Kelso”) and Tallgrass KC, LLC (“Tallgrass KC”), an entity majority owned and controlled by Mr. David G. Dehaemers, Jr., the then-President and Chief Executive Officer of TGE GP. Other then-current and former members of TGE management also own equity in Tallgrass KC, including Messrs. William R. Moler, the then-Executive Vice President and Chief Operating Officer of TGE GP, Gary J. Brauchle, the Executive Vice President and Chief Financial Officer of TGE GP, Christopher R. Jones, the Executive Vice President, General Counsel and Secretary of TGE GP, Doug Johnson, the Segment President of Crude Oil Transportation of TGE GP and Eric V. Westphal, the Senior Vice President of Human Resources, IT and Corporate Risk of TGE GP. Following the TEP and TGE combination in June 2018, EMG, Kelso and Tallgrass KC (collectively, the “Former Sponsor Group”) together with certain other individuals and entities collectively owned (i) 100% of the limited liability company interests in TGE GP (the “GP Interests”) and (ii) Class A shares and Class B shares, together with related TE Units, that comprised approximately 44.7% of the limited partner interests in TGE.

During the spring, summer and fall of 2018, representatives of Blackstone, including Messrs. Sean T. Klimczak, Global Head of Infrastructure, Wallace C. Henderson, Senior Managing Director in the Infrastructure Group, and Matthew Runkle, Managing Director in the Infrastructure Group, engaged in discussions with representatives of the Former Sponsor Group, including Mr. Dehaemers, Mr. John T. Raymond, Managing Partner and Chief Executive Officer of EMG and Mr. Frank Loverro, Co-Chief Executive Officer of Kelso, regarding the possibility of an investment by Blackstone in TGE that would involve the acquisition by Blackstone of TGE GP and all or substantially all of the Class A shares, Class B shares and TE Units held by the Former Sponsor Group. The focus of these preliminary discussions was on the possible price at which any investment would be made, potential investment structures, and the scope and nature of the ongoing investment in TGE by the continuing TGE management team following any investment by Blackstone.

In December 2018, Blackstone engaged in discussions with representatives of GIC Special Investments Pte. Ltd. (“GIC SI”) regarding a potential equity co-investment in TGE and representatives of Blackstone and GIC SI met with certain members of TGE management in connection with their evaluation of a potential investment in TGE.

On December 12, 2018, Blackstone delivered a letter to the Former Sponsor Group offering to acquire from the Former Sponsor Group (i) the GP Interests and (ii) Class A shares, Class B shares and corresponding TE Units representing an approximate 44% limited partner interest in TGE for total consideration of $26.25 per Class A or Class B share, with the amount to be allocated to the GP Interests to be determined by the parties following further analysis of the value of the GP Interests. In addition, Blackstone proposed that (i) Mr. Dehaemers would retain and not sell to Blackstone some combination of Class A shares or Class B shares valued, in the aggregate, at $100 million (though Mr. Dehaemers would be required to sell to Blackstone his full indirect GP Interest) and (ii) other key management team members that were part of the Former Sponsor Group would also retain one-third of their Class A shares and Class B shares, but sell all of their indirect GP Interests. Upon receipt of the proposal, the Former Sponsor Group agreed to proceed towards negotiating definitive documentation related to a potential sale transaction.

On December 14, 2018, Vinson & Elkins delivered to Mr. Dehaemers and Mr. Jones an initial draft purchase agreement. From December 14, 2018 through January 30, 2019, Vinson & Elkins and Baker Botts L.L.P., counsel to the Former Sponsor Group with respect to the transaction (“Baker Botts”), negotiated the terms of the purchase agreement, including the scope of representations and warranties and post-closing indemnification obligations with respect thereto and the purchase price allocation between the GP Interests and the Class A shares, Class B shares and TE Units.

In addition, during this time period, representatives of Blackstone, together with Vinson & Elkins, negotiated the terms of the Lock-Up and Non-Compete Agreements with the March Lock-Up Parties including: (i) the structure of any rollover arrangement and (ii) the necessity and scope of lock-up obligations and non-compete agreements. During the course of these negotiations, Blackstone stressed to the representatives of the Former Sponsor Group the importance to Blackstone of ensuring key management members were incentivized to further grow the business of TGE following the completion of the acquisition, which would be a significant liquidity event for the March Lock-Up Parties, as well as Blackstone’s unwillingness to proceed with a transaction without strong non-compete agreements with key management team members.

Following extensive negotiations, on January 30, 2019, affiliates of Blackstone entered into a purchase agreement (the “Purchase Agreement”) with Tallgrass Energy Holdings, LLC, a Delaware limited liability company, Tallgrass Holdings, LLC, a Delaware limited liability company, KIA VIII (Rubicon), L.P., a Delaware limited partnership, KEP VI AIV (Rubicon), LLC, a Delaware limited liability company, Tallgrass KC, William R. Moler Revocable Trust, under trust agreement dated August 27, 2013, and David G. Dehaemers, Jr. Revocable Trust, a revocable trust under trust agreement dated April 26, 2006, pursuant to which Blackstone would acquire 100% of the GP Interests, and Class A shares and Class B shares (and related TE Units) representing approximately 44% of the limited partner interests in TGE. Funds managed by Blackstone and an affiliate of GIC SI agreed to fund the equity financing for the transactions contemplated by the Purchase Agreement.

In the Purchase Agreement, the parties agreed to allocate the purchase price such that $22.43 would be paid for each Class A share and each Class B share (together with the corresponding TE Unit), while the product of $3.82 multiplied by the number of Class A shares and Class B shares purchased would be paid for the GP Interests, resulting in an effective price of $26.25 paid per Class A and Class B share. The $22.43 per share price corresponded to the 60-day volume weighted average trading price of the TGE Class A shares prior to December 19, 2018, the last trading day prior to media reports that an investment firm was in discussions to acquire TGE.

In connection with the transactions contemplated by the Purchase Agreement, affiliates of Blackstone also entered into the Lock-Up and Non-Compete Agreements, pursuant to which, among other things, (i) each March Lock-Up Party agreed to retain and not sell its Retained Interests for the Lock-Up Period and (ii) each March Lock-Up Party (other than Mr. Dehaemers, whose employment agreement with TGE GP included non-competition and non-solicitation restrictions that were amended and expanded to three years in connection with the transactions) agreed, for a period beginning on the closing date of the March 2019 Blackstone Acquisition and ending on June 30, 2020, not to (a) compete with TGE GP or any of its subsidiaries in certain geographical locations in which TGE GP and its subsidiaries operate or (b) induce any employee or independent contractor of TGE GP or its subsidiaries to change or end such relationship. The Lock-Up and Non-Compete Agreements also provided that if, at any time during the Lock-Up Period, Blackstone GP Acquiror or its affiliates acquired the outstanding public Class A shares or entered into a definitive agreement to acquire the outstanding public Class A shares, each March Lock-Up Party would have the right to elect to either (A) sell all of his Retained Interests to Blackstone GP Acquiror or its designees at the higher of (i) the price being paid to the public holders of Class A shares by Blackstone GP Acquiror or its affiliates in such transaction (the “LP Unit Price”) or (ii) $26.25 per Class A share (equal to the sum of the $22.43 per Class A share or Class B share, as applicable, and $3.82 per share, representing the Deferred GP Payment) or (B) roll all of his Retained Interests into securities of TE, TGE or their successor entities or holding companies, as applicable, in each case at the higher of (i) the LP Unit Price or (ii) $26.25 per Class A share or per Class B share and corresponding TE Unit. However, if, at the end of the Lock-Up Period, a take-private transaction has not occurred or an agreement to effect a take-private transaction has not been entered into, then each March Lock-Up Party would retain his Retained Interests and receive from Blackstone GP Acquiror or its designated affiliates $3.82 in cash per each Retained Interest, representing the Deferred GP Payment. The Lock-Up and Non-Compete Agreements were drafted to incentivize management to increase TGE’s share price, as management would benefit from a price increase above $26.25 per Class A share. For further information regarding the Lock-Up and Non-Compete Agreements, please see “Information Concerning the Blackstone Parties—Past Contacts, Transactions, Negotiations and Agreements Involving TGE and the Blackstone Parties—Lock-Up and Non-Compete Agreements.”

Blackstone also entered into the Director Designation Agreement with Mr. Dehaemers pursuant to which, following the closing date of the March 2019 Blackstone Acquisition through December 31, 2020, and for so long as Mr. Dehaemers remained a member of the TGE GP Board, Mr. Dehaemers was entitled to designate either Mr. Moler, Mr. Jones or Mr. Brauchle to serve as a member of the TGE GP Board. The Director Designation Agreement also provided that, following the closing of the March 2019 Blackstone Acquisition and for so long as Mr. Dehaemers served as Chief Executive Officer of TGE GP, if all three independent members of the TGE GP Board as of immediately prior to the closing of the March 2019 Blackstone Acquisition were removed from the TGE GP Board, Mr. Dehaemers would have the right to designate one individual to serve as an independent member of the TGE GP Board. For additional information on these agreements, please see “Information Concerning the Blackstone Parties—Past Contacts, Transactions, Negotiations and Agreements Involving TGE and the Blackstone Parties.”

On March 11, 2019, after discussions with Blackstone, affiliates of Enagás, S.A. (“Enagás”) agreed to also provide equity financing in connection with the March 2019 Blackstone Acquisition.

On March 11, 2019, the March 2019 Blackstone Acquisition closed and entities owned by Blackstone, an affiliate of GIC SI and Enagás acquired an aggregate of 21,751,018 Class A shares, 100,655,121 Class B shares, 100,655,121 TE Units, and all of the outstanding GP Interests for aggregate cash consideration of $3,213,161,149. As a result of the March 2019 Blackstone Acquisition, Blackstone acquired control of TGE GP, TGE and its direct and indirect subsidiaries, including the right to appoint all directors of the TGE GP Board, subject to the rights of Mr. Dehaemers under the Director Designation Agreement and the rights of affiliates of GIC SI and Enagás under the Equityholders Agreement. Upon the closing of the March 2019 Blackstone Acquisition, Messrs. Henderson and Runkle, employees of Blackstone, Guy G. Buckley, a senior advisor to Blackstone, and Marcelino Oreja Arburúa, Chief Executive Officer of Enagás, were appointed to the TGE GP Board to replace the four directors previously designated by EMG and Kelso.

On March 14, 2019, the Prairie Secondary Acquirors, which are each owned by affiliates of Blackstone, an affiliate of GIC SI and an affiliate of Enagás, entered into a 10b5-1(c) purchase plan pursuant to which they were authorized to purchase up to $150 million of Class A shares on the open market, subject to certain volume and pricing thresholds and compliance with the conditions of Rule 10b-18 under the Exchange Act. The purchase program commenced on March 14, 2019 until it was terminated on May 9, 2019. During the pendency of the purchase plan, the Prairie Secondary Acquirors acquired 1,592,453 Class A shares in the aggregate, at prices ranging from $23.62 to $24.50.

On March 27, 2019, the Prairie Secondary Acquirors acquired an aggregate of 308,992 Class A shares at a price of $23.76 per share (the closing price of Class A shares on March 11, 2019, the date of the closing of the March 2019 Blackstone Acquisition) from certain TGE employees in connection with the accelerated vesting of incentive awards held by such persons upon the closing of the transactions contemplated by the Purchase Agreement. The Prairie Secondary Acquirors agreed to acquire these Class A shares to provide certain TGE employees with additional liquidity in connection with the closing of the March 2019 Blackstone Acquisition consistent with what such employees would have received if the incentive awards had been settled in cash.

From May 2019 through August 2019, the United States midstream energy industry experienced deteriorating market conditions resulting in stock price declines and capital outflows across much of the sector. In addition to being affected by the industry-wide conditions, TGE’s Class A share price was also likely impacted by the announcement on June 10, 2019 of the Liberty Pipeline joint venture between Phillips 66 and Bridger Pipeline LLC that would compete with TGE’s subsidiary, Tallgrass Pony Express Pipeline, LLC (“Pony Express Pipeline”) (which owns and operates the Pony Express Crude Oil Pipeline System), to provide crude oil transportation services from the Rockies and Bakken production areas to Cushing, Oklahoma. From May 28, 2019, through August 27, 2019, the last trading day prior to the public announcement of Blackstone’s delivery of a take-private proposal, TGE’s closing stock price fell from $23.90 to $14.35, a decline of 39.9%, while the Alerian MLP index, a broad index of midstream energy partnerships, fell from $247.99 to $222.96, or 10.1% during the same period.

Also during the summer of 2019 and against the broader industry backdrop, Blackstone consulted with its legal and financial advisors from the March 2019 Blackstone Acquisition, Vinson & Elkins L.L.P. (“Vinson & Elkins”) and Citigroup Global Markets Inc. (“Citi”), as well as one of Blackstone’s debt financing sources from the March 2019 Blackstone Acquisition, Credit Suisse Securities (USA) LLC (“Credit Suisse”), regarding the possibility of pursuing a take-private transaction, including with respect to financing, structure and legal matters. As part of exploring the viability of pursuing such a transaction, Blackstone also engaged in discussions with GIC SI, Enagás and several additional partners to determine the interest and ability of such parties to participate in a potential take-private transaction. The parties engaged in such discussions included L5 Investment Holdings LP (“USS”) and the National Pension Service of Korea (“NPS”).

On July 29, 2019, as Blackstone continued to evaluate whether to explore a potential take-private transaction, Messrs. Henderson and Runkle requested that Mr. Brauchle provide management’s long-term forecast with respect to the TGE business, which Mr. Brauchle provided on August 6, 2019.

On August 27, 2019, after receiving preliminary, non-binding indications from each of GIC SI, Enagás, USS and NPS that they would be interested in investing additional equity in connection with a take-private of TGE if Blackstone were to propose and ultimately consummate such a transaction, Blackstone’s Investment Committee approved making an offer to acquire all of the Class A shares not already owned by affiliates of Blackstone at a price of $19.50 per share. On August 27, 2019, Blackstone formally submitted a proposal to the TGE GP Board to acquire all of the outstanding Class A shares not already owned by the Sponsors in exchange for $19.50 in cash per Class A share, with such transaction to be structured as a merger between TGE and a newly formed acquisition vehicle controlled by the Sponsors (the “Potential Transaction”).

At a special meeting held on August 28, 2019, the TGE GP Board (i) reviewed the qualifications of each of Messrs. Cook, Gerke and Towner and determined that each of Messrs. Cook, Gerke and Towner satisfied the criteria for membership on a “Conflicts Committee,” as that term is defined in the Partnership Agreement, (ii) appointed them to serve on the Conflicts Committee for purposes of reviewing, evaluating and negotiating the Potential Transaction on behalf of TGE and the TGE Unaffiliated Shareholders and (iii) authorized and empowered the Conflicts Committee, and delegated to the Conflicts Committee the full power, authority and responsibilities of the TGE GP Board, on behalf of TGE GP, TGE and the TGE Unaffiliated Shareholders, to (v) review, evaluate and negotiate the Potential Transaction, (w) determine whether or not to grant “Special Approval” (pursuant to Section 7.9 of the Partnership Agreement), (x) determine whether or not to approve the Potential Transaction, including the authority to reject the Potential Transaction, and on such terms and conditions as may ultimately be negotiated, (y) make a recommendation to the TGE Unaffiliated Shareholders as to what action, if any, should be taken by the TGE Unaffiliated Shareholders with respect to the Potential Transaction, and (z) retain its own professional advisors in connection with its review of the Potential Transaction.

On August 29, 2019, the Conflicts Committee met telephonically, together with representatives of Bracewell LLP (“Bracewell”). The Conflicts Committee informed Bracewell that it had appointed Mr. Cook as the chair of the Conflicts Committee and had determined to engage Bracewell as its legal advisor in connection with the Potential Transaction. Bracewell was selected by the Conflicts Committee because of, among other reasons, its prior work representing a conflicts committee of the board of directors of the general partner of TEP when TEP was a publicly traded partnership, on which Messrs. Cook and Towner served (such committee, the “TEP Conflicts Committee”); its knowledge and familiarity with TGE and the industry in which TGE operates; its experience with mergers and acquisitions, including mergers and acquisitions involving public limited partnerships (including experience representing conflicts committees of boards of directors of general partners of public limited partnerships); and its experience with public limited partnerships generally. Bracewell’s engagement was confirmed by letter dated August 29, 2019.

On August 30, 2019, the Conflicts Committee met telephonically, together with representatives of Bracewell. Bracewell discussed “Special Approval,” as defined in the Partnership Agreement, confirmed with each member of the Conflicts Committee that he met the requirements set forth in the Partnership Agreement for service on the Conflicts Committee, and advised the Conflicts Committee of its responsibilities, under the Partnership Agreement and otherwise, with respect to the Potential Transaction. The Conflicts Committee members discussed with Bracewell the potential engagement of Evercore as financial advisor. The Conflicts Committee selected Evercore based on its experience with TGE’s assets gained through several prior transactions as financial advisor to the TEP Conflicts Committee and a prior conflicts committee of the TGE GP Board, its experience in the industry in which TGE operates and its mergers and acquisitions experience, particularly mergers and acquisitions involving public limited partnerships (including experience advising conflicts committees of boards of directors of general partners of public limited partnerships). Evercore’s engagement was confirmed by letter dated September 5, 2019. The Conflicts Committee and Bracewell discussed the Potential Transaction, including analyst reports that had mentioned the Lock-Up and Non-Compete Agreements. The Conflicts Committee and Bracewell noted that the $26.25 per share price in the Lock-Up and Non-Compete Agreements included the amount of $3.82 per share, which constitutes the Deferred GP Payment. The Conflicts Committee viewed the Deferred GP Payment as a deferred payment of a portion of the control premium that Blackstone had paid in connection with acquiring all of the equity interests of TGE GP. The Conflicts Committee requested that Bracewell propose a standstill agreement to be entered into by the Sponsors while the Conflicts Committee undertook its work.

On September 8, 2019, Blackstone began engaging Credit Suisse as a financial advisor in connection with the Potential Transaction.

On September 3, 2019, Bracewell sent a proposed standstill agreement to Vinson & Elkins. After the exchange of multiple drafts, the Standstill Agreement was executed by the parties, effective as of August 27, 2019, the date of the Sponsors’ proposal letter.

On September 9, 2019, the Conflicts Committee met telephonically, together with representatives of Evercore and Bracewell. Evercore discussed with the Conflicts Committee the areas that would be their focus in their financial analysis of TGE and of the Potential Transaction.

On September 12, 2019, TGE management provided Bracewell, for further delivery to the Conflicts Committee and Evercore, with management presentation slides in advance of a meeting scheduled for September 17, 2019, at TGE’s offices in Leawood, Kansas.

On September 16, 2019, Vinson & Elkins emailed to Bracewell initial drafts of a proposed Merger Agreement, Support Agreement, Limited Guaranty and Equity Commitment Letter. Bracewell provided a copy of the draft Merger Agreement to Mr. Jones and Jason Nonnemaker, Assistant General Counsel of TGE GP, so that they and Baker Botts, which was appointed as TGE’s outside counsel, could provide input with respect to certain TGE representations, warranties, covenants and other provisions contained in the draft Merger Agreement.

On September 17, 2019, the Conflicts Committee, representatives of Evercore and Bracewell attended a management presentation at TGE’s offices in Leawood, Kansas, at which members of senior management discussed financial projections for the years 2020 through 2023 (as defined above in “—Certain Financial Projections—Management Case”), which were substantially similar to the financial projections that Mr. Brauchle provided to Messrs. Henderson and Runkle on August 6, 2019, and provided an overview of the operations and prospects of TGE’s business.

On September 18, 2019, the Conflicts Committee engaged Morris Nichols, Arsht & Tunnell LLP (“Morris Nichols”) to act as its Delaware counsel in connection with the Potential Transaction.

Mr. Jones, Bracewell and Vinson & Elkins established a process by which Mr. Jones would share communications received by TGE from TGE Unaffiliated Shareholders regarding the Potential Transaction with Bracewell and Vinson & Elkins, for forwarding on to their respective clients. Mr. Jones periodically forwarded such shareholder communications from September through December 2019.

On September 25, 2019, Bracewell, Messrs. Jones and Nonnemaker and Baker Botts held a conference call to discuss the initial draft of the Merger Agreement, and on September 26 and October 2, 2019, Bracewell and Morris Nichols held conference calls to discuss the initial draft of the Merger Agreement.

On October 11, 2019, the Conflicts Committee met telephonically, together with representatives of Bracewell, to discuss the initial drafts of the transaction documents received from Vinson & Elkins.

On October 15, 2019, the Conflicts Committee met telephonically, together with representatives of Evercore and Bracewell, to receive Evercore’s preliminary valuation analysis. Evercore outlined the key terms of the Lock-Up and Non-Compete Agreements, noting that subtracting the $3.82 per share Deferred GP Payment owed to the March Lock-Up Parties from the $26.25 per share owed to the March Lock-Up Parties under the Lock-Up and Non-Compete Agreements results in an implied value of $22.43 per Class A share and Class B share (and corresponding TE Unit). Evercore then described in detail the Management Case and discussed with the Conflicts Committee each of the valuation methods used in Evercore’s preliminary valuation analysis, noting that more work was needed to provide the Conflicts Committee with an indicative range of values for the Class A shares.

On October 18, 2019, Bracewell provided written comments to the initial drafts of the Merger Agreement, the Support Agreement, the Limited Guaranty and the Equity Commitment Letter to Vinson & Elkins. The comments to the draft Merger Agreement were subsequently provided to Messrs. Jones and Nonnemaker and to Baker Botts. The comments to the draft Merger Agreement included, among other changes, (i) the addition of a closing condition requiring separate approval by a majority of the TGE Unaffiliated Shareholders (referred to as the “majority of the unaffiliated condition”), (ii) the addition of restrictions on the Buyer Parties’ activities similar to those in the Standstill Agreement, (iii) deletion of a cap on regular quarterly dividends to the Class A shareholders by TGE that would be permitted between the date of execution of the agreement and the closing date, (iv) a reduction in the termination fee payable by TGE in the event the Merger Agreement were terminated under certain circumstances from 3% to 1% of the total Merger Consideration, and (v) deletion of a requirement that TGE reimburse Buyer’s transaction expenses up to $20 million in the event the Merger Agreement were terminated under certain circumstances.

On October 21, 2019, Bracewell and Vinson & Elkins held a conference call to discuss the comments to the draft transaction documents.

On October 22, 2019, the Conflicts Committee met telephonically, together with representatives of Evercore and Bracewell, to receive Evercore’s updated preliminary valuation analysis. Evercore and the Conflicts Committee discussed the risks and uncertainty TGE was facing going forward, including but not limited to (i) increased counterparty risk due to an overall decline in commodity prices, (ii) a decline in committed volumes on TGE’s pipelines, (iii) pricing pressures from customers, (iv) a potential increase in competition from proposed new pipelines, (v) the availability and cost of financing for growth capital expenditures and (vi) the lack of identified organic growth projects or acquisition targets, either as a result of related party dropdowns or from third parties. They noted in particular the approximate $137 million projected decrease in estimated 2020 EBITDA as compared to the then-estimated 2019 EBITDA, due to the foregoing and other related factors. As part of a discussion regarding the Management Case, the Conflicts Committee noted that management had a strong track record of meeting annual operating budgets and had a reasonable basis to rely on management’s views of future operating performance. The Conflicts Committee determined that it should convey to the Sponsors that it considered the Sponsors’ offer of $19.50 per Class A share to be inadequate, and that a price of $24.50 per Class A share would be more reflective of the long-term value of TGE. The Conflicts Committee also reported on a comment previously made by Mr. Henderson that, in connection with ongoing succession planning that had begun with the support of the TGE GP Board in May 2019, the Sponsors had identified a short list of potential candidates, including Mr. Moler, that they intended to recommend the TGE GP Board consider to replace Mr. Dehaemers as Chief Executive Officer upon his planned retirement at the end of 2019.

Later on October 22, 2019, Mr. Cook had a telephone call with Mr. Henderson during which he communicated that, based on Evercore’s preliminary valuation analysis, the Conflicts Committee considered the Sponsors’ offer of $19.50 per Class A share to be inadequate, and that a price of $24.50 per Class A share would be more reflective of the long-term value of TGE.

On October 24, 2019, Mr. Henderson called Mr. Cook to further discuss the significant difference between the Sponsors’ offer price and the indicative value Mr. Cook communicated on October 22. Messrs. Henderson and Cook agreed that the parties’ respective financial advisors should meet to discuss the reasons underlying the parties’ meaningfully different views of value. The next day, in accordance with the parties’ directives, Evercore, Citi and Credit Suisse discussed the Management Case and underlying assumptions upon which the Management Case was based.

On October 27, 2019, during a telephonic meeting between the Conflicts Committee members and Mr. Henderson, Mr. Henderson conveyed that Blackstone would be supportive of a revised offer of $20.00 per Class A share, conditioned on there being no majority of the unaffiliated condition in the Merger Agreement. Mr. Henderson further indicated that it would be difficult for the Sponsors to increase the offer by another $0.50 per Class A share and suggested that the Management Case was overly optimistic. The Conflicts Committee members did not respond to Mr. Henderson’s improved offer. Mr. Henderson also commented further on the status of the Sponsors’ efforts to identify a leading candidate to be a successor to Mr. Dehaemers.

Later on October 27, 2019, the Conflicts Committee met telephonically, in part to update representatives of Evercore and Bracewell on the earlier telephone call with Mr. Henderson. The Conflicts Committee expressed the importance of full TGE GP Board involvement regarding the Chief Executive Officer transition. The Conflicts Committee discussed the importance to TGE of a successful management succession process and result, regardless of the outcome of the Sponsors’ proposal. The Conflicts Committee also discussed with Evercore and Bracewell Mr. Henderson’s belief that the Management Case was overly optimistic. The Conflicts Committee asked Evercore to do further analysis of the Management Case, particularly with respect to re-contracting risk on the Pony Express Pipeline and growth capital expenditures.

On October 28, 2019, the Conflicts Committee met telephonically, together with representatives of Evercore and Bracewell, and again discussed the Management Case with respect to TGE’s operations. Evercore noted that they had performed due diligence on the assumptions underlying the operational projections in the Management Case and found them to be reasonable. The Conflicts Committee and Evercore also discussed the forecasted unidentified growth capital expenditures of $750 million for each of the years 2020 through 2023 included in the Management Case and noted that such level of growth capital expenditures was well in excess of historical amounts and not tied to any identified projects. The Conflicts Committee determined to tell Mr. Henderson that the offer of $20.00 per Class A share was not acceptable.

After the regular quarterly TGE GP Board meeting on October 30, 2019, the Conflicts Committee members met with Mr. Henderson and told him that the revised offer of $20.00 per Class A share was not acceptable and that the Conflicts Committee felt that it was important for the full TGE GP Board to focus on successfully completing Chief Executive Officer succession before returning to negotiating the Potential Transaction.

During November 2019, the Conflicts Committee members continued to discuss among themselves the forecasted unidentified growth capital expenditures included in the Management Case. They noted that for the five-year period beginning with 2015 and including 2019, TGE’s average organic growth capital expenditures were approximately $309 million per year, causing them to question the achievability of $750 million of unidentified annual growth capital expenditures. Because Messrs. Cook and Towner were members of the board of directors of the general partner of TEP and served on the TEP Conflicts Committee in connection with numerous transactions between 2013 and 2018, and Mr. Gerke has been on the TGE GP Board since 2015, each member of the Conflicts Committee was familiar with TGE’s history of growth capital expenditures.

On November 12, 2019, Mr. Cook met with Mr. Henderson, Sean Klimczak, Global Head of Infrastructure of Blackstone, and Steve Bolze, Senior Managing Director of Blackstone. The discussion centered on the Chief Executive Officer succession, but Mr. Cook did confirm that the Conflicts Committee continued to believe that the $20.00 per Class A share offer was insufficient. Mr. Cook did not make a counterproposal on behalf of the Conflicts Committee.

On November 22, 2019, the Conflicts Committee received the TGE budget for 2020 from management, which it shared on the same day with Evercore and Bracewell. The budget projected $132 million of growth capital expenditures in 2020 but did not address subsequent years.

On November 24, 2019, the TGE GP Board met telephonically and approved the terms of the retirement of Mr. Dehaemers as the Chief Executive Officer of TGE GP effective on November 24, 2019 and his retirement from the TGE GP Board effective on December 31, 2019. The TGE GP Board also approved the promotion of President and Chief Operating Officer William R. Moler to Chief Executive Officer of TGE GP, effective on November 24, 2019.

On December 3, 2019, Mr. Klimczak emailed to the Conflicts Committee, as well as to the other members of the TGE GP Board, Mr. Jones and representatives of Bracewell and Evercore, a revised proposal letter on behalf of the Sponsors. The revised proposal letter set forth in writing the $20.00 per share offer that Mr. Henderson previously communicated Blackstone would be supportive of and noted that if the parties were unable to reach an agreement by Friday, December 13, 2019, the offer would be withdrawn as the Sponsors were not prepared to continue to hold the offer open much longer. The letter also stated that revised transaction documents would be sent to the Conflicts Committee’s advisors for their review. Later that day, Vinson & Elkins emailed revised drafts of the transaction documents to Bracewell, and Bracewell shared the revised drafts with Messrs. Jones and Nonnemaker and Baker Botts.

The revised draft Merger Agreement, among other changes, (i) deleted the majority of the unaffiliated condition, (ii) restored the concept that a cap would be placed on the amount of the Class A shareholders’ regular dividend for the fourth quarter of 2019, (iii) increased the termination fee payable by TGE in the event Buyer were to terminate the Merger Agreement in certain circumstances from 1% to 2% of the total Merger Consideration, and (iv) restored the requirement that TGE reimburse the Buyer’s transaction expenses in the event the Merger Agreement were terminated under certain circumstances, but revised the cap on such expenses from $20 million to $10 million.

Also on December 3, 2019, the Conflicts Committee asked Evercore to prepare the Historical Growth Capital Expenditure Case valuation analysis using $350 million of annual growth capital expenditures for each of the years 2020 through 2023, as this amount was closer to TGE’s annual average for the previous five years.

On December 5, 2019, the Conflicts Committee met telephonically, together with representatives of Evercore and Bracewell, to discuss Evercore’s updated preliminary financial analysis and the revised drafts of the transaction documents. Evercore noted that the TGE budget for 2020 that was previously provided was substantially consistent with the Management Case for 2020, with the exception of the $750 million of unidentified growth capital expenditures. Evercore then discussed its valuation analysis using the Historical Growth Capital Expenditure Case requested by the Conflicts Committee. The Conflicts Committee determined that more diligence was required on growth capital expenditures generally, and that it would seek to obtain more specific management input. Bracewell then provided an overview of the revised draft of the Merger Agreement. The Conflicts Committee discussed with Bracewell the majority of the unaffiliated condition and instructed Bracewell to reinsert the condition into the draft Merger Agreement. The Conflicts Committee also instructed Bracewell to remove the Buyer expense reimbursement provisions.

On December 6, 2019, the members of the Conflicts Committee and a representative of Evercore met in Leawood, Kansas, with Messrs. Henderson and Klimczak and a representative of Citi, at which meeting the Evercore representative discussed Evercore’s financial analysis of TGE.

Later on December 6, 2019, the members of the Conflicts Committee and a representative of Evercore met with Mr. Moler and sought his views of the growth capital expenditures included in the Management Case as compared to $350 million per year, which was closer to TGE’s average organic growth capital expenditures over the previous five years. Mr. Moler responded that he believed the forecasted growth capital expenditures included in the Management Case were achievable, although he acknowledged that there were no specifically identified projects or acquisitions comprising that forecast and that TGE would need more debt and equity financing to achieve it. He also noted that, due to changed circumstances affecting TGE and its industry since the Management Case was provided to the Conflicts Committee in September 2019 and because there would be more certainty in identifying projects and in TGE’s ability to finance growth capital expenditures in the amount of $350 million annually, he believed the $350 million per year growth capital expenditures estimate was more reasonable. Based on this discussion and the evaluations and discussions over the previous several weeks, the Conflicts Committee became comfortable with analyzing, and determined it was reasonable to evaluate, TGE using the Historical Growth Capital Expenditure Case.

Further on December 6, 2019, on behalf of Blackstone, Vinson & Elkins sent initial drafts of debt commitment letters to prospective commitment parties and their counsel, which debt commitment letters were negotiated over the course of the next ten days until their execution on December 16, 2019. The debt commitment letters provide for committed debt financing to fund a portion of the Merger Consideration and to pay related costs, fees and expenses. Also in December 2019, Blackstone engaged in discussions with GIC SI, Enagás and USS regarding the allocation of equity contributions to be used to fund a portion of the Merger Consideration pursuant to the Equity Commitment Letter and the corresponding allocations of obligations under the Limited Guaranty.

On December 8, 2019, Mr. Cook spoke by telephone with Mr. Klimczak. Mr. Cook told Mr. Klimczak that the Sponsors would have to raise their offer further or the Conflicts Committee would not approve the Potential Transaction.

Later on December 8, 2019, the members of the Conflicts Committee and representatives of Bracewell and Evercore discussed by telephone the matters discussed during the meetings on December 6 and the subsequent call between Mr. Cook and Mr. Klimczak.

On December 10, 2019, the Conflicts Committee met telephonically, together with representatives of Evercore and Bracewell. Evercore presented their updated financial analysis using the Historical Growth Capital Expenditure Case in addition to their analysis of the Management Case, as requested by the Conflicts Committee. Bracewell then discussed with the Conflicts Committee the Sponsors’ unwillingness to including a majority of the unaffiliated condition. Bracewell also noted that, at the Conflicts Committee’s request, they had prepared draft announcements to be made in the event the parties were unable to come to an agreement.

Later on December 10, 2019, Messrs. Cook and Gerke spoke by telephone with Mr. Klimczak. Messrs. Cook and Gerke, on behalf of the Conflicts Committee, told Mr. Klimczak that the Merger Consideration needed to be at least $21.90 per Class A share, plus payment of dividends in the amount of $0.55 per share for each of the fourth quarter of 2019 and the first quarter of 2020. Mr. Cook also noted that, due to his travel schedule, Mr. Gerke would be the primary point of contact for the Conflicts Committee for the next two weeks. On a follow-up call the same day between Mr. Gerke and Mr. Klimczak, Mr. Gerke said that if the Sponsors agreed to the price as communicated on the previous call, the Conflicts Committee would accept the deletion of the majority of the unaffiliated condition. Mr. Klimczak responded that he wanted the parties’ respective financial advisors to discuss Evercore’s financial analysis further and for Vinson & Elkins and Bracewell to confirm the details of the proposed price. Vinson & Elkins and Bracewell did so later that evening.

On December 11, 2019, representatives of Evercore spoke by telephone with representatives of Citi. The Evercore representative informed Mr. Gerke that Citi had suggested that Evercore re-examine its perpetuity capital expenditures analysis and that Evercore had responded that it believed it was unnecessary to re-examine the perpetuity capital expenditures analysis in isolation of re-examining other analyses. Messrs. Cook and Gerke then confirmed by telephone call with Mr. Klimczak that there were no changes to the Conflicts Committee’s view regarding value as a result of the call between the financial advisors.

Later on December 11, 2019, Mr. Klimczak emailed to the Conflicts Committee, as well as to the other members of the TGE GP Board, Mr. Jones and representatives of Bracewell and Evercore, a revised proposal letter on behalf of the Sponsors. The letter stated that the proposed price communicated by the Conflicts Committee was effectively $23.00 per Class A share when factoring in the two $0.55 per share dividends and was unrealistic and inconsistent with reasonable valuation metrics. The letter provided a revised offer of $21.90 per Class A share, together with payment of a $0.55 per share dividend for the fourth quarter of 2019, with no further dividends to be paid following the signing of definitive agreements. The letter stated that the offer would stand until 5:00 P.M. Eastern Standard Time, on December 13, 2019, and that if the Conflicts Committee did not accept the offer, Blackstone would publicly withdraw the offer. Mr. Gerke responded by email, on behalf of the Conflicts Committee, acknowledging receipt of the revised proposal letter and noting that the Conflicts Committee would review it.

Later on December 11, 2019, Bracewell emailed revised drafts of the transaction documents to Vinson & Elkins and to Messrs. Jones and Nonnemaker. On December 12, 2019, Bracewell, Vinson & Elkins and Messrs. Jones and Nonnemaker discussed the revised drafts by telephone. The same day, Vinson & Elkins shared a draft of the Debt Commitment Letter with Bracewell, Baker Botts and Messrs. Jones and Nonnemaker.

On December 12, 2019, Mr. Gerke notified Mr. Klimczak that the Conflicts Committee would have a response to the revised offer on Friday, December 13, 2019. The Conflicts Committee members discussed the revised offer with Evercore.

On December 13, 2019, Messrs. Gerke and Towner responded to the revised offer by telephone call with Mr. Klimczak. Mr. Gerke said the Conflicts Committee would accept a price of $22.45 per Class A share, with no further dividends declared or paid after the signing of definitive agreements.

Also on December 13, 2019, Vinson & Elkins, Bracewell and Messrs. Jones and Nonnemaker discussed by telephone the process for finalizing and approving the definitive agreements should there be agreement on price. Later that day, Vinson & Elkins emailed to Bracewell revised drafts of the transaction documents, as well as drafts of various debt and equity commitment letters. The draft Merger Agreement contained a provision that, in the event a dividend were declared and payable or had a record date prior to closing of the Merger, the Merger Consideration would be reduced accordingly. On December 14, the parties and their advisors discussed this provision, and it was subsequently removed from the draft Merger Agreement. Subsequent drafts of the Merger Agreement also clarified the restrictions on the TGE GP Board’s ability to declare, and TGE’s ability to pay, dividends after the date of the Merger Agreement, and that if the Merger Agreement were terminated, subject to

TGE GP Board approval, TGE would distribute to the holders of Class A shares the amounts the TGE GP Board determines would have otherwise been distributed were it not for such restrictions.

On December 14 and 15, 2019, counsel to the parties exchanged drafts and comments on the various debt and equity commitment letters. Vinson & Elkins, Bracewell, Richards, Layton & Finger, P.A., Delaware counsel to Blackstone, and Mr. Jones also discussed procedural matters related to the Conflicts Committee’s potential approval of the Merger, including the process by which the Conflicts Committee would confirm its reliance upon the Historical Growth Capital Expenditure Case prior to receiving any fairness opinion from Evercore where the underlying financial analyses were based on such case.

On December 15, 2019, the Conflicts Committee met telephonically with representatives of Bracewell. The Conflicts Committee and Bracewell discussed, as part of the Conflicts Committee finalizing its due diligence review process, that the Conflicts Committee would ask senior management of TGE to confirm that management’s current views remained consistent with what had been communicated to the Conflicts Committee on December 6, 2019: that management believed $350 million in annual unidentified growth capital expenditures was a more reasonable current assumption of TGE’s annual unidentified growth capital expenditures for the years 2020 through 2023 than the $750 million per year of unidentified growth capital expenditures included in the original Management Case. After the meeting, a representative of Bracewell emailed Mr. Jones with a request for such confirmation. On December 16, Mr. Jones emailed Bracewell a letter on behalf of senior management of TGE that detailed a number of changes in circumstances since the Management Case was provided to the Conflicts Committee in September 2019, including, among other things, (i) increased competition in the midstream energy sector notwithstanding forecasted decreases in production, (ii) TGE’s decision to cease consideration and/or negotiation of some potential projects and acquisitions, and (iii) increased concern among producer customers regarding long-term volume commitments in light of a poor long-term commodity pricing environment and lack of access to capital. The letter confirmed, on behalf of senior management of TGE, that, as of the date of the letter, based upon currently available estimates and judgments and other facts and circumstances, senior management believed that the estimated annual unidentified growth capital expenditures of $350 million included in the Historical Growth Capital Expenditure Case were a more reasonable current assumption than $750 million per year of unidentified growth capital expenditures. This letter was shared with the Conflicts Committee and Evercore.

Over the course of December 15 and 16, 2019, counsel to the parties finalized the transaction documents.

On December 16, 2019, the Conflicts Committee met, initially only with representatives of Bracewell present. Bracewell summarized the terms of the Merger Agreement, the Support Agreement and the Limited Guaranty for the Conflicts Committee. Bracewell also discussed the Debt Commitment Letter, the Alternative Debt Commitment Letter and the Equity Commitment Letter. Bracewell next reminded the Conflicts Committee members of their responsibilities under the Partnership Agreement and the legal framework in which to consider the Potential Transaction. The representatives of Evercore were then invited to join the meeting. Evercore described the changes to the financial analysis it had last presented to the Conflicts Committee, focusing principally on how the Merger Consideration compared to the various valuation analyses performed by Evercore. At the Conflicts Committee’s request, Evercore orally delivered its opinion (which was subsequently confirmed in writing) that as of December 16, 2019, subject to the assumptions, procedures, qualifications and limitations to be set forth in the written opinion, the Merger Consideration was fair, from a financial point of view, to the TGE Unaffiliated Shareholders. Thereafter, the Conflicts Committee unanimously (i) determined that the Merger Agreement, the Transactions, the Support Agreement and the Limited Guaranty are in the best interests of TGE, including the TGE Unaffiliated Shareholders, (ii) approved the Merger Agreement, the Transactions, the Support Agreement and the Limited Guaranty, such approval constituting “Special Approval,” as that term is defined in the Partnership Agreement, (iii) directed that the Merger Agreement and the Transactions be submitted to a vote of the TGE Shareholders and (iv) recommended the approval of the Merger Agreement and the Transactions by the TGE Shareholders.

Thereafter, on December 16, 2019, Blackstone delivered to TGE the executed Debt Commitment Letter, Alternative Debt Commitment Letter and Equity Commitment Letter, the parties executed the Merger Agreement, the Support Agreement and the Limited Guaranty, and TGE issued a press release announcing the Transaction.

Reasons for the Conflicts Committee’s Recommendation

By vote at a meeting of the Conflicts Committee on December 16, 2019, the Conflicts Committee unanimously (i) determined that the Merger Agreement and the Transactions are in the best interests of TGE, including the TGE Unaffiliated Shareholders, (ii) approved the Merger Agreement and the Transactions, (iii) directed that the Merger Agreement and the Transactions be submitted to a vote of the TGE Shareholders in accordance with the Partnership Agreement and (iv) resolved to recommend approval of the Merger Agreement and the Transactions by the TGE Shareholders. In evaluating the Merger Agreement and the Transactions, the Conflicts Committee considered information supplied by the management of TGE, consulted with its legal and financial advisors, and considered a number of factors in reaching its determination, approval and recommendation. The Conflicts Committee also consulted with its legal counsel regarding its responsibilities and obligations.

In the course of determining that the Merger Agreement and the Transactions are in the best interests of TGE, including the TGE Unaffiliated Shareholders, the Conflicts Committee considered, in addition to the matters discussed under “—Background of the Merger,” the following factors, each of which the Conflicts Committee believes supports its decision:

•	The Merger Consideration of $22.45 in cash for each outstanding Class A share (other than Class A shares owned by the Sponsors) constitutes a premium of:

•	56.4% to the unaffected closing price of the Class A shares on August 27, 2019 (the last trading day before the public announcement of the Sponsors’ initial offer); and

•	22.7% to the closing price of the Class A shares on December 16, 2019 (the day of the Conflicts Committee’s approval).

•

The financial analyses prepared by Evercore, as financial advisor to the Conflicts Committee, and the oral opinion of Evercore delivered to the Conflicts Committee on December 16, 2019 and subsequently confirmed in writing that, based upon and subject to the factors, procedures, assumptions, qualifications, limitations and others matters set forth in its written opinion (as more fully described below under “—Opinion of Evercore—Financial Advisor to the Conflicts Committee”), the Merger Consideration was fair, from a financial point of view, to the TGE Unaffiliated Shareholders.

•

Through negotiation, the Conflicts Committee was able to increase the Merger Consideration by 15.1% as compared to the offer initially proposed by the Sponsors on August 27, 2019, as discussed under “—Background of the Merger.”

•

The Conflicts Committee’s belief that the Merger Consideration represented the highest consideration that reasonably could be obtained from a potential business combination transaction with the Sponsors, that the Merger Consideration was more favorable to the TGE Unaffiliated Shareholders than continuing to hold Class A shares, and that the Merger presents the best available opportunity to maximize value for the TGE Unaffiliated Shareholders.

•	The Merger Consideration is an all-cash amount and, as such, provides the TGE Unaffiliated Shareholders with liquidity.

•

Following the consummation of the Merger, the TGE Unaffiliated Shareholders will not have any equity participation in TGE, and accordingly will not have continued exposure, with respect to their Class A shares, to negative market conditions affecting the energy industry generally, and TGE specifically, or to risk associated with TGE’s ongoing operations.

•

Upon any termination of the Merger Agreement, the Merger Agreement provides for the distribution, subject to TGE GP Board approval, to the holders of Class A shares, of all amounts that otherwise would have been distributed as regular quarterly distributions but were withheld during the pendency of the transactions contemplated by the Merger Agreement.

•

The all-cash Merger Consideration represents certainty of value for the Class A shares held by the TGE Unaffiliated Shareholders when compared with risks inherent in TGE’s business plan, which risks include, among others:

•	Revenue from rates charged customers for service on TGE’s pipelines, which rates can increasingly be influenced by the prices of oil and natural gas as well as existing and new competition;

•	Risks related to investments in growth capital projects;

•	That TGE’s business plan is subject to an economic environment that has been difficult to predict and subject to a higher level of uncertainty than that of many other industries;

•	Difficulty obtaining access to equity and debt capital at acceptable rates given economic and industry uncertainties;

•	Exposure to the creditworthiness and performance of TGE’s customers and other contract counterparties given economic and industry uncertainties; and

•	The lack of identified organic growth projects or acquisition targets, either as a result of related party dropdowns or from third parties.

•

The obligation, pursuant to a Limited Guaranty by and among certain of the Sponsors and the other guarantor parties thereto in favor of TGE, to guarantee the timely payment to TGE of the full amount of the $105,000,000 termination fee payable by Buyer, if such termination fee becomes payable in accordance with the terms of the Merger Agreement.

•

The Equity Commitment Letter and the Debt Commitment Letter (or the Alternative Debt Commitment Letter, if applicable) delivered to Buyer in connection with the execution of the Merger Agreement, which commitment letters provide commitments for an aggregate of up to $3,499,430,224 at Closing to fund the total Merger Consideration.

•

The increased probability that the Merger will be completed as a result of the commitment by the Sponsors that hold Class A shares and Class B shares to vote in favor of the Merger Agreement and the Transactions pursuant to the Support Agreement by and among TGE and such Sponsors.

•

The Merger Consideration is $0.02 per share greater than the $22.43 per Class A share and Class B share and corresponding TE Unit paid by the Sponsors in the March 2019 Blackstone Acquisition as well as $0.02 per share greater than the implied value per Class A share in the Lock-Up and Non-Compete Agreements of $22.43 (which is calculated as the $26.25 per Class A share to be paid to the March Lock-Up Parties less the $3.82 Deferred GP Payment). As a result, no TGE Shareholders will receive a higher implied value for their Class A shares than the TGE Unaffiliated Shareholders in connection with the Merger.

•	Certain terms of the Merger Agreement, including:

•	The obligation of the Buyer to pay a cash termination fee in the amount of $105,000,000 in the event the Merger Agreement is terminated by TGE under certain circumstances.

•

Provisions requiring the Buyer Parties to use their reasonable best efforts and to take all actions and to do all things necessary, proper or advisable to consummate and obtain the equity financing and the debt financing in order to fund the amount of the Merger Consideration at the closing of the Merger.

•

The absence of a financing condition to the closing of the Merger, and the Buyer’s representations and warranties relating to the availability of funds in connection with the debt and equity financing.

•

Because the Merger Agreement prohibits TGE from permitting the declaring or making of any distributions on the Class A shares during the pendency of the Transactions, or until the Merger Agreement is terminated in accordance with its terms, the provisions that similarly prohibit TGE from permitting the declaring or making of any distributions on the TE Units.

In addition, the Conflicts Committee considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the Merger:

•

The TGE GP Board delegated to the Conflicts Committee the full authority of the TGE GP Board (i) to review and evaluate the terms and conditions of the proposed Transactions, (ii) to negotiate on behalf of TGE the terms and conditions of the proposed Transactions, (iii) to determine whether or not to grant “Special Approval” as provided by the Partnership Agreement, and to determine whether to approve, on behalf of the TGE GP Board, the proposed Transactions, including the authority to reject the proposed Transactions, and any definitive agreement related thereto and (iv) to make any recommendation to the TGE Unaffiliated Shareholders as to what action, if any, should be taken with respect to the proposed Transactions. In view of the foregoing, through the Conflicts Committee the Merger Agreement and the Transactions were in fact approved by a majority of the members of the TGE GP Board who are not employees of or consultants to TGE, TGE GP, Blackstone or any other Sponsor.

•

The TGE GP Board determined that each of the members of the Conflicts Committee satisfies the requirements for serving on the Conflicts Committee as required under the Partnership Agreement, including the requirement that all members of the Conflicts Committee satisfy the independence requirements to serve as a member of an audit committee of the board of a company listed on the NYSE, under the applicable rules and regulations. In addition, each of the members of the Conflicts Committee was originally appointed to the TGE GP Board by the Former Sponsor Group prior to the March 2019 Blackstone Acquisition and thus was not selected by Blackstone or any other Sponsor due to prior relationships with Blackstone or otherwise.

•	The Conflicts Committee had no obligation to approve or recommend any transaction.

•

The Conflicts Committee selected and retained its own legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, master limited partnerships and peer companies, TGE’s industry generally, and TGE particularly, as well as substantial experience advising master limited partnerships and other companies with respect to transactions similar to the Merger.

•

Other than with respect to the vesting of TGE EPSs in connection with the Merger, as disclosed below in “—Interests of Certain Persons in the Merger—Compensation of the Conflicts Committee,” members of the Conflicts Committee would not personally benefit from the completion of the Merger in a manner different than the TGE Unaffiliated Shareholders.

•	The Conflicts Committee members received no separate compensation for serving on the Conflicts Committee in connection with its consideration of the Merger.

•

That, in addition to the active participation of the Conflicts Committee in the negotiations of the Merger Agreement, the Conflicts Committee’s legal and financial advisors were involved throughout the deliberation and negotiation process, and such advisors provided regular updates to the Conflicts Committee, which provided the Conflicts Committee with additional perspectives on the negotiations.

•	The terms and conditions of the Merger Agreement were determined through arm’s length negotiations between the Conflicts Committee and the Sponsors and their respective representatives and advisors.

•	Certain terms of the Merger Agreement, including:

•

Provisions that prohibit TGE GP and the Buyer Parties from eliminating the Conflicts Committee or revoking or diminishing its authority, or removing any member of the TGE GP Board that is a member of the Conflicts Committee, without the Conflicts Committee’s consent.

•

Provisions that permit the Conflicts Committee, subject to certain limitations, to change its recommendation that the TGE Shareholders approve the Merger Agreement and the Transactions if failure to do so would be inconsistent with its duties under applicable law, as modified by the Partnership Agreement.

•	Provisions requiring the consent of the Conflicts Committee to any amendment or supplement of the Merger Agreement.

•

Provisions requiring the prior authorization of the Conflicts Committee whenever any determination, decision, action, approval, consent, waiver or agreement of TGE or TGE GP is required or may be given pursuant to the Merger Agreement.

In the course of reaching the determinations and making the recommendation described above, the Conflicts Committee considered the following risks and potentially negative factors related to the Merger Agreement and the Transactions:

•

The Merger Consideration is all-cash, and as such, the TGE Unaffiliated Shareholders will not have any equity participation in TGE following the Merger, and accordingly will cease to participate in TGE’s future earnings or growth, if any, or benefit from any increase in the value of the Class A shares.

•

Risk associated with the debt and equity financing required to fund the full amount of the Merger Consideration, including the satisfaction of the conditions precedent to such debt and equity financing pursuant to the Debt Commitment Letter (or the Alternative Debt Commitment Letter, if applicable) and the Equity Commitment Letter, respectively, and TGE’s lack of recourse to enforce the obligations of the debt and equity financing parties thereunder.

•

Pursuant to the Merger Agreement, TGE may not declare or make any regular quarterly distributions on the Class A shares during the pendency of the transactions contemplated by the Merger Agreement or until the Merger Agreement is terminated in accordance with its terms.

•

The trading prices of public limited partnerships and peer companies generally, and the Class A shares specifically, have been negatively impacted by the market conditions affecting the energy industry as a whole, and the TGE Unaffiliated Shareholders will be foregoing any increase in the value of the Class A shares that may result from improvement, if any, to the market conditions affecting the industry.

•

To the extent negative market sentiment could be adversely affecting stock prices in the energy sector generally, and the Class A shares specifically, the premium negotiated to be paid in the Merger would likewise have been impacted.

•

The actual and apparent conflicts of interest created by the Lock-Up and Non-Compete Agreements, and the negative sentiment expressed by certain holders of Class A shares concerning the Lock-Up and Non-Compete Agreements. This sentiment, expressed by numerous financial analysts and reflected in numerous calls and letters to TGE (in some cases directly addressed to the Conflicts Committee) from Class A shareholders received between August 2019 and December 2019, complained of poor corporate governance based on the perception that, at the time the Sponsors announced their $19.50 per Class A share offer, members of management who were party to the Lock-Up and Non-Compete Agreements had already negotiated for themselves a payout greater than would be received by the TGE Unaffiliated Shareholders. In response to this sentiment, the Conflicts Committee was informed of Blackstone’s and the March Lock-Up Parties’ expressed rationale for entering into the Lock-Up and Non-Compete Agreements, which is described under “Special Factors—Background of the Merger.”

•

The receipt of cash by a U.S. holder (as defined in “Certain Material U.S. Federal Income Tax Consequences”) in exchange for a Class A share pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes.

•

The Conflicts Committee was not authorized to and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of TGE. Since the Sponsors indirectly control TGE and have indicated that they are not interested in selling the assets or control of TGE, or pursuing other strategic alternatives involving TGE, the Conflicts Committee believed it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of TGE, and it was unlikely that the Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of TGE.

•

Because the Merger Agreement can be approved by holders of a majority of Class A shares and Class B shares entitled to vote at the Shareholder Meeting, and the Sponsors owned approximately 44.2% of the outstanding Class A shares and Class B shares as of December 13, 2019, collectively, the affirmative vote of only an additional 5.9% of the total outstanding Class A shares and Class B shares entitled to vote at the Shareholder Meeting would be required to approve the Merger Agreement.

•

The Merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to TGE’s normal business and negatively impact the trading price of the Class A shares.

•	The holders of Class A shares are not entitled to appraisal rights under the Merger Agreement, the Partnership Agreement or Delaware law.

•	Certain terms of the Merger Agreement, including:

•	The obligation of TGE to pay a cash termination fee in the amount of $70,000,000 in the event the Merger Agreement is terminated by the Buyer under certain circumstances.

•	Provisions requiring TGE to submit the Merger Agreement to a vote of the TGE Shareholders, even if the Conflicts Committee has changed or withdrawn its recommendation.

•	Provisions limiting TGE’s available remedies to the $105,000,000 termination fee payable by Buyer under certain circumstances.

•	Litigation may be commenced in connection with the Merger, and such litigation may increase costs and result in a diversion of management focus.

•

The risks and costs to TGE if the Merger does not close, including the diversion of management and employee attention and the effect on business and customer relationships, as well as the possibility that the failure to close the Merger could negatively impact the trading price of the Class A shares.

•	TGE has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed Merger, whether or not the Merger is completed.

•

Some of TGE’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of the TGE Unaffiliated Shareholders, as described under “Special Factors—Interests of Certain Persons in the Merger.”

•

The risks of the type and nature described under the heading “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement and under the heading “Risk Factors” in the TGE Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent reports it files under the Exchange Act. See “Where You Can Find More Information.”

In the course of reaching its decision to recommend to the TGE Shareholders that they approve the Merger Agreement and the Transactions, the Conflicts Committee did not consider the liquidation value of TGE because it considered TGE to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Further, the Conflicts Committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of TGE as a going concern, but rather is indicative of historical costs. The Conflicts Committee expressly adopted the analyses and opinion of Evercore, among other factors considered, in the course of reaching its decision to recommend that the TGE Shareholders approve the Merger Agreement and the Transactions.

The Conflicts Committee considered all of the foregoing factors as a whole and, on balance, concluded that they supported a determination to approve the Merger Agreement. The foregoing discussion of the information and factors considered by the Conflicts Committee includes the material factors, but is not exhaustive. In view of the wide variety of factors considered by the Conflicts Committee in connection with its evaluation of the proposed Merger and the complexity of these matters, the Conflicts Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Conflicts Committee evaluated the factors described above, among others, and reached a consensus that the Merger Agreement and the Transactions are in the best interests of TGE, including the TGE Unaffiliated Shareholders. In considering the factors described above, and any other factors, individual members of the Conflicts Committee may have viewed factors differently or given weight or merit to different factors. Other than the March 2019 Blackstone Acquisition, the Merger Agreement and the Transactions, the Conflicts Committee is not aware of any firm offer made by any unaffiliated person during the two years prior to the date of the Merger Agreement for (i) a merger or consolidation of TGE with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the assets of TGE, or (iii) a purchase of TGE’s securities that would enable such person to exercise control of TGE. The Conflicts Committee approved the Merger Agreement and the Transactions, and is recommending approval by the TGE Shareholders, based on the totality of the information presented to and considered by it.

In considering the approval of the Merger Agreement by the Conflicts Committee, you should be aware that TGE’s executive officers and directors have interests in the proposed Merger that may be different from or in addition to, the interests of the holders of Class A shares generally. The Conflicts Committee was aware of these interests and considered them when approving the Merger Agreement. See “—Interests of Certain Persons in the Merger.”

Under the SEC rules governing “going private” transactions, TGE and TGE GP are deemed to be engaged in a “going private” transaction and are required to express their beliefs as to the fairness of the Merger to the TGE Unaffiliated Shareholders pursuant to Rule 13e-3 under the Exchange Act. The Conflicts Committee, on behalf of TGE and TGE GP, is making the following statements solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The TGE GP Board authorized and empowered the Conflicts Committee, and delegated to the Conflicts Committee the full power, authority and responsibilities of the TGE GP Board to review and evaluate the proposed Transactions, which included the authority to negotiate the terms and conditions of the proposed Transactions, to determine whether to approve, on behalf of the TGE GP Board, the proposed Transactions and to determine whether the proposed Transactions are in the best interests of TGE, including the TGE Unaffiliated Shareholders. The Conflicts Committee, on behalf of TGE and TGE GP, on the basis of the factors described in this “Reasons for the Conflicts Committee’s Recommendation” section, believes that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement was filed with the SEC) is both procedurally and substantively fair to the TGE Unaffiliated Shareholders.

At the time of the approval of the Merger Agreement and Transactions, the TGE GP Board consisted of nine directors, including seven directors who are not employees of TGE GP. The seven non-employee directors include the three members of the Conflicts Committee (Messrs. Cook, Gerke and Towner), three non-employee directors who are officers, directors or consultants of the Blackstone Parties or certain Affiliates of the Blackstone Parties (Messrs. Henderson, Runkle and Buckley) and one non-employee director who is an officer and director of Enagás, S.A. (“Enagás”) (Mr. Oreja Arburúa). The Merger Agreement and the Transactions were approved by the Conflicts Committee pursuant to the authority granted to the Conflicts Committee by the TGE GP Board, as described above. Accordingly, none of (i) the three non-employee directors who are officers or directors of, or consultants to, the Blackstone Parties or certain Affiliates of the Blackstone Parties, (ii) the one non-employee director who is an officer and director of Enagás or (iii) the two directors who were officers of TGE GP during the period of time in which the Transactions were considered (Messrs. Moler and Dehaemers), participated in approving the Merger Agreement and the Transactions on behalf of TGE, the TGE Unaffiliated Shareholders and TGE GP, and thus the Merger Agreement and the Transactions were not approved by a majority of the non-employee directors of TGE GP.

The explanation of the reasoning of the Conflicts Committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Certain Financial Projections

Management Case

TGE does not, as a matter of course, publicly disclose long-term financial projections because of, among other reasons, the uncertainty of the underlying assumptions and estimates and the unpredictability of TGE’s business and competitive markets in which it operates. While management of TGE prepares forecasts regularly for internal budgeting and business planning purposes, such forecasts generally focus on the current fiscal year and the immediately following fiscal year. However, in connection with the evaluation of a potential transaction, management of TGE provided multi-year projections to Evercore and the Conflicts Committee in connection with their consideration of the Transactions.

The summary financial projections included in this proxy statement should not be regarded as predictive of actual future results nor should they be construed as financial guidance. The summary of the financial projections is not intended to influence or induce any TGE Shareholder to vote in favor of the Merger Proposal but has been included solely because these financial projections were made available to the Conflicts Committee and used by Evercore in connection with the rendering of its fairness opinion to the Conflicts Committee and performing its related financial analyses, as described in the section entitled “—Opinion of Evercore—Financial Advisor to the Conflicts Committee.”

The financial projections were prepared as of September 10, 2019 and presented to the Conflicts Committee and Evercore on September 17, 2019 in connection with the proposed Transactions. TGE has not updated, and does not intend to update or otherwise revise, the projections or the prospective financial information contained therein to reflect circumstances existing or arising since their preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. The projections and the prospective financial information contained therein do not necessarily reflect current estimates or assumptions management of TGE may have about prospects for TGE’s business, changes in general business or economic conditions, or any other transaction, event or circumstance that has occurred or that may occur and that was not anticipated, or that has occurred or that may occur differently than as anticipated, at the time the projections or any of the prospective financial information contained therein were prepared. Neither TGE nor any of its Affiliates, advisors, directors, officers, employees, agents or representatives has made or makes any representation or warranty to any TGE Shareholder or other person regarding the ultimate performance of TGE compared to the information contained in the prospective financial information or that the projections will be achieved.

These financial projections are subjective in many respects. There can be no assurance that these financial projections will be realized or that actual results will not be significantly higher or lower than forecasted. In addition, the financial projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of management and as of the date prepared, were prepared on a reasonable basis, reflected the best currently available estimates and judgments, and presented, to the best of management of TGE’s knowledge and belief, the expected future financial performance of TGE. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the forecasted financial information.

The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, TGE’s management. Deloitte & Touche LLP has neither audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to TGE’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

While presented with numerical specificity, the unaudited financial projections reflect numerous estimates and assumptions made by management of TGE as of September 10, 2019 with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to TGE’s business, all of which are difficult to predict and many of which are beyond TGE’s control. In developing the financial projections, management of TGE made numerous material assumptions, in addition to the assumptions described above, with respect to TGE’s business for the periods covered by the projections, including:

•	volumes and rates on TGE’s assets;

•

the cash flow measured as Adjusted EBITDA from existing assets and business activities of approximately $831 million, $859 million, $872 million and $874 million for 2020, 2021, 2022 and 2023, respectively;

•	organic growth opportunities and projected volume growth, and the amounts and timing of related costs and potential economic returns;

•

the amount of maintenance capital expenditures set forth below and growth capital expenditures of approximately $860 million, $841 million, $758 million and $758 million, including, in each case, unidentified growth capital expenditures of $750 million, for 2020, 2021, 2022 and 2023, respectively;

•

outstanding equity and average outstanding debt of approximately $3,556 million, $4,086 million, $4,534 million and $4,910 million for 2020, 2021, 2022 and 2023, respectively, during applicable periods, and the availability and cost of capital; and

•	other general business, market and financial assumptions.

By including in this proxy statement a summary of certain of the unaudited financial projections, neither TGE nor any of its representatives have made or are making any representation to any person regarding the ultimate performance of TGE compared to the information contained in the financial projections. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year.

The following table sets forth a summary of certain projected financial information for TGE for 2020 through 2023 prepared by management and which is referred to as the “Management Case”:

	Year Ending December 31,
(in millions, except per share data)	2020	2021	2022	2023
Adjusted EBITDA	$867	$991	$1,110	$1,213
Maintenance Capital Expenditures	$(37)	$(40)	$(42)	$(44)
Interest Expense	$(160)	$(186)	$(211)	$(235)
Cash Available for Dividends (CAD)	$669	$766	$857	$934
Dividends	$656	$685	$704	$748
Dividend Coverage	$13	$81	$153	$185
Average Shares Outstanding	291	304	312	320
Coverage Ratio	1.02x	1.12x	1.22x	1.25x
CAD per share	$2.30	$2.52	$2.75	$2.91

Historical Growth Capital Expenditure Case

Among other things, the prospective financial information set forth above included an assumption of annual unidentified growth capital expenditures during the forecast period of $750 million. As discussed in more detail in “—Background of the Merger” and “—Opinion of Evercore—Financial Advisor to the Conflicts Committee” above, on December 6, 2019, senior management of TGE discussed with members of the Conflicts Committee and its advisors the feasibility of achieving $750 million in annual unidentified growth capital expenditures as compared to $350 million in annual unidentified growth capital expenditures, which was more in line with historical levels. On December 16, 2019, at the request of the Conflicts Committee to confirm senior management’s views, senior management of TGE confirmed to the Conflicts Committee that $350 million per year of unidentified growth capital expenditures during the forecast period represented a more reasonable estimate as of such date than the original estimate of $750 million per year of unidentified growth capital expenditures set forth in the Management Case, based on the impacts of a number of changes that had occurred since the original forecast was prepared, including, among other things, (i) increased competition in the midstream energy sector notwithstanding forecasted decreases in production, (ii) TGE’s decision to cease consideration and/or negotiation of some potential projects and acquisitions, and (iii) increased concern among producer customers regarding long-term volume commitments in light of the poor long-term commodity pricing environment and lack of access to capital, and noting that there are a range of reasonable estimates of growth capital expenditures. Senior management of TGE further noted that growth capital expenditure projections are particularly subjective and highly uncertain because such expenditures are theoretical in nature and are heavily dependent on factors outside of TGE’s control. The Management Case as adjusted to reflect annual growth capital expenditures of $350 million is referred to as the “Historical Growth Capital Expenditure Case.”

The following table sets forth a summary of certain projected financial information for TGE constituting the Historical Growth Capital Expenditure Case, which is identical to the Management Case other than the adjustment, at the request of the Conflicts Committee and in reliance upon the confirmation of senior management referenced above, to reflect $350 million in annual growth capital expenditures:

	Year Ending December 31,
(in millions, except per share data)	2020	2021	2022	2023
Adjusted EBITDA	$855	$924	$978	$1,025
Maintenance Capital Expenditures	$(38)	$(40)	$(42)	$(44)
Interest Expense	$(163)	$(174)	$(183)	$(190)
Cash Available for Dividends (CAD)	$654	$709	$753	$791
Dividends	$641	$651	$658	$667
Dividend Coverage	$13	$58	$95	$124
Average Shares Outstanding	284	289	292	296
Coverage Ratio	1.02x	1.09x	1.14x	1.19x
CAD per share	$2.30	$2.46	$2.58	$2.67

For additional information, please read “—Background of the Merger,” and “—Reasons for the Conflicts Committee’s Recommendation.”

Non-GAAP Financial Measures

TGE generally defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, depreciation and amortization, non-cash income or loss related to derivative instruments, non-cash long-term compensation expense, impairment losses, gains or losses on asset or business disposals or acquisitions, gains or losses on the repurchase, redemption or early retirement of debt, and earnings from unconsolidated investments, but including the impact of distributions from unconsolidated investments and deficiency payments received from or utilized by TGE’s customers. TGE also uses Cash Available for Dividends, which TGE generally defines as Adjusted EBITDA, less cash interest costs, maintenance capital expenditures, current income tax, and certain cash reserves permitted by TGE’s governing documents. Adjusted EBITDA and Cash Available for Dividends are both calculated and presented at the TE level, before consideration of noncontrolling interest associated with the holders of Class B shares and TE Units exchangeable for Class A shares at an exchange ratio of one Class A share for each TE Unit or calculating distributions from TE to TGE, on one hand, and to such holders of Class B shares and TE Units, on the other. TGE believes calculating these measures at TE provides investors the most complete and comparable picture of its overall financial and operational results and provides a consistent metric for period over period comparisons that is not impacted by any future exchanges of Class B shares and TE Units for Class A shares at an exchange ratio of one Class A share for each TE Unit, which does not have a dilutive effect on TGE’s net income per share.

Maintenance capital expenditures are cash expenditures incurred (including expenditures for the construction or development of new capital assets) that TGE expects to maintain its long-term operating income or operating capacity. These expenditures typically include certain system integrity, compliance and safety improvements, and are presented net of noncontrolling interest and reimbursements. TGE collects deficiency payments for volumes committed by TGE’s customers to be transported in a month but not physically received for transport or delivered to the customers’ agreed upon destination point. These deficiency payments are recorded as a deferred liability until the barrels are physically transported and delivered, or when the likelihood that the customer will utilize the deficiency balance becomes remote. Adjusted EBITDA and Cash Available for Dividends are not presentations made in accordance with GAAP.

TGE DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE

OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of Evercore—Financial Advisor to the Conflicts Committee

The Conflicts Committee retained Evercore to act as financial advisor to the Conflicts Committee in connection with evaluating the Merger. The Conflicts Committee engaged Evercore based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes. On December 16, 2019, at a meeting of the Conflicts Committee and at the request of the Conflicts Committee, Evercore rendered its oral opinion to the Conflicts Committee that, as of December 16, 2019, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration is fair, from a financial point of view, to the TGE Unaffiliated Shareholders. Evercore subsequently confirmed its oral opinion in a written opinion dated as of December 16, 2019, which was delivered to the Conflicts Committee on December 17, 2019.

The full text of the written opinion of Evercore, dated as of December 16, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex C to this proxy statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore consented to the reference to its opinion and to the inclusion of its opinion in this proxy statement, in each case, in accordance with the terms of Evercore’s written opinion, dated December 16, 2019. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Merger Consideration, from a financial point of view, to the TGE Unaffiliated Shareholders, and did not address any other aspects or implications of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex C.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•

reviewed certain publicly available historical business and financial information relating to TGE that Evercore deemed relevant, including as set forth in the Annual Report on Form 10-K for the year ended December 31, 2018, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by TGE since December 31, 2018;

•

reviewed certain internal projected financial and operating data and assumptions relating to TGE that were prepared and furnished to Evercore by management of TGE, referred to as the “Management Case”;

•

prepared a financial scenario, at the request of the Conflicts Committee, based on the Management Case and total annual growth capital expenditures of $350 million, referred to as the “Historical Growth Capital Expenditure Case”, which amount senior management of TGE confirmed on December 16, 2019 represented a more reasonable assumption as of such date than the $750 million of unidentified growth capital expenditures included in the Management Case;

•

discussed with management of TGE their assessment of the past and current operations of TGE, the current financial condition of TGE, the prospects of TGE and the historical and projected financial and operating data and assumptions relating to TGE (including management’s views of the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of the Class A shares;

•	performed a discounted cash flow analysis for TGE based on forecasts and other data provided by management of TGE;

•	performed a discounted dividends analysis on TGE based on forecasts and other data prepared and furnished to Evercore by management of TGE;

•	performed a sum-of-the-parts analysis on TGE based on the sum of the valuation of each business unit;

•	compared the financial performance of TGE and its stock market trading multiples with those of certain other publicly traded partnerships and companies that Evercore deemed relevant;

•	reviewed a draft of the Merger Agreement, dated December 15, 2019; and

•

performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that Evercore deemed appropriate for the purposes of providing the opinion included as Annex C.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. Evercore further relied upon the assurances of the management of TGE that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. At the direction of the Conflicts Committee and with the confirmation by senior management of TGE regarding annual unidentified growth capital expenditures as described above, for purposes of Evercore’s analysis and opinion, Evercore relied upon the Historical Growth Capital Expenditure Case. With respect to the Historical Growth Capital Expenditure Case, Evercore assumed, with the consent of the Conflicts Committee, that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of TGE as to the future financial performance of TGE under the assumptions reflected therein. Evercore did not express a view as to any projected financial or operating data relating to TGE, or any judgments, estimates or assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the executed Merger Agreement would not differ from the draft form reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the material covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. Evercore further assumed, in respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on TGE or the consummation of the Merger or materially reduce the benefits of the Merger to the TGE Unaffiliated Shareholders.

Evercore did not conduct a physical inspection of the properties or facilities of TGE and did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off balance sheet assets and liabilities) of TGE, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of TGE under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore on the date of its opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than whether, as of the date of its opinion, the Merger Consideration is fair, from a financial point of view, to the TGE Unaffiliated Shareholders. Evercore did not express any view on, and its opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, any other person, including the holders of any other class of securities, creditors or other constituencies of TGE, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of TGE or TGE GP, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore’s opinion did not express a view on, and its opinion did not address, the structure or form of the Merger. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to TGE, nor did it address the underlying business decision of TGE to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Class A shares or any business combination or other extraordinary transaction involving TGE. Evercore’s opinion does not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holder of Class A shares should vote or act in respect of the Merger. Evercore expressed no opinion as to the price at which the Class A shares would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by TGE and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Conflicts Committee on December 16, 2019, in connection with the rendering of Evercore’s opinion to the Conflicts Committee. Each analysis was provided to the Conflicts Committee. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on December 16, 2019, and is not necessarily indicative of current market conditions.

Analysis of the Class A Shares

Assumptions with Respect to TGE

Evercore performed a series of analyses to derive indicative valuation ranges for the Class A shares. Evercore performed its analyses utilizing the unaudited, non-public financial projections for TGE prepared and furnished by management referred to as the Management Case, and at the request of the Conflicts Committee referred to above, the unaudited, non-public financial projections referred to as the Historical Growth Capital Expenditure Case. A summary of the Management Case is available under “Certain Financial Projections—Management Case” and a summary of the Historical Growth Capital Expenditure Case is under “Certain Financial Projections—Historical Growth Capital Expenditure Case.” The Management Case projections were not adjusted by Evercore.

Corporate-Level—Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of TGE by valuing the after-tax cash flows to be received by TGE based on the Historical Growth Capital Expenditure Case. Evercore calculated the per share value range for the Class A shares by utilizing a range of discount rates based on TGE’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and TGE’s corporate-level, natural gas transportation, crude oil transportation and gathering and processing corporate and master limited partnership (“MLP”) peers, and terminal values based on a range of estimated EBITDA exit multiples and perpetuity growth rates. Evercore assumed a range of after-tax discount rates of 6.5% to 7.5%, a range of EBITDA exit multiples of 9.0x to 11.0x and a range of perpetuity growth rates of 0.25% to 0.75% to derive a range of enterprise values and adjusted such enterprise values for debt and cash projected as of January 1, 2020 and divided the resulting equity values by the number of Class A shares projected to be outstanding as of January 1, 2020, which resulted in an implied equity value per Class A share range of (i) $17.86 to $25.51 based on the EBITDA exit multiple discounted cash flow analysis and (ii) $22.16 to $32.27 based on the perpetuity growth discounted cash flow analysis.

Corporate-Level—Discounted Dividend Analysis

Evercore performed a discounted dividend analysis for TGE by calculating the net present value of the projected future dividends for the fiscal year ending December 31, 2020 through the fiscal year ending December 31, 2023, based on the Historical Growth Capital Expenditure Case and adding a terminal value utilizing a terminal yield range of 8.0% to 12.0%. Evercore assumed that future dividends based on the Historical Growth Capital Expenditure Case are paid in cash the following quarter consistent with historical results which resulted in dividends per Class A share equal to $2.24 for the year ending December 31, 2020, $2.25 for the year ending December 31, 2021, $2.25 for the year ending December 31, 2022 and $2.25 for the year ending December 31, 2023. In addition, Evercore assumed the cost of equity range of (i) 7.5% to 8.5% based on CAPM, which resulted in an implied equity value per Class A share range of $21.23 to $28.91 and (ii) 11.0% to 13.0% based on the total expected market return, which resulted in an implied equity value per Class A share range of $18.63 to $25.91.

Corporate-Level—Peer Group Trading Analysis

Evercore performed a peer group trading analysis of TGE by reviewing and comparing the market values and trading multiples of the following ten publicly traded corporations, limited partnerships and MLPs that Evercore deemed to have certain characteristics that are similar to those of TGE, including geography, size, business operations, services offered, nature of business and customers and financial performance:

Corporate-Level Analysis of Peers—Corporations / MLPs:

•	Crestwood Equity Partners LP

•	Enable Midstream Partners, LP

•	Enbridge Inc.

•	Energy Transfer LP

•	EnLink Midstream, LLC

•	Kinder Morgan, Inc.

•	Plains All American Pipeline, L.P.

•	TC PipeLines, LP

•	Targa Resources Corp.

•	The Williams Companies, Inc.

Although the peers were utilized to value the Class A shares for purposes of this analysis, no corporation or MLP used in the peer group trading analysis is identical or directly comparable to TGE. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer corporations and MLPs, Evercore calculated the following trading multiples:

•

Enterprise Value/2020 EBITDA, which is defined as market value of equity, plus debt, preferred equity and noncontrolling interests and less cash (“Enterprise Value”), divided by estimated EBITDA for the calendar year 2020; and

•	Enterprise Value/2021 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year of 2021.

The mean and median Enterprise Value to EBITDA trading multiples of the publicly traded corporations and MLPs are set forth below.

Benchmark (Corporate-Level Analysis of Peers – Corporations / MLPs)	Mean	Median
Enterprise Value/2020 EBITDA	10.1x	9.9x
Enterprise Value/2021 EBITDA	9.6x	9.4x

The table below includes relevant multiple ranges selected by Evercore based on the resulting range of Enterprise Value to EBITDA multiples and certain other considerations related to the specific characteristics of TGE noted by Evercore.

Benchmark	Reference Range – Corporate-Level Analysis of Peers – Corporations and MLPs	Implied Enterprise Value Range ($ in millions)
Enterprise Value/2020 EBITDA	9.0x – 11.0x	$8,549 – $10,449
Enterprise Value/2021 EBITDA	8.5x – 10.5x	$8,658 – $10,695

After adjusting for debt and cash projected as of January 1, 2020, and dividing by the number of Class A shares projected to be outstanding as of January 1, 2020, Evercore determined an implied equity value per Class A share range of $12.62 to $20.25 based on 2020 Adjusted EBITDA and 2021 Adjusted EBITDA.

Sum of the Parts—Discounted Cash Flow Analysis

Evercore also performed a series of discounted cash flow analyses to derive indicative valuation ranges for the Class A shares based on a sum-of-the-parts approach aggregating the enterprise values of the following distinct segments of TGE:

•	Rockies Express Pipeline LLC (“REX”)

•	Tallgrass Interstate Gas Transmission, LLC and Trailblazer Pipeline Company LLC (together “Non-REX Natural Gas Transportation”)

•	Pony Express Pipeline, Powder River Gateway, LLC and Stanchion Energy, LLC (together “Crude Oil Transportation and Stanchion”)

•	Tallgrass Terminals, LLC (“Terminals”)

•	Tallgrass Midstream, LLC (“TMID”)

•	BNN Water Solutions, LLC (“BNN”)

•	Unidentified annual growth capital expenditures as provided in the Historical Growth Capital Expenditure Case (the “Growth Wedge”)

•	Corporate general and administrative expenses (“Corporate G&A”)

•	Cash taxes as provided by TGE management (“Cash Taxes”)

Evercore estimated the enterprise value range of TGE by aggregating the implied enterprise value ranges of the segments and subtracting the range of enterprise values for Corporate G&A and Cash Taxes as described further herein. The sum of the implied enterprise values from the sum-of-the-parts discounted cash flow analyses after adjusting for debt and cash projected as of January 1, 2020, and dividing by the number of Class A shares projected to be outstanding as of January 1, 2020, resulted in an implied equity value per Class A share range of (i) $16.93 to $24.45 based on the EBITDA exit multiple discounted cash flow analysis and (ii) $21.47 to $32.35 based on the perpetuity growth discounted cash flow analysis.

a.	REX

For the discounted cash flow analysis of REX, Evercore calculated ranges of implied enterprise value utilizing a range of after-tax discount rates based on natural gas transportation peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on natural gas transportation peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of after-tax discount rates of 6.5% to 7.5%, a range of EBITDA exit multiples of 9.0x to 11.0x and a range of perpetuity growth rates of 0.25% to 0.75%.

The discounted cash flow analysis resulted in a range of implied enterprise value for TGE’s 75.0% equity interest in REX of (i) $4,507.2 million to $5,345.2 million based on the EBITDA exit multiple discounted cash flow analysis and (ii) $6,159.7 million to $7,631.0 million based on the perpetuity growth discounted cash flow analysis.

b.	Non-REX Natural Gas Transportation

For the discounted cash flow analysis of Non-REX Natural Gas Transportation, Evercore calculated ranges of implied enterprise value utilizing a range of after-tax discount rates based on natural gas transportation peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on natural gas transportation peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of after-tax discount rates of 7.0% to 8.0%, a range of EBITDA exit multiples of 9.0x to 11.0x and a range of perpetuity growth rates of 0.25% to 0.75%.

The discounted cash flow analysis resulted in a range of implied enterprise value for Non-REX Natural Gas Transportation of (i) $853.8 million to $1,017.9 million based on the EBITDA exit multiple discounted cash flow analysis and (ii) $1,023.7 million to $1,248.0 million based on the perpetuity growth discounted cash flow analysis.

c.	Crude Oil Transportation and Stanchion

For the discounted cash flow analysis of Crude Oil Transportation and Stanchion, Evercore calculated ranges of implied enterprise value utilizing a range of after-tax discount rates based on crude oil transportation peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on crude oil transportation peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of after-tax discount rates of 6.75% to 7.75%, a range of EBITDA exit multiples of 9.0x to 11.0x and a range of perpetuity growth rates of 0.25% to 0.75%.

The discounted cash flow analysis resulted in a range of implied enterprise value for Crude Oil Transportation and Stanchion of (i) $2,511.7 million to $2,980.2 million based on the EBITDA exit multiple discounted cash flow analysis and (ii) $3,378.1 million to $4,154.1 million based on the perpetuity growth discounted cash flow analysis.

d.	Terminals

For the discounted cash flow analysis of Terminals, Evercore calculated ranges of implied enterprise value utilizing a range of after-tax discount rates based on terminal peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of after-tax discount rates of 6.5% to 7.5%, a range of EBITDA exit multiples of 9.0x to 11.0x and a range of perpetuity growth rates of 1.00% to 2.00%.

The discounted cash flow analysis resulted in a range of implied enterprise value for Terminals of (i) $382.6 million to $454.0 million based on the EBITDA exit multiple discounted cash flow analysis and (ii) $572.7 million to $801.6 million based on the perpetuity growth discounted cash flow analysis.

e.	TMID

For the discounted cash flow analysis of TMID, Evercore calculated ranges of implied enterprise value utilizing a range of after-tax discount rates based on gathering and processing peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on gathering and processing peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of after-tax discount rates of 7.5% to 8.5%, a range of EBITDA exit multiples of 8.0x to 10.0x and a range of perpetuity growth rates of 0.25% to 0.75%.

The discounted cash flow analysis resulted in a range of implied enterprise value for TMID of (i) $368.5 million to $458.1 million based on the EBITDA exit multiple discounted cash flow analysis and (ii) $436.2 million to $535.5 million based on the perpetuity growth discounted cash flow analysis.

f.	BNN

For the discounted cash flow analysis of BNN, Evercore calculated ranges of implied enterprise value utilizing a range of after-tax discount rates based on water logistics peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on water logistics peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of after-tax discount rates of 8.5% to 9.5%, a range of EBITDA exit multiples of 7.5x to 9.5x and a range of perpetuity growth rates of 0.25% to 0.75%.

The discounted cash flow analysis resulted in a range of implied enterprise value for BNN of (i) $1,012.0 million to $1,242.2 million based on the EBITDA exit multiple discounted cash flow analysis and (ii) $1,361.7 million to $1,621.7 million based on the perpetuity growth discounted cash flow analysis.

g.	Growth Wedge

For the discounted cash flow analysis of the Growth Wedge, Evercore calculated ranges of implied enterprise value utilizing a range of after-tax discount rates based on the corporate-level peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on corporate-level peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of after-tax discount rates of 6.5% to 7.5%, a range of EBITDA exit multiples of 9.0x to 11.0x and a range of perpetuity growth rates of 0.75% to 1.75%.

The discounted cash flow analysis resulted in a range of implied enterprise value for the Growth Wedge of (i) $219.9 million to $490.2 million based on the EBITDA exit multiple discounted cash flow analysis and (ii) $1,037.0 million to $1,929.5 million based on the perpetuity growth discounted cash flow analysis.

h.	Corporate G&A

Evercore valued Corporate G&A for TGE using an EBITDA multiple range of 8.8x to 10.8x based on the enterprise-value weighted average EBITDA exit multiple of each of REX, Non-REX Natural Gas Transportation, Crude Oil Transportation and Stanchion, Terminals, TMID and BNN.

The enterprise-value weighted average EBITDA exit multiple of each of the business segments resulted in a range of implied enterprise value for Corporate G&A of (i) -$67.4 million to -$82.7 million based on the EBITDA exit multiple discounted cash flow analysis and (ii) -$67.5 million to -$82.9 million based on the perpetuity growth discounted cash flow analysis.

i.	Cash Taxes

Evercore valued Cash Taxes for TGE using a range of after-tax discount rates of 6.5% to 7.5% based on the corporate-level after-tax WACC and a perpetuity growth rate range of 0.25% to 0.75% based on the corporate-level perpetuity growth rates.

The discounted cash flow analysis resulted in a range of implied enterprise value for Cash Taxes of (i) $27.1 million to $27.5 million based on the EBITDA exit multiple discounted cash flow analysis and (ii) $2,861.4 million to $3,738.4 million based on the perpetuity growth discounted cash flow analysis.

Sum of the Parts—Precedent M&A Transaction Analysis

Evercore also performed a series of precedent M&A transaction analyses to derive an indicative valuation range for the Class A shares based on a sum-of-the-parts approach aggregating the enterprise values of the distinct segments of TGE.

Evercore estimated the enterprise value range of TGE by aggregating the implied enterprise value ranges of the segments and subtracting the range of enterprise values for Corporate G&A. The sum of the implied enterprise values from the sum-of-the-parts precedent transaction analyses after adjusting for debt and cash projected as of January 1, 2020, and dividing by the number of Class A shares projected to be outstanding as of January 1, 2020, resulted in an implied equity value per Class A share of $15.12 to $22.97.

a.	REX and Non-REX Natural Gas Transportation

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of REX and Non-REX Natural Gas Transportation, including transactions involving long-haul natural gas pipeline assets.

Evercore reviewed transactions involving long-haul natural gas pipeline assets announced since August 2015 and selected 11 transactions involving assets that Evercore deemed to have certain financial and operational characteristics that are similar to those of REX and Non-REX Natural Gas Transportation, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to REX and Non-REX Natural Gas Transportation:

Date Announced	Acquiror / Target (Seller)
01/2019	NEXUS Gas Transmission, LLC / Generation Pipeline LLC
02/2018	Tallgrass Energy GP, LP / 25.01% interest in Rockies Express Pipeline LLC (Tallgrass Development LP)
11/2017	American Midstream Partners, LP / Trans-Union Interstate Pipeline (ArcLight Capital Partners, LLC)
07/2017	Blackstone Energy Partners / 32.44% interest in Rover Pipeline (Energy Transfer Partners, LP)
06/2017	TC PipeLines, LP / 49.3% interest in Iroquois Gas Transmission System, LP and 11.8% interest in Portland Natural Gas Transmission (TransCanada Corp.)
04/2017	Tallgrass Energy Partners, LP / 24.99% interest in Rockies Express Pipeline LLC (Tallgrass Development, LP)
10/2016	Dominion Midstream Partners / Questar Pipeline LLC (Dominion Resources)
07/2016	Southern Company / 50% interest in Southern Natural Gas Pipeline System (Kinder Morgan, Inc.)
05/2016	Tallgrass Energy Partners, LP / 25% interest in Rockies Express Pipeline LLC (Sempra U.S. Gas and Power)
11/2015	TC Pipelines, LP / 49.9% interest in Portland Natural Gas Transmission System (TransCanada Corp.)
08/2015	Dominion Midstream Partners, LP / 25.93% interest in Iroquois Gas Transmission System, LP (National Grid and New Jersey Resources Corp.)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected long-haul natural gas transportation transactions were equal to 8.8x and 9.5x, respectively. Evercore further noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the long-haul natural gas transportation transactions, excluding the transactions between TGE and REX and the transactions between TEP and REX, were equal to 9.8x and 10.4x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 8.5x to 10.5x. Evercore then applied these ranges of selected multiples to 2019 EBITDA for REX and Non-REX Natural Gas Transportation. To derive the enterprise value range implied by 2019 EBITDA, Evercore multiplied the range of selected multiples by the REX and Non-REX Natural Gas Transportation 2019 EBITDA. This analysis resulted in a range of enterprise value attributed to TGE for REX of $4,800.4 million to $5,929.9 million utilizing 2019 EBITDA and a range of enterprise value for Non-REX Natural Gas Transportation of $697.0 million to $861.0 million utilizing 2019 EBITDA.

b.	Crude Oil Transportation and Stanchion

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Crude Oil Transportation and Stanchion, including transactions involving long-haul crude oil pipelines assets.

Evercore reviewed transactions involving long-haul crude oil pipeline assets announced since March 2015 and selected eight transactions involving assets that Evercore deemed to have certain financial and operational characteristics that are similar to those of Crude Oil Transportation and Stanchion, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Crude Oil Transportation and Stanchion:

Date Announced	Acquiror / Target (Seller)
05/2019	Delek Logistics Partners, LP / 33.0% interest in Red River Pipeline Company LLC (Plains All American Pipeline L.P.)
08/2018	OMERS Infrastructure Management, Inc. / 50% interest in BridgeTex Pipeline Company, LLC (Plains All American Pipeline, L.P., Magellan Midstream, L.P.)
01/2018	Andeavor / 110-mile crude oil pipeline and oil storage terminals (Rangeland Energy II, LLC)
08/2017	Holly Energy Partners LP/ Remaining 50% interest in Frontier Aspen LLC and 75% interest in SLC Pipeline LLC (Plains All American Pipeline L.P.)
02/2017	Plains All American Pipeline L.P. and Noble Midstream Partners LP / Advantage Pipeline, LLC
01/2016	Tallgrass Energy Partners, LP / 31.3% interest in Pony Express Pipeline (Tallgrass Development, LP)
11/2015	Western Refining Logistics, LP / TexNew Mex Pipeline and an 80,000-barrel crude oil storage tank (Western Refining, Inc.)
03/2015	EnLink Midstream Partners, LP / Victoria Express Pipeline (Devon Energy Corporation)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected long-haul crude oil pipeline transactions were equal to 9.4x and 9.3x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 8.5x to 10.5x. Evercore then applied these ranges of selected multiples to 2019 EBITDA for Crude Oil Transportation and Stanchion. To derive the enterprise value range implied by 2019 EBITDA, Evercore multiplied the range of selected multiples by Crude Oil Transportation and Stanchion 2019 EBITDA. This analysis resulted in a range of enterprise value for Crude Oil Transportation and Stanchion of $2,745.5 million to $3,391.5 million utilizing 2019 EBITDA.

c.	Terminals

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Terminals, including transactions involving crude oil terminal assets.

Evercore reviewed transactions involving crude oil terminal assets announced since July 2015 and selected nine transactions involving assets that Evercore deemed to have certain financial and operational characteristics that are similar to those of Terminals, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Terminals:

Date Announced	Acquiror / Target (Seller)
02/2018	Delek Logistics Partners, LP / Big Spring Logistics’ storage tanks, NGL storage and asphalt/light products terminals (Delek US Holdings, Inc.)
01/2018	Tallgrass Energy Partners, LP / 38% interest in Deeprock North, LLC crude oil terminal in North Cushing, OK (Kinder Morgan, Inc.)
01/2018	Tallgrass Energy Partners, LP / 51% interest in Pawnee Terminal (Zenith Energy)
08/2017	International-Matex Tank Terminals (Macquarie Infrastructure Corp.) / Epic Midstream (White Deer Energy / Blue Water Energy)
06/2017	SemGroup Corporation / Houston Fuel Oil Terminal Company (Alinda Capital Partners)
06/2017	USD Partners LP / Crude oil destination terminal in Stroud, OK (Undisclosed)
01/2017	Tallgrass Energy Partners, LP / Tallgrass Terminals, LLC and Tallgrass NatGas Operator, LLC (Tallgrass Development, LLC)
10/2016	NuStar Energy L.P. / Crude oil and refined product storage assets in Port of Corpus Christi (Martin Midstream Partners L.P.)
07/2015	Arc Logistics Partners LP / Pawnee crude terminal and development assets (United Energy Trading, LLC / Hawkeye Midstream, LLC)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil terminal transactions were equal to 8.8x and 8.0x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 8.0x to 10.0x. Evercore then applied these ranges of selected multiples to 2019 EBITDA for Terminals. To derive the enterprise value range implied by 2019 EBITDA, Evercore multiplied the range of selected multiples by Terminals 2019 EBITDA. This analysis resulted in a range of enterprise value for Terminals of $288.0 million to $360.0 million utilizing 2019 EBITDA.

d.	TMID

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of TMID, including transactions involving natural gas gathering and processing assets.

Evercore reviewed transactions involving natural gas gathering and processing assets announced since November 2016 and selected 11 transactions involving assets that Evercore deemed to have certain financial and operational characteristics that are similar to those of TMID, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to TMID:

Date Announced	Acquiror / Target (Seller)
05/2019	DTE Midstream (DTE Energy) / 30% interest in Stonewall Gas Gathering (AltaGas Ltd.)
04/2019	Crestwood Equity Partners LP / Remaining 50.0% interest in Jackalope Gas Gathering Services, L.L.C. (The Williams Companies, Inc.)
03/2019	SK Holdings Co Ltd / Minority interest in Blue Racer Midstream, LLC (First Reserve)
03/2019	EQM Midstream Partners, LP / 60% interest in Eureka Midstream Holdings, LLC and 100% interest in Hornet Midstream Holdings, LLC (Morgan Stanley Infrastructure Partners)
02/2019	GSO Capital Partners and Blackstone Tactical Opportunities / 45% equity interest in Targa Badlands LLC (Targa Resources Corp.)
11/2018	First Reserve / 50% interest in Blue Racer Midstream, LLC (Dominion Energy, Inc.)
02/2018	CNX Midstream Partners LP / 95% interest in the Shirley-Pennsboro Gathering System (CNX Resources Corporation)
06/2017	Howard Energy Partners / 50% interest in Delaware Basin G&P assets (WPX Energy, Inc.)
05/2017	Crestwood Permian Basin Holdings LLC / Delaware Basin Willow Lake G&P (Crestwood Equity Partners LP)
05/2017	Energy Transfer Partners, LP / 34.4% remaining interest in Penntex Midstream Partners, LP
11/2016	Tesoro Logistics LP / Williston G&P Assets (Whiting Oil and Gas Corporation / GBK Investments, LLC / WBI Energy Midstream, LLC)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected natural gas gathering and processing transactions were equal to 9.8x and 9.8x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 8.5x to 10.5x. Evercore then applied these ranges of selected multiples to 2019 EBITDA for TMID. To derive the enterprise value range implied by 2019 EBITDA, Evercore multiplied the range of selected multiples by TMID 2019 EBITDA. This analysis resulted in a range of enterprise value for TMID of $280.5 million to $346.5 million utilizing 2019 EBITDA.

e.	BNN

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of BNN, including transactions involving water logistics assets.

Evercore reviewed transactions involving water logistics assets announced since July 2014 and selected ten transactions involving assets that Evercore deemed to have certain financial and operational characteristics that are similar to those of BNN, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to BNN:

Date Announced	Acquiror / Target (Seller)
09/2019	NGL Energy Partners LP / Hillstone Environmental Partners, LLC
05/2019	NGL Energy Partners LP / Mesquite Disposals Unlimited, LLC
12/2018	WaterBridge Resources LLC / Nine SWD wells and additional permits (NGL Energy Partners LP)
10/2018	WaterBridge Resources LLC / Delaware Basin water infrastructure assets (Halcón Resources Corporation)
10/2018	Nuverra Environmental Solutions, Inc. / Clearwater Solutions
02/2018	Tallgrass Energy Partners, LP / Buckhorn SWD Solutions, LLC and Buckhorn Energy Services, LLC
12/2015	Tallgrass Energy Partners, LP / BNN Western, LLC (Whiting Oil and Gas Corporation)
09/2015	Antero Midstream Partners LP / Appalachia freshwater delivery and produced water treatment and disposal (Antero Resources Corp.)
09/2014	Ferrellgas Partners LP / Two saltwater disposal wells in Eagle Ford, an option to acquire an additional SWD well (C&E Production, LLC)
07/2014	NGL Energy Partners LP / Five SWD wells in the Eagle Ford and the Permian

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected water logistics transactions were equal to 7.3x and 7.7x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 7.0x to 9.0x. Evercore then applied these ranges of selected multiples to 2019 EBITDA for BNN. To derive the enterprise value range implied by 2019 EBITDA, Evercore multiplied the range of selected multiples by BNN 2019 EBITDA. This analysis resulted in a range of enterprise value for BNN of $518.0 million to $666.0 million utilizing 2019 EBITDA.

f.	Corporate G&A

Evercore valued Corporate G&A for TGE using a weighted average 2019 EBITDA multiple range of 8.4x to 10.4x based on the EBITDA-weighted average EBITDA multiple of each of REX, Non-REX Natural Gas Transportation, Crude Oil Transportation and Stanchion, Terminals, TMID, and BNN. The Precedent M&A Transaction analysis resulted in a range of implied enterprise value for Corporate G&A of -$75.5 million to -$93.5 million.

Sum of the Parts—Peer Group Trading Analysis

Evercore performed a series of peer group trading analyses to derive an indicative valuation range for Class A shares based on a sum-of-the-parts approach aggregating the enterprise values of the distinct segments of TGE.

Evercore estimated the enterprise value range of TGE by aggregating the implied enterprise value ranges of the segments and subtracting the range of enterprise values for Corporate G&A. The sum of the implied enterprise values from the sum-of-the-parts peer group trading analyses based on 2020 EBITDA after adjusting for debt and cash projected as of January 1, 2020, and dividing by the number of Class A shares projected to be outstanding as of January 1, 2020, resulted in an implied equity value range per Class A share of $12.50 to $19.38. The sum of the implied enterprise values from the sum-of-the-parts peer group trading analyses based on 2021 EBITDA after adjusting for debt and cash as of January 1, 2020, and dividing by the number of Class A shares projected to be outstanding as of January 1, 2020, resulted in an implied equity value range per Class A share of $12.82 to $19.77.

a.	REX and Non-REX Natural Gas Transportation

Evercore performed a peer group trading analysis of REX and Non-REX Natural Gas Transportation by reviewing and comparing the market values and trading multiples of the following seven natural gas transportation corporations and partnerships that Evercore deemed to have certain characteristics that are similar to those of REX and Non-REX Natural Gas Transportation, including size, focus on natural gas transportation, services offered, nature of customers and financial performance:

Natural Gas Transportation Corporations / Partnerships:

•	Enbridge Inc.

•	Energy Transfer LP

•	EQM Midstream Partners, LP

•	Kinder Morgan, Inc.

•	TC PipeLines, LP

•	TC Energy Corporation

•	The Williams Companies, Inc.

Although the peer group was compared to REX and Non-REX Natural Gas Transportation for purposes of this analysis, no corporation or partnership used in the peer group analysis is identical or directly comparable to REX and Non-REX Natural Gas Transportation. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group corporations and partnerships, Evercore calculated the following trading multiples:

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020; and

•	Enterprise Value/2021 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2021.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2020 EBITDA	10.7x	10.8x
Enterprise Value/2021 EBITDA	10.2x	10.6x

Benchmark	Reference Range
Enterprise Value/2020 EBITDA	9.5x – 11.5x
Enterprise Value/2021 EBITDA	9.0x – 11.0x

Evercore derived a range of implied enterprise values for REX of (i) $5,711.9 million to $6,914.4 million based on 2020 EBITDA for REX and (ii) $5,425.7 million to $6,631.4 million based on 2021 EBITDA for REX. This analysis resulted in a range of enterprise values attributed to Tallgrass 75% interest in REX of (i) $4,069.2 million based on the low-range of 2020 and 2021 EBITDA and (ii) $5,185.8 million based on the high-range of 2020 and 2021 EBITDA. Evercore derived a range of implied enterprise values for Non-REX Natural Gas Transportation of (i) $799.1 million to $967.4 million based on 2020 EBITDA for Non-REX Natural Gas Transportation and (ii) $791.2 million to $967.1 million based on 2021 EBITDA for Non-REX Natural Gas Transportation.

b.	Crude Oil Transportation and Stanchion

Evercore performed a peer group trading analysis of Crude Oil Transportation and Stanchion by reviewing and comparing the market values and trading multiples of the following seven crude oil transportation partnerships that Evercore deemed to have certain characteristics that are similar to those of Crude Oil Transportation and Stanchion, including size, focus on crude oil transportation, services offered, nature of customers and financial performance:

Crude Oil Transportation Partnerships:

•	Holly Energy Partners, L.P.

•	Magellan Midstream Partners, L.P.

•	MPLX LP

•	NuStar Energy L.P.

•	Phillips 66 Partners LP

•	Plains All American Pipeline, L.P.

•	Shell Midstream Partners, L.P.

Although the peer group was compared to Crude Oil Transportation and Stanchion for purposes of this analysis, no partnership used in the peer group analysis is identical or directly comparable to Crude Oil Transportation and Stanchion. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group partnerships, Evercore calculated the following trading multiples:

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020; and

•	Enterprise Value/2021 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2021.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2020 EBITDA	10.2x	9.5x
Enterprise Value/2021 EBITDA	9.6x	9.0x

Benchmark	Reference Range
Enterprise Value/2020 EBITDA	9.0x – 11.0x
Enterprise Value/2021 EBITDA	8.5x – 10.5x

Evercore derived a range of implied enterprise values for Crude Oil Transportation and Stanchion of (i) $2,017.9 million to $2,466.4 million based on 2020 EBITDA for Crude Oil Transportation and Stanchion and (ii) $1,975.2 million to $2,440.0 million based on 2021 EBITDA for Crude Oil Transportation and Stanchion.

c.	Terminals

Evercore performed a peer group trading analysis of Terminals by reviewing and comparing the market values and trading multiples of the following three terminals partnerships that Evercore deemed to have certain characteristics that are similar to those of Terminals, including size, focus on the storage of crude oil, services offered, nature of customers and financial performance:

Terminals Partnerships:

•	Global Partners LP

•	Sprague Resources LP

•	USD Partners LP

Although the peer group was compared to Terminals for purposes of this analysis, no partnership used in the peer group analysis is identical or directly comparable to Terminals. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group partnerships, Evercore calculated the following trading multiples:

•	Enterprise Value/2020 EBITDA which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020; and

•	Enterprise Value/2021 EBITDA which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2021.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2020 EBITDA	7.9x	7.9x
Enterprise Value/2021 EBITDA	7.8x	7.8x

Benchmark	Reference Range
Enterprise Value/2020 EBITDA	7.0x – 9.0x
Enterprise Value/2021 EBITDA	6.5x – 8.5x

Evercore derived a range of implied enterprise values for Terminals of (i) $255.9 million to $329.1 million based on 2020 EBITDA for Terminals and (ii) $240.7 million to $314.7 million based on 2021 EBITDA for Terminals.

d.	TMID

Evercore performed a peer group trading analysis of TMID by reviewing and comparing the market values and trading multiples of the following 11 gathering and processing corporations and partnerships that Evercore deemed to have certain characteristics that are similar to those of TMID, including size, focus on gathering and processing, services offered, nature of customers and financial performance:

Gathering and Processing Corporations / Partnerships:

•	CNX Midstream Partners LP

•	Crestwood Equity Partners LP

•	DCP Midstream, LP

•	Enable Midstream Partners, LP

•	EnLink Midstream, LLC

•	Hess Midstream Partners LP

•	Noble Midstream Partners LP

•	Oasis Midstream Partners LP

•	Summit Midstream Partners, LP

•	Targa Resources Corp.

•	Western Midstream Partners, LP

Although the peer group was compared to TMID for purposes of this analysis, no corporation or partnership used in the peer group analysis is identical or directly comparable to TMID. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group corporations and partnerships, Evercore calculated the following trading multiples:

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020; and

•	Enterprise Value/2021 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2021.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2020 EBITDA	8.8x	8.9x
Enterprise Value/2021 EBITDA	8.1x	8.2x

Benchmark	Reference Range
Enterprise Value/2020 EBITDA	7.5x – 9.5x
Enterprise Value/2021 EBITDA	7.0x – 9.0x

Evercore derived a range of implied enterprise values for TMID of (i) $311.4 million to $394.5 million based on 2020 EBITDA for TMID and (ii) $329.7 million to $423.8 million based on 2021 EBITDA for TMID.

e.	BNN

Evercore performed a peer group trading analysis of BNN by reviewing and comparing the market values and trading multiples of the following three water logistics corporations and partnerships that Evercore deemed to have certain characteristics that are similar to those of BNN, including size, focus on water logistics, services offered, nature of customers and financial performance:

Water Logistics Corporations / Partnerships:

•	NGL Energy Partners LP

•	Rattler Midstream LP

•	Select Energy Services, Inc.

Although the peer group was compared to BNN for purposes of this analysis, no corporation or partnership used in the peer group analysis is identical or directly comparable to BNN. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group corporations and partnerships, Evercore calculated the following trading multiples:

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020; and

•	Enterprise Value/2021 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2021.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2020 EBITDA	6.9x	7.1x
Enterprise Value/2021 EBITDA	6.0x	6.1x

Benchmark	Reference Range
Enterprise Value/2020 EBITDA	6.0x – 8.0x
Enterprise Value/2021 EBITDA	5.5x – 6.5x

Evercore derived a range of implied enterprise values for BNN of (i) $628.4 million to $837.9 million based on 2020 EBITDA for BNN and (ii) $699.3 million to $826.5 million based on 2021 EBITDA for BNN.

f.	Growth Wedge

Evercore valued the Growth Wedge for TGE using an EBITDA-weighted average 2020 and 2021 EBITDA multiple range of 8.8x to 10.8x and 8.2x to 10.1x, respectively, based on the EBITDA-weighted average EBITDA multiple of each of REX, Non-REX Natural Gas Transportation, Crude Oil Transportation and Stanchion, Terminals, TMID, and BNN. The Peer Group Trading Analysis utilizing the 2020 EBITDA multiple methodology resulted in a range of implied enterprise value for the Growth Wedge of $288.1 million to $353.5 million. The Peer Group Trading Analysis utilizing the 2021 EBITDA multiple methodology resulted in a range of implied enterprise value for the Growth Wedge of $566.4 million to $695.0 million.

g.	Corporate G&A

Evercore valued Corporate G&A for TGE using an EBITDA-weighted average 2020 and 2021 EBITDA multiple range of 8.8x to 10.8x and 8.2x to 10.1x, respectively, based on the EBITDA-weighted average EBITDA multiple of each of REX, Non-REX Natural Gas Transportation, Crude Oil Transportation and Stanchion, Terminals, TMID, and BNN. The Peer Group Trading Analysis utilizing the 2020 EBITDA multiple methodology resulted in a range of implied enterprise value for Corporate G&A of $67.4 million to $82.7 million. The Peer Group Trading Analysis utilizing the 2021 EBITDA multiple methodology resulted in a range of implied enterprise value for Corporate G&A of $64.3 million to $78.9 million.

Other Presentations by Evercore

In addition to the presentation made to the Conflicts Committee on December 16, 2019, the date on which Evercore delivered its opinion, as described above, Evercore made other written and oral presentations to the Conflicts Committee on October 15, October 22, December 5 and December 10, 2019, which are referred to as the preliminary Evercore presentations. Copies of the preliminary Evercore presentations provided to the Conflicts Committee by Evercore have been attached as exhibits to the Schedule 13E-3 related to the Merger. These written presentations and the written opinion will be available for any interested TGE Shareholder to inspect and copy at TGE’s executive offices during regular business hours.

None of the preliminary Evercore presentations, alone or together, constitutes an opinion of Evercore with respect to the Merger Consideration. The information contained in the written and oral presentations made to the Conflicts Committee on October 15, October 22, December 5 and December 10, 2019 is substantially similar to the information provided in Evercore’s written presentation to the Conflicts Committee on December 16, 2019,

as described above, with most substantive changes reflecting (1) the most recent offer from the Sponsors as of the date of such preliminary Evercore presentation, (2) updates to the WACC and trading multiple ranges utilized by Evercore in its valuation analyses to reflect changes in market data between preliminary Evercore presentations and (3) analyses with respect to financial cases that were adjusted from the Management Case to reflect ranges of sensitivities or other adjustments, including the Historical Growth Capital Expenditure Case, at the direction of the Conflicts Committee and with the confirmation of senior management of TGE regarding annual unidentified growth capital expenditures.

The October 15, 2019 materials included (1) an executive summary, including (a) an overview of the proposed Transactions detailing summary proposed terms, (b) an overview of TGE’s current summary organizational structure and ownership, (c) an analysis of financial metrics implied by the proposed Transactions, and (d) certain issues for consideration by the Conflicts Committee; (2) an overview of TGE’s current market situation and a review of its price performance following the merger of TGE and TEP on June 30, 2018; (3) a review of TGE’s assets by segment, including: (a) a review of the financial projections for TGE as provided by TGE management, (b) a review of the assumptions utilized by TGE management in deriving such financial projections, and (c) overviews of REX and Pony Express Pipeline; and (4) a preliminary valuation of the Class A shares.

The October 22, 2019 materials included (1) additional information about shipper volumes on REX and Pony Express Pipeline and (2) at the request of the Conflicts Committee, an evaluation of the $19.50 per share offer (the “Proposed Consideration”) relative to both a 60-day and 90-day volume weighted average price.

The December 5, 2019 materials included, as requested by the Conflicts Committee, a comparison of the Management Case and various reduced capital expenditure and EBITDA cases.

The December 10, 2019 materials included, as requested by the Conflicts Committee, a comparison of the Management Case and various reduced capital expenditure and EBITDA cases, including the Historical Growth Capital Expenditure case.

Each of the analyses performed in these preliminary Evercore presentations was subject to further updating and subject to the final analyses presented to the Conflicts Committee on December 16, 2019, by Evercore. Each of these analyses was necessarily based on financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore as of the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the December 16, 2019 presentation.

General

In connection with the review of the transaction, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Conflicts Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the Merger Consideration. No company used in the above analyses as a comparison is directly comparable to TGE and no precedent transaction used is directly comparable to the assets of TGE. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the corporations, MLPs or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TGE and its advisors.

Evercore prepared these analyses solely for the information and benefit of the Conflicts Committee and for the purpose of providing an opinion to the Conflicts Committee as to whether the Merger Consideration is fair, from a financial point of view, to the TGE Unaffiliated Shareholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the Conflicts Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The terms and conditions of the Merger Agreement and the related terms and conditions of the transaction were determined through arm’s-length negotiations between the Conflicts Committee and the Sponsors. Evercore did not recommend any specific consideration to the Conflicts Committee or recommend that any specific consideration constituted the only appropriate consideration in the Merger. Evercore’s opinion was only one of many factors considered by the Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Conflicts Committee with respect to the Merger or the Merger Consideration.

Under the terms of Evercore’s engagement letter with TGE and the Conflicts Committee, TGE paid Evercore a fee of $1,250,000 upon rendering its opinion, and has agreed to pay an additional transaction fee of $500,000 upon consummation of the Merger. Evercore also received a fee of $500,000 upon execution of its engagement letter with TGE and the Conflicts Committee. In addition, TGE has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, advisors, representatives, employees, agents, Affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities. As of February 7, 2020, TGE has paid $13,635.28 in reimbursement of out-of-pocket expenses incurred by Evercore.

Since January 1, 2018, Evercore has provided financial advisory services to (i) the conflicts committee of the board of directors of the general partner of TEP in 2018 with respect to a dropdown transaction and the merger of TEP with a subsidiary of TGE and (ii) the conflicts committee of the TGE GP Board with respect to the merger transaction between TE and Tallgrass Development, LP, for which Evercore received aggregate fees and reimbursement of expenses in the amount of approximately $2.3 million. From time to time, Evercore provides investment banking advisory and capital markets services to The Blackstone Group Inc. and its affiliates and GIC and its affiliates, and during the two year period prior to the date hereof Evercore received aggregate fees and reimbursement of expenses from such parties of approximately $49.0 million. During the two-year period prior to the date hereof and except as described herein, no material relationship existed between Evercore and any party to the Merger Agreement pursuant to which compensation was received by Evercore or its Affiliates as a result of such a relationship.

Evercore and its Affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its Affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to TGE and its Affiliates.

Citigroup Global Markets Inc. Financial Advisor Discussion Materials Provided to an Affiliate of the Blackstone Parties

An affiliate of the Blackstone Parties (“BIA”) engaged Citi as a financial advisor to BIA in connection with the Transactions. In connection with Citi’s engagement, Citi provided, for informational purposes and at BIA’s request, certain preliminary discussion materials to representatives of BIA, including discussion materials dated July 3, 2019 (referred to in this section as the “July 3, 2019 Discussion Materials”), additional discussion materials dated July 3, 2019 (referred to in this section as the “Additional July 3, 2019 Discussion Materials”) and discussion materials dated August 6, 2019 (referred to in this section as the “August 6, 2019 Discussion Materials” and, together with the July 3, 2019 Discussion Materials and the Additional July 3, 2019 Discussion Materials, the “Discussion Materials”).

The Discussion Materials are included as exhibits to the Transaction Statement on Schedule 13E-3 and are incorporated herein by reference. The description of the Discussion Materials set forth below is qualified in its entirety by reference to the full text of such Discussion Materials. The Discussion Materials were provided for the information of BIA in connection with its evaluation of the Transactions. Citi was not requested to, and it did not, provide to BIA or any other person any (i) opinion (whether as to the fairness of any consideration, including, without limitation, the Merger Consideration, or otherwise) or (ii) recommendation as to how to vote or act on any matters relating to the proposed Transactions or otherwise. Citi expressed no view as to, and it did not address, the underlying business decision of any party to the Transactions to effect or enter into the Transactions, the relative merits of the Transactions as compared to any alternative business strategies that might exist for any such party or the effect of any other transaction which any such party might engage in or consider. The Discussion Materials were not intended to be and do not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Transactions or otherwise. The Discussion Materials were preliminary and informational and were not based on financial forecasts and other information and data provided in connection with the Transactions or as of dates proximate to the execution of the Merger Agreement and therefore are not reflective of certain procedures typically applicable to materials or presentations in connection with delivering an opinion.

In preparing the Discussion Materials, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management and other representatives of BIA that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data relating to TGE that Citi was directed to utilize, Citi was advised by the management of BIA and Citi assumed, with BIA’s consent, that they were reasonably prepared on bases reflecting the then best currently available estimates and judgments of such management as to, and were a reasonable basis upon which to evaluate, the future financial performance of TGE and the other matters covered thereby. Citi expressed no view as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data were based) provided to or otherwise reviewed by or discussed with Citi.

Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of TGE or any other entity and Citi did not make any physical inspection of the properties or assets of TGE or any other entity. Citi did not evaluate the solvency or fair value of TGE or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view as to any pending or potential litigation, claims or governmental, regulatory or other proceedings or investigations. Citi did not express any view as to the prices at which any securities would trade or otherwise be transferable at any time, including following the announcement or consummation of the Transactions. Citi did not express any view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences resulting from the proposed Transactions or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting TGE or any other entity or the Transactions, and Citi relied, with BIA’s consent, upon the assessments of representatives of BIA as to such matters.

The preliminary financial considerations and other information in the Discussion Materials reflected market data as of dates proximate to such materials and were based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and information made available to Citi as of, the respective dates of such materials. In particular, the financial forecasts and other information and data relating to TGE prepared by the management of BIA and utilized in the Additional July 3, 2019 Discussion Materials were limited in nature and provided by BIA to Citi in January 2019 in connection with Citi’s role as a debt financing source for the March 2019 Blackstone Acquisition, which financial forecasts and other information and data were subsequently superseded by updated information not available as of, and not reflected in, the Additional July 3, 2019 Discussion Materials. The Additional July 3, 2019 Discussion Materials did not include or derive any equity value reference range or indicative purchase price from or as a result of the financial forecasts and other information. Although subsequent developments may affect the preliminary financial considerations and other information in the Discussion Materials, Citi has no obligation to update, revise or reaffirm the Discussion Materials.

In preparing the Discussion Materials, Citi reviewed a variety of preliminary financial and comparative matters, including those summarized below. Citi also considered industry performance, general business, economic, market and financial conditions and other matters existing as of dates proximate to the Discussion Materials, many of which are beyond the control of TGE and BIA. No company, business or transaction reviewed is identical or directly comparable to TGE or the Transactions, nor is such review entirely mathematical; rather, such review involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results observed.

The estimates or results contained in the Discussion Materials are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the Discussion Materials. In addition, the results of a financial review of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s review were inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Transactions. The type and amount of consideration payable in the Transactions were determined through negotiations between the Conflicts Committee and the Blackstone Parties and the decision to enter into the Merger Agreement was that of the parties to the Merger Agreement. The Discussion Materials were only one of many factors considered by BIA and should not be viewed as determinative of the views of BIA or any other person with respect to the Transactions or any consideration payable in the Transactions.

Discussion Materials

July 3, 2019 Discussion Materials. The July 3, 2019 Discussion Materials included, based on public filings and other publicly available information, an overview of:

•

the premiums or discounts implied by the cash consideration proposed to be paid or paid, as applicable, in the following seven selected two-step transactions (in which a controlling interest was acquired or proposed to be acquired in the first step, with the remaining portion to be acquired in a second step)

involving target entities with operations in the midstream energy industry based on the securities prices of such target entities at the initial and final offer stages of such transactions:

Announced (Second Step)	Acquiror	Seller/Target
March 2019	• ArcLight Energy Partners Fund V, L.P.	• American Midstream Partners, LP

November 2018	• ArcLight Energy Partners Fund VI, L.P.	• TransMontaigne Partners L.P.

June 2017	• Worldpoint Terminals, Inc.	• Worldpoint Terminals, LP

May 2017	• VTTI B.V.	• VTTI Energy Partners LP

November 2016	• TransCanada Corporation	• Columbia Pipeline Partners LP

January 2009	• Harold Hamm and affiliates	• Hiland Partners LP

May 2006	• Management, Goldman Sachs Capital Partners, American International Group, Inc., The Carlyle Group and Riverstone Holdings LLC	• Kinder Morgan, Inc.

Citi observed overall low to high one-day premiums or discounts implied by the initial offers and final offers in such transactions, based on the unaffected securities prices of the target entities, of approximately 1.9% to 20.3% and (8.7)% to 27.4%, respectively.

•

the historical trading performance, relative to the Alerian MLP Index over certain periods, of the securities of target entities with operations in the midstream energy industry involved in the following nine selected transactions, consisting of five take-private transactions by financial sponsors and four cash tender offers for master limited partnerships, and the premiums implied by the initial offers and final offers, as applicable, in such transactions over various periods:

Announced	Acquiror	Seller/Target
March 2019	• ArcLight Energy Partners Fund V, L.P.	• American Midstream Partners, LP

November 2018	• ArcLight Energy Partners Fund VI, L.P.	• TransMontaigne Partners L.P.

August 2017	• Zenith Energy, L.P.	• Arc Logistics Partners LP

June 2017	• Worldpoint Terminals, Inc.	• Worldpoint Terminals, LP

May 2017	• Energy Transfer Partners, L.P.	• PennTex Midstream Partners, LP

May 2017	• VTTI B.V.	• VTTI Energy Partners LP

January 2017	• Enbridge Inc.	• Midcoast Energy Partners, L.P.

November 2016	• TransCanada Corporation	• Columbia Pipeline Partners LP

January 2009	• Harold Hamm and affiliates	• Hiland Partners LP

Citi observed the following premiums implied by the initial offers and final offers (as applicable) in the selected transactions listed above, based on the unaffected securities prices of the target entities:

•	overall low to high initial offer one-day premiums: 1.9% to 20.3%;

•	overall low to high initial offer 20-day volume-weighted average premiums: 1.1% to 29.5%;

•	initial offer 30-day volume-weighted average premium in the Enbridge Inc./Midcoast Energy Partners, L.P. transaction: 5.5%;

•

initial offer 30-day average premiums in the Energy Transfer Partners, L.P./PennTex Midstream Partners, LP and TransCanada Corporation/Columbia Pipeline Partners LP transactions: 19.5% and 11.3%, respectively;

•	overall low to high final offer one-day premiums: 5.8% to 26.6%;

•	overall low to high final offer 20-day volume-weighted average premiums: 5.6% to 36.6%; and

•	final offer 30-day average premium in the TransCanada Corporation/Columbia Pipeline Partners LP transaction: 20.1%.

Additional July 3, 2019 Discussion Materials. The Additional July 3, 2019 Discussion Materials included, based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information, and financial forecasts and other information and data relating to TGE prepared by the management of BIA in connection with the March 2019 Blackstone Acquisition, as applicable, an overview of:

•

the historical trading performance of Class A shares relative to the Alerian MLP Index and the historical trading performance, during the 12-month period ended July 2, 2019 and during the periods from announcement or consummation of the March 2019 Blackstone Acquisition to July 2, 2019, of the securities of the following 12 selected publicly traded entities with operations in the midstream energy industry and long-haul crude and/or natural gas pipelines:

• DCP Midstream, LP • Enbridge Inc. • Energy Transfer LP • Enterprise Products Partners L.P. • Kinder Morgan, Inc. • Magellan Midstream Partners, L.P.	• MPLX LP • ONEOK, Inc. • Plains All American Pipeline, L.P. • Targa Resources Corp. • TC Energy Corporation • The Williams Companies, Inc.

•

the premiums or discounts implied by certain illustrative purchase prices for Class A shares relative to historical trading prices of Class A shares on certain dates or over certain periods during the 12-month period ended July 2, 2019, which indicated, during the period from July 2, 2018 to July 2, 2019, low and high closing prices for Class A shares of $20.05 and $26.35 per share, respectively, and discounts or premiums implied by illustrative purchase prices ranging from $23.00 to $26.00 per Class A share of approximately (12.7)% to 29.7%.

•

selected Wall Street research analysts’ price targets and investment recommendations for Class A shares publicly available as of July 2, 2019 and publicly available proximate to dates both before and after announcement of the March 2019 Blackstone Acquisition, which indicated overall low to high target price ranges for Class A shares as of July 2, 2019 of $24.00 to $28.00 per share (with a median of $26.00 per share) and overall low to high target price ranges for Class A shares before and after announcement of the March 2019 Blackstone Acquisition of $23.00 to $28.00 per share (with a median of $26.00 per share).

•

certain financial and stock market information, including enterprise values as a multiple of calendar years 2019 and 2020 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), indicative yields and estimated yields for calendar years 2019 and 2020, securities prices (as of July 2, 2019) as a multiple of calendar years 2019 and 2020 estimated distributable cash flow per share or unit, estimated dividend or distribution coverage ratios for calendar years 2019 and 2020 and debt as a multiple of calendar year 2019 estimated EBITDA, relating to TGE and the following 11 selected publicly traded entities with operations in the midstream energy industry and long-haul crude and/or natural gas pipelines:

• DCP Midstream, LP • Enbridge Inc. • Energy Transfer LP • Enterprise Products Partners L.P. • Kinder Morgan, Inc. • MPLX LP	• ONEOK, Inc. • Plains All American Pipeline, L.P. • Targa Resources Corp. • TC Energy Corporation • The Williams Companies, Inc.

Citi observed the following overall low to high ranges of such metrics for the selected entities relative to those observed for TGE:

Selected Entities

•

enterprise values to estimated EBITDA multiples for calendar years 2019 and 2020: 8.0x to 14.9x (with a mean of 11.3x and a median of 10.9x) and 8.0x to 12.4x (with a mean of 10.4x and a median of 10.3x), respectively;

•	indicative yields as of July 2, 2019: 4.6% to 10.6% (with a mean of 6.8% and a median of 6.0%);

•	estimated yields for calendar years 2019 and 2020: 4.6% to 10.6% (with a mean of 6.8% and a median of 6.1%) and 5.1% to 10.7% (with a mean of 7.2% and a median of 6.3%), respectively;

•

estimated distributable cash flow per share or unit multiples for calendar years 2019 and 2020: 6.2x to 14.4x (with a mean of 9.9x and a median of 9.6x) and 6.4x to 12.4x (with a mean of 9.3x and a median of 9.4x, respectively);

•

estimated dividend or distribution coverage ratios for calendar years 2019 and 2020: 0.86x to 2.35x (with a mean of 1.63x and a median of 1.57x) and 1.10x to 2.26x (with a mean of 1.60x and a median of 1.53x), respectively; and

•	debt to estimated EBITDA multiples for calendar year 2019: 3.3x to 5.3x (with a mean and median of 4.2x).

TGE

•	enterprise value to estimated EBITDA multiple for calendar years 2019 and 2020: 10.0x;

•	indicative yield as of July 2, 2019: 9.4%;

•	estimated yields for calendar years 2019 and 2020: 9.8% and 10.3%, respectively;

•	estimated distributable cash flow per share or unit multiples for calendar years 2019 and 2020: 7.9x and 8.0x, respectively;

•	estimated dividend or distribution coverage ratios for calendar years 2019 and 2020: 1.28x and 1.21x, respectively; and

•	debt to estimated EBITDA multiple for calendar year 2019: 4.8x.

•

the premiums or discounts implied by the initial and final cash consideration proposed to be paid or paid, as applicable, in the following 12 selected precedent transactions involving target entities with operations in the midstream energy industry, referred to as the selected precedent transactions, based on the unaffected securities prices of the target entities:

Announced	Acquiror	Seller/Target
May 2019	• IFM Global Infrastructure Fund	• Buckeye Partners, L.P.

March 2019	• ArcLight Energy Partners Fund V, L.P.	• American Midstream Partners, LP

November 2018	• ArcLight Energy Partners Fund VI, L.P.	• TransMontaigne Partners L.P.

August 2017	• Zenith Energy, L.P.	• Arc Logistics Partners LP

June 2017	• Worldpoint Terminals, Inc.	• Worldpoint Terminals, LP

May 2017	• Energy Transfer Partners, L.P.	• PennTex Midstream Partners, LP

May 2017	• VTTI B.V.	• VTTI Energy Partners LP

January 2017	• Enbridge Inc.	• Midcoast Energy Partners, L.P.

November 2016	• TransCanada Corporation	• Columbia Pipeline Partners LP

March 2016	• TransCanada Corporation	• Columbia Pipeline Group, Inc.

January 2009	• Harold Hamm and affiliates	• Hiland Partners LP

May 2006	• Management, Goldman Sachs Capital Partners, American International Group, Inc., The Carlyle Group and Riverstone Holdings LLC	• Kinder Morgan, Inc.

Citi observed, for the related-party transactions (composed of the selected precedent transactions other than IFM Global Infrastructure Fund/Buckeye Partners, L.P., Zenith Energy, L.P./Arc Logistics Partners LP and TransCanada Corporation/Columbia Pipeline Group, Inc.), the following overall low to high premiums or discounts in such transactions, based on the unaffected securities prices of the target entities:

•	initial offer one-day premiums: 1.9% to 20.3% (with a mean of 10.4% and a median of 6.1%);

•	final offer one-day premiums or discounts: (8.7)% to 27.4% (with a mean of 10.4% and a median of 11.1%);

•	final offer one-week average premiums or discounts: (9.9)% to 28.8% (with a mean of 10.0% and a median of 11.9%); and

•	final offer one-month average premiums or discounts: (14.8)% to 49.1% (with a mean of 13.6% and a median of 9.0%).

August 6, 2019 Discussion Materials. The August 6, 2019 Discussion Materials included, based on publicly available information, an overview of, among other things, the premiums or discounts implied by the initial and final cash consideration proposed to be paid or paid, as applicable, in the related-party transactions and one additional related-party transaction announced on August 5, 2019 involving the acquisition of Blueknight Energy

Partners, L.P. by Ergon, Inc., based on the affected and unaffected securities prices of the target entities, which indicated the following overall low to high premiums or discounts in such related-party transactions:

•	initial offer one-day premiums to unaffected securities prices: 1.9% to 20.3% (with a mean of 8.2% and a median of 5.2%);

•	final offer one-day premiums to affected securities prices: 4.3% to 31.3% (with a mean of 13.9% and a median of 8.7%);

•	final offer one-day premiums or discounts to unaffected securities prices: (8.7)% to 27.4% (with a mean of 9.4% and a median of 8.5%);

•	final offer one-week average premiums or discounts to unaffected securities prices: (9.9)% to 28.8% (with a mean of 9.4% and a median of 9.1%); and

•	final offer one-month average premiums or discounts to unaffected securities prices: (14.8)% to 49.1% (with a mean of 12.7% and a median of 8.0%).

Miscellaneous

BIA has agreed to pay Citi for its financial advisory services in connection with the Transactions an aggregate fee contingent upon consummation of the Merger of up to $4 million, of which $2 million is payable at BIA’s sole discretion. Citi and/or certain of its affiliates also expect to participate in the proposed financing for the Transactions, for which services Citi and/or such affiliates currently expect to receive fees of up to approximately $3 million depending on the final terms and sources for such financing. In addition, BIA has agreed to reimburse Citi for its expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.

Citi and its affiliates in the past have provided and in the future may provide investment banking, commercial banking and other similar financial services to The Blackstone Group Inc. (“The Blackstone Group”) and/or certain of its affiliates, including BIA, and portfolio companies unrelated to the proposed Transactions, for which services Citi and its affiliates have received and would expect to receive compensation, including, during the approximately two-year period prior to November 30, 2019, (i) having acted or acting as (a) financial advisor in connection with certain merger and acquisition transactions, including the March 2019 Blackstone Acquisition, and related transactions, and (b) joint lead arranger, joint bookrunner, co-manager and/or administrative agent for certain debt and equity offerings, and/or as a lender under certain credit facilities, and (ii) having provided or providing various other financial services, for which services referenced in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $320 million. Citi and its affiliates also in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to TGE and certain of its subsidiaries, for which services Citi and its affiliates have received and expect to receive compensation, including, during the approximately two-year period prior to November 30, 2019, having acted or acting as (i) joint bookrunner for a debt offering of a subsidiary of TGE and (ii) joint lead arranger and documentation agent for, and/or as a lender under, certain credit facilities of TGE and its subsidiaries, for which services referenced in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $2.5 million. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of The Blackstone Group, TGE, other parties involved in the Transactions, and their respective affiliates and/or portfolio companies, as applicable, for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with The Blackstone Group, TGE, other parties involved in the Transactions, and their respective affiliates and/or portfolio companies, as applicable.

BIA selected Citi as a financial advisor to BIA in connection with the Transactions based on Citi’s reputation, experience and familiarity with The Blackstone Group, TGE and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Position of the Blackstone Parties as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the Blackstone Parties is an Affiliate of TGE that is engaged in the “going private” transaction and, therefore, is required to express its position as to the fairness of the Merger to TGE’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Blackstone Parties are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Blackstone Parties as to the fairness of the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 was filed with the SEC) should not be construed as a recommendation to any TGE Unaffiliated Shareholder as to how such shareholder should vote on the proposal to approve the Merger Agreement.

The Blackstone Parties did not undertake an independent evaluation of the fairness of the Merger to the TGE Unaffiliated Shareholders or engage a financial advisor for such purpose. However, based on (A) the procedural safeguards implemented during the negotiation of the Merger Agreement, which included the delegation by the TGE GP Board to the Conflicts Committee of the full power, authority and responsibilities of the TGE GP Board to, on behalf of TGE, the TGE Unaffiliated Shareholders and TGE GP in its capacity as general partner of TGE, (1) review and evaluate the terms and conditions of the proposed Transactions; (2) negotiate, or delegate to any person or persons the ability to negotiate the terms and conditions of the proposed Transactions; (3) determine whether or not to grant “Special Approval,” as such term is defined in the Partnership Agreement, and to approve the proposed Transactions, including the authority to reject the proposed Transactions, and the definitive agreements related thereto on such terms and conditions as may ultimately be negotiated; and (4) make a recommendation to the TGE Unaffiliated Shareholders as to what action, if any, should be taken by the TGE Unaffiliated Shareholders with respect to the proposed Transactions, and (B) the other factors, analysis and conclusions of the Conflicts Committee with respect to the fairness of the proposed Merger to the TGE Unaffiliated Shareholders (See “Special Factors—Reasons for the Conflicts Committee’s Recommendation”), which factors, analysis and conclusions the Blackstone Parties expressly adopt as their own, the Blackstone Parties believe that the Merger is substantively and procedurally fair to the TGE Unaffiliated Shareholders.

Because the Blackstone Parties consider TGE to be a viable going concern, the Blackstone Parties believe that the liquidation value of the Class A shares is irrelevant to a determination as to whether the Merger is fair to the TGE Unaffiliated Shareholders. Accordingly, the Blackstone Parties did not consider the liquidation value of TGE’s assets and did not perform a liquidation analysis.

The Blackstone Parties did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the Merger Consideration to the TGE Unaffiliated Shareholders because, in the Blackstone Parties’ view, net book value is indicative of neither the Partnership’s market value nor its value as a going concern, but rather is an indicator of historical costs.

The foregoing discussion of the information and factors considered and given weight by the Blackstone Parties is not intended to be exhaustive, but includes the factors considered by the Blackstone Parties that each believes to be material to the fairness determination regarding the fairness of the Merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The Blackstone Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, the Blackstone Parties made their fairness determination after considering all of the factors as a whole.

The Blackstone Parties’ Purpose and Reasons for the Merger

Under the SEC rules governing “going private” transactions, each of the Blackstone Parties is an Affiliate of TGE that is engaged in the “going private” transaction and, therefore, each is required to express its purposes and reasons for the Merger to TGE’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Blackstone Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

If the Merger is completed, TGE will be owned by the Sponsors and certain of their Affiliates and co-investors. For the Blackstone Parties, the purpose of the Merger is to effectuate the transactions contemplated by the Merger Agreement and to bear the rewards and risks of such ownership after the Class A shares cease to be publicly traded. The Blackstone Parties did not consider any alternatives for achieving these purposes.

The Blackstone Parties believe that becoming a private entity would provide TGE with greater capital allocation flexibility as it relates to capital projects, distributions and leverage. As a private entity, TGE would be free of the expectation by public investors of steady, predictable and growing distributions. This would permit TGE to change distribution levels when it is in TGE’s long-term interest to fund capital projects or manage leverage levels with internally generated cash flow. In addition, the Blackstone Parties view TGE as a platform for future investment and long-term compounding returns, which are often difficult to achieve as a public company driven by the investment community’s focus on short-term, often quarterly, financial results. Further, the Blackstone Parties considered what they believed were competitive advantages of TGE’s ceasing to be a public entity, including less transparency to competitors. Finally, absent the reporting and other substantial burdens placed on public entities, the Blackstone Parties believe that the management and employees of TGE and TGE GP will be able to better execute on TGE’s future strategic plans due to increased time and narrowed focus. Following the March 2019 Blackstone Acquisition, the Blackstone Parties developed increasing confidence that once TGE is a private company with the advantages discussed above, implementing the organizational and strategic changes necessary to maximize long-term shareholder returns would be easier. Accordingly, once the Blackstone Parties developed confidence that sufficient equity and debt capital was available to complete a transaction in the summer of 2019, the Blackstone Parties determined to proceed with pursuing the Merger, and initially proposed the Merger on August 27, 2019.

The Blackstone Parties have undertaken to pursue the Merger at this time for the reasons described above, as well as due to the Blackstone Parties’ desire to maximize long-term investment returns for their partners.

Although the Blackstone Parties believe that there will be certain opportunities associated with their investment in TGE if the Merger is completed, the Blackstone Parties realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of TGE) and that such opportunities may never be fully realized.

The Blackstone Parties believe that a merger transaction is preferable to other transaction structures because the Merger (i) will enable Buyer to acquire all of the outstanding Class A shares not owned by the Sponsors at the same time and (ii) represents an opportunity for the TGE Unaffiliated Shareholders to receive price certainty at a premium for their Class A shares in the form of the Merger Consideration based on the Merger Consideration representing a 56.4% premium to the $14.35 closing price per Class A share on August 27, 2019, the date that the Blackstone Parties delivered the initial offer to the Conflicts Committee. Furthermore, the Blackstone Parties believe that structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of TGE in a single step, without the necessity of financing separate purchases of Class A shares in a tender offer and implementing a second-step merger to acquire any Class A shares not tendered in any such tender offer, and without incurring any additional transaction costs associated with such activities.

Effects of the Merger

If the Merger is completed, (i) each issued and outstanding Class A share, except for any Sponsor Shares, will be converted as of the Effective Time into the right to receive $22.45 in cash without any interest thereon, (ii) all of the Class A shares converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be cancelled and cease to exist, (iii) the limited partners of Buyer immediately prior to the Effective Time and the Sponsors and their respective Affiliates will own all of the outstanding Class A shares, (iv) the Class A shares will no longer be listed on the NYSE and (v) the registration of the Class A shares with the SEC under the Exchange Act will be terminated.

At the Effective Time, (a) all the property, rights, privileges, powers and franchises and all and every other interest of TGE shall continue in TGE as the surviving entity, (b) all the property, rights, privileges, powers and franchises and all and every other interest of Buyer shall vest in TGE as the surviving entity, (c) all claims, obligations, debts, liabilities and duties of TGE shall continue in TGE as the surviving entity, (d) all claims, obligations, debts, liabilities and duties of Buyer shall become the claims, obligations, debts, liabilities and duties of TGE as the surviving entity, (e) by virtue of the Merger, (i) all TGE Shareholders immediately prior to the Effective Time (other than the limited partners of Buyer immediately prior to the Effective Time, the Sponsors and their respective Affiliates, and the Unaffiliated Class B Limited Partners) will cease to be TGE Shareholders and (ii) the limited partners of Buyer immediately prior to the Effective Time, the Sponsors and their respective Affiliates, and the Unaffiliated Class B Limited Partners will be the only limited partners of, and will hold all of the Class A shares and Class B shares of, the surviving entity, (f) TGE GP shall continue as the sole general partner of TGE holding a non-economic general partner interest in TGE and (g) TGE shall continue without dissolution.

The Sponsors and Blackstone GP Acquiror own, in the aggregate, (i) 100% of the membership interests in TGE GP, (ii) 23,652,463 Class A shares and 100,655,121 Class B shares, which represent approximately 44.1% of the total outstanding equity interests of TGE as of February 7, 2020, and (iii) 100,655,121 TE Units in TE. The Class A shares and Class B shares owned by the Sponsors as of February 7, 2020 represent an ownership of 44.1% of TGE’s net book value and net income. Following the consummation of the Merger and the purchase and sale of the Retained Interests pursuant to the Lock-Up and Non-Compete Agreements, the Sponsors will own 100% of TGE’s outstanding Class A shares and Class B shares and will have a corresponding 100% interest in TGE’s net book value and net income.

TGE’s net income for the nine months ended September 30, 2019 was $357.1 million and TGE’s net book value as of September 30, 2019 was $2,261.0 million.

The table below sets forth the Sponsors’ direct and indirect interests in TGE’s net book value and net income before the Merger and following the Merger, based on TGE’s net income for the nine months ended September 30, 2019 and net book value as of September 30, 2019.

	Ownership Prior to the Merger			Ownership Following the Merger
	% Ownership of Class A and Class B shares	Net book value as of Sept. 30, 2019	Net income for the nine months ended Sept. 30, 2019	% Ownership of Class A and Class B shares	Net book value as of Sept. 30, 2019	Net income for the nine months ended Sept. 30, 2019
		(in millions)			(in millions)
Sponsors	44.1%	$567.5	$181.4	100.0%	$2,177.6	$352.7
TGE Unaffiliated Shareholders	55.3%	$1,605.4	$169.1	—	—	—
Unaffiliated Class B Limited Partners	0.6%	$4.7	$2.2	—	—	—
Non-controlling interest associated with less than wholly-owned subsidiaries	—	$83.4	$4.4	—	$83.4	$4.4
Total	100%	$2,261.0	$357.1	100%	$2,261.0	$357.1

Primary Benefits and Detriments of the Merger

Benefits and Detriments to Holders of Class A Shares

The primary benefits of the Merger to the holders of Class A shares that will not have a continuing interest in TGE following the Merger include the following:

•

The receipt by such holders of $22.45 in cash per Class A share held by them, without any interest thereon, representing a 56.4% premium to the $14.35 closing price per Class A share on August 27, 2019, the date that the Blackstone Parties delivered the initial offer to the Conflicts Committee.

•

The avoidance of all downside risk associated with the continued ownership of Class A shares, including any possible decrease in the future revenues and free cash flow, growth or value of TGE following the Merger.

The primary detriments of the Merger to the holders of Class A shares that will not have a continuing interest in TGE following the Merger include the following:

•	The Class A share price had historically traded higher for a significant portion of its trading history, having priced at $29 per Class A share at its initial public offering.

•

Such holders will cease to have an interest in TGE and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of TGE or payment of distributions on Class A shares.

•

The receipt of cash by a U.S. holder (as defined in “Certain Material U.S. Federal Income Tax Consequences”) in exchange for a Class A share pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes. As a result, a U.S. holder that holds a Class A share as a capital asset and that receives cash in exchange for the Class A share will generally recognize capital gain as a result of the Merger for U.S. federal income tax purposes if the amount of cash received exceeds the U.S. holder’s adjusted tax basis in such Class A share. See “Certain Material U.S. Federal Income Tax Consequences.”

Benefits and Detriments to TGE and the Blackstone Parties

The primary benefits of the Merger to TGE and the Blackstone Parties include the following:

•

If TGE successfully executes its business strategy, the value of the Sponsors’ equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of TGE or the payment of distributions, if any, that would accrue to the Sponsors.

•

TGE will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, TGE currently faces public shareholder and investment analyst pressure to make decisions that may produce better short-term results, but which may not over the long-term lead to a maximization of their equity value.

•	TGE will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•

The directors, officers and beneficial owners of more than 10% of the Class A shares will be relieved of the reporting requirements and liabilities for short-swing profit recovery under Section 16 of the Exchange Act.

•

The Sponsors, as the owners of TGE, will become the beneficiaries of the savings associated with the reduced burden of complying with the substantive requirements that federal securities laws, including the Sarbanes-Oxley Act of 2002, impose on public companies. It is currently estimated that the amount of any regulatory compliance cost savings will be approximately $.4 million per year.

The primary detriments of the Merger to TGE and the Blackstone Parties include the following:

•

The Merger is being undertaken during a time of suppressed commodity prices, and all of the risk of any possible decrease in the revenues and free cash flow, growth or value of TGE following the Merger will be borne by the Sponsors.

•	Following the Merger, there will be no trading market for the equity securities of TGE, as the surviving entity.

•	The risk that potential benefits sought in the Merger may not be realized.

Interests of Certain Persons in the Merger

General

In considering the recommendation of the Conflicts Committee with respect to the Merger Proposal, the TGE Shareholders holding Class A shares should be aware that certain of the executive officers and directors of TGE GP have interests in the transaction that differ from, or are in addition to, the interests of the holders of Class A shares generally. These interests are summarized below.

The members of the Conflicts Committee were aware of these interests and the relationships described below and considered them in making their determinations and recommendations with respect to the Merger Agreement and the Transactions. These interests and relationships, to the extent material, are further described below. For additional information, please read “—Background of the Merger,” and “—Reasons for the Conflicts Committee’s Recommendation.”

Compensation of the Conflicts Committee

Officers or employees of TGE GP or its Affiliates, including certain directors affiliated with Blackstone, who serve as directors of TGE GP do not receive additional compensation for such service. In 2019, those directors of TGE GP who were not excluded from receiving compensation were paid cash compensation consisting of (i) a quarterly cash payment of $10,000 with respect to the first quarter of 2019, and (ii) a quarterly cash payment of $20,000 with respect to the remaining quarters of 2019. Each of the members of the Conflicts Committee received such cash compensation, resulting in an effective annual cash payment of $70,000 in 2019. In addition, as part of regular director compensation, each of the members of the Conflicts Committee received grants of 3,000 TGE EPSs in June 2019 and Mr. Gerke received a grant of 3,600 TGE EPSs in February 2019. All directors of TGE GP, including the members of the Conflicts Committee, are also reimbursed for out-of-pocket expenses in connection with their service as directors, including costs incurred to attend meetings.

The members of the Conflicts Committee did not receive any additional compensation for their participation with the transaction process.

Equity Interests of Directors and Executive Officers in TGE GP; Consideration to be Received in Connection with the Merger

Certain TGE GP executive officers and directors own Class A shares and Class B shares, as further described below in “Security Ownership of Certain Beneficial Owners, Management and the Blackstone Parties—Ownership of Tallgrass Energy, LP by TGE GP’s Directors and Officers.” Except for Retained Interests (as defined below in “Information Concerning the Blackstone Parties—Past Contacts, Transactions, Negotiations and Agreements Involving TGE and the Blackstone Parties”) subject to the Lock-Up and Non-Compete Agreements, (i) all Class A shares held by TGE GP executive officers and directors will be converted into the Merger Consideration in connection with the Merger and (ii) each Class B share and TE Unit issued and outstanding and held by TGE GP executive officers and directors immediately prior to the Effective Time will be unaffected by the Merger and will be unchanged and remain outstanding, and no consideration will be delivered in respect thereof. Pursuant to the Lock-Up and Non-Compete Agreements, each March Lock -Up Party has elected to sell all of his Retained Interests to Blackstone GP Acquiror or its designees at a price of $26.25 per Class A share or per Class B share and corresponding TE Unit. The $26.25 per share price was first agreed to in the Lock-Up and Non-Compete Agreements entered into in January 2019 and equals the sum of (i) the $22.43 per Class A share and per Class B share and corresponding TE Unit paid by the Sponsors in the March 2019 Blackstone Acquisition and (ii) the $3.82 Deferred GP Payment. This $3.82 Deferred GP Payment was deferred and not paid with respect to the Retained Interests in the March 2019 Blackstone Acquisition. Instead, the March Lock-Up Parties were entitled to receive a separate deferred payment of $3.82 per share with respect to the Retained Interests, pursuant to the Lock-Up and Non-Compete Agreements, on March 11, 2020 if a take-private transaction agreement had not been entered into prior to such time. However, because of the execution of the Merger Agreement, the March Lock-Up Parties will forego their right to a separate payment of the $3.82 per share Deferred GP Payment, and instead receive $26.25 per share, which after deducting the $3.82 per share Deferred GP Payment, corresponds to $22.43 per Class A share, or $0.02 per share less than the $22.45 per share Merger Consideration.

Retained Interests held by current and former executive officers and directors of TGE GP consist of an aggregate of 3,210,085 Class A shares and 649,832 Class B shares (together with an equal number of TE Units).

The following table sets forth the Retained Interests beneficially owned by TGE GP executive officers and directors prior to the Merger, each as of February 7, 2020, along with the value of cash consideration expected to be received by each such TGE GP executive officer and/or director on account of each such person’s ownership of Class A shares and Class B shares that constitute the Retained Interests, in connection with the consummation of the Merger, as well as (i) the incremental amount to be received by each such person in excess of what would be received had the holder received the same Merger Consideration as the TGE Unaffiliated Shareholders under the Merger Agreement and (ii) the amount of Deferred GP Payment that would have been paid to each March Lock-Up Party pursuant to the Lock-Up and Non-Compete Agreements had a take-private transaction agreement not been entered into prior to March 11, 2020.

Name of Beneficial Owner	Positions with TGE GP	Class A Shares Subject to Lock-Up and Non-Compete Agreements		Class B Shares Subject to Lock-Up and Non-Compete Agreements		Total Consideration to be Received for Retained Interests	Incremental Consideration Received Due to Lock-Up and Non-Compete Agreements in Excess of Merger Consideration(10)	Amount of Deferred GP Payment that Would Have Been Paid in Absence of Take Private(11)
David G. Dehaemers, Jr.(1)	Former Chief Executive Officer and Former Director	1,806,319	(2)	—		$47,415,873.75	$6,864,012.20	$6,900,138.58
William R. Moler(3)	Chief Executive Officer, Director; Former President and Chief Operating Officer, Director	1,403,766	(4)	—		$36,848,857.50	$5,334,310.80	$5,362,386.12
Gary Brauchle(5)(6)	Executive Vice President and Chief Financial Officer	—		545,909	(7)	$14,330,111.25	$2,074,454.20	$2,085,372.38
Christopher R. Jones(8)	Executive Vice President, General Counsel and Secretary	—		103,983	(9)	$2,729,553.75	$395,135.40	$397,215.06

(1)	Mr. Dehaemers retired from his position as Chief Executive Officer effective on November 24, 2019, and as a director effective as of December 31, 2019.
(2)

Mr. Dehaemers indirectly owns these Class A shares through the David G. Dehaemers, Jr. Revocable Trust, dated April 26, 2006, for which the he serves as trustee. Mr. Dehaemers disclaims beneficial ownership of such Class A shares except to the extent of his pecuniary interest therein.

(3)

Mr. Moler also beneficially owns 111,850 Class A shares that do not constitute Retained Interests and for which he will receive Merger Consideration. Mr. Moler owns 95,522 of such Class A shares through the William R. Moler Revocable Trust U.T.A. dated August 27, 2013, for which Mr. Moler serves as trustee, and Mr. Moler disclaims beneficial ownership of such 95,522 Class A shares except to the extent of his pecuniary interest therein.

(4)

Mr. Moler owns these Class A shares through the William R. Moler Revocable Trust U.T.A. dated August 27, 2013, for which Mr. Moler serves as trustee. Mr. Moler disclaims beneficial ownership of such Class A shares except to the extent of his pecuniary interest therein.

(5)	Mr. Brauchle informed the TGE GP Board of his resignation from his position as Executive Vice President and Chief Financial Officer effective on February 14, 2020.
(6)	Mr. Brauchle also beneficially owns 161,434.41 Class A shares that do not constitute Retained Interests and for which he will receive Merger Consideration.
(7)

Mr. Brauchle indirectly owns these Class B shares under trust agreement dated April 10, 2014, for Mr. Brauchle serves as trustee. Mr. Brauchle disclaims beneficial ownership of such Class B shares except to the extent of his pecuniary interest therein.

(8)	Mr. Jones also beneficially owns 343,458 Class A shares that do not constitute Retained Interests and for which he will receive Merger Consideration.
(9)

Mr. Jones indirectly owns these Class B shares through the Amended and Restated Christopher R. Jones Revocable Trust under Trust Indenture dated March 6, 2019, and disclaims beneficial ownership of such Class B shares except to the extent of his pecuniary interest therein.

(10)

Calculated by subtracting the amount that each March Lock-Up Party would have received for the Retained Interests at $22.45 per share, the amount payable under the Merger Agreement, from the amount that each March Lock-Up Party will receive for the Retained Interests at $26.25 per share under the Lock-Up and Non-Compete Agreements.

(11)	Calculated by multiplying the number of Retained Interests by $3.82 per share, the amount of the Deferred GP Payment.

For additional information regarding the Lock-Up and Non-Compete Agreements, please see “—Lock-Up and Non-Compete Agreements.”

Treatment of Equity Awards

Some of the directors and executive officers of TGE GP hold outstanding awards of TGE EPSs that have not yet vested. An aggregate of 12,000 TGE EPSs held by Guy G. Buckley, Roy N. Cook, Thomas A. Gerke and Terrance D. Towner, each a director of TGE GP, will vest upon consummation of the Merger pursuant to the terms of the TGE LTIP and the applicable award agreement. Messrs. Cook, Gerke and Towner are also members of the Conflicts Committee.

The following table sets forth the TGE EPSs that will vest upon consummation of the Merger:

Name of Beneficial Owner	Number of TGE EPSs held
Guy G. Buckley	3,000
Roy N. Cook	3,000
Thomas A. Gerke	3,000
Terrance D. Towner	3,000

Pursuant to the Merger Agreement, except to the extent otherwise expressly set forth in any award of TGE EPSs granted after December 16, 2019, immediately prior to the Effective Time, each award of TGE EPSs then outstanding will continue to remain outstanding, subject to the terms and conditions (including with respect to vesting and forfeiture) applicable to such award immediately prior to the Effective Time, provided that any performance-based vesting conditions will be waived as of the Effective Time because such vesting conditions were generally tied to achieving distribution targets that are less applicable for a private entity. Notwithstanding anything in the TGE LTIPs or the applicable award agreement, and except to the extent otherwise expressly set forth in any award of TGE EPSs granted after December 16, 2019, each award of TGE EPSs will be settled at the time provided in the applicable award agreement in an amount of cash per TGE EPS equal to the Fair Market Value (as defined in the applicable TGE LTIP) of a Class A share on the date of settlement.

For more information regarding outstanding awards of TGE EPSs that have not yet vested held by directors and executive officers of TGE GP, see “Security Ownership of Certain Beneficial Owners, Management and the Blackstone Parties—Ownership of Tallgrass Energy, LP by TGE GP’s Directors and Officers.”

Director and Officer Insurance; Indemnification

The Merger Agreement provides that, from and after the Closing, the Buyer Parties and the surviving entity will indemnify and hold harmless any person (together with such person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Closing Date became, an officer, director or manager of any TGE Entity, or who is or was serving, or at any time prior to the Closing Date served, at the request of any TGE Entity, as an officer, director, member, general partner, fiduciary or trustee of another entity (such persons, “TGE Indemnified Parties”), from and against liabilities arising in connection with claims relating to or arising out of the Merger Agreement, the other transaction documents or the Transactions, in which any such TGE Indemnified Party may be involved by reason of its status as a TGE Indemnified Party and its actions or omissions to act on behalf of or for the benefit of TGE in its capacity as a TGE Indemnified Party.

Additionally, the Buyer Parties have agreed to, for a period of six years following the Closing Date (or until the disposition of claims for indemnification or advancement asserted during such six-year period), honor all rights to indemnification existing in favor of the TGE Indemnified Parties as provided in the organizational documents of any TGE Entity as in effect on the date of execution of the Merger Agreement, refrain from amending the organizational documents of any TGE Entity in any manner that would adversely affect the indemnification or exculpation rights of any TGE Indemnified Parties, and maintain fiduciary liability coverage that is no less advantageous to the TGE Indemnified Parties than existing officers’ and directors’ liability insurance policies as of the date of execution of the Merger Agreement.

All of the directors of TGE GP have the right to indemnification under indemnity agreements among such directors, on one hand, and TGE and TGE GP, on the other hand. The executive officers of TGE GP have the right to indemnification under employment agreements among such executive officers, on one hand, and TGE GP and Tallgrass Management, LLC, on the other hand.

Officers of TGE GP

Other than Mr. Brauchle, who has informed the TGE GP Board of his resignation from his position as Executive Vice President and Chief Financial Officer effective on February 14, 2020, each of the executive officers of TGE GP are expected to continue to serve as executive officers of TGE GP following the Merger.

No Golden Parachute or Other Compensation Payable to the Named Executive Officers of TGE in Connection with the Merger

None of the executive officers of TGE GP are entitled to any compensation that is enhanced by reason of the occurrence of the Merger. Section 14A(b) of the Exchange Act and Item 402(t) of Regulation S-K under the

Exchange Act require that companies provide their shareholders with the opportunity to vote to approve, on an advisory non-binding basis, any “golden parachute compensation” for its named executive officers that is based on or otherwise relates to the Merger. Because no “golden parachute” or similar compensation arrangements are to be received by any of the named executive officers of TGE based on or otherwise relating to the Merger, no disclosure is required under Item 402(t) of Regulation S-K and no advisory vote is required by Section 14A(b) and Rule 14(a)-21(c) under the Exchange Act.

Although such payments are not based on or otherwise relating to the Merger, the performance awards provided for under the employment agreements with William R. Moler and Matthew Sheehy will be replaced in connection with the Merger by substantially economically equivalent IRR-based awards linked to returns to private owner(s) on a cumulative basis based on invested equity, distributions received and the fair market value of TGE on December 31, 2024 utilizing an internal rate of return function. To the extent vested, such replacement awards would be settled in cash no later than June 30, 2025.

Lock-Up and Non-Compete Agreements

Pursuant to the Lock-Up and Non-Compete Agreements, in connection with the completion of the Merger, each of the March Lock-Up Parties is entitled to elect to either (a) sell all, but not less than all, of his Retained Interests, which consist of an aggregate of 3,210,085 Class A shares and 1,481,754 Class B shares (together with an equal number of TE Units), to Blackstone GP Acquiror or its designees at the higher of (i) the price being paid to the TGE Unaffiliated Shareholders in the Merger or (ii) $26.25 per Class A share or per Class B share and corresponding TE Unit, $3.82 of which constitutes the Deferred GP Payment, or (b) convert, exchange or contribute for equity interests in an acquisition vehicle or otherwise roll-over all, but not less than all, of his Retained Interests into securities of TE, TGE or their successor entities or holding companies, as applicable, in each case at the higher of (i) the price being paid to the TGE Unaffiliated Shareholders in the Merger or (ii) $26.25 per Class A share or per Class B share and corresponding TE Unit, $3.82 of which constitutes the Deferred GP Payment.

All of the March Lock-Up Parties have elected to sell their respective Retained Interests to Blackstone GP Acquiror or its designees at a price of $26.25 per Class A share or per Class B share and corresponding TE Unit.

In addition, pursuant to the Lock-Up and Non-Compete Agreements, during the Lock-Up Period (as defined below in “Information Concerning the Blackstone Parties—Past Contacts, Transactions, Negotiations and Agreements Involving TGE and the Blackstone Parties”), each March Lock-Up Party has agreed to vote his Retained Interests in a manner consistent with the recommendation of the TGE GP Board.

For additional information regarding the Lock-Up and Non-Compete Agreements, see “Information Concerning the Blackstone Parties—Past Contacts, Transactions, Negotiations and Agreements Involving TGE and the Blackstone Parties.”

Support Agreement

Contemporaneously with the execution and delivery of the Merger Agreement, the Sponsors entered into the Support Agreement with TGE, pursuant to which the Sponsors agreed to vote the 23,652,463 Class A shares and 100,655,121 Class B shares (representing approximately 44.1% of the total voting power of TGE’s outstanding voting securities as of February 7, 2020) held of record and beneficially by the Sponsors in favor of the approval of the Merger Agreement and the Transactions at any meeting of the TGE Shareholders and against any Alternative Proposal (as defined in the Support Agreement).

For additional information, see “The Support Agreement.”

Certain Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash in exchange for Class A shares pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in “Certain Material U.S. Federal Income Tax Consequences”). A U.S. holder that holds Class A shares as capital assets will generally recognize capital gain or loss on the receipt of cash in exchange for Class A shares equal to the difference, if any, between the cash the holder receives in the Merger and the holder’s adjusted tax basis in those Class A shares, as determined on a block-by-block basis.

The U.S. federal income tax consequences of the Merger to a holder of Class A shares will depend on such shareholder’s own tax situation. Accordingly, you are strongly urged to consult your own tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Please read “Certain Material U.S. Federal Income Tax Consequences” for a more complete discussion of certain U.S. federal income tax consequences of the Merger, including with respect to a holder of Class A shares that is a non-U.S. holder (as defined in “Certain Material U.S. Federal Income Tax Consequences”).

Financing of the Merger

Buyer anticipates that the total amount of funds necessary to consummate the Merger and the related transactions will be approximately $3.5 billion. Buyer has represented to TGE and TGE GP that the aggregate proceeds contemplated by the Debt Commitment Letter (or the Alternative Debt Commitment Letter, if applicable, and in each case, subject to any replacement thereof with other debt financing as permitted by the Merger Agreement) and the Equity Commitment Letter, when taken together with funds from the TE Distribution Account and available borrowings under the TEP Credit Agreement, as described below, will be sufficient to consummate the Merger and the related transactions, including payment of the Required Amount. Buyer’s obligation to close the Merger is not conditioned on its ability to obtain financing.

Debt Commitment Letters

Concurrently with the execution of the Merger Agreement, Buyer entered into (i) the Debt Commitment Letter with the Financing Banks, pursuant to which the Financing Banks committed, subject to the terms and conditions set forth therein, to provide senior unsecured increasing rate bridge loans to TEP in an aggregate principal amount of up to $575 million (less the gross proceeds of any offering of senior notes and/or debt securities issued in lieu thereof) to fund a portion of the Merger Consideration and to pay related costs and expenses, (ii) the Alternative Debt Commitment Letter, pursuant to which the Financing Banks committed, subject to the terms and conditions set forth therein, to provide a senior secured term loan facility to one or more direct parent companies of Buyer in an aggregate principal amount of up to $575 million to fund a portion of the Merger Consideration and to pay related costs and expenses and (iii) the Debt Commitment Side Letter with the Financing Banks, pursuant to which the parties thereto agreed, among other things, that the Financing Banks will only be required to provide financing pursuant to the Debt Commitment Letter or the Alternative Debt Commitment Letter (but not both) in accordance with, and subject to, their respective terms and conditions. Unless Buyer elects whether to pursue the financing contemplated by the Debt Commitment Letter or the financing contemplated by the Alternative Debt Commitment Letter in a written notice on or prior to the deadline set forth therein, the Financing Banks holding a majority of the commitments under the Debt Commitment Letter or the Alternative Debt Commitment Letter, as applicable, shall promptly elect to provide financing pursuant to the Debt Commitment Letter or the Alternative Debt Commitment Letter (but not both) in accordance with, and subject to, their respective terms and conditions.

In addition, the Buyer Parties may, in lieu of the debt facilities contemplated by the Debt Commitment Letter or the Alternative Debt Commitment Letter, obtain debt financing under the Credit Agreement pursuant to an amendment thereto. Any such replacement will be subject to the satisfaction of certain criteria set forth in the Merger Agreement, including that the incurrence of loans thereunder shall not be subject to any conditions that could reasonably be expected to make the timely funding of the financing or satisfaction of the conditions to obtaining the financing materially less likely to occur or that could reasonably be expected to materially prevent, impede or delay the timely funding of the Required Amount on the Closing Date or the consummation of the transactions contemplated by the Merger Agreement.

Senior Unsecured Bridge Facility. The Debt Commitment Letter contemplates that either (i) TEP will issue senior unsecured fixed rate high yield notes in a Rule 144A or other private placement on or prior to the closing date yielding at least $575 million in gross proceeds, or (ii) to the extent TEP does not so issue senior unsecured notes on or prior to the closing date, it will borrow up to $575 million (less the gross proceeds of any offering of senior notes and/or other debt securities issued in lieu thereof) under the senior unsecured bridge facility. The senior unsecured bridge facility is contemplated to mature on the first anniversary of the Closing Date and to accrue interest during the first three-month period commencing on the Closing Date at adjusted LIBOR plus 425 basis points with the interest rate increasing by an additional 50 basis points at the beginning of each three-month period thereafter (subject to an agreed upon total cap). The senior unsecured bridge facility will contain mandatory prepayment provisions, representations and warranties and covenants customary for facilities of that type. At maturity of the senior unsecured bridge facility, the outstanding unsecured bridge loans will automatically convert into senior unsecured term loans of an equal principal amount maturing 5 1⁄2 years after the Closing Date subject to various terms and conditions contained in the Debt Commitment Letter. At the option of the applicable lenders, such senior unsecured term loans may be exchanged for senior unsecured exchange notes of an equal principal amount subject to various terms and conditions contained in the Debt Commitment Letter.

Senior Secured Term Loan Facility. The senior secured term loan facility is contemplated to mature seven years after the Closing Date and to amortize in equal quarterly installments in an aggregate annual amount equal to 1% per annum of the original principal amount of the term loans. Interest on the term loans is contemplated by the Alternative Debt Commitment Letter to accrue at adjusted LIBOR plus 525 basis points. The senior secured term loan facility would contain customary mandatory prepayments (including an available cash sweep), representations and warranties and covenants for a facility of that type. The senior secured term loan facility will also include a financial covenant requiring compliance with a debt service coverage ratio of 1.10 to 1.00 at the end of each fiscal quarter. The senior secured term loan facility will be secured by approximately 37% of the economic interests in TE.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which would have allowed lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. In the event that any portion of the debt financing described herein becomes unavailable, or the Buyer Parties become aware of any event or circumstance that makes any portion of the debt financing unavailable (in any case, other than pursuant to a termination and replacement of the Debt Commitment Letter and/or Alternative Debt Commitment Letter as permitted under the Merger Agreement), the Buyer Parties are obligated to use their reasonable best efforts to obtain, as promptly as practicable after such occurrence, alternative financing in an amount at least equal to the commitment under the Debt Commitment Letter (or the Alternative Debt Commitment Letter, if applicable) or such unavailable portion thereunder, which among other things, shall not be subject to any conditions precedent that would constitute “Prohibited Conditions” under the Merger Agreement and shall otherwise be on terms not materially less favorable to the Buyer Parties than the terms and conditions set forth in the Commitment Letters and not materially less favorable to the parties to the Equity Commitment Letter. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the debt financing.

The availability of the debt facilities is subject to certain customary closing conditions, including, but not limited to:

•

the execution and delivery by the borrower and guarantors of definitive documentation with respect to the debt facilities consistent with the Debt Commitment Letter (or the Alternative Debt Commitment Letter, if applicable), together with customary closing deliverables;

•

the accuracy of certain representations and warranties in the Merger Agreement that are material to the interests of the lenders under the debt facility and the accuracy of certain specified representations and warranties in the definitive credit documentation;

•

since the date of the Merger Agreement, there shall have not been any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership Entities (as defined in the Merger Agreement) that has had or would, individually or in the aggregate, reasonably be expected to have a “material adverse effect” (as defined in “The Merger Agreement—Representations and Warranties”);

•

the consummation of the Merger in all material respects in accordance with the Merger Agreement, and the Merger Agreement shall not have been amended or waived in any material respect in a manner materially adverse to the lenders under the debt facilities (in their capacity as such) without the consent of the lead arrangers under the Debt Commitment Letter (or the Alternative Debt Commitment Letter, if applicable), such consent not to be unreasonably withheld, delayed or conditioned;

•	the delivery of customary information with respect to “know-your-customer” and anti-money laundering rules and regulations;

•	in the case of the senior secured term loan facility, the consummation of the equity contribution contemplated by the Equity Commitment Letter;

•	delivery of certain audited, unaudited and pro forma financial statements;

•

as a condition to the availability of the senior unsecured bridge facility, the expiration of a marketing period of 12 consecutive business days following receipt of an offering memorandum in customary form for an offering memorandum used in 144A offerings of high-yield debt securities;

•	as a condition to availability of the senior secured term loan facility, the expiration of a marketing period of 12 consecutive business days following receipt of certain financial information; and

•	payment of all applicable fees and expenses.

The Debt Commitment Letter and Alternative Debt Commitment Letter will each terminate on the earliest to occur of (a) July 23, 2020 if the funding of the facility provided thereunder does not occur prior thereto, (b) the valid termination of the Merger Agreement prior to the consummation of the Merger, (c) the termination thereof by the Buyer and (d) the consummation of the Merger without funding of the facility provided thereunder.

Equity Commitment Letter

Concurrently with the execution of the Merger Agreement, Buyer entered into the Equity Commitment Letter with the Equity Commitment Sponsors, pursuant to which the Equity Commitment Sponsors committed, subject to the terms and conditions set forth therein, to purchase, or cause the purchase of, the equity of Buyer, for an aggregate amount in cash of up to approximately $2.9 billion, representing the aggregate amount of equity capital to be contributed directly or indirectly to Buyer solely for the purpose of allowing Buyer to fund a portion of the Merger Consideration. The obligation of the Equity Commitment Sponsors to fund or cause the funding of their equity commitment is subject to the satisfaction or waiver of various conditions, including (i) the satisfaction or waiver of the conditions to Buyer’s obligations to effect closing under the Merger Agreement, (ii) the concurrent financing under the Debt Commitment Letter or the Alternative Debt Commitment Letter (subject to any replacement thereof with other debt financing as permitted by the Merger Agreement) and (iii) the concurrent consummation of the Merger in accordance with the Merger Agreement.

Other

A portion of the Merger Consideration may be funded with funds from the TE Distribution Account. For more information on the TE Distribution Account, see “The Merger Agreement—Distributions.” In addition, a portion of the Merger Consideration may be funded with available borrowings under the TEP Credit Agreement.

Estimated Fees and Expenses

Under the terms of the Merger Agreement, except for any termination fees described in “The Merger Agreement—Termination Fees” and certain expenses related to the debt financing, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the Merger Agreement and the Transactions, including expenses incurred in connection with the preparation, printing, filing and mailing of this proxy statement and the Schedule 13E-3 and any amendments or supplements thereto, will be borne by the respective party incurring such fees and expenses.

Evercore has provided certain financial advisory services to the Conflicts Committee in connection with the Merger. Under the terms of Evercore’s engagement letter with TGE and the Conflicts Committee, TGE has paid Evercore a fee of $500,000 upon execution of the engagement letter and a fee of $1,250,000 upon Evercore’s rendering its opinion, and has agreed to pay an additional transaction fee of $500,000 upon consummation of the Merger. In addition, TGE has agreed to reimburse Evercore for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify Evercore against certain liabilities and expenses in connection with their engagement, including certain liabilities under federal securities laws. As of February 7, 2020, TGE has paid $1,763,635.28 to Evercore as compensation for its services, including the foregoing fees and $13,635.28 in reimbursement of out-of-pocket expenses incurred by Evercore. For more information about Evercore’s compensation, see “—Opinion of Evercore—Financial Advisor to the Conflicts Committee.”

TGE has retained                as a proxy solicitation and information agent and                 as the paying agent in connection with the Merger.                may contact TGE Shareholders by mail, telephone, facsimile, email and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Merger to beneficial owners.

As compensation for acting as a proxy solicitation and information agent in connection with the Merger,                will receive a fee of $            , a per-call fee of $            and the reimbursement of out-of-pocket expenses. TGE will pay the paying agent $            , and will indemnify the paying agent against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by TGE for customary handling and mailing expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses to be incurred by TGE in connection with the Merger:

Description	Amount
Legal	$
Financial Advisors	$
Printing and Mailing	$
SEC Filing Fees	$
Paying Agent	$
Proxy Solicitation and Information Agent	$
Miscellaneous	$

Total	$

Blackstone is expected to incur and pay fees and expenses of approximately $     in connection with the Merger, consisting primarily of legal and financial advisory fees.

Certain Legal Matters

General

In the Merger Agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations. It is a condition to the consummation of the Merger that required governmental consents and approvals have been obtained before the effective date of the Merger.

Certain Litigation

Between January 31 and February 7, 2020, six TGE Shareholders filed lawsuits under the federal securities laws in the United States District Court for the District of Delaware and the United States District Court for the Southern District of New York challenging the accuracy of the disclosures made in this proxy statement in connection with the Merger. The cases filed in the United States District Court for the District of Delaware are captioned Fisk v. Tallgrass Energy, LP, et al., Case No. 1:20-cv-00155 (D. Del.) (the “Fisk Action”), Scarantino v. Tallgrass Energy, LP, et al., Case No. 1:20-cv-00159 (D. Del.) (the “Scarantino Action”), and Stein v. Tallgrass Energy, LP, et al., Case No. 1:20-cv-178 (D. Del.) (the “Stein Action”). The cases filed in the United States District Court for the Southern District of New York are captioned McLain v. Tallgrass Energy, LP, et al., Case No. 1:20-cv-00933 (S.D.N.Y.) (the “McLain Action”), Reed v. Tallgrass Energy, LP, et al., Case No. 1:20-cv-00902 (the “Reed Action”), and Lowinger v. Tallgrass Energy, LP, et al., Case No. 1:20-cv-985 (S.D.N.Y.) (the “Lowinger Action” and, collectively with the Fisk Action, the Scarantino Action, the Stein Action, the McLain Action and the Lowinger Action, the “Actions”). The Fisk Action, the Scarantino Action and the Lowinger Action are brought on behalf of a putative class of holders of Class A shares, while the McLain Action, the Reed Action and the Stein Action are brought only on behalf of the named plaintiff.

Each of the Actions allege violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder based on various alleged omissions of material information from TGE’s January 21, 2020 preliminary proxy statement (the “Proxy”) filed in connection with the Merger. Each of the Actions names as defendants TGE and each of TGE GP’s directors, individually. The Reed Action also names as a defendant TGE’s former director, David G. Dehaemers, Jr., individually. All four Actions seek damages, expert and attorneys’ fees, and to enjoin the shareholder vote required to consummate the proposed Merger.

Provisions for Unaffiliated Security Holders

No provision has been made to grant TGE Unaffiliated Shareholders access to the partnership files of TGE, TGE GP or the Buyer Parties or to obtain counsel or appraisal services at the expense of the foregoing parties.

No Dissenters’ or Appraisal Rights

Under the Delaware Revised Uniform Limited Partnership Act and the Partnership Agreement, there are no dissenters’ or appraisal rights for the TGE Shareholders with respect to the Transactions.

Accounting Treatment

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation. As entities affiliated with Blackstone currently control TGE and will continue to control TGE after the Merger, the changes in such entities’ ownership interests in TGE will be accounted for as an equity transaction and no gain or loss on the Merger will be recognized in their respective statements of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated herein by reference contain forward-looking statements concerning TGE’s operations, economic performance or financial condition. Forward-looking statements give TGE’s current expectations, contain projections of results of operations or of financial condition or forecasts of future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include TGE’s expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including guidance regarding TGE’s infrastructure programs, revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

All statements other than statements of historical fact included or incorporated by reference in this proxy statement, including statements regarding TGE’s financial position, business strategy and other plans and objectives for future operations or transactions, and including statements regarding the approval of the Merger Agreement and the Transactions, the satisfaction of the closing conditions to the Merger, the timing of the completion of the Merger, certain expected material U.S. federal income tax consequences, expectations and intentions regarding outstanding litigation, expectations with respect to the synergies, costs and other anticipated effects of the Merger and expectations regarding TGE’s business and the Class A shares if the Merger does not occur, are forward-looking statements.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. TGE believes that it has chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors contained in the documents incorporated by reference herein and cautionary statements in this proxy statement. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause actual results to differ materially from the results contemplated by such forward-looking statements include:

•	the possibility that the Transactions are not consummated in a timely manner or at all;

•	the diversion of management in connection with the Merger and TGE’s ability to realize fully or at all the anticipated benefits of the Merger;

•

the impact of the announcement of the Merger on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel;

•	TGE’s ability to complete and integrate acquisitions;

•

the demand for TGE’s services, including natural gas transportation and storage; crude oil transportation; and natural gas gathering and processing, crude oil storage and terminalling services, and water business services;

•	TGE’s ability to successfully contract or re-contract with its customers;

•	large or multiple customer defaults, including defaults resulting from actual or potential insolvencies;

•	TGE’s ability to successfully implement its business plan;

•	changes in general economic conditions;

•	competitive conditions in TGE’s industry;

•	the effects of existing and future laws and governmental regulations;

•	actions taken by third-party operators, processors and transporters;

•	TGE’s ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil, natural gas, natural gas liquids and other hydrocarbons;

•	the availability and price of natural gas and crude oil, and fuels derived from both, to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	energy efficiency and technology trends;

•

operating hazards and other risks incidental to transporting, storing, and terminalling crude oil; transporting, storing, gathering and processing natural gas; and transporting, gathering and disposing of water produced in connection with hydrocarbon exploration and production activities;

•	environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

•	natural disasters, weather-related delays, casualty losses and other matters beyond TGE’s control;

•	interest rates;

•	labor relations;

•	changes in tax laws, regulations and status;

•	the effects of future litigation; and

•	certain factors discussed elsewhere in this proxy statement.

TGE cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risks is contained in TGE’s most recently filed Annual Reports on Form 10-K, previous Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. In addition, TGE may be subject to currently unforeseen risks that may have a materially adverse effect on it. All subsequent written and oral forward-looking statements concerning TGE, the proposed Merger or other matters and attributable to TGE or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements speak only as of the date made and, other than as required by law, TGE does not undertake any obligation to update publicly or revise any of these forward-looking statements.

INFORMATION ABOUT THE SHAREHOLDER MEETING AND VOTING

Date, Time and Place

The Shareholder Meeting will be held on                         , 2020 at             , Central Time, located at                . The meeting may be adjourned or postponed by TGE GP to another date or place for proper purposes, including for the purpose of soliciting additional proxies.

Purpose

The TGE Shareholders will be asked to consider and vote upon the Merger Proposal.

TGE will transact no other business at the Shareholder Meeting except such business as may properly be brought before the Shareholder Meeting or any adjournments or postponements thereof. At this time, TGE knows of no other matters that will be presented for the consideration of the TGE Shareholders at the Shareholder Meeting.

Record Date and Quorum Requirement

The TGE GP Board has fixed the close of business on                         , 2020 as the record date for the Shareholder Meeting. TGE Shareholders that own TGE Shares at the close of business on the record date may vote at the Shareholder Meeting. You may cast one vote for each Class A share that you own as of the close of business on the record date and one vote for each Class B share that you own as of the close of business on the record date. Votes may be cast at the Shareholder Meeting in person or by proxy.

The presence, in person or by proxy, at the Shareholder Meeting of holders of a majority of the TGE Shares, as of the record date, will constitute a quorum and will permit TGE to conduct the proposed business at the Shareholder Meeting. TGE Shares will be counted as present at the Shareholder Meeting if the TGE Shareholder is present in person at the Shareholder Meeting or has submitted and not revoked a properly executed proxy card or properly submitted and not revoked a proxy via telephone or the Internet. Proxies received but marked as abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote will also be considered present at the Shareholder Meeting for purposes of determining the presence of a quorum but cannot be included in the vote. Abstentions and broker non-votes have the same effect as a vote against the Merger for purposes of the vote required under the Merger Agreement and the Partnership Agreement.

Submitting a Proxy Card

TGE Shareholders holding Class A shares or Class B shares in their own name may submit their proxy by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting a proxy by this method will not affect your right to attend the Shareholder Meeting.

TGE Shareholders holding Class A shares or Class B shares in “street name” by a bank, broker or other nominee should follow the separate voting procedures, if any, provided by the bank, broker or other nominee with this proxy statement.

Submitting a Proxy via Telephone or Internet

TGE Shareholders holding Class A shares or Class B shares in their own name who choose to submit their proxy via telephone or the Internet should follow the instructions set forth on the enclosed proxy card. The telephone and Internet proxy procedures are designed to authenticate proxies by use of a personal control number, which appears on the proxy card. These procedures, which comply with Delaware law, allow you to appoint a proxy to vote your Class A shares or Class B shares, and to confirm that your instructions have been properly recorded. If you submit your proxy via telephone or the Internet, you do not have to mail in your proxy card, but your proxy must be received by 11:59 p.m., Central Standard Time, on                         , 2020, which may be extended in the sole discretion of TGE GP.

TGE Shareholders holding Class A shares or Class B shares in “street name” by a bank, broker or other nominee should follow the instructions provided with the proxy materials to determine if Internet or telephone proxy submission is available. If your bank, broker or other nominee does make Internet or telephone proxy submission available, please follow the instructions provided on the voting form supplied by your bank, broker or other nominee.

Revoking Your Proxy

If your Class A shares or Class B shares are registered directly in your name with the transfer agent, you may revoke your proxy with regard to such shares at any time before it is voted at the Shareholder Meeting by:

•	submitting a proxy again prior to the Shareholder Meeting through any of the methods available to you;

•	giving written notice of revocation to the General Counsel of TGE GP, which must be received by the time the Shareholder Meeting begins; or

•	attending the Shareholder Meeting and voting your TGE Shares in person.

If your Class A shares or Class B shares are held through a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies with regard to such shares. If your bank, broker or other nominee allows you to submit your proxy via telephone or Internet, you may be able to change your proxy by submitting a proxy again by telephone or Internet.

Questions and Additional Information

If you have any questions about the Merger Proposal, need additional copies of this proxy statement or the enclosed proxy card or require assistance in voting your Class A shares or Class B shares, you should contact TGE’s proxy solicitor,                 , at                .

Voting at the Shareholder Meeting

Submitting a proxy now will not limit your right to vote at the Shareholder Meeting if you decide to attend in person. If you plan to attend the Shareholder Meeting and wish to vote in person, you will be given a ballot at the Shareholder Meeting. Please note, however, that if your TGE Shares are held in “street name” by a bank, broker or other nominee, and you wish to vote at the Shareholder Meeting, you must bring to the Shareholder Meeting a proxy from the bank, broker or other nominee authorizing you to vote at the Shareholder Meeting. Please contact your bank, broker or other nominee for specific instructions.

Vote Required; How Class A Shares and Class B Shares are Voted

Pursuant to the Merger Agreement and the Partnership Agreement, holders of a majority of the outstanding Class A shares and Class B shares, voting together as a single class, must affirmatively vote or consent in favor of the Merger Proposal in order for it to be approved. Failures to vote, in addition to abstentions and broker non-votes, will have the same effect as a vote against the Merger Proposal for purposes of the vote required under the Merger Agreement and the Partnership Agreement.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your Class A shares and/or Class B shares will be voted as indicated on your proxy. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your Class A shares and/or Class B shares will be voted “FOR” approval of the Merger Proposal.

If any person or group other than TGE GP and its Affiliates acquires beneficial ownership of 20% or more of any class of shares of TGE, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to any person or group that acquires the shares from TGE GP or its Affiliates and any transferees of that person or group who are notified by TGE GP that they will not lose their voting rights, to any person or group who acquires the shares with the prior approval of the TGE GP Board or to transferees of such person or group, provided such transferee is an Affiliate of the transferor.

If any other matters are properly presented for consideration at the Shareholder Meeting or any adjournment or postponement thereof, the persons named in the proxy will have the discretion to vote on these matters.

TGE Shares Beneficially Owned by TGE GP Directors and Executive Officers

TGE GP’s current directors and executive officers beneficially own, collectively, 2,329,217.41 Class A shares and 649,892 Class B shares as of February 7, 2020. These TGE Shares represent, collectively, approximately 1.06% of the total voting power of TGE’s outstanding voting securities as of such date. TGE currently expects that all of its directors and executive officers will vote their TGE Shares in favor of the Merger Proposal to be voted on at the Shareholder Meeting. Pursuant to the Lock-Up and Non-Compete Agreements, certain current and former directors and officers of TGE GP have agreed to vote a total of 3,210,085 Class A shares and 649,832 Class B shares owned by them in a manner consistent with the recommendation of the TGE GP Board during the Lock-Up Period (as defined below in “Information Concerning the Blackstone Parties—Past Contacts, Transactions, Negotiations and Agreements Involving TGE and the Blackstone Parties”).

Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by TGE GP on behalf of the Conflicts Committee. The expenses of such solicitation, including the expenses of preparing, printing and mailing the proxy statement and materials used in the solicitation, will be borne by the party incurring such expenses. In addition to the mailing of this proxy statement, proxies also may be solicited by TGE GP’s and its Affiliates’ directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them. TGE may also reimburse brokers, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy materials to the beneficial owners of Class A shares and Class B shares.

THE MERGER PROPOSAL

The Proposal

At the Shareholder Meeting, TGE Shareholders are being asked to consider and approve the Merger Agreement and the Transactions. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Conflicts Committee Recommendation

The Conflicts Committee has unanimously determined, based upon the facts and circumstances it deemed relevant and appropriate, that the Merger Agreement and the Transactions are in the best interests of TGE, including holders of Class A shares, other than TGE GP and its Affiliates (including Buyer, Blackstone and their Affiliates), and has approved the Merger Agreement and the Transactions. The Conflicts Committee, acting on behalf of TGE GP, in its capacity as the general partner of TGE, and on behalf of TGE, pursuant to the authority granted to the Conflicts Committee by the TGE GP Board, also directed that the Merger Agreement and the Transactions be submitted to a vote of the TGE Shareholders in accordance with the Partnership Agreement and recommended the approval of the Merger Agreement and the Transactions by the TGE Shareholders.

Accordingly, the Conflicts Committee recommends that the TGE Shareholders vote “FOR” the Merger Proposal.

Vote Required

Pursuant to the Partnership Agreement, the approval of the Merger Proposal requires the affirmative vote or consent of holders of a majority of the outstanding Class A shares and Class B shares, voting together as a single class. Failures to vote, in addition to abstentions and broker non-votes, will have the same effect as a vote against the Merger Proposal for purposes of the vote required under the Merger Agreement and the Partnership Agreement.

POSTPONEMENT OR ADJOURNMENT

Pursuant to the Partnership Agreement, prior to the date of the Shareholder Meeting, TGE GP, as the general partner of TGE, may postpone the Shareholder Meeting one or more times for any reason by giving no fewer than two days’ notice to each TGE Shareholder entitled to vote at the meeting and a new record date does not need to be fixed if the postponement is not for more than 45 days. In addition, pursuant to the Partnership Agreement, TGE GP, as the general partner of TGE, may authorize its designated chairman of the Shareholder Meeting to adjourn the Shareholder Meeting, including a further adjournment of an adjourned meeting, to a date within 45 days of the Shareholder Meeting without further notice other than by an announcement made at the Shareholder Meeting (or such adjourned meeting) and without setting a new record date. No vote of the TGE Shareholders is required for any adjournment or postponement. If the requisite shareholder vote to approve the Merger Proposal has not been received at the time of the Shareholder Meeting (or such adjourned meeting), TGE may choose to solicit additional proxies in favor of the Merger Proposal.

OTHER MATTERS

Other Matters for Action at the Shareholder Meeting

As of the date of this proxy statement, the TGE GP Board knows of no other matters that will be presented for consideration at the Shareholder Meeting other than as described in this proxy statement.

In accordance with the Partnership Agreement and Delaware law, business transacted at the Shareholder Meeting will be limited to those matters set forth in the notice of special meeting or matters otherwise properly presented by TGE GP at the Shareholder Meeting. If any other matters are properly presented at the Shareholder Meeting, or any adjournments of the Shareholder Meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the shares represented by proxy as to any other matters so long as the TGE GP Board is not aware of any such other matter a reasonable time before the Shareholder Meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on any such matter.

Householding of Shareholder Meeting Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies. Banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. As indicated in the notice provided by these banks, brokers and other nominees to TGE Shareholders, a single proxy statement will be delivered to multiple TGE Shareholders sharing an address unless contrary instructions have been received from an affected TGE Shareholder. Once you have received notice from your bank, broker or other nominee that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you would prefer to receive separate copies of the proxy statement either now or in the future, please contact your bank, broker or other nominee or contact                 , TGE’s proxy solicitor, or contact TGE by written or oral request to TGE at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211 or by telephone at (913) 928-6060.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. The provisions of the Merger Agreement are extensive and not easily summarized. The following summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated into this proxy statement by reference. You should read carefully the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the terms of the Transactions, including the Merger.

The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement (each referred to individually as a “party” and collectively as the “parties”). The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should keep in mind that the representations and warranties are modified in part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in TGE’s prior public disclosures, as well as additional information, some of which may be non-public. Information concerning the subject matter of the representations and warranties may have also changed since the date of the Merger Agreement, and all of this information may or may not be fully reflected in TGE’s public disclosures. Accordingly, the representations, warranties and covenants in the Merger Agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings of TGE filed with the SEC.

The Merger

Pursuant to the Merger Agreement, Buyer will merge with and into TGE, with TGE surviving the Merger and continuing to exist as a Delaware limited partnership (referred to in this summary with respect to periods following the Effective Time, interchangeably, as “TGE” or the “surviving entity”), and each Class A share (other than Sponsor Shares) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $22.45 per Class A share in cash without any interest thereon.

At the Effective Time, as a result of the Merger and without any action on the part of any of the parties or any TGE Shareholder or other holder of equity or voting securities of the Buyer Parties, TGE or TGE GP, (i) each Class B share and TE Unit issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will be unchanged and remain outstanding, and no consideration will be delivered in respect thereof, and (ii) the General Partner Interest will be unaffected by the Merger and will be unchanged and remain outstanding, and no consideration will be delivered in respect thereof. Pursuant to the Merger Agreement, TGE has agreed to transfer and deliver to Buyer Sub, and Buyer Sub has agreed to acquire from TGE, the TE Units held by TGE immediately prior to the Effective Time unless otherwise notified in writing by Buyer prior to the Effective Time. TGE GP will continue as the sole general partner of the surviving entity holding a non-economic general partner interest in TGE.

As further described in “Information Concerning the Blackstone Parties—Past Contacts, Transactions, Negotiations and Agreements Involving TGE and the Blackstone Parties,” all of the 1,481,754 outstanding Unaffiliated Class B Shares constitute Retained Interests. Pursuant to the Lock-Up and Non-Compete Agreements, substantially concurrently with the consummation of the Merger, the March Lock-Up Parties will sell to Blackstone GP Acquiror or its designees such Unaffiliated Class B Shares, together with the corresponding TE Units, at a price of $26.25 per Class B share and corresponding TE Unit, $3.82 of which constitutes the Deferred GP Payment, on terms and conditions mutually acceptable to Blackstone GP Acquiror and such March Lock-Up Parties.

Additionally, at the Effective Time, as a result of the Merger and without any action on the part of any of the parties or any TGE Shareholder or other holder of equity or voting securities of the Buyer Parties, TGE or TGE GP (i) the limited partnership interests in Buyer issued and outstanding immediately prior to the Effective Time will be converted automatically into a number of Class A shares equal to (x) the number of Class A shares cancelled pursuant to terms of the Merger Agreement, minus (y) the number of Class A shares that together have an aggregate value equal to the aggregate amount of proceeds from indebtedness, if any, received by Buyer or any of its Affiliates in connection with the Merger, as calculated by Buyer in good faith; and (ii) the general partner interest in Buyer held by Holdings Manager will automatically be cancelled and cease to exist.

At the Effective Time, the books and records of TGE will be revised to reflect that (i) all TGE Shareholders immediately prior to the Effective Time (other than the limited partners of Buyer immediately prior to the Effective Time, the Sponsors and their respective Affiliates, and the Unaffiliated Class B Limited Partners) cease to be TGE Shareholders and (ii) the limited partners of Buyer immediately prior to the Effective Time, the Sponsors and their respective Affiliates, and the Unaffiliated Class B Limited Partners are the only limited partners of, and will hold all of the Class A shares and Class B shares of, the surviving entity.

Regulatory Approvals Required for the Merger

In connection with the Merger, TGE intends to make all required filings under the Exchange Act, as well as any required filings with the NYSE and the Secretary of State of the State of Delaware. None of TGE, TGE GP or the Blackstone Parties is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

Effective Time; Closing

The Effective Time will occur upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed to by the parties and expressed in the certificate of merger as the effective date and time of the Merger. From and after the Effective Time, (i) the certificate of limited partnership of TGE, as in effect immediately prior to the Effective Time, will continue to be the certificate of limited partnership of the surviving entity until amended in accordance with its terms and applicable law, and (ii) the Partnership Agreement, as in effect immediately prior to the Effective Time, will continue to be the partnership agreement of the surviving entity until amended in accordance with its terms and applicable law.

Unless otherwise agreed by the parties in writing, the closing of the Transactions (“Closing”) will take place on the third business day after the date on which the last of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the terms of the Merger Agreement, provided that if, at the time such conditions have been satisfied or waived in accordance with the terms of the Merger Agreement, the marketing period relating to the Buyer Parties’ debt financing of the Merger, as provided for in the Merger Agreement, has not ended, then, subject to the continued satisfaction or waiver of the conditions set forth in the Merger Agreement, the Closing shall occur on the second business day following the final day of the marketing period (provided that the Buyer Parties may elect to terminate the marketing period early on no less than two business days’ notice to TGE).

Conditions to the Merger

Conditions of Each Party

The respective obligations of the parties to effect the Merger are subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of each of the following conditions:

•	the TGE Shareholder Approval must have been obtained;

•

each filing required or requested, formally or informally, by any U.S. federal governmental authority in connection with the Merger Agreement, the other transaction documents or the Transactions must have been made, any applicable waiting period must have expired or terminated and any clearance or approval by such governmental authority with respect thereto, as applicable, must have been obtained and be in full force and effect; and

•

no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting the consummation of the Transactions or making the consummation of the Transactions illegal.

Additional Conditions to the Obligations of Buyer

The obligation of Buyer to effect the Merger is subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of the following conditions:

•

each of the representations and warranties of TGE and TGE GP contained in the Merger Agreement must be true and correct as of the date of execution of the Merger Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except for any such representations and warranties made as of an earlier date, which must be true and correct as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the TGE Entities, taken as a whole; provided that (i) the representations and warranties of TGE and TGE GP relating to (A) legal organization, existence, general authority and good standing, (B) power and authorization to enter into and carry out the obligations of the Merger Agreement, and enforceability of the Merger Agreement, (C) the absence of defaults, breaches and other conflicts caused by entering into the Merger Agreement and completing the Merger and absence of required governmental consents and approvals, other than those noted in the Merger Agreement and related disclosure schedules, and (D) default or breach under certain indebtedness of certain subsidiaries of TGE, in each case, must be true and correct as described above in all material respects, and (ii) representations of TGE and TGE GP relating to the capitalization of the TGE Entities must be true and correct as described above except for any de minimis accuracies;

•

each of TGE and TGE GP must have performed or complied in all material respects with all covenants and obligations required to be performed by it under the Merger Agreement on or prior to the Closing Date;

•

there cannot have occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the TGE Entities that has had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect, between the date of execution of the Merger Agreement and the Closing Date; and

•	Buyer must have received a certificate signed by an executive officer of TGE GP, dated the Closing Date, certifying as to the matters set forth above.

Additional Conditions to the Obligations of TGE

The obligation of TGE to effect the Merger is subject to the satisfaction (or waiver, if legally permissible) on or prior to the Closing Date of the following conditions:

•

each of the representations and warranties of the Buyer Parties contained in the Merger Agreement must be true and correct as of the date of execution of the Merger Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except for any such representations and warranties made as of an earlier date, which must be true and correct as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect”) would not reasonably be expected to have a material adverse effect with respect to the Buyer Parties; provided that the representations and warranties of the Buyer Parties relating to (i) legal organization, existence, general authority and good standing, (ii) ownership of equity securities in TGE, (iii) power and authorization to enter into and carry out the obligations of the Merger Agreement, and enforceability of the Merger Agreement, (iv) the absence of required governmental consents and approvals, other than those noted in the Merger Agreement and related disclosure schedules, (v) solvency of TGE and its subsidiaries following the Closing, (vi) enforceability of the Limited Guaranty, and (vii) availability of funds, in each case, must be true and correct as described above in all material respects;

•	each Buyer Party must have performed or complied in all material respects with all covenants and obligations required to be performed by it under the Merger Agreement on or prior to the Closing Date;

•	TGE must have received a certificate signed by an executive officer of Buyer, dated the Closing Date, certifying as to the matters set forth above.

Please read “—Representations and Warranties” for a summary of the definition of material adverse effect in the Merger Agreement.

TGE Recommendation and TGE Adverse Recommendation Change

The Conflicts Committee has unanimously determined, based upon the facts and circumstances it deemed relevant and appropriate, that the Merger Agreement and the Transactions are in the best interests of TGE, including the TGE Unaffiliated Shareholders, and has approved the Merger Agreement, the Transactions, the Support Agreement and the Limited Guaranty. Since the TGE GP Board empowered the Conflicts Committee with all the power of the TGE GP Board with respect to the Merger Agreement and the Transactions, the Conflicts Committee, acting on behalf of TGE GP, in its capacity as the general partner of TGE, and on behalf of TGE, also directed that the Merger Agreement and the Transactions be submitted to a vote of the TGE Shareholders in accordance with the Partnership Agreement and recommended the approval of the Merger Agreement and the Transactions by the TGE Shareholders.

For more information regarding the recommendation of the Conflicts Committee, including the obligations of the Conflicts Committee in making such determination under the Partnership Agreement, see “Special Factors—Reasons for the Conflicts Committee’s Recommendation.”

The Merger Agreement provides that TGE and TGE GP will not, and will cause their respective subsidiaries and their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Buyer Parties, the TGE Recommendation or (ii) fail to include the TGE Recommendation in this proxy statement (any such action, a “TGE Adverse Recommendation Change”).

Subject to the conditions described below, at any time prior to obtaining TGE Shareholder Approval, the Conflicts Committee may make a TGE Adverse Recommendation Change if the Conflicts Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to effect such TGE Adverse Recommendation Change would be inconsistent with its duties under applicable law, as modified by the Partnership Agreement. Any TGE Adverse Recommendation Change shall have no effect on the validity of the Special Approval granted by the Conflicts Committee, which shall remain in full force and effect for all purposes under the Partnership Agreement. The Conflicts Committee may not effect a TGE Adverse Recommendation Change pursuant to the foregoing unless:

•

the Conflicts Committee has provided prior written notice to Buyer specifying in reasonable detail the reasons for such action at least three business days in advance of its intention to make a TGE Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than three business days prior to the expected date of the TGE Shareholder Approval, in which case such notice will be provided as far in advance as practicable (the period inclusive of all such days, the “TGE Notice Period”); and

•

during the TGE Notice Period, the Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Buyer in good faith (to the extent Buyer desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such TGE Adverse Recommendation Change would not be inconsistent with the Conflicts Committee’s duties under applicable law, as modified by the Partnership Agreement, provided that the Conflicts Committee must take into account all changes to the terms of the Merger Agreement proposed by Buyer in determining whether to make a TGE Adverse Recommendation Change.

TGE Shareholder Approval

Subject to the terms and conditions of the Merger Agreement, TGE has agreed to, with the Buyer Parties’ cooperation, as promptly as practicable following the date of execution of the Merger Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the TGE Shareholders (including any postponements, adjournments or recesses thereof) for purposes of obtaining TGE Shareholder Approval. See “Information About the Shareholder Meeting and Voting.”

Subject to the provisions of the Merger Agreement relating to a TGE Adverse Recommendation Change (as discussed above in “—TGE Recommendation and TGE Adverse Recommendation Change”), TGE has agreed to, through the Conflicts Committee (unless the Conflicts Committee has made a TGE Adverse Recommendation Change), recommend to the TGE Shareholders approval of the Merger Agreement and the Merger (collectively, the “TGE Recommendation”) and use reasonable best efforts to obtain TGE Shareholder Approval. TGE has further agreed to advise Buyer promptly of any material communication received by TGE in writing after the date of execution of the Merger Agreement related to any potential vote against the Merger by any TGE Shareholder having beneficial ownership of 5% or more of all of the issued and outstanding Class A shares or any TGE Shareholder that has notified TGE in writing that such TGE Shareholder beneficially owns 2% or more of all of the issued and outstanding Class A shares.

Unless the Merger Agreement is validly terminated in accordance with its terms, TGE, with the Buyer Parties’ cooperation, must submit the Merger Agreement to the TGE Shareholders for approval at the Shareholder Meeting even if the Conflicts Committee has effected a TGE Adverse Recommendation Change.

The Merger Consideration

At the Effective Time, each issued and outstanding Class A share, except for any Sponsor Shares, will be converted into the right to receive $22.45 in cash without any interest thereon. Upon being converted into the right to receive the Merger Consideration, each converted Class A share will cease to be outstanding and will automatically be cancelled and cease to exist, and the TGE Shareholder holding such Class A share will cease to be a limited partner of TGE or have any rights with respect to such Class A share except (i) the right to receive the Merger Consideration and (ii) continued rights to receive any distributions, without interest, with respect to such Class A share held by such TGE Shareholder immediately prior to the Effective Time with a record date occurring prior to the Effective Time that has been declared by TGE GP prior to the Effective Time or made by TGE with respect to such Class A share in accordance with the terms of the Merger Agreement and that remain unpaid as of the Effective Time.

Treatment of Equity Awards

Except to the extent otherwise expressly set forth in any award of TGE EPSs granted after December 16, 2019, immediately prior to the Effective Time, each award of TGE EPSs then outstanding will continue to remain outstanding, subject to the terms and conditions (including with respect to vesting and forfeiture) applicable to such award immediately prior to the Effective Time, provided that any performance-based vesting conditions will be waived as of the Effective Time because such vesting conditions were generally tied to achieving distribution targets that are less applicable for a private entity. Notwithstanding anything in the TGE LTIPs or the applicable award agreement, and except to the extent otherwise expressly set forth in any award of TGE EPSs granted after December 16, 2019, each award of TGE EPSs will be settled at the time provided in the applicable award agreement in an amount of cash per TGE EPS equal to the Fair Market Value (as defined in the applicable TGE LTIP) of a Class A share on the date of settlement.

An aggregate of 12,000 TGE EPSs held in 3,000 TGE EPS increments by each of Guy G. Buckley, Roy N. Cook, Thomas A. Gerke and Terrance D. Towner, each a director of TGE GP, will vest upon consummation of the Merger pursuant to the terms of the TGE LTIP and the applicable award agreement. Messrs. Cook, Gerke and Towner are also members of the Conflicts Committee.

As promptly as practicable after the Effective Time, TGE will cooperate with Buyer and use commercially reasonable best efforts to file post-effective amendments to Form S-8 registration statements filed by TGE prior to the Effective Time.

Distributions

TGE has agreed in the Merger Agreement to not pay any distributions with respect to its Class A shares and to not permit TE to pay any distributions on its TE Units during the pendency of the Transactions, in each case, without the prior written consent of Buyer. However, in the event the Merger Agreement is terminated, the TGE GP Board will promptly fix a record date and declare and pay a distribution to the holders of Class A shares in an amount equal to the amount of distributions that otherwise would have been paid during the pendency of the Transactions.

To the extent applicable, holders of Class A shares immediately prior to the Effective Time will have continued rights to receive any distributions, without interest, with respect to such Class A shares with a record date occurring prior to the Effective Time that has been declared by TGE GP prior to the Effective Time or made by TGE with respect to such Class A shares in accordance with the terms of the Merger Agreement and that remain unpaid as of the Effective Time.

From the date of execution of the Merger Agreement until the earlier of the Closing Date or termination of the Merger Agreement, TGE shall cause Tallgrass MLP GP, LLC to, in accordance with the Second Amended and Restated Agreement of Limited Partnership of TEP, dated as of July 26, 2018, as amended (the “TEP Partnership Agreement”), declare and pay distributions of all Available Cash (as such term is defined in the TEP Partnership Agreement) on a quarterly basis (any such amounts actually paid, the “TEP Interim Distributions”). TGE shall cause any TEP Interim Distributions to be further distributed, as necessary, to TE, and cause TE to deposit all such TEP Interim Distributions into a segregated bank account that solely holds TEP Interim Distributions, together with any interest earned thereon (the “TE Distribution Account”). TGE shall cause all TEP Interim Distributions and any interest earned thereon to be held in the TE Distribution Account and not used for any other purpose unless and until such amounts are distributed in accordance with the terms of the Merger Agreement.

Surrender of Class A Shares

Prior to the Effective Time, Buyer will appoint the Paying Agent for the purpose of exchanging Class A shares for the Merger Consideration. As promptly as practicable after the Effective Time, the surviving entity will send, or will instruct the Paying Agent to send, to each applicable holder of record of Class A shares other than The Depository Trust Company (“DTC”) as of the Effective Time whose Class A shares were converted into the right to receive the Merger Consideration a letter of transmittal including instructions explaining how to surrender Class A shares to the Paying Agent in exchange for the Merger Consideration.

Buyer will (i) deposit, or will cause to be deposited, with the Paying Agent an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to the Merger Agreement and (ii) instruct the Paying Agent to deliver the Merger Consideration pursuant to the terms of the Merger Agreement. All such cash deposited with the Paying Agent is referred to as the “exchange fund.” The exchange fund will be used only for the purposes contemplated by the Merger Agreement.

Holders of Class A shares who deliver a properly completed and signed letter of transmittal and any other documents required by the Paying Agent will be entitled to receive a check in an amount equal to the aggregate amount of cash that such holder has a right to receive under the Merger Agreement, provided that no person beneficially owning Class A shares through DTC will be required to deliver a letter of transmittal to receive the Merger Consideration that such holder is entitled to receive through DTC and will receive its Merger Consideration in accordance with the customary payment procedures of DTC and its participants following the Effective Time.

From and after the Effective Time, there will be no further registration on the books of TGE of transfers of Class A shares converted into the right to receive the Merger Consideration. If Class A shares are presented to TGE or the Paying Agent for transfer, they will be cancelled and exchanged for the Merger Consideration provided for and in accordance with the procedures set forth in the Merger Agreement.

Anti-Dilution Provisions

If between the date of execution of the Merger Agreement and the Effective Time, the number of outstanding Class A shares changes into a different number of shares or a different class or series by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, split-up, share distribution, combination, exchange of shares or similar transaction, the Merger Consideration and any other similar dependent item will be appropriately adjusted to reflect fully the effect of such transaction and to provide the holders of Class A shares the same economic effect as contemplated by the Merger Agreement prior to such transaction.

Withholding

Each of the Buyer Parties, the surviving entity and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations (each as defined in “Certain Material U.S. Federal Income Tax Consequences”), or under any provision of state, local or foreign tax law. To the extent that amounts are withheld and timely paid over to the appropriate taxing authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person or entity in respect of whom such withholding was made.

Regulatory and Consent Matters

See “Special Factors—Regulatory Approvals Required for the Merger” for a description of the material regulatory requirements for the completion of the Merger.

The parties have agreed to, and to cause their respective Affiliates to (i) make or cause to be made any filings to the extent required or requested of such party or any of its subsidiaries under any applicable laws or by any governmental authority with competent jurisdiction with respect to the Merger Agreement and the Transactions as promptly as is reasonably practicable; (ii) reasonably cooperate with the other parties and furnish all information in such party’s possession that is necessary in connection with any other party’s filings; (iii) use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant governmental authority with respect to the Merger Agreement and Transactions as promptly as is reasonably practicable (including, with respect to the Buyer Parties, refraining from acquiring or seeking to acquire any entity or assets (other than pursuant to the Transactions) that would present a material risk of delaying or making it more difficult to secure such required approvals); (iv) promptly inform the other parties of (and, at any other party’s reasonable request, supply to such other party) any communication, correspondence, submission or memoranda from or to, and any proposed understanding or agreement with, any governmental authority in respect of any applicable filings; (v) comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such party or any of its Affiliates under any laws for additional information, documents, submissions or other materials; (vi) use commercially reasonable efforts to respond to and resolve any objections as may be asserted by any governmental authority with respect to Merger Agreement, the other transaction documents and the Transactions; and (vii) use commercially reasonable efforts to contest and resist any proceeding instituted (or threatened in writing to be instituted) by any governmental authority challenging the Merger Agreement or the Transactions as violative of any law. All cooperation will be conducted in such a manner so as to preserve all applicable privileges.

Termination

The Merger Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Effective Time:

•	by the mutual written agreement of TGE and Buyer;

•	by either of TGE or Buyer:

•

if any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining, preventing or prohibiting the consummation of the Transactions or making the consummation of the Transactions illegal is in effect and final and nonappealable, except that a party may not terminate the Merger Agreement on this basis if the law, injunction, judgment or ruling in effect was primarily due to the failure of, in the case of TGE, either TGE GP or TGE, and in the case of Buyer, any Buyer Party, to perform in all material respects any of its obligations under the Merger Agreement;

•

if the Closing has not been consummated on or before the Outside Date, except that a party may not terminate the Merger Agreement on this basis if the failure of the Closing to occur by the Outside Date was primarily due to the failure of, in the case of TGE, either TGE or TGE GP, and in the case of Buyer, any Buyer Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing Date; or

•	if the Shareholder Meeting has concluded and the TGE Shareholder Approval has not been obtained.

•	by Buyer, if:

•	a TGE Adverse Recommendation Change has occurred, unless the TGE Shareholder Approval has occurred;

•

either TGE or TGE GP has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any of the representations or warranties of TGE or TGE GP set forth in the Merger Agreement fail to be true, which breach or failure (i) would give rise to the failure of a condition to Closing if it occurred or was continuing as of the Closing Date and (ii) cannot be cured, or is not cured by TGE or TGE GP, by the earlier of (x) 30 days following receipt of written notice from Buyer of such breach or failure or (y) the Outside Date; provided, however, that Buyer does not have the right to terminate the Merger Agreement on this basis if any Buyer Party is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

•	by TGE, if:

•

any Buyer Party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or the Support Agreement, or if any such representations or warranties of the Buyer Parties set forth in the Merger Agreement fail to be true, which breach or failure (i) would give rise to the failure of a condition to Closing if it occurred or was continuing as of the Closing Date and (ii) cannot be cured, or is not cured by the Buyer Parties, by the earlier of (x) 30 days following receipt of written notice from TGE of such breach or failure or (y) the Outside Date; provided, however, that TGE does not have the right to terminate the Merger Agreement on this basis if either TGE or TGE GP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•

(i) (A) at least two business days have elapsed since the marketing period relating to the Buyer Parties’ debt financing of the Merger, as provided for in the Merger Agreement, ended, (B) all of the mutual conditions to Closing and Closing conditions relating to the representations, warranties, covenants and agreements of TGE have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of satisfaction), and (C) Closing has not occurred by the time required by the Merger Agreement, (ii) TGE GP has confirmed by irrevocable written notice delivered to Buyer that (A) all Closing conditions relating to the representations, warranties, covenants or agreements of Buyer have been and remain satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of satisfaction) or that TGE has irrevocably waived any such unsatisfied Closing conditions and (B) each of TGE and TGE GP stands ready, willing and able to consummate the Transactions on the date of such notice and at all times during the five business day period immediately thereafter (such notice, a “Closing Failure Notice”), and (iii) Buyer fails to consummate the Transactions within such five business day period after the date of the delivery of a Closing Failure Notice.

Termination Fees

If the Merger Agreement is terminated by Buyer in connection with a TGE Adverse Recommendation Change or as a result of a breach by any of TGE or TGE GP of its representations, warranties, covenants or agreements under the Merger Agreement, TGE will promptly, but in no event later than ten business days after the date of such termination, cause TE to pay to Buyer a termination fee in an amount equal to $70 million. If the Merger Agreement is terminated by TGE due to a breach by any Buyer Party of its representations, warranties, covenants or agreements under the Merger Agreement or following a Closing Failure Notice, Buyer or its designee will promptly, but in no event later than ten business days after the date of such termination, pay or cause to be paid to TGE a termination fee in an amount equal to $105 million.

Limited Guaranty

In connection with the Merger Agreement, Blackstone Infrastructure Prairie Partners L.P., a Delaware limited partnership, BIP Aggregator (USRPHC) L.P., a Delaware limited partnership, BIP Aggregator Q L.P., a Delaware limited partnership, and Blackstone Infrastructure Partners—V L.P., a Delaware limited partnership, Jasmine Ventures Pte. Ltd., a Singapore private limited company, Enagás Holding USA, S.L.U., a Spanish limited liability company (sociedad de responsabilidad limitada), Enagas U.S.A. LLC, a Delaware limited liability company, L5 Investment Holdings LP, a Scottish limited partnership (each a “Guarantor” and, collectively, the “Guarantors”) entered into the Limited Guaranty in favor of TGE. Pursuant to the Limited Guaranty, each Guarantor has agreed to absolutely, irrevocably and unconditionally guarantee to TGE the due and punctual payment when due of the Guarantor’s percentage (“Maximum Guarantor Percentage”) of the termination fee payment obligations of Buyer and any accrued interest thereon under the terms of the Merger

Agreement. The combined Maximum Guarantor Percentages of all of the Guarantors total 100%. The Limited Guaranty will terminate as of the earliest of:

•	the consummation of the Closing;

•	the termination of the Merger Agreement in accordance with its terms under circumstances in which the Buyer is not obligated to pay a termination fee;

•

the six-month anniversary of any termination of the Merger Agreement in accordance with its terms under circumstances in which the Buyer would be obligated to pay a termination fee if TGE has not presented a claim for payment under the Limited Guaranty by such six-month anniversary;

•

if TGE has made a claim under the Limited Guaranty prior to the six-month anniversary of any termination of the Merger Agreement, then the earliest of (x) a final, non-appealable order resolving such claim determining that the Buyer does not have any liability to TGE that gives rise to an obligation under the Limited Guaranty, (y) payment of the amounts due and owing in respect of the obligation under the Limited Guaranty as determined in a final, non-appealable order resolving such claim and (z) a written agreement among the Guarantors and TGE terminating the obligations of the Guarantors pursuant to the Limited Guaranty; and

•	the date that the obligations of the Guarantors under the Limited Guaranty have been paid in full.

Effect of Termination; Remedies

In the event of termination of the Merger Agreement in accordance with the provisions described in “—Termination,” the Merger Agreement (other than the provisions described in “—Termination Fees” and certain other specific sections of the Merger Agreement) will become null and void and of no further force and effect, and the parties shall be relieved of their duties and obligations arising under Merger Agreement (other than the provisions described in “—Termination Fees” and certain other specific sections of the Merger Agreement) and the parties will have no further liability under the Merger Agreement, except that the parties will continue to be liable under certain indemnification, distribution, termination and specific performance provisions for fraud or willful breach of the Merger Agreement.

Without limiting the rights of the parties pursuant to the provisions of the Merger Agreement described in “—Specific Performance; Remedies” below, the enforcement of the Merger Agreement in accordance with the provisions of the Merger Agreement described in “—Specific Performance; Remedies” and termination of the Merger Agreement in accordance with its terms and any receipt of any termination fees in connection therewith pursuant to the provisions of the Merger Agreement described in this section are the sole and exclusive remedies of the parties for any losses or liabilities suffered or incurred by any party with respect to the Merger Agreement and the Transactions as a result of the failure of the Closing to occur or the Transactions to be consummated for any or no reason or, in the event of a failure of the Closing to occur or the Transactions to be consummated for any reason or for no reason, for any breach of the Merger Agreement by any party. Under no circumstance will any person or entity be permitted or entitled both to obtain specific performance and to receive any portion of any termination fee.

Conduct of Business Pending the Merger

From the date of execution of the Merger Agreement until the Effective Time, TGE GP will, and will cause TGE and its subsidiaries to, operate in the ordinary course of business consistent with past practice except as prohibited by applicable law or otherwise contemplated by the Merger Agreement or other transaction documents. Except (1) as provided in the Merger Agreement or other transaction documents, (2) as set forth on the disclosure schedules delivered by TGE, (3) as required by applicable law, (4) as consented to in writing by Buyer (which consent may not be unreasonably withheld, delayed or conditioned) or (5) upon the request of Buyer Parties pursuant to the provisions of the Merger Agreement setting forth the Buyer Parties’ obligations with respect to obtaining debt financing in connection with the Transactions, prior to the Closing Date, TGE GP will not, and will cause the other TGE Entities not to:

•	amend the organizational documents of TGE GP, TGE or TE;

•

amend the organizational documents of any subsidiaries of TGE, in each case, if such amendment is adverse to the Buyer Parties or would reasonably be expected to materially impair or impede the ability of the parties to perform their respective obligations or to consummate the Transactions under the Merger Agreement;

•	declare or pay any distribution payable in cash, stock or property, other than distributions by subsidiaries of TEP to TEP to or other wholly-owned subsidiaries of TEP;

•

make or enter into any transaction or series of related transactions for the acquisition or disposition of assets or property or the expansion of, or other capital projects relating to, existing assets or properties that involves a total purchase price or cost exceeding $50,000,000 individually or in the aggregate, other than any expansion projects, capital projects and other authorizations for expenditure, in each case, approved prior to the date of execution of the Merger Agreement;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;

•

enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization, in each case, that would reasonably be expected to materially impair or impede the ability of the parties to perform their respective obligations or to consummate the Transactions under the Merger Agreement;

•

issue, deliver, grant, pledge, transfer, dispose of, encumber or sell any equity securities in the TGE Entities, provided that such restriction will not be deemed to (i) limit the ability of any TGE Entity to make equity grants pursuant to its or its Affiliates’ employee benefit plans as permitted pursuant to the Merger Agreement; or (ii) restrict the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Class A shares or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any equity award holder’s termination of service);

•	repurchase, redeem or otherwise acquire any securities of any TGE Entity;

•

grant any awards consisting of shares of Class A shares or other equity securities in any TGE Entity under any equity incentive plan other than (i) in the ordinary course of business consistent with past practice, (ii) as retention incentives, or (iii) the payment of bonuses in the form of equity-based awards;

•

waive, release, assign, settle or compromise any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit to which a TGE Entity is party seeking damages or an injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a material adverse effect with respect to the TGE Entities, taken as a whole (please read “—Representations and Warranties” for a summary of the definition of material adverse effect in the Merger Agreement);

•

create, assume, incur, modify, guarantee or otherwise become liable for, either directly or indirectly, any indebtedness (or increase the maximum amount that may be borrowed under the TEP Credit Agreement) except for indebtedness that does not exceed $25,000,000 individually or in the aggregate and does not violate the terms of any other then-existing indebtedness of any TGE Entity; provided that borrowings under the TEP Credit Agreement for working capital needs of the TGE Entities set forth on the disclosure schedules delivered by TGE, activities, transactions or projects not prohibited under the Merger Agreement and expenditures authorized in the annual budget will not count toward such dollar limitation; and provided further that TGE GP will not create, assume, incur or modify, either directly or indirectly, any indebtedness; or

•

(i) agree, in writing or otherwise, to take any of the foregoing actions, or (ii) take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to materially impair or impede the ability of the parties to perform their respective obligations or to consummate the Transactions under the Merger Agreement.

Standstill

The Buyer Parties have agreed that, prior to the Effective Time or the termination of the Merger Agreement in accordance with its terms, they will not, without prior consent of the Conflicts Committee:

•

acquire, agree to acquire or make any proposal or offer to acquire any additional securities or property of or interests in any TGE Entity except as contemplated by the Merger Agreement or other transaction documents, or in connection with any management rollover or similar transactions;

•

enter into, or make any proposal or offer to any third party with respect to any merger, consolidation, business combination, reorganization or similar transaction involving TGE or any of its subsidiaries, to the extent any such transaction would occur prior to Closing, except as contemplated by the Merger Agreement or other transaction documents;

•

amend or propose to amend (x) the Partnership Agreement or other organizational documents of TGE or (y) the organizational documents of any other TGE Entity, in each case to the extent such amendments would occur prior to Closing;

•

make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in Regulation 14A promulgated under the Exchange Act) or vote or consent, or enter into or seek to enter into any agreement, arrangement or understanding with, or seek to advise or influence, another person with respect to the voting of, or granting of a consent with respect to, any securities of or interests in any TGE Entity, other than, in each case, in connection with the Transactions, or to the extent any such action would not reasonably be expected to materially impede, hinder or delay the Transactions;

•

cause TGE or TGE GP or any other TGE Entity to issue any additional securities or interests, other than the issuance of securities issued on account of awards (x) outstanding under any employee benefit plan of the TGE Entities existing as of the date of execution of the Merger Agreement or (y) granted under any employee benefit plan of the TGE Entities after the date of execution of the Merger Agreement in accordance with the terms of the Merger Agreement;

•	disclose any intention, plan or arrangement inconsistent with the foregoing; or

•

propose, agree to, promote, solicit or publicly announce its willingness to undertake or support any of the foregoing, or advise, assist or encourage any other person in connection with any of the foregoing.

Indemnification and Insurance

From and after the Closing, the Buyer Parties and the surviving entity have agreed to indemnify and hold harmless the TGE Indemnified Parties from and against liabilities arising in connection with claims relating to or arising out of the Merger Agreement, the other transaction documents or the Transactions, in which any such TGE Indemnified Party may be involved by reason of its status as a TGE Indemnified Party and its actions or omissions to act on behalf of or for the benefit of TGE in its capacity as a TGE Indemnified Party. The Buyer Parties and the surviving entity have also agreed to advance to any such TGE Indemnified Party expenses (including legal fees and expenses) incurred by such TGE Indemnified Party in connection therewith. The rights to indemnification and advancement of expenses described in this paragraph are limited to the extent provided in, and in accordance with, the organizational documents of the TGE Entities as of the date of execution of the Merger Agreement.

Additionally, the Buyer Parties have agreed to, for a period of six years following the Closing Date (or until the disposition of claims for indemnification or advancement asserted during such six-year period):

•

honor and maintain in effect all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of the TGE Indemnified Parties as provided in the organizational documents of any TGE Entity as in effect on the date of execution of the Merger Agreement or pursuant to any other agreements set forth in the disclosure schedules delivered by TGE;

•

refrain, and to refrain from causing or permitting any TGE Entity to, amend, restate, waive or terminate any organizational documents of any TGE Entity in any manner that would adversely affect the indemnification or exculpation rights of any TGE Indemnified Parties; and

•

maintain fiduciary liability coverage for acts, events, occurrences or omissions occurring or arising at or prior to the Closing Date that is no less advantageous to the TGE Indemnified Parties than existing officers’ and directors’ liability insurance policies as of the date of execution of the Merger Agreement, except that Buyer Parties and the TGE Entities will not be required to pay an annual premium in excess of 300% of the current annual premium, but will purchase as much of such coverage as possible for such applicable amount.

In the event that any Buyer Party or any TGE Entity consolidates with or merges into any other entity and is not be the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any person or entity (whether by consolidation, merger or otherwise), then, and in each such case, proper provision will be made so that such continuing or surviving entity or transferee of such assets, as the case may be, will assume the obligations described in this section.

Conflicts Committee

TGE has agreed that, prior to the Effective Time or the termination of the Merger Agreement in accordance with its terms, neither the TGE GP Board nor any Buyer Party will, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee, or remove or cause the removal of any member of the TGE GP Board that is a member of the Conflicts Committee either as a member of such board or such committee, without the affirmative vote of the members of the TGE GP Board, including the affirmative vote of each of the other members of the Conflicts Committee. For the avoidance of doubt, these restrictions will not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the TGE GP LLC Agreement.

Amendments and Supplements

Prior to the Effective Time, any provision of the Merger Agreement may be amended or supplemented in any and all respects at any time, whether before or after TGE Shareholder Approval is obtained, by an agreement in writing between the parties, which must be authorized on behalf of the Buyer Parties by Holdings Manager and on behalf of TGE and TGE GP by the Conflicts Committee. Notwithstanding the foregoing, following the receipt of TGE Shareholder Approval, no amendment of the Merger Agreement may be made that requires the approval of the TGE Shareholders without obtaining such approval.

Waiver

Prior to the Effective Time, any party may, subject to applicable law, waive any inaccuracies in the representations and warranties of any other party, extend the time for performance of any of the obligations or acts of any other party, waive compliance by any other party with any agreements or, except as otherwise provided in the Merger Agreement, conditions of such party, or make or grant any consent under the Merger Agreement, which must be authorized on behalf of TGE and TGE GP by the Conflicts Committee.

Action by TGE

Any determination, decision, action, approval, consent, waiver or agreement of TGE or TGE GP that is required or may be given pursuant to the Merger Agreement (including any determination to exercise termination rights under the Merger Agreement or enforce specifically the terms of the Merger Agreement) or any other transaction document must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable law, such action shall not require approval of the holders of Class A shares.

Specific Performance; Remedies

The Merger Agreement provides that the parties are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the provisions of the Merger Agreement.

Governing Law

The Merger Agreement is governed by and interpreted under Delaware law.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties to the Merger Agreement. These representations and warranties, as applicable, concern, among other things:

•	legal organization, existence, general authority and good standing;

•	power and authorization to enter into and carry out the obligations of the Merger Agreement, and enforceability of the Merger Agreement;

•	the absence of defaults, breaches and other conflicts caused by entering into the Merger Agreement and completing the Merger;

•	required board and committee consents and approvals;

•	the absence of required governmental consents and approvals, other than those noted therein;

•	capitalization;

•	the due authorization and issuance, when issued, of the Class A shares, Class B shares and TE Units;

•	the absence of any party’s ownership of any equity interests other than in its subsidiaries;

•	good and valid title to material assets;

•	the absence of pending claims, lawsuits, arbitration, investigations or similar actions or violations of applicable laws;

•	the absence of undisclosed Affiliate transactions;

•	the accuracy of financial statements and reports filed with the SEC;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws;

•	the non-applicability of the Investment Company Act of 1940 to any party;

•	the absence of any material adverse effects with respect to a party and its subsidiaries;

•	certain tax matters;

•	solvency of TGE and its subsidiaries following the Closing;

•	the availability of funds to pay the Merger Consideration and to satisfy the Buyer Parties’ other obligations under the Merger Agreement;

•	the absence of brokers other than those noted therein; and

•	the fairness opinion delivered to the Conflicts Committee.

Many of the representations and warranties in the Merger Agreement provide that such representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. For purposes of the Merger Agreement, “material adverse effect,” when used with respect to a Buyer Party means any event, change, fact, development, circumstance, condition or occurrence that would materially impair or impede the ability of the Buyer Parties or their Affiliates to perform their respective obligations under the Merger Agreement or to consummate the Transactions, including the Merger. For purposes of the Merger Agreement, “material adverse effect,” when used with respect to a TGE Entity means any event, change, fact, development, circumstance, condition or occurrence that is materially adverse to, or has had a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the TGE Entities, taken as a whole.

The following (either alone or in combination) will not be taken into account for purposes of determining whether or not a material adverse effect has occurred when such term is used with respect to a TGE Entity:

•

changes in general local, domestic, foreign or international economic conditions, except to the extent disproportionately affecting the TGE Entities as compared with other entities operating in the same industry in the United States, and then only such disproportionate impact will be taken into account;

•

changes affecting generally the industries or markets in which such entity operates (including changes in commodity prices or interest rates), except to the extent disproportionately affecting the TGE Entities as compared with other entities operating in the same industry in the United States, and then only such disproportionate impact will be taken into account;

•

acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of execution of the Merger Agreement, except to the extent disproportionately affecting the TGE Entities as compared with other entities operating in the same industry in the United States, and then only such disproportionate impact will be taken into account;

•

the announcement (in accordance with the terms of the Merger Agreement) or performance of the Merger Agreement, the other transaction documents and the Transactions, including any disruption of customer or supplier relationships, loss of any employees or independent contractors or actions taken by or not taken specifically consented to by the sole member of TGE GP (Blackstone GP Acquiror) or Buyer;

•

any changes in the applicable laws or accounting rules or principles, including changes required by GAAP or interpretations thereof, except to the extent disproportionately affecting the TGE Entities as compared with other entities operating in the same industry in the United States, and then only such disproportionate impact will be taken into account;

•

any failure of any TGE Entity to meet any internal or published projections, estimates or expectations of such TGE Entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any TGE Entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operation, provided that, in each case, the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the determination of whether or not a material adverse effect has occurred may be taken into account; and

•	any changes in the market price or trading volume of the equity securities of any TGE Entity (and the associated costs of capital) or the credit rating of any TGE Entity or the indebtedness of any TGE

Entity, provided that in each case the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the determination of whether or not a material adverse effect has occurred may be taken into account.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this proxy statement and the Schedule 13E-3 transaction statement and additional agreements relating to, among other things, access to information, confidentiality, applicability of takeover statutes, public announcements, litigation and the cooperation of the parties with respect to the debt financing to be obtained by the Buyer Parties in connection with the Transactions.

THE SUPPORT AGREEMENT

The following summary describes the material provisions of the Support Agreement. The following summary is qualified in its entirety by reference to the Support Agreement, a copy of which is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. You should read carefully the Support Agreement in its entirety because the following summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you.

On December 16, 2019, simultaneously with the execution of the Merger Agreement, TGE entered into the Support Agreement with the Sponsors. Pursuant to the Support Agreement, the Sponsors agreed to, among other things, and while the Support Agreement remains in effect, vote the 23,652,463 Class A shares and 100,655,121 Class B shares (representing approximately 44.1% of the total voting power of TGE’s outstanding voting securities as of February 7, 2020) held of record and beneficially by the Sponsors (i) in favor of the approval of the Merger, the adoption of the Merger Agreement and any other matter necessary or desirable for the consummation of the Transactions, including the Merger, and (ii) against any Alternative Proposal (as defined below) and any other action that could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the Merger Agreement or the Transactions, including the Merger, or the matters contemplated by the Support Agreement, in each case, at any meeting of the TGE Shareholders.

“Alternative Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than the Buyer Parties, relating to any (a) direct or indirect acquisition of assets of the TGE Entities (including securities of subsidiaries of TGE) equal to 25% or more of TGE’s consolidated assets or to which 25% or more of TGE’s revenues or earnings on a consolidated basis are attributable, (b) direct or indirect acquisition of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of 25% or more of any outstanding class of equity securities of TGE, (c) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 25% or more of any outstanding class of equity securities of TGE or (d) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving TGE which is structured to permit any person or group to acquire beneficial ownership of at least 25% of TGE’s consolidated assets or outstanding equity interests, in each case, other than the Transactions.

While the Support Agreement remains in effect and except with the prior written consent of the Conflicts Committee, the Sponsors have agreed not to, (i) transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the transfer of, any of the Sponsor Shares or any other TGE Shares held, directly or indirectly, by any Sponsor (collectively, “Covered Shares”) or beneficial ownership or voting power thereof or therein, (ii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares, or (iii) knowingly take any action that would make a representation or warranty of the Sponsors contained in the Support Agreement untrue or incorrect or have the effect of preventing or disabling such Sponsor from performing its obligations under the Support Agreement.

Additionally, while the Support Agreement remains in effect and except with the prior written consent of the Conflicts Committee, the Sponsors have agreed not to, and to direct their respective representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to TGE or any of its subsidiaries in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent or agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement, or (vi) resolve to propose or agree to do any of the foregoing. The Sponsors have agreed to promptly (and in any event within 48 hours) advise TGE and TGE GP orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to TGE or its subsidiaries, other than requests for information in the ordinary course of business and consistent with past practice that is not reasonably expected to be related to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation concerning any Alternative Proposal.

While the Support Agreement remains in effect, if any Sponsor becomes the record holder or beneficial owner of, or acquires the power to vote or direct the voting of, any additional Class A shares or Class B shares or other voting interests with respect to TGE, such Sponsor will promptly notify TGE of such shares or voting interests and such shares or voting interests will, without any further action of the parties, be deemed to be subject to the provisions of the Support Agreement.

The Support Agreement terminates upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the mutual written agreement of the parties to the Support Agreement to terminate the Support Agreement.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences of the Merger to TGE Shareholders that hold their Class A shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), which generally refers to property held for investment. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations (the “Treasury Regulations”) promulgated under the Code and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion does not address any tax consequences arising under the Medicare contribution tax on certain investment income, Sections 1471 through 1474 of the Code (and the Treasury Regulations and administrative guidance issued thereunder), the alternative minimum tax, or the laws of any state, local or foreign jurisdiction, or under any tax treaty or U.S. federal laws other than those pertaining to income taxes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to TGE Shareholders in light of their particular circumstances or to TGE Shareholders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and other pass-through entities and holders of interests therein;

•	S corporations (or investors in S corporations);

•	regulated investment companies or mutual funds;

•	real estate investment trusts;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	dealers or brokers in stocks and securities, or currencies;

•	traders in securities that elect mark-to-market treatment;

•	TGE Shareholders that received Class A shares through the exercise of employee options, pursuant to a retirement plan or otherwise as compensation;

•	persons holding Class A shares through individual retirement accounts or other tax-deferred accounts;

•	holders of options, or holders of restricted units or bonus units, granted under any TGE benefit plan;

•	persons whose functional currency is not the U.S. dollar;

•	TGE Shareholders that hold Class A shares as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction;

•	former U.S. citizens or long-term residents of the United States;

•	persons that actually or constructively hold in excess of 5% of the Class A shares; or

•	any person that continues to own, directly or indirectly, an equity interest in TGE following the Merger.

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Class A shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership holding Class A shares should consult its own tax advisor about the U.S. federal income tax consequences of the Merger.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. EACH HOLDER OF CLASS A SHARES IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES AND THE CONSEQUENCES UNDER ANY TAX TREATY TO SUCH HOLDER OF THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Treatment of the Merger to U.S. Holders

The discussion in this section is addressed to holders of the Class A shares who are U.S. holders for U.S. federal income tax purposes. For these purposes, a “U.S. holder” is a beneficial owner of Class A shares that is for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a United States person.

The receipt of cash by a U.S. holder in exchange for Class A shares pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the Class A shares exchanged therefor. If a U.S. holder acquired different blocks of Class A shares at different times or different prices, such U.S. holder must determine its adjusted tax basis, holding period and gain or loss separately with respect to each block of Class A shares.

Any such gain or loss will generally be taxable as capital gain or loss. Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its Class A shares for more than one year as of the Closing Date. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may be used to offset only capital gains.

Each U.S. holder is strongly urged to consult its own tax advisor with respect to the U.S. holder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

Tax Treatment of the Merger to Non-U.S. Holders

The discussion in this section is addressed to holders of the Class A shares who are non-U.S. holders for U.S. federal income tax purposes.    For these purposes, a “non-U.S. holder” is a beneficial owner of Class A shares that is neither a partnership nor a U.S. holder as defined above.

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the receipt of cash in exchange for Class A shares pursuant to the Merger Agreement unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which Merger occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	the Class A shares constitute a U.S. real property interest by reason of TGE’s status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (which may be offset by U.S. source capital losses, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses).

A non-U.S. holder whose gain is described in the second bullet point above will be subject to U.S. federal income tax on any gain recognized on a net income basis at the same graduated rates generally applicable to U.S. persons unless an applicable tax treaty provides otherwise. Corporate non-U.S. holders may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable tax treaty) of their effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. TGE believes that it currently is, and expects to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as the Class A shares are “regularly traded on an established securities market,” a non-U.S. holder will be taxable on gain recognized on the receipt of cash in exchange for Class A shares pursuant to the Merger Agreement as a result of TGE’s status as a USRPHC only if the non-U.S. holder actually or constructively owns, or owned at any time during the five-year period ending on the Closing Date or, if shorter, the non-U.S. holder’s holding period for the Class A shares, more than 5% of the Class A shares. If the Class A shares were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to U.S. federal income tax on the receipt of cash in exchange for Class A shares pursuant to the Merger Agreement, and a 15% withholding tax would apply to the gross proceeds from the exchange. TGE believes that the Class A shares are considered to be regularly traded on an established securities market for purposes of the foregoing rules.

Each non-U.S. holder is strongly urged to consult its own tax advisor with respect to the non-U.S. holder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for Class A shares pursuant to the Merger Agreement may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding generally will not apply to a U.S. holder who furnishes the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

Payments made to non-U.S. holders in exchange for Class A shares pursuant to the Merger Agreement effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or W-8BEN-E (or another appropriate version of IRS Form W-8) and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any such payment effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to such a payment effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that certain required information is timely furnished to the IRS.

TGE Shareholders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

INFORMATION CONCERNING TGE

This section summarizes information from TGE’s Annual Report on Form 10-K for the year ended December 31, 2018, TGE’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019 and the other filings incorporated into this proxy statement by reference. For a more detailed discussion of TGE’s business, please read the “Business” section contained in TGE’s Annual Report on Form 10-K for the year ended December 31, 2018, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in TGE’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019 and the other filings incorporated into this document by reference.

About TGE

TGE, a Delaware limited partnership formed in 2015, is a publicly traded, growth-oriented limited partnership that owns, operates, acquires and develops midstream energy assets in North America. TGE’s operations are conducted through, and its operating assets are owned by, its direct and indirect subsidiaries, including TE in which TGE directly owns an approximate 63.75% membership interest as of February 7, 2020. TGE is located in and provides services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford, Bakken, Marcellus, and Utica shale formations.

TGE’s primary assets consist of natural gas transportation and storage assets; crude oil transportation assets; natural gas gathering and processing assets; crude oil storage and terminalling assets; and water business services assets. TGE’s reportable business segments are:

•	Natural Gas Transportation—the ownership and operation of FERC-regulated interstate natural gas pipelines and an integrated natural gas storage facility;

•	Crude Oil Transportation—the ownership and operation of FERC-regulated crude oil pipeline systems; and

•

Gathering, Processing & Terminalling—the ownership and operation of natural gas gathering and processing facilities; crude oil storage and terminalling facilities; the provision of water business services primarily to the oil and gas exploration and production industry; the transportation of NGLs; and the marketing of crude oil and NGLs.

TGE GP is a Delaware limited liability company and is the general partner of TGE. TGE GP is responsible for conducting TGE’s business and managing its operations.

During the last five years, neither TGE nor TGE GP has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

The Class A shares are listed on the NYSE under the symbol “TGE.” The principal executive offices of TGE and TGE GP are located at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211 and the telephone number for each is 913-928-6060.

Business and Background of Natural Persons Related to TGE and TGE GP

Set forth below are the names, country of citizenship, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of the current directors and executive officers of TGE GP. TGE GP’s board of directors and executive officers manage TGE’s operations and activities. All the executive officers of TGE GP are also officers of the general partner of TEP and TE.

During the past five years, none of the directors or executive officers of TGE GP has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

The address of each director and executive officer named in the charts below is 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211, Attn: General Counsel.

Name	Citizenship	Position with TGE GP
William R. Moler	USA	Chief Executive Officer, Director; Former President and Chief Operating Officer
Matthew Sheehy	USA	President
Gary J. Brauchle(1)	USA	Executive Vice President and Chief Financial Officer
Christopher R. Jones	USA	Executive Vice President, General Counsel and Secretary
Gary D. Watkins(2)	USA	Senior Vice President and Chief Accounting Officer
David G. Dehaemers, Jr.(3)	USA	Former Chief Executive Officer
Terrance D. Towner	USA	Director
Roy N. Cook	USA	Director
Thomas A. Gerke	USA	Director
Marcelino Oreja Arburúa	Spain	Director
Guy G. Buckley	USA	Director
Wallace C. Henderson	USA	Director
Matthew J.K. Runkle	USA	Director

(1)	Mr. Brauchle has informed the TGE GP Board of his resignation from his position as the Executive Vice President and Chief Financial Officer effective on February 14, 2020.
(2)

The TGE GP Board has appointed Mr. Watkins as Executive Vice President and Chief Financial Officer effective on February 14, 2020, in addition to Mr. Watkins’ current role as Chief Accounting Officer of TGE GP.

(3)	Mr. Dehaemers retired from his position as Chief Executive Officer effective on November 24, 2019, and as a director effective as of December 31, 2019.

William R. Moler. Mr. Moler has been a director of TGE GP since February 2015, and served as the Executive Vice President and Chief Operating Officer of TGE GP from February 2015 until March 2019, and as President and Chief Operating Officer of TGE GP from March 2019 until his appointment as Chief Executive Officer of TGE GP effective November 24, 2019. In addition to his service at TGE GP, Mr. Moler has served as an executive officer at affiliated companies of TGE since October 2012 and served as a director of the general partner of TEP (“TEP GP”) from February 2013 to June 2018. From 2004 until his departure in October 2012, Mr. Moler served in various capacities with Inergy, L.P. and its affiliates, most recently as Senior Vice President and Chief Operating Officer of Inergy Midstream, L.P. and President and Chief Operating Officer—Natural Gas Midstream Operations of Inergy, L.P. Prior to joining Inergy, L.P., Mr. Moler was with Westport Resources Corporation from 2002 to 2004, where he served as both General Manager of Marketing and Transportation Services and General Manager of Westport Field Services, LLC. Prior to Westport, Mr. Moler served in various leadership positions at Kinder Morgan, Inc. and its predecessors from 1988 to 2002. Mr. Moler has also served on the Board of the National Parkinson’s Foundation Heartland Region and served as its President from 2015 to 2017. Mr. Moler earned a Bachelor of Science degree in Mechanical Engineering from Texas Tech University in 1988.

Matthew Sheehy. Mr. Sheehy has served as President of TGE GP since December 2019. In addition to his service at TGE GP, Mr. Sheehy has served as the Chairman of Bridger Aerospace Group since July 2018 and as the Chairman of Ascent Vision Technologies, LLC since December 2015. Mr. Sheehy originally joined Tallgrass Energy in November 2012 and served in a number of roles until his departure in March 2018. From November 2016 to March 2018, Mr. Sheehy served as the Senior Vice President and Chief Commercial Officer of TGE GP. In addition, Mr. Sheehy served as the President of Rockies Express Pipeline LLC from December 2013 until July 2017 and as a board member of Rockies Express Pipeline LLC from November 2016 to March 2018. Prior to joining Tallgrass, he served as a Principal and General Partner from August 2008 to November 2012 and as an Associate from August 2005 to August 2008 at Silverhawk Capital Partners LLC. From 2002 to 2005, he served as an Analyst at Wachovia Securities and Wachovia Capital Partners. Mr. Sheehy earned a Bachelor of Arts degree in Economics from Vanderbilt University in 2002.

Gary J. Brauchle. Mr. Brauchle has been Executive Vice President and Chief Financial Officer of TGE GP since February 2015. In addition to his service at TGE GP, Mr. Brauchle has served as an executive officer at affiliated companies of TGE since November 2012. Prior to joining Tallgrass, Mr. Brauchle was Vice President and Chief Accounting Officer at McDermott International, Inc., a global engineering and construction company serving the oil and gas industry during 2012 and as Corporate Controller from 2010 to 2012. He joined McDermott in 2003 and served in various positions of increasing responsibility, including as Director of Internal Audit from 2005 to 2007 and as Director of Operational Accounting and Assistant Controller for an operating subsidiary from 2007 to 2008 and 2008 to 2010, respectively. Mr. Brauchle also served in the Houston office of PricewaterhouseCoopers’ energy and utilities practice from 1997 to 2003, including as a Manager from 2001 to 2003, and with a focus on midstream master limited partnerships, or MLPs. Mr. Brauchle was a postgraduate technical assistant at the Financial Accounting Standards Board (FASB) from 1996 to 1997. Mr. Brauchle is a Certified Public Accountant and a graduate of Texas A&M University, where he received a Master of Science in Accounting in 1996 and a Bachelor of Business Administration in Accounting in 1995.

Christopher R. Jones. Mr. Jones has been Executive Vice President, General Counsel and Secretary of TGE GP since February 2018. In addition to his service at TGE GP, Mr. Jones has served as an executive officer of affiliated companies of TGE since May 2016 and has been an attorney with Tallgrass since October 2012. Prior to joining Tallgrass, Mr. Jones was an attorney with the law firm that is now known as Stinson LLP from 2003 to 2012, becoming a partner in 2008. Mr. Jones holds an undergraduate degree and a Juris Doctorate in Law from the University of Kansas.

Gary D. Watkins. Mr. Watkins has served as the Vice President and Chief Accounting Officer of TGE GP from February 2015 to March 2019, and as Senior Vice President and Chief Accounting Officer of TGE GP from March 2019 until his appointment as Chief Financial Officer of TGE GP effective February 14, 2020. In addition to his service at TGE GP, Mr. Watkins has served as an executive officer of affiliated companies of TGE since April 2014. Previously, Mr. Watkins served as Vice President, Controller and Principal Accounting Officer of DCP Midstream Partners, LP and DCP Midstream, LLC from May 2011 until his departure in April 2014. Mr. Watkins also held the positions of Senior Director—Marketing Accounting and Director of Corporate Accounting with DCP Midstream. Prior to joining DCP Midstream in November 2004, Mr. Watkins held various positions of increasing responsibility at Advanced Energy Industries Inc. Mr. Watkins also served in the Denver offices of Arthur Andersen LLP and KPMG LLP from 1996 through 2002. Mr. Watkins is a Certified Public Accountant and graduate of Colorado State University, where he received a Bachelor of Science in Accounting and a minor in Economics in 1995.

David G. Dehaemers, Jr. Mr. Dehaemers served as the Chief Executive Officer of TGE GP from March 2019 to November 2019, as President and Chief Executive Officer of TGE GP from February 2015 to March 2019, and as a director of TGE GP from February 2015 to December 2019. In addition to his service at TGE GP, Mr. Dehaemers served as an executive officer at affiliated companies of TGE from October 2012 to November 2019 and served as a director of TEP GP from February 2013 to June 2018. Prior to joining Tallgrass, Mr. Dehaemers served as Co-Founder, Chief Executive Officer and Chief Investment Officer of Tallgrass MLP Fund I, L.P., a private MLP Investment Fund, from 2008 to 2012. Mr. Dehaemers also served as Executive Vice President of corporate development at Inergy, LP, or NRGY, from 2003 to 2007. Mr. Dehaemers played a role in NRGY’s corporate development group, where he focused on developing its long-term expansion strategies in the midstream area, which included acquisitions and expansion projects in excess of $500 million. Mr. Dehaemers also was an owner of Inergy Holdings, L.P., or NRGP, when that entity went public in 2005. Before Inergy, Mr. Dehaemers was part of the executive management team of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, LP from 1997 to 2003, where he served as the Chief Financial Officer from 1997 to 2000. In 2000, Mr. Dehaemers assumed responsibility for Kinder Morgan’s corporate development efforts, in which role he and his team developed and executed Kinder Morgan’s growth strategies. Mr. Dehaemers holds an undergraduate degree in Accounting from Creighton University in Omaha, Nebraska and is a Certified Public Accountant. He also holds a Juris Doctorate in Law from University of Missouri-Kansas City.

Terrance D. Towner. Mr. Towner has served as a director of TGE GP and as a member of the audit committee of TGE GP since September 2018. Previously, Mr. Towner served as a director of TEP GP and as a member of the audit committee of TEP GP from August 2013 to June 2018. Mr. Towner currently serves as the Executive Chairman of Jaguar Management Inc. and its affiliates, which makes direct investments in and provides advisory services to various private companies and clients. Mr. Towner is also a director of Base, Inc., Cando Rail Services Holdings, Inc., West Memphis Transload, West Memphis Base Railroad and SilverCreek RCM. Prior to joining Jaguar Management, Inc. in November 2018, Mr. Towner provided business advisory services. Between 2000 and December 2014, Mr. Towner was employed by Watco Companies, a Kansas based transportation company, in various capacities, including Vice Chairman, President, COO and CFO. As President and COO, Mr. Towner was responsible for all operations, safety, quality, human resources, information services and the financial performance of Watco’s transportation, mechanical, and terminal and port divisions. Prior to joining Watco, Mr. Towner spent thirteen years in banking including three years as President and CEO of First State Bank & Trust Company of Pittsburg, Kansas. He also served for five years as President of Pitsco, a company that develops and markets computer based education products, and approximately two years as a financial and strategic consultant with Grant Thornton. Following his departure from Grant Thornton, Mr. Towner acquired Joplin.com, an internet service provider located in Joplin, Missouri and subsequently sold the company to Empire District Electric Company, a public utility. Mr. Towner earned his bachelor’s degree in Economics from Pittsburg State University in 1981 and his MBA from Pittsburg State University in 1993.

Roy N. Cook. Mr. Cook has served as a director of TGE GP and as a member of the audit committee of TGE GP since September 2018. Previously, Mr. Cook served as a director of TEP GP from September 2013 to June 2018 and as a member of the audit committee of TEP GP from December 2017 to June 2018. From 2001 to 2013, Mr. Cook was employed by, and held a variety of roles within, the terminals division of Kinder Morgan, focusing on acquisitions, management, design and operations and specializing in the dry bulk side of the terminals business. Prior to 2001, Mr. Cook owned and managed several businesses in the service industry, including Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminals, Inc., each of which were sold to Kinder Morgan in 2001. Mr. Cook currently owns several small businesses across diverse industries, including a self-storage business, an electrical service company and a commercial real estate management and development company. He graduated from Kansas State University in 1979 with a B.S. degree in Agriculture Economics.

Thomas A. Gerke. Mr. Gerke has served as a director of TGE GP and as a member of the audit committee of TGE GP since August 2015. Mr. Gerke has served as the General Counsel and Chief Administrative Officer at H&R Block, a global consumer tax services provider since May 2016 and prior to that starting in January 2012, he served as Chief Legal Officer. In addition, in 2017 while H&R Block went through a CEO transition, Mr. Gerke served as interim President and Chief Executive Officer from August 1, 2017 to October 8, 2017. Prior to joining H&R Block, from January 2011 to April 2011, Mr. Gerke served as Executive Vice President, General Counsel and Secretary of YRC Worldwide, a leading transportation service provider. From July 2009 to December 2010, Mr. Gerke served as Executive Vice Chairman of CenturyLink, a Fortune 500 integrated communications business. From December 2007 to June 2009, he served as President and Chief Executive Officer at Embarq, then a Fortune 500 integrated communications business. He also held the position of Executive Vice President and General Counsel, Law and External Affairs at Embarq from May 2006 to December 2007. From October 1994 through May 2006, Mr. Gerke held several executive and legal positions with Sprint, serving as Executive Vice President and General Counsel for over two years. Mr. Gerke currently serves as a member of the board of directors at Consolidated Communications Holdings, Inc. (NASDAQ: CNSL). He is also a former member of the boards of CenturyLink, Embarq and United States Telecom Association. In addition, he is a former member of the board of trustees for Rockhurst University and the Kansas City Local Investment Commission (LINC). Mr. Gerke earned his Bachelor of Science degree in Business Administration from the University of Missouri in Columbia, his Masters of Business Administration degree from Rockhurst University, and his Juris Doctorate from the University of Missouri School of Law in Kansas City.

Marcelino Oreja Arburúa. Mr. Oreja Arburúa is currently serving, and has served since September 2012, as the Chief Executive Officer and Managing Executive Director of Enagás. Between 1992 and 1997, he was General Secretary of the Spanish National Confederation of Young Entrepreneurs. He founded DEF-4 patents and trademarks, which he sold to Garrigues Andersen in 1997, becoming its General Director. Among other senior positions, he was the International Director of Aldeasa, General Director of EMTE and, after the company’s merger with COMSA, General Director of COMSA EMTE. He also served as President of FEVE, a Spanish railway company. From 2002 to 2004, he was a Member of the European Parliament. Currently, in addition to his executive positions in Enagás, he is a Trustee of the Thyssen-Bornemisza Collection Foundation and the Transforma España Foundation and was previously a board member of the Basque Energy Agency. He holds a Bachelor’s degree in Industrial Engineering from the Higher Technical School of Engineering (ICAI) of the Universidad Pontificia de Comillas and has completed the Global CEO Program and the Advanced Management Program, both from the IESE Business School in Spain.

Guy G. Buckley. Mr. Buckley is currently serving, and has served since March 2018, as a Senior Advisor at BIP. From 1989 to April 2017, he served in various roles at Spectra Energy Corp. and its predecessor companies, most recently as its Chief Development Officer. Mr. Buckley served as a director of DCP Midstream GP, LLC, the general partner of DCP Midstream, LP, from October 2014 to February 2017. From April 2017 to March 2018, Mr. Buckley served on the boards of two non-profits on which he continues to serve, Avondale House and Theater Under the Stars. He holds a Masters in Business Administration from Boston University and a Bachelor of Engineering in Mechanical Engineering from McGill University.

Wallace C. Henderson. Mr. Henderson is currently serving, and has served since January 2018, as a Senior Managing Director at BIP, where he is responsible for leading the group’s investment activities in the midstream sector. Prior to joining BIP, from May 2011 to December 2017, Mr. Henderson served in various roles at EIG Global Energy Partners, LLC, most recently as the Managing Director, Head of Midstream and member of the Executive Committee where he led the company’s global investment activities across all funds and vehicles in midstream energy infrastructure, including transport, processing and liquid natural gas. Prior to joining EIG, Mr. Henderson was a senior financial consultant to Coskata, Inc., an energy technology company, from May 2009 until May 2011. Mr. Henderson also spent five years with UBS where he ran the firm’s New York-based energy group and led capital-raising and advisory assignments for a wide range of energy companies and sponsors, including EIG. Prior to his role with UBS, Mr. Henderson served for 18 years as an energy investment banker at Credit Suisse, where he specialized in oil and gas project finance, corporate capital raising and mergers and acquisitions for large U.S. and Latin American oil companies. He served as a director of Southcross Energy Partners GP LLC, the general partner of Southcross Energy Partners, L.P., from August 2014 to November 2017.

Mr. Henderson holds a Bachelor’s degree in Economics from Kenyon College and a Masters of Business Administration degree from Columbia University.

Matthew J.K. Runkle. Mr. Runkle is currently serving, and has served since October 2017, as a Managing Director at BIP. Prior to joining BIP, Mr. Runkle served from August 2002 to September 2017 as a Principal at ArcLight Capital Partners, LLC, where he sourced, executed and managed infrastructure investments across the midstream and power sectors. Mr. Runkle also served from July 2000 to July 2002 as an Analyst at the NorthBridge Group, where he provided strategic and management consulting to utility and energy companies. He holds a Bachelor’s degree in Geology and Geophysics from Yale University.

Prior Public Offerings

TGE has not made any underwritten public offerings of Class A shares for cash during the past three years.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth selected historical consolidated financial and other information for TGE as of the dates and for the periods indicated.

On January 1, 2017, an indirect subsidiary of TGE acquired Tallgrass Terminals, LLC (“Terminals”) and Tallgrass NatGas Operator, LLC (“NatGas”) from Tallgrass Development, LP (“Tallgrass Development”). Both TGE and Tallgrass Development were considered “entities under common control” as defined under U.S. generally accepted accounting principles (“GAAP”). As the acquisition represents a transaction between entities under common control and a change in reporting entity, the transfers between entities of the assets and liabilities have been recorded by TGE at historical cost and TGE’s historical consolidated financial statements for the years ended December 31, 2016, 2015, and 2014, and TGE’s consolidated balance sheet information as of December 31, 2016, 2015, and 2014, have been retrospectively recast to reflect the results attributable to Terminals and NatGas for the periods prior to January 1, 2017.

The selected historical statements of operations and cash flow data for the years ended December 31, 2018, 2017, and 2016 and balance sheet data as of December 31, 2018 and 2017 is derived from the audited financial statements of TGE included in TGE’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this proxy statement. The selected historical statements of operations and cash flow data for the nine months ended September 30, 2019 and 2018 and balance sheet data as of September 30, 2019 is derived from the financial statements of TGE included in TGE’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2019, which is incorporated by reference into this proxy statement. The selected historical statements of operations and cash flow data for the years ended December 2015 and 2014 and the balance sheet data as of December 31, 2016, 2015, and 2014 is derived from the audited financial statements of TGE (and the predecessor entity to TGE as discussed below) that are not included elsewhere, or incorporated by reference, in this document. The selected consolidated statement of operations data for the year ended December 31, 2015 include results attributable to TGE from May 12, 2015 (the date of closing of TGE’s initial public offering) through December 31, 2015, plus results for the predecessor entity to TGE, prior to May 12, 2015.

You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in TGE’s Annual Report on Form 10-K for the year ended December 31, 2018 and TGE’s Quarterly Report on Form 10-Q for the nine month period ended September 30, 2019, which are incorporated by reference in this proxy statement. See “Where You Can Find More Information.”

		December, 31
	September 30, 2019	2018	2017	2016	2015	2014
Balance Sheet Data:	(unaudited) ($ in thousands)
Property, plant and equipment, net	$2,865,107	$2,802,429	$2,394,337	$2,079,232	$2,079,567	$1,853,081
Unconsolidated investments	1,964,949	1,861,686	909,531	475,625	13,565	15,071
Total assets	6,202,897	5,893,509	4,292,013	3,625,480	3,088,635	2,476,599
Long-term debt, net	3,451,268	3,205,958	2,292,993	1,555,981	901,000	559,000

	Nine Months Ended September 30,
	2019	2018
Income and Cash Flow Data:	(unaudited) ($ in thousands, except per unit data)
Revenues	$635,585	$573,003
Operating income	265,926	251,272
Equity in earnings of unconsolidated investments	273,883	222,857
Net income before tax	418,735	378,224
Net income	357,111	342,726
Net income attributable to TGE	194,730	77,348
Basic net income per Class A share	$1.12	$0.85
Diluted net income per Class A share	$1.12	$0.85
Dividends declared per Class A share	$1.6200	$1.4950
Cash Flow Data:
Net cash provided by operating activities	$518,208	$466,391
Net cash used in investing activities	(290,920)	(756,499)
Net cash (used in) provided by financing activities	(220,917)	293,036

	Year Ended December 31,
	2018	2017	2016	2015		2014
	(unaudited)
Income and Cash Flow Data:	($ in thousands, except per unit data)
Revenues	$793,259	$655,898	$611,662	$542,661		$377,313
Operating income	350,631	271,847	258,418	206,229		58,970
Equity in earnings of unconsolidated investments	306,819	237,110	54,531	2,759		1,617
Net income before tax	523,380	432,443	267,780	193,071		65,786
Net income	467,671	223,985	250,039	200,348		65,786
Net income attributable to TGE, excluding predecessor operations interest	137,127	(128,729)	26,794	24,563	(1)	N/A
Basic net income (loss) per Class A share	$1.27	$(2.22)	$0.55	$0.51	(1)	N/A
Diluted net income (loss) per Class A share	$1.27	$(2.22)	$0.55	$0.51	(1)	N/A
Dividends declared per Class A share	$2.0200	$1.3500	$1.0000	$0.3900		N/A
Cash Flow Data:
Net cash provided by operating activities	$672,525	$571,396	$413,298	$300,216		$81,699
Net cash used in investing activities	(987,212)	(898,541)	(595,539)	(899,432)		(1,117,462)
Net cash provided by financing activities	321,690	327,279	182,466	600,583		1,036,630

(1)	The Net income attributed to TGE was based upon the number of days between the closing of the IPO on May 12, 2015 to December 31, 2015.

Book Value per Class A Share

As of September 30, 2019, the book value per Class A share was $10.32. Book value per Class A share is computed by dividing total Class A shareholder equity of $1,848.9 million at September 30, 2019 by the total number of Class A shares outstanding on that date of 179,197,416 Class A shares.

Non-GAAP Financial Measures

TGE generally defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, depreciation and amortization, non-cash income or loss related to derivative instruments, non-cash long-term compensation expense, impairment losses, gains or losses on asset or business disposals or acquisitions, gains or losses on the repurchase, redemption or early retirement of debt, and earnings from unconsolidated investments, but including the impact of distributions from unconsolidated investments and deficiency payments received from or utilized by TGE’s customers. TGE also uses Cash Available for Dividends, which TGE generally defines as Adjusted EBITDA, less cash interest costs, maintenance capital expenditures, current income tax, and certain cash reserves permitted by TGE’s governing documents. Adjusted EBITDA and Cash Available for Dividends are both calculated and presented at the TE level, before consideration of noncontrolling interest associated with the holders of Class B shares and TE Units exchangeable for Class A shares at an exchange ratio of one Class A share for each TE Unit (the “Exchange Right Holders”) or calculating distributions from TE to TGE, on one hand, and to the Exchange Right Holders, on the other. TGE believes calculating these measures at TE provides investors the most complete and comparable picture of TGE’s overall financial and operational results and provides a consistent metric for period over period comparisons that is not impacted by any future exchanges of Class B shares and TE Units for Class A shares at an exchange ratio of one Class A share for each TE Unit by the Exchange Right Holders, which does not have a dilutive effect on TGE’s net income per share.

Maintenance capital expenditures are cash expenditures incurred (including expenditures for the construction or development of new capital assets) that TGE expects to maintain its long-term operating income or operating capacity. These expenditures typically include certain system integrity, compliance and safety improvements, and are presented net of noncontrolling interest and reimbursements. TGE collects deficiency payments for volumes committed by TGE’s customers to be transported in a month but not physically received for transport or delivered to the customers’ agreed upon destination point. These deficiency payments are recorded as a deferred liability until the barrels are physically transported and delivered, or when the likelihood that the customer will utilize the deficiency balance becomes remote.

Adjusted EBITDA and Cash Available for Dividends are not presentations made in accordance with GAAP. The following table presents a reconciliation of Adjusted EBITDA to Net income attributable to TGE and net cash provided by operating activities and a reconciliation of Cash Available for Dividends to net cash provided by operating activities, the most directly comparable GAAP financial measures, for each of the periods indicated:

	Nine Months Ended September 30,
Reconciliation of TE Adjusted EBITDA to Net income attributable to TGE	2019	2018
	(unaudited) ($ in thousands)
Net income attributable to TGE	$194,730	$77,348

Add:
Interest expense, net(1)	121,941	57,208
Depreciation and amortization expense(1)	94,819	45,794
Distributions from unconsolidated investments(1)	369,690	198,019
Deficiency payments, net(1)	14,241	7,205
Non-cash compensation expense(1)	23,521	4,738
Income tax expense(1)	61,606	35,498
Net income attributable to Exchange Right Holders	158,029	145,169
Loss on extinguishment of debt(1)	—	2,245

Less:
Equity in earnings of unconsolidated investments(1)	(273,883)	(153,235)
Non-cash gain related to derivative instruments(1)	(899)	(3,306)
Gain on disposal of assets(1)	—	(3,388)

TE Adjusted EBITDA	$763,795	$413,295

Reconciliation of TE Adjusted EBITDA and Cash Available for Dividends to Net Cash Provided by Operating Activities
Net cash provided by operating activities	$518,208	$466,391

Add:
Interest expense, net(1)	121,941	57,208
Other, including changes in operating working capital(1)	123,646	(110,304)

TE Adjusted EBITDA	$763,795	$413,295

Less:
Cash interest cost(1)	(117,264)	(54,909)
Maintenance capital expenditures, net(1)	(30,410)	(8,409)
Current income tax expense(1)	(219)	—

TE Cash Available for Dividends	$615,902	$349,977

(1)	Net of noncontrolling interest associated with less than wholly-owned subsidiaries of TE.

	Year Ended December 31,
Reconciliation of TE Adjusted EBITDA to Net income attributable to TGE	2018	2017	2016
	(unaudited) ($ in thousands)
Net income attributable to TGE	$137,127	$(128,729)	$33,789
Add:
Interest expense, net(1)	95,465	29,403	16,632
Depreciation and amortization expense(1)	74,998	26,131	25,567
Distributions from unconsolidated investments(1)	302,364	86,551	22,085
Deficiency payments, net(1)	14,443	7,701	9,672
Non-cash compensation expense(1)	8,634	2,682	1,862
Loss on extinguishment of debt	2,245	—	—
Income tax expense	55,709	208,458	17,741
Net income attributable to Exchange Right Holders	208,618	137,849	95,882
Less:
Equity in earnings of unconsolidated investments(1)	(237,197)	(66,922)	(15,287)
(Gain) loss on disposal of assets(1)	(4,630)	(189)	526
Non-cash (gain) loss related to derivative instruments(1)	(3,340)	64	650
Gain on remeasurement of unconsolidated investment(1)	—	(2,744)	—

TE Adjusted EBITDA	$654,436	$300,255	$209,119

Reconciliation of TE Adjusted EBITDA and Cash Available for Dividends to Net Cash Provided by Operating Activities
Net cash provided by operating activities	$672,525	$571,396	$413,298
Add:
Interest expense, net(1)	95,465	29,403	16,632
Other, including changes in operating working capital(1)	(113,554)	(300,544)	(220,811)

TE Adjusted EBITDA	$654,436	$300,255	$209,119

Less:
Cash interest cost(1)	(91,590)	(27,669)	(15,168)
Maintenance capital expenditures, net(1)	(14,176)	(4,179)	(3,270)
Cash flow attributable to predecessor operations	—	—	(2,743)

TE Cash Available for Dividends	$548,670	$268,407	$187,938

(1)	Net of noncontrolling interest associated with less than wholly-owned subsidiaries of TE.

MARKET PRICE AND CASH DISTRIBUTION INFORMATION

Class A shares are traded on the NYSE under the ticker symbol “TGE.” The following table sets forth, for the periods indicated, the intraday high and low sales prices per share for Class A shares, as well as information concerning quarterly cash distributions declared and paid with respect to each period.

	Class A Shares
	Sale Prices		Cash Distributions (1)
	High	Low
Year ended December 31, 2020
First Quarter(2)	$22.38	$22.10	$—	(3)
Year ended December 31, 2019
Fourth Quarter	$22.18	$17.47	$—	(3)
Third Quarter	$22.45	$14.28	$0.55
Second Quarter	$25.76	$20.05	$0.54
First Quarter	$25.96	$22.34	$0.53
Year ended December 31, 2018
Fourth Quarter	$24.78	$20.36	$0.52
Third Quarter	$26.35	$20.94	$0.51
Second Quarter	$23.89	$18.08	$0.4975
First Quarter	$26.70	$17.14	$0.4875

(1)	Represents cash distribution declared with respect to the quarter presented and paid in the following quarter.
(2)	Through February 10, 2020.
(3)

Pursuant to the Merger Agreement, from and after December 16, 2019, until the earlier of the Closing Date or the termination of the Merger Agreement, the TGE GP Board shall not declare and TGE has agreed not to pay any cash distributions in respect of the Class A shares without the prior written consent of Buyer.

The last reported sale price of Class A shares on the NYSE on December 16, 2019, the last trading day before TGE entered into and announced the Merger Agreement, was $ 18.29 per share.

The last reported sale price of Class A shares on the NYSE on February 10, 2020, the last trading day before the filing of this proxy statement, was $22.28 per share.

As of February 7, 2020, TGE had 179,632,609 Class A shares outstanding held by 84 holders of record and 102,136,875 Class B shares outstanding held by 6 holders of record. As of the record date for the Shareholder Meeting, TGE has                Class A shares outstanding held by approximately                holders of record and                 Class B shares outstanding held by approximately                holders of record.

INFORMATION CONCERNING THE BLACKSTONE PARTIES

About the Blackstone Parties

Buyer, Buyer Sub and the Sponsors are Affiliates of The Blackstone Group Inc. (“The Blackstone Group”). The Blackstone Group was founded in 1985 and is an investment firm with $554 billion in assets under management, including investment vehicles focused on private equity, real estate, public debt and equity, growth equity, opportunistic, non-investment-grade credit, real assets and secondary funds, each on a global basis. Over the last 15 years, The Blackstone Group has invested in more than $45 billion of infrastructure-related projects globally. Shares of Class A common stock representing interests in The Blackstone Group are listed on the New York Stock Exchange under the symbol “BX”. Holdings Manager, an Affiliate of The Blackstone Group, is the general partner of Buyer and each of the Sponsors.

Buyer Sub. Buyer Sub, a Delaware limited liability company, is a direct wholly owned subsidiary of Buyer formed solely for the purpose of facilitating the Merger under the laws of the State of Delaware on October 25, 2019.

Buyer. Buyer, a Delaware limited partnership, is owned by certain of its Affiliates and their co-investors and was formed solely for the purpose of facilitating the Merger under the laws of the State of Delaware on October 25, 2019.

Sponsors. The Sponsors are Delaware limited partnerships. The Sponsors and their respective Affiliates own, in the aggregate, (i) 100% of the membership interests in TGE GP, (ii) 23,652,463 Class A shares and 100,655,121 Class B shares, which represent approximately 44.1% of the total outstanding equity interests of TGE as of February 7, 2020, and (iii) 100,655,121 TE Units. Subject to the terms of the Equityholders Agreement and certain limitations in the Merger Agreement with respect to members of the Conflicts Committee, Blackstone GP Acquiror has the right to appoint and remove all of the members of the TGE GP Board. Thus, the Blackstone Parties have a controlling interest in TGE GP, which manages the operations and activities of TGE.

Blackstone GP Acquiror. Blackstone GP Acquiror is a Delaware limited liability company. Blackstone GP Acquiror is the sole member of TGE GP.

During the last five years, none of the Blackstone Parties has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

The principal executive office of each of the Blackstone Parties is located at 345 Park Avenue, New York, New York 10154 and the telephone number for each is 212-583-5000.

Past Contacts, Transactions, Negotiations and Agreements Involving TGE and the Blackstone Parties

March 2019 Blackstone Acquisition

On March 11, 2019, pursuant to the terms of a Purchase and Sale Agreement, dated January 30, 2019, by and among certain of the Sponsors, Affiliates of Kelso & Co., Affiliates of The Energy & Minerals Group, Tallgrass KC, an entity owned by certain current and former members of TGE’s management (including Messrs. Dehaemers, Moler, Brauchle and Jones), and the other sellers named therein (collectively, the “Sellers”), certain of the Sponsors acquired from the Sellers (i) 100% of the membership interests in TGE GP, (ii) 21,751,018 Class A shares, (iii) 100,655,121 TE Units, and (iv) 100,655,121 Class B shares, in exchange for aggregate consideration of approximately $3.2 billion in cash (the “March 2019 Blackstone Acquisition”).

In connection with the March 2019 Blackstone Acquisition, the Sponsors have paid $467.6 million to Tallgrass Energy Holdings, LLC, an entity owned by the Former Sponsor Group, $626.6 million to Tallgrass KC, and $31.9 million to certain trusts controlled by or related to Mr. Dehaemers, in consideration for the purchase of the membership interests in TGE GP, the purchased Class A shares, TE Units and Class B shares, and the agreements entered into in connection with such purchases, including non-compete agreements. Such amounts were not related to, affected by or contingent upon the occurrence of the Merger, and were paid entirely by the Sponsors and not by TGE or any of its subsidiaries. These payments are separate from any payments that will be made under the Lock-Up and Non-Compete Agreements in connection with the Closing of the Merger as described under “Special Factors—Interests of Certain Persons in the Merger—Lock-Up and Non-Compete Agreements.”

As a result of the March 2019 Blackstone Acquisition, Blackstone effectively controls TGE’s business and affairs through the ownership of 100% of the membership interests in TGE GP and the exercise of the rights of such sole member. Subject to the terms of the Equityholders Agreement and certain limitations in the Merger Agreement with respect to members of the Conflicts Committee, Blackstone GP Acquiror currently has the right to appoint and remove all of the members of the TGE GP Board.

To fund $1.155 billion of the consideration in the March 2019 Blackstone Acquisition, Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP and Prairie Non-ECI Acquiror LP (the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) providing for a senior secured term facility, with Credit Suisse AG, as administrative agent and collateral agent, and the other lenders from time to time party thereto. The Credit Agreement will mature on March 11, 2026 and bears interest at LIBOR plus 475 basis points, subject to a 0.25% step-down upon achievement of a specific leverage ratio. The Credit Agreement contains customary mandatory prepayments (including an available cash sweep), representations and warranties and covenants for a facility of that type. To secure the obligations under the Credit Agreement, (i) the Borrowers, (ii) each direct parent company of the Borrowers (the “Parent Guarantors”) and (iii) Blackstone GP Acquiror and each direct or indirect wholly-owned U.S. subsidiary of each Borrower, excluding TGE GP and TGE and each of their respective direct and indirect subsidiaries and certain other excluded subsidiaries (the “Subsidiary Guarantors” and together with the Parent Guarantors, the “Guarantors”), have granted a lien in favor of the collateral agent in certain of their assets. Such assets include, but are not limited to, (i) a pledge of all equity interests of the Borrowers held by the Parent Guarantors and the applicable general partners of the Borrowers, (ii) a pledge of all of the equity interests of the Subsidiary Guarantors, (iii) a pledge of all of the equity interests of TGE GP and (iv) a pledge in all of the TE Units, membership interests in TGE GP, Class A shares and Class B shares held by any Borrower or Guarantor on March 11, 2019 and any such units, interests or shares acquired by any of them thereafter, subject to certain exceptions. If an event of default occurs and is continuing under the Credit Agreement, the collateral agent may foreclose upon such equity interests in the exercise of remedies.

As of February 7, 2020, the Sponsors and Blackstone GP Acquiror own, in the aggregate, (i) 100% of the membership interests in TGE GP, (ii) 23,652,463 Class A shares and 100,655,121 Class B shares, which represent approximately 44.1% of the total outstanding equity interests of TGE as of February 7, 2020, and (iii) 100,655,121 TE Units.

Lock-Up and Non-Compete Agreements

Pursuant to the Lock-Up and Non-Compete Agreements, for a period of one year following the closing of the March 2019 Blackstone Acquisition (the “Lock-Up Period”), each March Lock-Up Party has agreed not to sell, transfer, assign or otherwise dispose of any of his TE Units and corresponding Class B shares retained following the closing of the March 2019 Blackstone Acquisition (together with any Class A shares exchangeable therefor) or, in the case of Messrs. Dehaemers and Moler, certain Class A shares retained by their respective trusts following closing of the March 2019 Blackstone Acquisition (collectively, the “Retained Interests”). The Retained Interests of the March Lock-Up Parties consist of an aggregate of 3,210,085 Class A shares and 1,481,754 Class B shares (together with an equal number of TE Units), which includes all of the outstanding Unaffiliated Class B Shares.

Blackstone GP Acquiror granted the March Lock-Up Parties certain liquidity rights during the Lock-Up Period that may result in Blackstone acquiring additional securities of TGE. Specifically, if at any time during the Lock-Up Period, Blackstone GP Acquiror or any of its Affiliates acquires for cash, or enters into an agreement to acquire for cash, all of the outstanding partnership interests in TGE and as a result no partnership interests in TGE are or would be listed on a national securities exchange (a “Take-Private Transaction”), then each March Lock-Up Party may elect to either (A) sell all, but not less than all, of his Retained Interests to Blackstone GP Acquiror or its designees at the higher of (i) the price being paid to the public holders of Class A shares by Blackstone GP Acquiror or its Affiliates in the Take-Private Transaction (the “LP Unit Price”) or (ii) $26.25 per Class A share (or successor equity interests) or per Class B share and corresponding TE Unit, $3.82 of which constitutes the Deferred GP Payment, or (B) convert, exchange or contribute for equity interests in an acquisition vehicle or otherwise roll-over all, but not less than all, of the Retained Interests into securities of TE, TGE or their successor entities or holding companies, as applicable, in each case at the higher of (i) LP Unit Price or (ii) $26.25 per Class A share (or successor equity interests) or per Class B share and corresponding TE Unit, $3.82 of which constitutes the Deferred GP Payment, and on terms and conditions mutually acceptable to Blackstone GP Acquiror and such March Lock-Up Party. In the event that a Take-Private Transaction has not occurred, or a Take-Private Transaction agreement has not been entered into, by the end of the Lock-Up Period, then pursuant to the applicable Lock-Up and Non-Compete Agreement, each March Lock-Up Party would receive the Deferred GP Payment of $3.82 in cash per each such Retained Interest.

All of the March Lock-Up Parties have elected to sell their respective Retained Interests to Blackstone GP Acquiror or its designees for $26.25 per Class A share or per Class B share and corresponding TE Unit in connection with and substantially concurrently with the consummation of the Merger.

In addition, pursuant to the Lock-Up and Non-Compete Agreements, each March Lock-Up Party has agreed (i) that he will not compete with TGE GP or its subsidiaries until June 30, 2020, (ii) to vote his Retained Interests in a manner consistent with the recommendation of the TGE GP Board during the Lock-Up Period, and (iii) not to sell, transfer, assign or otherwise dispose of any of his Retained Interests.

The Lock-Up Period will expire on March 11, 2020.

Equityholders Agreement

Pursuant to the Equityholders Agreement, (a) for so long as Jasmine Ventures Pte. Ltd., a Singapore private limited company (“Jasmine”), and its affiliates maintain certain ownership thresholds set forth in the Equityholders Agreement, Jasmine will have the right to designate (i) one director to the TGE GP Board who shall be entitled to serve on any committee of the TGE GP Board on which any representative of certain funds affiliated with Blackstone Infrastructure Associates L.P. (“the BIP Funds”) serves and (ii) one director or representative to any board or similar governing body of TGE, Blackstone GP Acquiror, or any of their subsidiaries if such board or similar governing body includes a representative of the BIP Funds, and (b) for so long as Enagás Holding USA, S.L.U. and Enagas U.S.A. LLC (collectively, “Enagas Investor”) maintain certain ownership thresholds set forth in the Equityholders Agreement, Enagas Investor will have the ability to designate (i) one director to the TGE GP Board, (ii) one non-voting observer to the TGE GP Board who shall be entitled to participate as a non-voting observer on any committee of the TGE GP Board on which any representative of the BIP Funds serves, and (iii) one non-voting observer to any board or similar governing body of the TGE, Blackstone GP Acquiror, or any of their subsidiaries if such board or similar governing body includes a representative of the BIP Funds.

Pursuant to the Equityholders Agreement, each of Jasmine, Enagas Investor and certain affiliates of Blackstone have preemptive rights if TGE or any of its subsidiaries issues equity interests, debt securities or other rights to acquire equity interests or debt securities (“TGE Interests”), subject to certain customary exceptions set forth in the Equityholders Agreement. In addition, such investors are generally entitled to participate pro rata in any acquisitions by another such investor of TGE Interests, including in a transaction that results in the delisting of the Class A shares.

Pursuant to the Equityholders Agreement, in addition, for a period of two years following the closing date of the March 2019 Blackstone Acquisition, each of Jasmine, Enagas Investor and the BIP Funds have agreed not to sell, transfer, assign or otherwise dispose of any of their direct or indirect interests in the Class A shares, TE Units and corresponding Class B shares or membership interests in TGE GP, subject to certain exceptions such as the exercise of certain drag-along and tag-along rights, permitted transfers and certain agreed transfers of membership interests in Blackstone GP Acquiror. After the two-year period following the closing date of the March 2019 Blackstone Acquisition, the BIP Funds, Jasmine and Enagas Investor will continue to have customary drag-along and tag-along rights among themselves, and the BIP Funds and Enagas Investor will have customary rights of first offer among themselves.

Director Designation Agreement

Pursuant to the Third Amended and Restated Limited Liability Company Agreement of TGE GP, dated March 11, 2019 (the “TGE GP LLC Agreement”), Blackstone GP Acquiror, as the sole member of TGE GP, has the ability to cause the election of the members of the TGE GP Board. Pursuant to the Director Designation Agreement (the “Director Designation Agreement”), dated January 30, 2019, between Blackstone GP Acquiror and David G. Dehaemers, Jr., which was entered into in connection with the March 2019 Blackstone Acquisition, Blackstone GP Acquiror granted Mr. Dehaemers certain rights to designate members of the TGE GP Board. Specifically, following the closing of the March 2019 Blackstone Acquisition and through December 31, 2020, for so long as Mr. Dehaemers was a member of the TGE GP Board, Mr. Dehaemers had the right (the “Management Director Designation Right”) to designate either William R. Moler, Christopher R. Jones or Gary J. Brauchle (so long as any of Messrs. Moler, Jones or Brauchle, as applicable, is still serving as an executive officer of TGE GP or Tallgrass Management, LLC (“Tallgrass Management”)) to serve as a member of the TGE GP Board. In addition, following the closing of the March 2019 Blackstone Acquisition and for so long as Mr. Dehaemers was employed as the Chief Executive Officer of Tallgrass Management (the “Dehaemers Independent Designation Period”), if all three independent members of the TGE GP Board as of immediately prior to the closing of the March 2019 Blackstone Acquisition were removed from the TGE GP Board during the Dehaemers Independent Designation Period, then Mr. Dehaemers would have had the right (the “Independent Director Designation Right”) to designate one individual to serve as an independent member of the TGE GP Board.

The Independent Director Designation Right granted to Mr. Dehaemers under the Director Designation Agreement ceased upon Mr. Dehaemers’ retirement as the Chief Executive Officer of TGE GP effective November 24, 2019. The Management Director Designation Right granted to Mr. Dehaemers under the Director Designation Agreement ceased upon Mr. Dehaemers’ retirement from the TGE GP Board effective December 31, 2019.

Registration Rights Agreement

Pursuant to the Amended and Restated Registration Rights Agreement, dated as of March 11, 2019, by and among TGE and certain of the Sponsors (the “Registration Rights Agreement”), TGE granted such Sponsors certain demand and piggyback registration rights with respect to the Class A shares. Such rights will terminate once such Sponsors and their Affiliates cease to hold any Registrable Securities (as defined in the Registration Rights Agreement).

Standstill Agreement

In connection with the negotiation of the Merger Agreement, the Conflicts Committee entered into a standstill agreement, dated as of September 25, 2019 (the “Standstill Agreement”), with Blackstone Infrastructure Advisors L.L.C. (together with its controlled Affiliates (including the Sponsors, but expressly excluding TGE, TGE GP and their respective subsidiaries and controlled Affiliates), the “BIA Sponsor”), pursuant to which the BIA Sponsor agreed that it would not, directly or indirectly, without the prior written consent of the Conflicts Committee, in any manner after the effective date of the Standstill Agreement through the date of termination of the Standstill Agreement, (i) acquire, agree to acquire or make any proposal or offer to acquire (except as contemplated by the Proposal (as defined below)), any additional securities or property of or interests in TGE or any of its subsidiaries, or any rights or options to acquire any such securities, property or interests; (ii) enter into, or make any proposal or offer with respect to (except as contemplated by its then-existing proposal (the “Proposal”), which ultimately resulted in the execution of the Merger Agreement) any merger, consolidation, business combination, reorganization or similar transaction involving TGE or any of its subsidiaries; (iii) amend or propose to amend the organizational documents of TGE, TGE GP or of any subsidiary of TGE; (iv) make, or in any way participate in, any solicitation of proxies, to vote or consent, or enter into or seek to enter into, any agreement, arrangement or understanding with, or seek to advise or influence another person with respect to the voting of, or granting of a consent with respect to, any securities of or interests in TGE or any of its subsidiaries; (v) cause TGE, TGE GP or any subsidiaries of TGE to issue any additional securities or interests (other than the issuance of securities issued on account of awards outstanding under employee benefit plans existing as of the date of the Standstill Agreement) or to take or propose to take, directly or indirectly, any action described in clauses (i), (ii), (iii) or (iv); (vi) vote in favor of, or give consent with respect to any security of or interest in TGE or any of its subsidiaries in favor of, any transaction, proposal, offer or amendment described in clauses (i), (ii) or (iii) if such transaction, proposal, offer or amendment was not approved and recommended to security holders or interest holders by the Conflicts Committee; (vii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of or interests in TGE (except to the extent that no member of such “group” beneficially owns any securities of or interests in TGE that are not already beneficially owned by the BIA Sponsor as of the effective date of the Standstill Agreement); (viii) provide, or act as agent for the purpose of obtaining, debt or equity financing for any transaction, other than the transaction contemplated by the Proposal (the “Proposed Transaction”), that would violate or contribute to a violation of the Standstill Agreement; (ix) disclose any intention, plan or arrangement inconsistent with the foregoing; (x) disclose to any person, other than certain representatives of BIA Sponsor, any undisclosed terms or conditions of the Proposed Transaction; (xi) propose, agree to, promote, solicit or publicly announce its willingness to undertake or support any of the foregoing, or advise, assist or encourage any other person in connection with any of the foregoing; or (xii) propose or agree to eliminate the Conflicts Committee, revoke or diminish its authority, or remove or cause the removal of any director that is a member of the Conflicts Committee.

The Standstill Agreement did not restrict the ability of the BIA Sponsor, its Affiliates or any of their respective directors, officers, employees, agents, equityholders and advisors (including financial advisors, attorneys, accountants and other consultants and potential financing sources) (each, a “Representative”) from (a) privately making any proposal with respect to and privately negotiating the terms of the Proposed Transaction or any alternative thereto with the Conflicts Committee, (b) privately disclosing or discussing any information regarding the Proposed Transaction or any alternative thereto being negotiated with the Conflicts Committee to any Representative of the BIA Sponsor or any of its Affiliates, or negotiating or entering into any agreements or arrangements with any such person with respect to the Proposed Transaction or any alternative thereto being discussed with the Conflicts Committee or (c) disclosing any information that the BIA Sponsor determined, based upon the advice of outside counsel, was required by applicable law, rules, regulations or other applicable legal process or requested by a governmental authority; provided, further, that clauses (iv) and (vii) above did not limit or otherwise restrict any action taken by the BIA Sponsor at any time after the effective date of the Standstill Agreement to vote or give consent with respect to securities of or interests in TGE held by the BIA Sponsor of record on the effective date of the Standstill Agreement in a manner which did not otherwise violate the Standstill Agreement.

These prohibitions under the Standstill Agreement terminated upon the execution of the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT

AND THE BLACKSTONE PARTIES

All information with respect to beneficial ownership has been furnished by the respective directors, officers, 5% or more shareholders or Blackstone Parties, as the case may be. The amounts and percentage of Class A shares and Class B shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the tables and discussed below have sole voting and investment power with respect to all Class A shares and Class B shares shown as beneficially owned by them, subject to community property laws where applicable. Applicable percentage ownership and voting power is based on approximately 179,632,609 Class A shares and 102,136,875 Class B shares outstanding as of February 7, 2020. Unless otherwise noted, the address of each beneficial owner named in the charts below is 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211, Attn: General Counsel.

Ownership of Tallgrass Energy, LP by TGE GP’s Directors and Officers

The following tables set forth certain information regarding the beneficial ownership of Class A shares and Class B shares as of February 7, 2020 owned by:

•	the named executive officers of TGE GP;

•	each of the directors of TGE GP; and

•	all the directors and executive officers of TGE GP as a group.

Name of Beneficial Owner	Positions with TGE GP(1)	Class A and Class B shares Beneficially Owned(2)	Percentage of Class A and Class B shares Beneficially Owned(3)	Combined Voting Power(4)	TGE EPSs(5)
William R. Moler(6) (7)	Chief Executive Officer, Director; Former President and Chief Operating Officer	1,515,616	*	*	250,000	(8)
Matthew Sheehy	President	—	—	—	—
Gary J. Brauchle(9) (10)	Executive Vice President and Chief Financial Officer	707,343.41	*	*	100,000	(11)
Christopher R. Jones(12) (13)	Executive Vice President, General Counsel and Secretary	447,441	*	*	360,000	(14)
Gary D. Watkins	Senior Vice President and Chief Accounting Officer	74,044	*	*	185,000	(15)
David G. Dehaemers, Jr.(16) (17)	Former Chief Executive Officer	1,806,319	1.01%	*	—
Terrance D. Towner	Director	56,600	*	*	3,000	(18)
Roy N. Cook	Director	120,165	*	*	3,000	(19)
Thomas A. Gerke	Director	57,900	*	*	3,000	(20)
Marcelino Oreja Arburúa	Director	—	—	—	—
Guy G. Buckley	Director	—	—	—	3,000	(21)
Wallace C. Henderson	Director	—	—	—	—
Matthew J.K. Runkle	Director	—	—	—	—
All Directors and Executive Officers of TGE GP as a group (13 persons)		4,785,428.41	2.65%	1.70%	907,000

*	Less than 1%.

(1)

Mr. Brauchle has informed the TGE GP Board of his resignation from his position as the Executive Vice President and Chief Financial Officer effective on February 14, 2020. The TGE GP Board has appointed Mr. Watkins as Executive Vice President and Chief Financial Officer effective on February 14, 2020, in addition to Mr. Watkins’ current role as Chief Accounting Officer of TGE GP.

(2)

Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. In addition to Class A shares, this column includes Class B shares beneficially owned by such persons that are, together with a corresponding number of TE Units, exchangeable at any time and from time to time for Class A shares on a one-for-one basis (subject to the terms of the limited liability company agreement of TE and the Partnership Agreement).

(3)

The Class A shares to be issued upon the exchange of Class B shares and TE Units as described in footnote (1) above are deemed to be outstanding and beneficially owned by the person holding the Class B shares for the purpose of computing the percentage of beneficial ownership of Class A shares for that person and any group of which that person is a member, but are not deemed outstanding for purpose of computing the percentage of beneficial ownership of any other person. As such, the percentage of Class A shares shown as being beneficially owned by each person is based on an assumption that each such person exchanged all of such person’s Class B shares, together with a corresponding number of TE Units, for Class A shares and that no other person made a similar exchange.

(4)	Represents the percentage of voting power of the Class A shares and Class B shares held by such person voting together as a single class.
(5)	Holders of outstanding awards of TGE EPSs that have not yet vested will not be entitled to vote the Class A shares underlying such TGE EPSs at the Shareholder Meeting.
(6)

Consists of (i) 16,328 Class A shares held directly by Mr. Moler and (ii) 1,499,288 Class A shares held indirectly by Mr. Moler through the William R. Moler Revocable Trust U.T.A. dated August 27, 2013, for which Mr. Moler serves as trustee. Mr. Moler disclaims beneficial ownership of such 1,499,288 Class A shares except to the extent of his pecuniary interest therein.

(7)	Includes 1,403,766 Class A shares that constitute Retained Interests under, and are subject to the terms of, the Lock-Up and Non-Compete Agreement between Blackstone GP Acquiror and Mr. Moler.
(8)	Mr. Moler holds 250,000 TGE EPSs, of which (i) 125,000 will vest on October 31, 2022 and (ii) 125,000 will vest on October 31, 2023.
(9)

Consists of (i) 16,258 Class A shares held directly by Mr. Brauchle and (ii) 145,176.41 Class A shares and 545,909 Class B shares held indirectly by Mr. Brauchle under trust agreement dated April 10, 2014, for which Mr. Brauchle serves as the Trustee. Mr. Brauchle disclaims beneficial ownership of such Class B shares except to the extent of his pecuniary interest therein.

(10)	Includes 545,909 Class B shares that constitute Retained Interests under, and are subject to the terms of, the Lock-Up and Non-Compete Agreement between Blackstone GP Acquiror and Mr. Brauchle.
(11)	Mr. Brauchle holds 100,000 TGE EPSs, which will vest on December 31, 2020.
(12)

Consists of (i) 343,458 Class A shares held directly by Mr. Jones, and (ii) 103,983 Class B shares held indirectly by Mr. Jones through the Amended and Restated Christopher R. Jones Revocable Trust under Trust Indenture dated March 6, 2019. Mr. Jones disclaims beneficial ownership of such Class B shares except to the extent of his pecuniary interest therein.

(13)	Includes 103,983 Class B shares that constitute Retained Interests under, and are subject to the terms of, the Lock-Up and Non-Compete Agreement between Blackstone GP Acquiror and Mr. Jones.
(14)	Mr. Jones holds 360,000 TGE EPSs, of which (i) 180,000 will vest on October 31, 2023 and (ii) 180,000 will vest on October 31, 2024.
(15)

Mr. Watkins holds 185,000 TGE EPSs, of which (i) 35,000 (the “Watkins Performance-Based TGE EPSs”) will vest as described in the following sentence, (ii) 75,000 will vest on October 31, 2023, and (iii) 75,000 will vest on October 31, 2024. The Watkins Performance-Based TGE EPSs will vest on the earliest date on or after November 1, 2022, on which the average compounded annual distribution growth rate for regular quarterly TGE distributions, based upon the regular quarterly distribution paid by TGE on or immediately prior to such date is at least 5% over an annualized distribution rate of $1.99 per Class A share, as determined by the TGE GP Board or such committee thereof appointed by the TGE GP Board to administer the TGE EPSs (the “$1.99 Distribution Hurdle Date”). If the $1.99 Distribution Hurdle Date has not occurred by October 19, 2025, the Watkins Performance-Based TGE EPSs will expire and terminate and no vesting will occur. Following the consummation of the Merger, the Watkins Performance-Based TGE EPSs will vest on November 1, 2022 without regard to whether the $1.99 Distribution Hurdle Date has occurred.
(16)

Class A shares held indirectly by Mr. Dehaemers through the David G. Dehaemers, Jr. Revocable Trust, dated April 26, 2006, for which Mr. Dehaemers serves as trustee. Mr. Dehaemers disclaims beneficial ownership of such Class A shares except to the extent of his pecuniary interest therein.

(17)	The 1,806,319 Class A shares constitute Retained Interests under, and are subject to the terms of, the Lock-Up and Non-Compete Agreement between Blackstone GP Acquiror and Mr. Dehaemers.
(18)

Mr. Towner holds 3,000 TGE EPSs, of which, if the Merger is not completed, (i) 1,000 will vest on May 1, 2020, (ii) 1,000 will vest on May 1, 2021, and (iii) 1,000 will vest on May 1, 2022. All 3,000 TGE EPSs will vest upon completion of the Merger.

(19)

Mr. Cook holds 3,000 TGE EPSs, of which, if the Merger is not completed, (i) 1,000 will vest on May 1, 2020, (ii) 1,000 will vest on May 1, 2021, and (iii) 1,000 will vest on May 1, 2022. All 3,000 TGE EPSs will vest upon completion of the Merger.

(20)

Mr. Gerke holds 3,000 TGE EPSs, of which, if the Merger is not completed, (i) 1,000 will vest on May 1, 2020, (ii) 1,000 will vest on May 1, 2021, and (iii) 1,000 will vest on May 1, 2022. All 3,000 TGE EPSs will vest upon completion of the Merger.

(21)

Mr. Buckley holds 3,000 TGE EPSs, of which, if the Merger is not completed, (i) 1,000 will vest on May 1, 2020, (ii) 1,000 will vest on May 1, 2021, and (iii) 1,000 will vest on May 1, 2022. All 3,000 TGE EPSs will vest upon completion of the Merger.

Ownership of Tallgrass Energy, LP by Five Percent or More Shareholders

The following table sets forth certain information regarding the beneficial ownership of Class A shares and Class B shares as of February 7, 2020 owned by each person who is known to TGE to beneficially own more than 5% of the Class A shares or Class B shares (calculated in accordance with Rule 13d-3), including the Blackstone Parties:

Name of Beneficial Owner	Class A and Class B shares Beneficially Owned(1)	Percentage of Class A and Class B shares Beneficially Owned(2)	Combined Voting Power(3)
Blackstone(4)	124,307,584	44.35%	44.12%
Jasmine Ventures Pte. Ltd.(5)	124,307,584	44.35%	44.12%
Enagás(6)	124,307,584	44.35%	44.12%
Tortoise Capital, LLC(7)	17,044,629	9.49%	6.05%

(1)

Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. In addition to Class A shares, this column includes Class B shares beneficially owned by such persons that are, together with a corresponding number of TE Units, exchangeable at any time and from time to time for Class A shares on a one-for-one basis (subject to the terms of the limited liability company agreement of TE and the Partnership Agreement).

(2)

The Class A shares to be issued upon the exchange of Class B shares and TE Units as described in footnote (1) above are deemed to be outstanding and beneficially owned by the person holding the Class B shares for the purpose of computing the percentage of beneficial ownership of Class A shares for that person and any group of which that person is a member, but are not deemed outstanding for purpose of computing the percentage of beneficial ownership of any other person. As such, the percentage of Class A shares shown as being beneficially owned by each person is based on an assumption that each such person exchanged all of such person’s Class B shares, together with a corresponding number of TE Units, for Class A shares and that no other person made a similar exchange.
(3)	Represents the percentage of voting power of the Class A shares and Class B shares held by such person voting together as a single class.
(4)

Amounts beneficially owned reflect 21,751,018 Class A shares directly held by Prairie Non-ECI Acquiror LP, a Delaware limited partnership (“Class A Acquiror”), 773,510 Class A shares directly held by Prairie Secondary Acquiror LP, a Delaware limited partnership (“Secondary Acquiror 1”), 1,127,935 Class A shares directly held by Prairie Secondary Acquiror E LP, a Delaware limited partnership (“Secondary Acquiror 2” and, together with Secondary Acquiror 1, the “Prairie Secondary Acquirors”), 92,778,793 Class B shares and TE Units directly held by Prairie ECI Acquiror LP, a Delaware limited partnership (“Up-C Acquiror 1”), and 7,876,328 Class B shares and TE Units directly held by Prairie VCOC Acquiror LP, a Delaware limited partnership (“Up-C Acquiror 2” and, together with Up-C Acquiror 1, the “Up-C Acquirors”).

Holdings Manager is the general partner of Class A Acquiror and each of the Up-C Acquirors and Prairie Secondary Acquirors. Blackstone Infrastructure Associates L.P., a Delaware limited partnership (“Blackstone Infrastructure”), is the managing member of Holdings Manager. BIA GP L.P. is the general partner of Blackstone Infrastructure. BIA GP L.L.C. is the general partner of BIA GP L.P. Blackstone Holdings II L.P. is the sole member of BIA GP L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Class C common stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154.

As of January 17, 2020, certain Blackstone entities have pledged, hypothecated or granted security interests in all of the Class A shares, Class B shares and TE Units held by Class A Acquiror and the Up-C Acquirors pursuant to a credit agreement with customary default provisions. In the event of a default under the credit agreement, the secured parties may foreclose upon any and all Class A shares, Class B shares and TE Units pledged to them and may seek recourse against the borrowers thereunder.

(5)

Amounts beneficially owned reflect Class A shares and Class B shares reported in footnote (4) above. Pursuant to the Equityholders Agreement, the consent of Jasmine is required in certain circumstances for Holdings Manager to direct the voting and disposition of the securities held by the Class A Acquiror, Prairie Secondary Acquirors and Up-C Acquirors. Jasmine is controlled and managed by GIC Special Investments Pte. Ltd. (“GIC SI”), which is a wholly owned subsidiary of GIC Private Limited (“GIC”). In such capacities, each of GIC SI and GIC shares with Jasmine the power to vote and dispose of the Class A shares and Class B shares deemed to be beneficially owned by Jasmine. Each of Jasmine, GIC SI and GIC expressly disclaims beneficial ownership of any such Class A shares or Class B shares. The principal business address for each of Jasmine, GIC SI and GIC is 168, Robinson Road, #37-01 Capital Tower, Singapore 068912.

(6)

Amounts beneficially owned reflect Class A shares and Class B shares reported in footnote (4) above. Pursuant to the Equityholders Agreement, the consent of Enagás Holding USA, S.L.U. (“Enagás Spain”) and Enagas U.S.A. LLC (“Enagas USA”) is required in certain circumstances for Holdings Manager to direct the voting and disposition of the securities held by the Class A Acquiror, Prairie Secondary Acquirors and Up-C Acquirors. Enagás is the sole shareholder of Enagás Internacional, S.L.U. (“Enagás Internacional”), which is the sole shareholder of Enagás Spain, which is the sole member of Enagas USA. As a result, each of Enagás, Enagás Internacional, Enagás Spain and Enagas USA may be deemed to beneficially own the Class A shares, Class B shares and TE Units held by Class A Acquiror, the Prairie Secondary Acquirors and Up-C Acquirors. The principal business address of Enagas USA is 850 New Burton Road, Suite 201, Dover, DE 19904. The principal business address of each of Enagás, Enagás Internacional and Enagás Spain is Paseo de los Olmos, 19, 28005 Madrid, Spain.

(7)

As reported on Schedule 13G filed with the SEC on August 6, 2019. Tortoise Capital Advisors, L.L.C. (“TCA”) acts as an investment advisor to certain investment companies registered under the Investment Company Act of 1940. TCA, by virtue of investment advisory agreements with these investment companies, has all investment and voting power over securities owned of record by these investment companies. However, despite their delegation of investment and voting power to TCA, these investment companies may be deemed to be the beneficial owners under Rule 13d-3 of the Act, of the securities they own of record because they have the right to acquire investment and voting power through termination of their investment advisory agreement with TCA. Thus, TCA has reported on the Schedule 13G that it shares voting power and dispositive power over the securities owned of record by these investment companies. TCA also acts as an investment adviser to certain managed accounts. Under contractual agreements with these managed account clients, TCA, with respect to the securities held in these client accounts, has investment and voting power with respect to certain of these client accounts, and has investment power but no voting power with respect to certain other of these client accounts. TCA has reported on the Schedule 13G that it shares voting and/or investment power over the securities held by these client managed accounts despite a delegation of voting and/or investment power to TCA because the clients have the right to acquire investment and voting power through termination of their agreements with TCA. TCA may be deemed the beneficial owner of the securities covered by the Schedule 13G under Rule 13d-3 of the Act that are held by its clients. The business address for this person is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

Ownership of Tallgrass Energy, LP by the Blackstone Parties’ Directors and Officers

As of the date of this proxy statement, the Blackstone Parties’ directors and officers do not own, directly or beneficially, any Class A shares or Class B shares of TGE.

CERTAIN PURCHASES AND SALES OF CLASS A SHARES

On December 20, 2019, Gary D. Watkins was deemed to have disposed of 30,786 Class A shares at a price per share of $18.06, which TGE withheld to satisfy his tax withholding obligations related to the vesting of certain TGE EPSs previously granted to Mr. Watkins pursuant to the terms of the award agreement governing such TGE EPSs.

On December 20, 2019, Christopher R. Jones was deemed to have disposed of 79,830 Class A shares at a price per share of $18.06, which TGE withheld to satisfy his tax withholding obligations related to the vesting of certain TGE EPSs previously granted to Mr. Jones pursuant to the terms of the award agreement governing such TGE EPSs.

On February 7, 2020, Gary D. Brauchle was deemed to have disposed of 6,992 Class A shares at a price per share of $22.31, which TGE withheld to satisfy his tax withholding obligations related to the vesting of certain TGE EPSs previously granted to Mr. Brauchle pursuant to the terms of the award agreement governing such TGE EPSs.

On February 7, 2020, Christopher R. Jones was deemed to have disposed of 6,992 Class A shares at a price per share of $22.31, which TGE withheld to satisfy his tax withholding obligations related to the vesting of certain TGE EPSs previously granted to Mr. Jones pursuant to the terms of the award agreement governing such TGE EPSs.

On February 7, 2020, William R. Moler was deemed to have disposed of 6,922 Class A shares at a price per share of $22.31, which TGE withheld to satisfy his tax withholding obligations related to the vesting of certain TGE EPSs previously granted to Mr. Moler pursuant to the terms of the award agreement governing such TGE EPSs.

Other than the foregoing, during the past 60 days, there have been no transactions in Class A shares by TGE, TGE GP, the Blackstone Parties or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties, or by any pension, profit-sharing or similar plan of the foregoing parties.

DELISTING AND DEREGISTRATION OF CLASS A SHARES

If the Merger is completed, the Class A shares will be delisted from the NYSE and deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the closing of the Merger, TGE will also file a Form 15 to suspend its reporting obligations under Section 15(d) of the Exchange Act. As a result, TGE will no longer be obligated to file any periodic reports or other reports with the SEC on account of the Class A shares.

TGE SHAREHOLDER PROPOSALS

Under applicable Delaware law and the Partnership Agreement, TGE is not required to hold an annual meeting of its limited partners. Under the Partnership Agreement, a special meeting of the limited partners may be called by TGE GP or by limited partners owning 20% or more of the outstanding voting shares of the class or classes for which a meeting is proposed. Such limited partners may call a special meeting by delivering to TGE GP one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of shares for which the meeting is proposed. No business may be brought by any limited partner before such special meeting except the business listed in the related request. However, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of TGE so as to jeopardize the limited partners’ limited liability under Delaware law or the law of any other state in which TGE is qualified to do business.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows TGE to “incorporate by reference” the information that TGE has filed with the SEC into this proxy statement. This means that TGE can disclose important information to you without actually including the specific information in this proxy statement by referring you to other documents filed separately with the SEC. These other documents contain important information about TGE and the financial condition and results of operations of TGE. The information incorporated by reference is an important part of this proxy statement. Any information that TGE files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this proxy statement up until the date of the Shareholder Meeting will be deemed to be incorporated by reference into this proxy statement and will automatically update and may replace information in this proxy statement and information previously filed with the SEC. Therefore, before you vote to approve the Merger Proposal, you should always check for reports TGE may have filed with the SEC after the date of this proxy statement.

TGE hereby incorporates by reference into this proxy statement the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2018;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019;

•

Current Reports on Form 8-K as filed with the SEC on February 28, 2019, March 11, 2019, March 18, 2019, April 11, 2019, September 26, 2019, November 25, 2019, December 3, 2019, December 17, 2019, January 14, 2020 and January 23, 2020;

•	The description of the Class A shares in TGE’s registration statement on Form 8-A filed pursuant to the Exchange Act on April 29, 2015; and

•	All documents subsequently filed by TGE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date of the Shareholder Meeting.

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes the statement.

WHERE YOU CAN FIND MORE INFORMATION

TGE files annual, quarterly and other reports and other information with the SEC. You may read and copy any document TGE files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 (800) 732-0330 for further information on the operation of the SEC’s public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. TGE’s SEC filings are also available on the SEC’s website at http://www.sec.gov. Additionally, you may request a copy of any document TGE files at no cost, by writing or telephoning TGE at the following address:

Tallgrass Energy GP, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attention: Investor Relations

Telephone: (913) 928-6060

Because the Merger is a “going private” transaction, the Blackstone Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this proxy statement will not automatically be incorporated into the Schedule 13E-3.

The opinion of Evercore and the presentations Evercore made to the Conflicts Committee will be made available for inspection and copying at the principal executive offices of TGE during regular business hours by any interested TGE Shareholder or such TGE Shareholder’s representative who has been so designated in writing.

TGE also makes available free of charge on its internet website at www.tallgrassenergy.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on TGE’s website is not part of this proxy statement.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of TGE since the date of this proxy statement or that the information herein is correct as of any later date regardless of the time of delivery of this proxy statement.

The provisions of the Merger Agreement are extensive and not easily summarized. You should carefully read the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to such Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to the other parties if those statements prove to be inaccurate;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•

were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments, and accordingly, the representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Merger Agreement is attached as Annex A to this proxy statement and incorporated by reference herein only to provide TGE Shareholders with information regarding the terms of the Merger Agreement, and not to provide TGE Shareholders with any other factual information regarding TGE, TGE GP, the Buyer Parties or their respective Affiliates or businesses. Additionally, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement, in the documents incorporated by reference into this proxy statement, or contained in, or incorporated by reference into, the filings that TGE makes with the SEC, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 16, 2019

BY AND AMONG

PRAIRIE PRIVATE ACQUIROR LP,

PRAIRIE MERGER SUB LLC,

TALLGRASS ENERGY, LP,

AND

TALLGRASS ENERGY GP, LLC

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 16, 2019 (this “Agreement”), is by and among Prairie Private Acquiror LP, a Delaware limited partnership (“Buyer”), Prairie Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Buyer Sub” and, together with Buyer, the “Buyer Parties”), Tallgrass Energy, LP, a Delaware limited partnership (the “Partnership”), and Tallgrass Energy GP, LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership, the “Partnership Parties”). Each of Buyer, Buyer Sub, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Partnership GP (the “Board”) has, by unanimous vote, in good faith, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, which action constituted “Special Approval” as defined in the Partnership Agreement, (iii) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Shareholders at a meeting in accordance with the Partnership Agreement and (iv) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Shareholders;

WHEREAS, Prairie GP Acquiror LLC, a Delaware limited liability company (“GP Acquiror”), in its capacity as sole member of the Partnership GP, has irrevocably consented to and approved this Agreement, the execution, delivery and performance of this Agreement by the Partnership GP and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, BIP Holdings Manager L.L.C. (“Buyer GP”), in its capacity as the sole general partner of Buyer, and on behalf of Buyer, in its capacity as the sole member of Buyer Sub, has (i) determined that the Merger is in the best interests of each of Buyer and Buyer Sub, and declared it advisable, to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Partnership has required, as a condition to its willingness to enter into this Agreement, that the Sponsors, simultaneously herewith, enter into the Support Agreement (the “Support Agreement”), pursuant to which, among other things, the Sponsors each agree, in their respective capacities as Shareholders, to vote in favor of this Agreement and the transactions contemplated hereby, including the Merger on the terms and subject to the conditions provided for in the Support Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Buyer has delivered to the Partnership a duly executed guaranty (the “Limited Guaranty”) of the Guarantors, in favor of the Partnership, which, subject to the terms and conditions therein, guarantees the obligations of Buyer under Section 8.2.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

Defined Terms; Construction

Section 1.1    Definitions.

(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquiror Credit Agreement” means that certain Credit Agreement, dated as of March 11, 2019, among the Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP and Prairie Non-ECI Acquiror LP, as borrowers, the other borrowers from time to time party thereto, the guarantors from time to time party thereto, BIP Holdings Manager L.L.C., as parent pledgor, Credit Suisse AG, as administrative agent and as collateral agent and the other agents and lenders from time to time party thereto, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Acquisition Debt” means the aggregate amount of proceeds from indebtedness, if any, received by Buyer or any of its Affiliates in connection with the Merger.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, however, that, prior to the Closing, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership Entities shall be considered Affiliates of any of the Buyer Parties, and none of the Buyer Parties shall be considered Affiliates of any of the Partnership Entities.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Debt Commitment Letter” shall have the meaning specified in the definition of Alternative Debt Commitment Papers.

“Alternative Debt Commitment Papers” means that certain debt commitment letter, dated as of the date hereof, by and among Buyer, Credit Suisse Loan Funding LLC, Credit Suisse AG, Citigroup Global Markets Inc. and Jefferies Finance LLC (the “Alternative Debt Commitment Letter”) and the related fee letter (the “Alternative Fee Letter”) (provided that the Alternative Fee Letter has been redacted in a customary manner with respect to fee amounts and other customary economic terms), pursuant to which the financial institutions party thereto have agreed, subject to the terms and conditions set forth therein, to provide the Alternative Debt Financing in an aggregate amount and on the terms and conditions set forth therein for the purposes of, among other things, financing the transactions contemplated thereby, including the payment of the Merger Consideration.

“Alternative Fee Letter” shall have the meaning specified in the definition of Alternative Debt Commitment Papers.

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 4.28.

“Board” has the meaning set forth in the Recitals.

“Board Recommendation” has the meaning set forth in Section 6.1(b).

“Book-Entry Shares” has the meaning set forth in Section 3.1(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Kansas City, Missouri or New York, New York are authorized or required by applicable Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer GP” has the meaning set forth in the Recitals.

“Buyer Limited Partners” means, as of any relevant time of determination, each limited partner of Buyer.

“Buyer Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of the Buyer Parties or their Affiliates to perform their respective obligations or to consummate the transactions under this Agreement or any other Transaction Document, including the Merger, or materially impede the Buyer Parties’ or any of their Affiliates’ consummation or performance of the transactions or obligations under this Agreement or any other Transaction Document, including the Merger.

“Buyer Non-Recourse Party” has the meaning set forth in Section 9.12(a).

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Parties Disclosure Schedule” has the meaning set forth in Article V.

“Buyer Parties’ Knowledge” means, in the case of the Buyer Parties, the actual knowledge of the individuals listed in Section 1.1 of the Buyer Parties Disclosure Schedule.

“Buyer Sub” has the meaning set forth in the Preamble.

“Buyer Termination Fee” has the meaning set forth in Section 8.2(c).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Shares” has the meaning set forth in Section 3.1(a).

“Class A Share” has the meaning set forth in the Partnership Agreement.

“Class B Share” has the meaning set forth in the Partnership Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Failure Notice” has the meaning set forth in Section 8.1(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Debt Commitment Papers and the Equity Commitment Letter.

“Compliant” means, with respect to the Financing Information, that (a) such Financing Information does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such

Financing Information, in the light of the circumstances in which it is used, not misleading, (b) such Financing Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-3 that are applicable to such Financing Information (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) and (c) the financial statements included in the Financing Information would not be required to be updated pursuant to the age of the financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act (and not be “stale”) as if such financial statements were included in a filing on such day.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Continuing Employees” means those individuals who are employees of a Partnership Entity immediately prior to the Closing Date, who do not have an employment agreement with a Partnership Entity immediately prior to the Closing Date and who remain employed by the Surviving Entity or any of its Affiliates immediately following the Closing.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable agreement, whether written or oral.

“Covered Person” has the meaning set forth in Section 6.7(a).

“Debt Commitment Letter” shall have the meaning specified in the definition of Debt Commitment Papers.

“Debt Commitment Papers” means that certain debt commitment letter, dated as of the date hereof, by and among Buyer, Credit Suisse Loan Funding LLC, Credit Suisse AG, Citigroup Global Markets Inc. and Jefferies Finance LLC (the “Debt Commitment Letter”) and the related fee letter (the “Fee Letter”) (provided that the Fee Letter has been redacted in a customary manner with respect to fee amounts and other customary economic terms), as may be amended, modified, supplemented or replaced (including by the Alternative Debt Commitment Letter and the Alternative Fee Letter or any Incremental Facility Amendment) in compliance with Section 6.4(c) and Section 6.4(d) and, pursuant to which the financial institutions party thereto have agreed, subject to the terms and conditions set forth therein, to provide the Debt Financing in an aggregate amount and on the terms and conditions set forth therein for the purposes of, among other things, financing the transactions contemplated thereby, including the payment of a portion of the Merger Consideration.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Papers, including the offering or private placement of senior unsecured notes or other debt securities contemplated by the Debt Commitment Letter.

“Debt Financing Documents” means the agreements, documents, schedules and certificates contemplated by the Debt Financing, including: (a) all credit agreements, credit agreement amendments, loan documents, indentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Papers; (b) officer, secretary, solvency and perfection certificates, legal opinions, Organizational Documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Papers or requested by the Buyer Parties or the Debt Financing Sources; and (c) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements and issuer acknowledgments) as are requested by Buyer Parties or their financing sources.

“Debt Financing Sources” means the entities that have committed to provide or arrange all or any part of the Debt Financing or alternative debt financings (including the financing contemplated under the Alternative

Debt Commitment Letter, but other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current or future general or limited partners, stockholders, managers, members, officers, directors, employees, agents and representatives involved in the Debt Financing (or such alternative debt financing, including the financing contemplated under the Alternative Debt Commitment Letter) and their respective successors and assigns, but excluding, for the avoidance of doubt, the Buyer Parties and their respective Affiliates.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” has the meaning set forth in Section 9.16.

“Distribution Account” has the meaning set forth in Section 6.17(b).

“Divestiture Action” has the meaning set forth in Section 6.3(b).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“DTC” has the meaning set forth in Section 3.2(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Enagas” means Enagas Holding USA, S.L.U., a Spanish limited liability company.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” means all applicable federal, state and local Laws relating to the protection, preservation or restoration of the environment (including natural resources), occupational health or workplace safety, pipeline safety, or otherwise imposing Liability or standards of conduct concerning the generation, use, storage, management, treatment, transportation, disposal or arrangement for disposal of any Hazardous Material.

“Equity Commitment Letter” means that certain equity financing commitment letter, dated as of the date hereof, by and among the Buyer Parties and the Equity Investors, pursuant to which the Equity Investors have committed, subject only to the conditions set forth therein, to invest or cause to be invested in the equity capital of the Buyer Parties the amount set forth therein for the purposes of financing the transactions contemplated by this Agreement, including the payment of a portion of the Merger Consideration.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letter.

“Equity Investors” means each of Blackstone Infrastructure Prairie Partners L.P., a Delaware limited partnership, BIP Aggregator (USRPHC) L.P., a Delaware limited partnership, BIP Aggregator Q L.P., a Delaware limited partnership, Blackstone Infrastructure Partners – V L.P., a Delaware limited partnership, Jasmine Ventures Pte. Ltd., a Singapore private limited company, Enagas Holding USA, S.L.U., a Spanish company, Enagas U.S.A. LLC, a Delaware limited liability company, and L5 Investment Holdings LP, a Scottish limited partnership.

“Equity Participation Shares” means the phantom shares issued under Partnership Equity Plans that have not been vested and settled prior to the Effective Time.

“Equityholders Agreement” means that certain Equityholders Agreement, by and among Jasmine Ventures Pte. Ltd., BIP Aggregator Q L.P., Blackstone Infrastructure Partners – V L.P., Blackstone Infrastructure Associates L.P., Enagas Holding USA, S.L.U, Enagas U.S.A. LLC, BIP Holdings Manager L.L.C., BIP Prairie E L.P., BIP Prairie E Manager L.L.C., Prairie Non-ECI Aggregator LP, Prairie Non-ECI Acquiror Holdco LP, Prairie Non-ECI Acquiror LP, Prairie ECI Aggregator LP, Prairie ECI Acquiror Holdco LP, Prairie ECI Acquiror LP, Prairie VCOC Aggregator LP, Prairie VCOC Acquiror Holdco LP, Prairie VCOC Acquiror LP, Prairie Secondary Acquiror LP and Prairie GP Acquiror LLC, dated as of March 11, 2019.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder.

“ERISA Affiliate” means, with respect to the Partnership Parties, any member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code with which a Partnership Party is, or at any relevant time was, treated as a single employer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“FERC” has the meaning set forth in Section 4.25.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Conditions” means, with respect to the Equity Financing, the conditions precedent set forth in the Equity Commitment Letter and, with respect to the Debt Financing, the conditions precedent set forth in Exhibit C of the Debt Commitment Letter.

“Financing Information” means (a) the unaudited consolidated balance sheets and related consolidated statements of income, changes in equity and cash flows of TEP for each fiscal quarter beginning after the most recently completed fiscal year ended at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year) (it being understood that such financial statements specified in this clause (a) need not include footnotes and are subject to year-end audit adjustments), (b) the audited consolidated balance sheets and related consolidated statements of income, changes in equity and cash flows of TEP for the three most recently completed fiscal years ended at least 45 days prior to the Closing Date; provided that, with respect to clause (a) and (b) above, (x) any such financial statements, consolidating schedules or other information constituting part of the SEC Reports and/or the Annual Reports on Form 10-K for the fiscal year ended December 31, 2017 and December 31, 2016 filed by TEP, including any amendments thereto, shall be deemed to be delivered by virtue of such filings and (y) so long as TEP is a consolidated Subsidiary of the Partnership for financial reporting purposes, any such financial statements, consolidating schedules or other information shall be deemed delivered by virtue of the filing by the Partnership of Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, provided that such filings contain, or are accompanied by, consolidating information that explains in reasonable detail the differences between the information relating to the Partnership, on the one hand, and the information relating to TEP and its Subsidiaries on a standalone basis, on the other hand, (c) such information reasonably necessary for Buyer Parties to prepare pro forma financial statements as required pursuant to the Debt Commitment Letter and (d) (i) all other financial statements, business and other financial data of the Partnership Entities of the type and form that are customarily included in private placements memoranda or offering memoranda of non-convertible unsecured high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act (but excluding, in any event, information required by Section 3-09, Section 3-10, or

Section 3-16 of Regulation S-X, information required by Item 10, Item 402 and Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions in “Rule 144A for life” placements) and (ii) all other data of the Partnership Entities that is necessary for the Financing Sources to receive customary (for high-yield unsecured debt securities issued in a private placement pursuant to Rule 144A) “comfort” letters (including customary “negative assurance” comfort) from the independent accountants of TEP (or its direct or indirect parent) in connection with the Debt Financing. Notwithstanding the foregoing, (w) if any Financing Information shall cease to be Compliant or otherwise cease to meet the definition of Financing Information, then the Financing Information shall not be deemed to have been delivered hereunder until such Financing Information is updated or supplemented in order to be Compliant or meet the definition of Financing Information, (x) if PricewaterhouseCoopers LLP or Deloitte & Touche LLP, as applicable, shall have withdrawn its audit opinion with respect to any of the financial statements included in the Financing Information, then the Financing Information shall not be deemed to have been delivered until a new unqualified audit opinion is delivered with respect to such financial statements by PricewaterhouseCoopers LLP or Deloitte & Touche LLP, as applicable, or another nationally recognized independent public accounting firm reasonably acceptable to the Buyer Parties and (y) if the Partnership issues a public statement indicating its intent to restate any historical financial statements of the Partnership or any of the other Partnership Entities or that any restatement is under consideration, then the Financing Information shall not be deemed to have been delivered hereunder until such restatement has been completed and delivered to the Buyer Parties (including with a new unqualified audit opinion with respect to any restated financial statements) or the Partnership has announced that it has concluded that no restatement shall be required in accordance with GAAP.

“Financing Sources” means, collectively, the sources of the Equity Financing, together with their respective Affiliates (other than GP Acquiror, the Partnership Entities and the Buyer Parties), officers, directors, employees, agents and representatives and their successors and assigns, and the Debt Financing Sources.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any (a) federal, state, local, foreign or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, committee (including interagency committee), or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal.

“GP Acquiror” has the meaning set forth in the Recitals.

“Guarantors” means the parties named as “Guarantors” in the Limited Guaranty.

“Hazardous Material” shall mean (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, (c) any petroleum hydrocarbons, petroleum or petroleum product, petroleum substances, natural gas, crude oil, or any components, fractions or derivative thereof, (d) any polychlorinated biphenyl, and (e) any chemical, product, material, substance, waste or substance regulated under, or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance” or “toxic pollutant” pursuant to, any Environmental Law.

“Incremental Facility Amendment” means an amendment to, or amendment and restatement of, the Acquiror Credit Agreement pursuant to which the financial institutions party thereto have agreed, subject to the terms and conditions set forth therein, to provide the Debt Financing in an aggregate amount and on the terms and conditions set forth therein for the purposes of, among other things, financing the transactions contemplated thereby, including the payment of a portion of the Merger Consideration.

“Intellectual Property” means any and all proprietary and intellectual property rights, under the Law of any jurisdiction, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, statutory invention registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues of the foregoing; (b) trademarks, service marks, trade names, slogans, domain names, logos and trade dress (including all goodwill associated with the foregoing), and registrations and applications for registrations of the foregoing; (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) Trade Secrets.

“IRS” means the U.S. Internal Revenue Service.

“Jasmine Ventures” means Jasmine Ventures Pte. Ltd., a Singapore private limited company.

“Law” means any applicable domestic or foreign federal, state, local, municipal or other administrative order, constitution, law, Order, ordinance, rule, code, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Limited Guaranty” has the meaning set forth in the Recitals.

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Limited Partner Interest” has the meaning set forth in the Partnership Agreement.

“Loss” means as to any specified Person, any losses, costs, damages, claims, obligations, deficiencies, demands, judgments, assessments, awards, Taxes, amounts paid in settlement, interests, expenses (including litigation costs, costs of investigation and defense and reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives), fines of, penalties on, or liabilities of any other nature of that Person.

“Management Class B Shares” means each Class B Share held by the Management Limited Partners.

“Management Limited Partners” means each holder of Class B Shares other than the Sponsors as of immediately prior to the Effective Time.

“Marketing Material” means bank books, bank information memoranda, offering memoranda, road show presentations, prospectuses and other information packages and marketing materials (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information), in each case, prepared in connection with the Debt Financing and reasonably requested by Buyer Parties or the Financing Sources that is customarily delivered in connection with debt financings of the type being arranged.

“Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement throughout and at the end of which (a) the Buyer Parties have been delivered the Financing Information by the Partnership Entities and (b) all conditions set forth in Section 7.1 and Section 7.2 have been (and remain) satisfied, other than those conditions that by their nature can only be satisfied at Closing, and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied assuming the Closing were scheduled at any time during such period; provided, that such 20 consecutive Business Day period shall not commence prior to January 6, 2020.

“Material Contract” means each Contract filed or required to be filed as an exhibit to any SEC Report to which any of the Partnership Entities is a party.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“NYSE” means the New York Stock Exchange.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, demand, request, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Outside Date” has the meaning set forth in Section 8.1(b)(ii).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.1(d).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 1, 2018, as amended, modified or supplemented from time to time.

“Partnership Benefit Plan” has the meaning set forth in Section 4.14(c).

“Partnership Disclosure Schedule” has the meaning set forth in Article IV.

“Partnership Entities” means the Partnership Parties, TE and their respective Subsidiaries.

“Partnership Equity Plans” means, collectively, the Partnership GP LTIP and the Partnership LTIP.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.6.

“Partnership Financial Advisor” has the meaning set forth in Section 4.6.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of March 11, 2019, as amended, modified or supplemented from time to time.

“Partnership GP LTIP” means the Tallgrass Energy GP, LLC Long-Term Incentive Plan, effective August 2, 2018, as amended from time to time and including any successor or replacement plan or plans, and any and all award agreements granted thereunder.

“Partnership Indemnified Parties” has the meaning set forth in Section 6.4(e).

“Partnership LTIP” means the Tallgrass MLP GP, LLC Long-Term Incentive Plan, effective August 2, 2018, as amended from time to time and including any successor or replacement plan or plans, and any and all award agreements granted thereunder.

“Partnership Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that is materially adverse to, or has had a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Partnership Entities, taken as a whole; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign or international economic conditions; (b) changes affecting generally the industries or markets in which such Person operates (including changes in commodity prices or interest rates); (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement; (d) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including any disruption of customer or supplier relationships, loss of any employees or independent contractors of any Partnership Entity or actions taken by or not taken specifically consented to by GP Acquiror or Buyer (including any waiver by the Buyer Parties of any conditions precedent set forth in Section 7.1 or Section 7.2); provided that the exception set forth in this clause (d) with respect to the performance of this Agreement shall not apply in connection with any representation or warranty set forth in Section 4.4, or any condition insofar as it relates to any such representation or warranty; (e) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; (f) any failure of any Partnership Entity to meet any internal or published projections, estimates or expectations of such Partnership Entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any Partnership Entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account) and (g) any changes in (i) the market price or trading volume of the equity securities of any Partnership Entity (and the associated costs of capital) or (ii) the credit rating of any Partnership Entity or the indebtedness of any Partnership Entity (it being understood, in each case of ((i)) and ((ii)), that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account); except, in the case of clauses (a) through (c) and (e), to the extent disproportionately affecting the Partnership Entities as compared with other Persons operating in the same industry in the United States and then only such disproportionate impact shall be considered.

“Partnership Non-Recourse Party” has the meaning set forth in Section 9.12(b).

“Partnership Notice Period” has the meaning set forth in Section 6.1(e)(i).

“Partnership Parties” has the meaning set forth in the Preamble.

“Partnership Parties’ Knowledge” means, in the case of the Partnership Entities, the actual knowledge of the individuals listed in Section 1.1 of the Partnership Disclosure Schedule.

“Partnership Proxy Statement” means the proxy statement to be filed by the Partnership in connection with the Merger.

“Partnership Shareholder Approval” has the meaning set forth in Section 7.1(a).

“Partnership Shareholder Meeting” has the meaning set forth in Section 6.1(b).

“Partnership Termination Fee” has the meaning set forth in Section 8.2(b).

“Partnership Unaffiliated Shareholders” means holders of Class A Shares other than the Partnership GP and its Affiliates, including, for purposes of this definition, the Buyer Parties, the Sponsors and their Affiliates.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permits” has the meaning set forth in Section 4.12(b).

“Permitted Encumbrances” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Encumbrances or purchase money security interests, in each case, arising in the ordinary course of business which are not yet delinquent or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Encumbrances for Taxes not yet delinquent or which are being contested in good faith by appropriate Proceedings; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations and surety and appeal bonds; (e) Encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its Subsidiaries, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purpose for which the property is currently being used by such Person or its Subsidiaries; (f) with respect to any item of real property, title exceptions, defects in title, Encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters of record, or that would be shown by an accurate survey, which do not, in any such case, materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purposes for which the property is currently being used by such Person or its Subsidiaries, but excluding, in any case, any monetary lien; (g) with respect to the Partnership Entities, Encumbrances disclosed in any SEC Report or otherwise securing liabilities reflected therein; (h) with respect to any equity interests or other securities, Encumbrances imposed by any applicable securities Laws or contained in the Organizational Documents of such applicable entity; (i) Encumbrances imposed by the terms and conditions of any Permit held by such Person; (j) Encumbrances created by this Agreement or any other Transaction Document, or otherwise created in favor of the Buyer Parties, including due examination or inspection of the Buyer Parties; and (k) Encumbrances related to such Person and disclosed in Section 1.2 of the Partnership Disclosure Schedule.

“Person” means an individual, a corporation, a limited liability company, a partnership (general or limited), an association, a trust, a joint venture, a cooperative, an unincorporated organization, a foreign business organization, a foreign trust or any other entity, including a Governmental Authority.

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Prohibited Conditions” has the meaning set forth in Section 6.4(c).

“Related Party” shall mean the Parties and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling Persons, agents and Representatives.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping or disposing.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Required Amount” has the meaning set forth in Section 5.13.

“Required Approval” means with respect to each filing required or requested, formally or informally, by any U.S. federal Governmental Authority in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby pursuant to applicable Law, (a) the making of any such filing, (b) the expiration or termination of any applicable waiting period or (c) any clearance or approval by such Governmental Authority with respect thereto, in each case, as applicable.

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character, including the Equity Participation Shares, obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Rockies Express” means Rockies Express Pipeline, LLC, a Delaware limited liability company.

“Rockies Express Credit Agreement” means that certain Credit Agreement, dated as of October 1, 2015, by and among Rockies Express Pipeline, LLC, as borrower, Wells Fargo, National Association, as administrative agent, and each lender party thereto from time to time, as amended from time to time.

“Rockies Express Senior Notes” means, collectively, (a) the 5.625% senior notes of Rockies Express due April 15, 2020, (b) the 7.50% senior notes of Rockies Express due July 15, 2038, (c) the 6.875% senior notes of Rockies Express due April 15, 2040 and (d) the 4.95% senior notes of Rockies Express notes due 2029.

“Schedule 13E-3” means the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the Partnership Shareholder Approval and the transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed or actually filed or furnished by the Partnership with the SEC under the Exchange Act or the Securities Act, since January 1, 2018.

“Secondary Acquirors” means Prairie Secondary Acquiror LP, a Delaware limited partnership, and Prairie Secondary Acquiror E LP, a Delaware limited partnership.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share” has the meaning set forth in the Partnership Agreement.

“Shareholders” has the meaning set forth in the Partnership Agreement.

“Significant Shareholder” means any Shareholder having beneficial ownership of 5% or more of all of the issued and outstanding Class A Shares or any Shareholder that has notified the Partnership in writing that such Shareholder beneficially owns 2% or more of all of the issued and outstanding Class A Shares.

“Special Approval” has the meaning set forth in the Recitals.

“Sponsor Purchase Agreement” means that certain Purchase Agreement, dated as of January 30, 2019, by and among the sellers named therein, as sellers, Prairie GP Acquiror LLC, Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP and Prairie Non-ECI Acquiror LP, as acquirors, and David G. Dehaemers, Jr., John T. Raymond and Frank J. Loverro, as seller representatives.

“Sponsor Shares” means each Class A Share and Class B Share that is, as of immediately prior to the Effective Time, held by the Sponsors or their respective permitted transferees under the Equityholders Agreement.

“Sponsors” means, collectively, Prairie Non-ECI Acquiror LP, a Delaware limited partnership, Prairie ECI Acquiror LP, a Delaware limited partnership, Prairie VCOC Acquiror LP, a Delaware limited partnership, and the Secondary Acquirors.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a limited partnership, a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association or other business entity (other than a corporation or limited partnership), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or, in the case of a limited liability company, a managing member interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses; provided, however, that, prior to the Closing, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP, TE and their respective Subsidiaries shall not be considered Subsidiaries of GP Acquiror.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document.

“Tax” means all taxes, charges, fees, levies or other assessments imposed, in each case, by a Governmental Authority, including all net income, gross income, gross receipts, sales, customs, duties, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, and all interest, penalties and additions thereto.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“TE” means Tallgrass Equity, LLC, a Delaware limited liability company and controlled Subsidiary of the Partnership.

“TE Investments” has the meaning set forth in Section 4.3(c).

“TE LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of TE, dated as of May 12, 2015, as amended by Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of TE, dated as of July 1, 2018, and as may be further amended, modified or supplemented from time to time.

“TE Units” means units representing limited liability company interests of TE.

“TEP” has the meaning set forth in Section 4.3(c).

“TEP Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 2, 2017, by and among TEP, as borrower, Wells Fargo, National Association, as administrative agent, and each lender party thereto from time to time, as amended from time to time, including pursuant to that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of July 26, 2018.

“TEP GP” has the meaning set forth in Section 4.3(c).

“TEP Interim Distributions” has the meaning set forth in Section 6.17(b).

“TEP Notes” means, collectively, (a) the 4.75% senior unsecured notes of TEP due October 1, 2023, (b) the 5.50% senior unsecured notes of TEP due September 15, 2024 and (c) the 5.50% senior unsecured notes of TEP due January 15, 2028.

“TEP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of TEP, dated as of July 26, 2018, as amended, modified or supplemented from time to time.

“Trade Secrets” means trade secrets and rights in confidential information, including confidential technical or non-technical data, information or know how, customer information, lists of actual or potential customers or suppliers, financial data, financial plans, product plans, formulas, patterns, processes, techniques, methods, compilations, programs (including computer software and related source code) and other non-public information similar to any of the foregoing, whether or not patentable.

“Transaction Documents” means this Agreement, the Support Agreement, the Limited Guaranty, the Certificate of Merger, and each other contract, agreement, certificate or other instrument entered into or delivered by any Party pursuant to this Agreement in connection with the transactions contemplated by this Agreement, including the Merger (but excluding any documents executed in connection with a Debt Financing or other debt financing).

“USS” means L5 Investment Holdings LP, a Scottish limited partnership.

Section 1.2    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(c)    all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(d)    the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(e)    a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f)    the phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable Party or its Representatives (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the Parties or their respective Affiliates, and information and materials that have been publicly made available through filings with the SEC since January 1, 2018), in each case, (i) with respect to any information or materials that have been publicly made available through filings with the SEC, prior to the execution of this Agreement and (ii) with respect to any other information or materials, on or before 7:00 a.m. Eastern Time on December 16, 2019;

(g)    all references to prices, values or monetary amounts refer to United States dollars;

(h)    wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i)    this Agreement and the other Transaction Documents have been jointly prepared by the Parties, and neither this Agreement nor the other Transaction Documents shall be construed against any Person as the principal draftsperson thereof, and no consideration may be given to any fact or presumption that any applicable Party had a greater or lesser hand in drafting this Agreement or the other Transaction Documents;

(j)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k)    any references herein to a particular Section, Article or Schedule means a Section or Article of, or a Schedule to, this Agreement unless otherwise expressly stated herein;

(l)    the Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m)    unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n)    all references to days shall mean calendar days unless otherwise provided;

(o)    all references to time shall mean Houston, Texas time;

(p)    references to any Person shall include such Person’s successors and permitted assigns; and

(q)    all references to any Law or Contract shall mean such Law or Contract, including any amendments thereto, as in effect on the date of this Agreement, provided that all references to any Law or Contract not contained in Article IV or Article V shall also include any amendments to any such Law after the date hereof and any amendments to any such Contract that are permitted or otherwise contemplated by the terms of this Agreement.

ARTICLE II

The Merger

Section 2.1    The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the Effective Time, Buyer shall merge with and into the Partnership (the “Merger”), the separate existence of Buyer will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2    Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, at 9:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Buyer shall agree; provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VII at such time, the Closing shall occur instead on the second Business Day following the final day of the Marketing Period (provided that the Buyer Parties may elect to terminate the Marketing Period early on no less than two Business Days’ notice to the Partnership). The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Buyer will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement and the DRULPA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Buyer in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, all the property, rights, privileges, powers and franchises and all and every other interest of Buyer shall vest in the Partnership as the Surviving Entity, all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity and all claims, obligations, debts, liabilities and duties of Buyer shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity.

Section 2.5    Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

Section 2.6    Admission as Partner. At the Effective Time, by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, (a) each Buyer Limited Partner as of immediately prior to the Effective Time is hereby admitted as a Limited Partner of the Partnership and shall be registered as such on the books and records of the Partnership, (b) the Buyer Limited Partners as of immediately prior to the Effective Time, the Sponsors and their respective Affiliates and the Management Limited Partners will directly or indirectly hold all Limited Partner Interests in the Partnership, (c) the Partnership GP shall continue as the sole general partner of the Partnership holding a non-economic general partner interest in the Partnership and (d) the Partnership shall continue without dissolution.

ARTICLE III

Merger Consideration; Payment Procedures

Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Partnership Parties or any holder of equity or voting securities of the Buyer Parties or Partnership Parties:

(a)    Conversion of Class A Shares (other than Sponsor Shares). Subject to Section 3.1(e) and Section 3.4, each Class A Share (other than Sponsor Shares) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive $22.45 per Class A Share in cash without any interest thereon (the “Merger Consideration”). As of the Effective Time, all Class A Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Class A Shares (“Certificated Shares”) or non-certificated Class A Shares represented in book-entry form (other than Sponsor Shares) immediately prior to the Effective Time (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Share or Book-Entry Share in accordance with Section 3.2(c) without interest.

(b)    Sponsor Shares, Management Class B Shares, TE Units and General Partner Interest Unaffected. Subject to Section 3.1(d), each Sponsor Share, Management Class B Share and TE Unit issued and outstanding as of immediately prior to the Effective Time and the General Partner Interest will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(c)    Equity of Buyer. The limited partnership interests in Buyer issued and outstanding immediately prior to the Effective Time shall be converted automatically into a number of Class A Shares equal to (x) the number of Class A Shares cancelled pursuant to Section 3.1(a), minus (y) the number of Class A Shares that together have an aggregate value equal to the Acquisition Debt (if any), as calculated by Buyer in good faith. At the Effective Time, Buyer GP’s general partner interest in Buyer shall automatically be cancelled and cease to exist. At the Effective Time, the books and records of the Partnership shall be revised to reflect that all Shareholders of the Partnership immediately prior to the Effective Time (other than the Buyer Limited Partners immediately prior to the Effective Time, the Sponsors and their respective Affiliates and the Management Limited Partners) cease to be Shareholders of the Partnership pursuant to this Agreement and that the Buyer Limited Partners immediately prior to the Effective Time, the Sponsors and their respective Affiliates and the Management Limited Partners are the only Limited Partners of the Partnership that will hold all of the Class A Shares and Class B Shares of the Surviving Entity.

(d)    Equity of TE. The Partnership hereby agrees to transfer, assign, convey and deliver to Buyer Sub, and Buyer Sub hereby agrees to acquire from the Partnership, the TE Units held by the Partnership immediately prior to the Effective Time unless notified in writing by Buyer prior to the Effective Time that such transfer should not be completed. At the Effective Time, and assuming the transfer contemplated by the immediately preceding sentence occurs, the books and records of TE shall be revised to reflect that the Partnership ceases to be a member of TE pursuant to this Agreement and that Buyer Sub is admitted as a member of TE and holds all of the TE Units held by the Partnership immediately prior to the Effective Time.

(e)    Distributions. To the extent applicable, Shareholders immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to the Shares held by them immediately prior to the Effective Time with a record date occurring prior to the Effective Time that has been declared by the Partnership GP prior to the Effective Time or made by the Partnership with respect to such Shares in accordance with the terms of this Agreement and that remain unpaid as of the Effective Time. Such distributions by the Partnership are not part of the Merger Consideration and shall be paid on the payment date set therefor to such Shareholders or former Shareholders, as applicable. To the extent applicable, Shareholders prior to the Effective Time shall have no rights to any distribution with respect to such Shares with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Shares prior to the Effective Time and that remains unpaid as of the Effective Time.

Section 3.2    Surrender of Class A Shares.

(a)    Paying Agent. Prior to the Closing Date, Buyer shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Shares or Book-Entry Shares for the Merger Consideration. As promptly as practicable after the Effective Time, the Surviving Entity or its designee will send, or will cause the Paying Agent to send, to each holder of record of Class A Shares other than The Depository Trust Company (“DTC”) as of the Effective Time whose Class A Shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Shares, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Share or affidavits of loss in lieu thereof pursuant to Section 3.2(g) to the Paying Agent) in such customary forms as the Partnership and Buyer or its designee may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Shares (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration.

(b)    Deposit. On or prior to the Closing Date, Buyer shall deposit, or cause Buyer Sub or another designee to deposit, with the Paying Agent, in trust for the benefit of the holders of Class A Shares as of the Effective Time whose Class A Shares are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the due surrender of the Certificated Shares (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Shares) or Book-Entry Shares pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Buyer or its designee at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Sections 3.2(h) and 3.2(i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c)    Exchange. Each former holder of Class A Shares, other than DTC, that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Shares (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Shares) or Book-Entry Shares and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Shares), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such former holder has a right to receive pursuant to Section 3.1(a). DTC, upon surrender of its Book-Entry Shares to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Share a cash amount equal to the Merger Consideration. The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the Certificated Shares (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Shares) or any applicable documentation with respect to the surrender of Book-Entry Shares, and letter of transmittal in accordance with the foregoing, provided that (i) no Person beneficially owning Class A Shares through DTC will be required to deliver a letter of transmittal to receive the Merger Consideration that such holder is entitled to receive through

DTC and (ii) any such Person will receive its Merger Consideration in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Share and Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d)    Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Share or Book-Entry Share is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Share or Book-Entry Share or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Class A Shares converted into the right to receive the Merger Consideration. From and after the Effective Time, the former holders of Certificated Shares or Book-Entry Shares representing Class A Shares converted into the right to receive the Merger Consideration and that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Class A Shares, except as otherwise provided in this Agreement or by applicable Law, and the Merger Consideration paid upon such conversion shall be deemed to have been paid in full satisfaction of all rights pertaining to such Class A Share. If, after the Effective Time, Certificated Shares or Book-Entry Shares are presented to the Paying Agent or the Surviving Entity, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Class A Shares converted into the right to receive the Merger Consideration 12 months after the Effective Time shall be returned to the Surviving Entity or its designee, upon demand, and any such holder who has not exchanged his, her or its Class A Shares for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Buyer Sub or the Surviving Entity for delivery of the Merger Consideration. Notwithstanding the foregoing, no Party shall be liable to any holder of Class A Shares for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property escheat or similar Laws. Any Merger Consideration remaining unclaimed by holders of Class A Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Buyer Sub, free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Lost, Stolen or Destroyed Certificated Shares. If any Certificated Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Share to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificated Share, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Share the Merger Consideration to be paid in respect of the Class A Shares represented by such Certificated Share as contemplated by this Article III.

(h)    Withholding Taxes. Each of Buyer Parties and the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate Tax Authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

(i)    Investment of the Exchange Fund. The Surviving Entity may cause the Paying Agent to invest any cash included in the Exchange Fund solely in cash or cash equivalent investments, as directed by the

Surviving Entity, on a daily basis, in the Surviving Entity’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Partnership Unaffiliated Shareholders pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to the Surviving Entity or its designee.

Section 3.3    Treatment of Equity Participation Shares.

(a)    As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the Board (or, if appropriate, any committee of the Board administering Partnership Equity Plans) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law and Partnership Equity Plans (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3.

(b)    Immediately prior to the Effective Time, except to the extent otherwise expressly set forth in an award of Equity Participation Shares granted after the date hereof, each award of Equity Participation Shares then outstanding shall continue to remain outstanding, subject to the terms and conditions (including with respect to vesting and forfeiture) applicable to such award immediately prior to the Effective Time; provided, however, that any performance-based vesting conditions shall be waived as of the Effective Time. Notwithstanding anything in the Partnership Equity Plans or the applicable award agreement, except to the extent otherwise expressly set forth in an award of Equity Participation Shares granted after the date hereof, each award of Equity Participation Shares will be settled at the time provided in the applicable award agreement in an amount of cash equal to the product of (i) the number of Equity Participation Shares subject to the portion of the award settled at such time and (ii) the Fair Market Value (as defined in the applicable Partnership Equity Plan) of a Class A Share on the date of settlement.

(c)    All cash amounts payable to the holders of Equity Participation Shares shall be subject to all Tax and other withholding amounts that are required to be withheld under applicable Law and shall be paid through the regular payroll or other applicable pay processes of the Partnership.

Section 3.4    Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Class A Shares shall have been changed into a different number of Shares or a different class or series by reason of the occurrence or record date of any Share dividend, subdivision, reclassification, recapitalization, split, split-up, Share distribution, combination, exchange of Shares or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such Share dividend, subdivision, reclassification, recapitalization, split, split-up, Share distribution, combination, exchange of Shares or similar transaction and to provide the holders of Class A Shares the same economic effect as contemplated hereby prior to such event.

Section 3.5    No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV

Representations and Warranties of the Partnership Parties

Except (x) as disclosed in any SEC Report filed with the SEC prior to the date hereof (other than any disclosures contained therein under the headings “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” (other than any factual information contained therein) or any general statements regarding risks and uncertainties that are similarly cautionary, predictive or forward-looking in nature), (y) as set forth on the corresponding section or subsection of the disclosure letter delivered by the Partnership Parties to the Buyer Parties (the “Partnership Disclosure Schedule”) in connection with this Agreement, or (z) as provided by or resulting from the Debt Commitment Papers, or any other agreement executed in connection with the Debt Financing, or the transactions contemplated thereby, or any agreement solely between one or more of the Buyer Parties or their respective Affiliates, including GP Acquiror and the Sponsors, and any other Person or Persons other than a Partnership Entity, with respect to which, in the case of the matters referred to in this clause (z) and for the avoidance of doubt, the Partnership Parties make no representation or warranty, the Partnership Parties represent and warrant, jointly and severally, to the Buyer Parties as follows (provided that for purposes of this Article IV, the term “Transaction Documents” shall not include the Limited Guaranty or the Support Agreement):

Section 4.1    Organization.

(a)    Each of the Partnership Entities (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    Each of the Partnership Entities is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c)    The Partnership Parties have made available to Buyer or its Affiliates true and complete copies of the Organizational Documents of each of the Partnership Entities as in effect on the date of this Agreement.

Section 4.2    Validity of Agreement; Authorization.

(a)    Each of the Partnership Parties has all necessary partnership or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Partnership Party is or will be a party and to consummate the transactions contemplated hereby and thereby, subject to obtaining Partnership Shareholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership Parties of this Agreement and the other Transaction Documents to which such Partnership Party is or will be a party, and the consummation by the Partnership Parties and the other Partnership Entities of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Conflicts Committee and the sole member of the Partnership GP and, except for obtaining Partnership Shareholder Approval, no other entity action on the part of any of the Partnership Entities is necessary to authorize the execution, delivery and performance by the Partnership Parties of this Agreement, the other Transaction Documents to which the Partnership Parties are or will be party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Partnership Parties are party have been duly executed and delivered by the Partnership Parties (except for any Transaction Documents required to be executed and delivered at the Closing, in which case such Transaction Documents will be executed and delivered by the Partnership Parties at the Closing) and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitute or will constitute a legal, valid and binding obligation of the Partnership Parties, enforceable against each of the Partnership Parties in accordance with its terms, except insofar as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights, or by general principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity (collectively, “Enforceability Exceptions”).

(b)    The Conflicts Committee, at a meeting duly called and held on December 16, 2019, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on behalf of itself and the Board, (iii) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Shareholders at a meeting in accordance with the Partnership Agreement and (iv) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Shareholders. Such action by the Conflicts Committee described in clause (ii) above constituted Special Approval of this Agreement and the transactions contemplated hereby, including the Merger, under the Partnership Agreement.

Section 4.3    Capitalization; Subsidiaries.

(a)    As of close of business on December 13, 2019, there are outstanding (i) 179,197,416 Class A Shares (excluding equity participation shares granted and outstanding as of such date under the Partnership LTIP and the Partnership GP LTIP), (ii) 102,136,875 Class B Shares, (iii) the General Partner Interest, (iv) 3,204,550 equity participation shares granted under the Partnership LTIP, and (v) 0 equity participation shares granted under the Partnership GP LTIP. As of close of business on December 13, 2019, there are (A) 13,283,985 Class A Shares remaining available with respect to which additional awards may be granted under the Partnership LTIP and (B) 3,025,191 Class A Shares remaining available with respect to which additional awards may be granted under the Partnership GP LTIP. As of the date hereof, the Partnership is the sole managing member of TE and owns 179,197,416 TE Units. As of close of business on December 13, 2019, there are 281,334,291 TE Units outstanding. Except as described in this Section 4.3(a), there are no voting securities or other outstanding equity interests (or interests convertible into equity interests) in the Partnership or TE. All of the outstanding equity interests of the Partnership and TE have been, or upon issuance will be, duly authorized and validly issued and are or upon issuance will be fully paid (to the extent required under the Partnership Agreement or the TE LLC Agreement, as applicable) and non-assessable except to the extent specified in the DLLCA or DRULPA, as applicable, or in the Partnership Agreement or the TE LLC Agreement, as applicable, and are not subject to any Encumbrances, other than (x) restrictions on transfer arising under applicable securities Law, the DLLCA or DRULPA, as applicable, (y) in the applicable terms of this Agreement, the TEP Credit Agreement, the indentures governing the TEP Notes, the Rockies Express Credit Agreement, the indentures governing the Rockies Express Senior Notes and the Partnership Agreement or the TE LLC Agreement, as applicable, and (z) Encumbrances that any holder of such equity interests may have imposed on any such equity interests of which it is record or beneficial owner.

(b)    The Partnership GP is the record and beneficial owner of the General Partner Interest, which constitutes 100% of the outstanding general partner interests in the Partnership, free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of this Agreement and the Organizational Documents of the Partnership. The Partnership GP is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the General Partner Interest by sale, lease, license or otherwise. The Partnership GP has all necessary limited liability company power and authority to act as general partner of the Partnership.

(c)    TE owns (i) a 99.9% limited partner interest in Tallgrass Energy Partners, LP (“TEP”) and (ii) all of the outstanding membership interests in Tallgrass Equity Investments, LLC (“TE Investments”), Tallgrass MLP GP, LLC (“TEP GP”) and Tallgrass Management, LLC. TE Investments owns a 0.1% limited partner interest in TEP. TEP GP owns 100% of the outstanding general partner interests in TEP. TEP GP has all necessary limited liability company power and authority to act as general partner of TEP.

(d)    Except (x) as described in the Organizational Documents of the Partnership Entities, (y) to the extent relating to equity interests of the Partnership Entities owned beneficially or of record by the Buyer Parties or their respective Affiliates, including GP Acquiror and the Sponsors, as a result of the actions of such Person (with respect to which, in the case of the matters referred to in this clause (y) and for the avoidance of doubt, the

Partnership Parties make no representation or warranty) and (z) for the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Class A Shares or other equity awards in accordance with the terms of any existing equity-based bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any employee’s termination of service), with respect to the Partnership Entities pursuant to the Partnership LTIP or the Partnership GP LTIP or entered into in accordance with Section 6.2 after the date of this Agreement, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of such Partnership Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of such Partnership Entities; (ii) outstanding securities or obligations of any kind of any of such Partnership Entities which are convertible into or exercisable or exchangeable for any equity interest in any of such Partnership Entities or any other Person, and none of such Partnership Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of such Partnership Entities; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of any of such Partnership Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of such Partnership Entity; and (v) shareholder or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other similar arrangements or commitments to which any of such Partnership Entity is a party (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of Class A Shares may have imposed on any Class A Shares).

(e)    Section 4.3(e) of the Partnership Disclosure Schedule sets forth each Subsidiary of the Partnership as of the date hereof. As of the date hereof, the Partnership does not, directly or indirectly, own any equity securities in any Person that is not a Subsidiary of the Partnership.

(f)    Except as set forth on Section 4.3(f) of the Partnership Disclosure Schedule, no Person other than the Partnership or its Subsidiaries owns any interests in any Subsidiary of the Partnership as of the date hereof.

(g)    All of the outstanding equity interests in the Partnership Entities held, directly or indirectly, by the Partnership (i) have been duly authorized and validly issued and are fully paid (in the case of an interest in a corporation, limited partnership or limited liability company, to the extent required under the Organizational Documents of such Person) and non-assessable except to the extent specified in the DGCL, DLLCA or the DRULPA, as applicable (or any other applicable Law with respect to any other applicable jurisdiction of formation of any Partnership Entity), or in the Organizational Documents of such applicable Partnership Entity and (ii) are owned, directly or indirectly, by the Partnership, free and clear of all Encumbrances other than (x) restrictions on transfer arising under applicable securities Laws, the DGCL, the DLLCA and the DRULPA, and (y) the applicable terms and conditions of this Agreement, the TEP Credit Agreement, the indentures governing the TEP Notes, the Rockies Express Credit Agreement, the indentures governing the Rockies Express Senior Notes and the Organizational Documents of such Partnership Entity.

Section 4.4    No Conflicts; Consents.

(a)    The execution, delivery and performance by the Partnership Parties of this Agreement and the other Transaction Documents to which any Partnership Party is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (i) violate or conflict with any provision of the Organizational Documents of any of the Partnership Entities; (ii) violate any applicable Law binding on any of the Partnership Entities; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent under any of the terms, conditions or provisions of any Material Contract to which a Partnership Entity is a party or by which any Partnership Entity is bound or to which any Partnership Entity’s properties or assets are subject; or (iv) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance or Encumbrances arising under or in connection with the TEP Credit Agreement, the indentures governing the TEP Notes or the Rockies Express Credit Agreement) upon any of the properties or assets of any of the Partnership Entities; except, in the case of clauses (ii), (iii), and (iv) for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, or (ii) (a) (x) the filing with the SEC of such registrations, reports or other actions under the Exchange Act and Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (y) any filing in respect of the Merger applicable under state “blue sky” or similar securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business, (c) such filings as may be required under the rules and regulations of the NYSE for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange, and (d) any consent, approval, waiver, authorization, declaration, filing, registration or qualification as have been waived, made or obtained or with respect to which the time for asserting such right has expired, neither the execution and delivery by the Partnership Parties of this Agreement or any other Transaction Document nor either Partnership Party’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by any Partnership Party.

Section 4.5    Financial Statements; SEC Reports. Since January 1, 2018, the Partnership and TEP, as applicable, have each timely filed all SEC Reports. All such SEC Reports, at the time filed with the SEC or, if amended, as of the date of the last such amendment (in the case of documents filed pursuant to the Exchange Act), or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, as in effect on the date so filed. No SEC Report at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All financial statements (including any related notes thereto) contained or incorporated by reference in such SEC Reports complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Partnership or TEP (as applicable) and their consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Partnership or TEP (as applicable) and their consolidated Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any SEC Reports. No Subsidiary of the Partnership is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

Section 4.6    Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of December 16, 2019, to the effect that, as of such date, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration described in Section 3.1(a) to be received by Partnership Unaffiliated Shareholders pursuant to this Agreement is fair, from a financial point of view, to Partnership Unaffiliated Shareholders (such opinion, the “Partnership Fairness Opinion”).

Section 4.7    Disclosure Controls; Sarbanes-Oxley.

(a)    The Partnership has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that the information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to management of the Partnership GP, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made. From the date of the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 to the date of this Agreement, the Board has not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(b)    The Partnership, and to the Partnership Parties’ Knowledge, the directors and officers of the Partnership GP, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, and any applicable requirements of a national securities exchange, in each case, that are effective and applicable to the Partnership.

(c)    The representations and warranties contained in this Section 4.7 do not address Tax matters, employee and Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section  4.17, respectively.

Section 4.8    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership Parties specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement will, on the date it is first mailed to the Shareholders, and at the time of the Partnership Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, at the time such amendment or supplement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership Parties make no representation or warranty with respect to information supplied by or on behalf of the Buyer Parties for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.9    Absence of Undisclosed Liabilities. None of the Partnership Entities has any indebtedness or liability, absolute or contingent, which is not shown or provided for (x) in the consolidated financial statements included in the SEC Reports or (y) in the “contractual obligations” subsection of the “management’s discussion and analysis of financial condition and results of operations” section of the SEC Reports, in each case, other than (a) liabilities that have arisen in the ordinary course of business consistent with past practice, including liens for current Taxes and assessments not in default, since December 31, 2018, (b) liabilities incidental to the existence and status of the Partnership Entities as entities under the Laws of their respective jurisdictions of incorporation, organization or formation, such as annual fees owed to such jurisdictions and fees owed to a registered agent in such jurisdictions, or (c) other liabilities of the Partnership Entities that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.10    Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby based on arrangements made by or on behalf of any Partnership Entity. Schedule 4.10 of the Partnership Disclosure

Schedule describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable.

Section 4.11    Absence of Certain Changes or Events.

(a)    Since December 31, 2018, there has not been or occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership Entities that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    From December 31, 2018 through the date of this Agreement, (i) the business of each of the Partnership Entities has been conducted in the ordinary course of business in all material respects consistent with past practice (except as contemplated by this Agreement) and (ii) there has not been any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the Partnership Entities respective properties or assets that are material to the business of the Partnership Entities, as applicable, taken as a whole, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. Without limiting the foregoing, from December 31, 2018 through the date of this Agreement, (A) neither the Partnership nor TE has declared or paid, or has agreed or committed to declare or pay, any distribution payable in cash, stock or property, other than (x) the declaration and payment of regular quarterly distributions to holders of Class A Shares in accordance with the Partnership Organizational Documents and as approved by the Board, in its capacity as the general partner of the Partnership and (y) cash distributions in respect of TE Units in accordance with the Organizational Documents of TE and (B) Section 4.11(b) of the Partnership Disclosure Schedule sets forth the outstanding borrowings under each of the TEP Credit Agreement and the Rockies Express Credit Agreement as of 5:00 p.m. Houston, Texas time on December 13, 2019.

(c)    The representations and warranties contained in this Section 4.11 do not address Tax matters, employee and Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.17, respectively.

Section 4.12    Compliance with Law; Permits.

(a)    The operations of each Partnership Entity are currently being conducted in compliance with all applicable Laws, including those relating to the use, ownership and operation of their respective assets and properties, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of the Partnership Entities, nor any of their respective Affiliates has received written notice of any violation of any applicable Law related to any of the Partnership Entities, except any such violation as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Partnership Parties’ Knowledge, none of the Partnership Entities is under investigation by any Governmental Authority for potential, material non-compliance with any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    Each of the Partnership Entities is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (the “Permits”) necessary to own, lease and operate its assets and properties and to lawfully carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of the Partnership Entities is in conflict with, or in default or violation of, any of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c)    The representations and warranties contained in this Section 4.12 do not address Tax matters, employee and Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.17, respectively.

Section 4.13    Tax Matters.

(a)    Each of the Partnership Entities has:

(i)    timely filed (or has obtained extensions with respect to) all income Tax Returns and other material Tax Returns required to be filed through the date hereof, which Tax Returns are complete and correct in all material respects;

(ii)    timely paid in full all material Taxes owed by such entity which have become due, other than those which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; and

(iii)    timely withheld, collected or deposited all material Taxes required to have been withheld, collected or deposited by such entity, as the case may be, and to the extent required, timely paid such amounts to the relevant Tax Authority.

(b)    There is no material action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any material amount of Taxes of any of the Partnership Entities either claimed or raised by any Tax Authority in writing.

(c)    Each of the Partnership Entities classified as a partnership for U.S. federal income Tax purposes has made an election pursuant to Section 754 of the Code, and such election is currently in effect.

(d)    None of the Partnership Entities have executed any agreements or waivers that are outstanding extending the applicable statutory periods of limitation for any material Taxes associated with the Partnership Entities.

(e)    Except for any agreements between or among the Partnership Entities, no Partnership Entity is a party to any Tax-sharing agreement or Tax indemnity agreement, excluding for the avoidance of doubt any agreement in which Taxes are not the primary subject of the agreement, nor does any Partnership Entity have any material continuing obligations under such agreements. No power of attorney related to Taxes which will be in effect after the Closing has been granted by any Partnership Entity. None of the Partnership Entities has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return, and the Partnership Entities have no liability for the Taxes of any other Person, whether under Treasury Regulations Section 1.1502-6, as a transferee or successor or by Contract.

(f)    No Partnership Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(g)    The Partnership has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)    TE and each Subsidiary of TE is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income Tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income Tax purposes in accordance with Treasury Regulations Section 301.7701-3. Neither TE nor any Subsidiary of TE that is a partnership or a limited liability company has elected to be treated as a corporation for U.S. federal income Tax purposes. Section 4.13(h) of the Partnership Disclosure Schedule sets forth the U.S. federal income tax classification of each Partnership Entity.

(i)    The Partnership is, and has properly elected to be, classified as an association taxable as a corporation in accordance with Treasury Regulations Section 301.7701-3.

(j)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.13 contains the sole and exclusive representations and warranties with respect to Tax matters.

Section 4.14    Employees and Benefit Matters.

(a)    None of the employees of any Partnership Entity is employed pursuant to the terms of any collective bargaining agreement or other Contract with a labor union. None of the Partnership Entities has agreed to recognize any labor union or other collective bargaining representative with respect to any employees of any Partnership Entity. No union or other collective bargaining representative, to the Partnership Parties’ Knowledge, is attempting or within the past three years has attempted to organize or been certified as the collective bargaining representative of any employees of the Partnership Entities. No labor disturbance by the employees of the Partnership Entities exists or, to the Partnership Parties’ Knowledge, is threatened or imminent.

(b)    All employees of any Partnership Entity are employed by Tallgrass Management, LLC.

(c)    Section 4.14(c) of the of the Partnership Disclosure Schedule contains a list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity-based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and other employee benefit or compensation plan, program, policy, agreement or arrangement in which any Continuing Employee participates, in each case, that is sponsored, maintained or contributed to, or required to be contributed to, by a Partnership Entity or any ERISA Affiliate or with respect to which Partnership Entity has or could have any Liability or obligation (each, a “Partnership Benefit Plan”).

(d)    Each Partnership Benefit Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Partnership Benefit Plans as of the date this representation is made have been timely made or, if not yet due, have been properly accrued in accordance with GAAP, except where a failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(e)    With respect to each Partnership Benefit Plan, the Partnership Parties have made available to Buyer or its Affiliates complete copies of (i) each Partnership Benefit Plan, including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) the current summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the IRS, (iv) the most recent actuarial report or other financial statement, (v) the most recent determination or opinion letter, if any, issued by the IRS, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) and (vii) all non-routine filings made with any Governmental Authorities, in each case, as of the date hereof.

(f)    Each Partnership Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) is maintained pursuant to a prototype document approved by the IRS and is entitled to rely on a favorable opinion letter issued by the IRS with respect to such prototype document, or has received a favorable determination from the IRS as to its qualification, (ii) to the Partnership Parties’ Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification and (iii) has not been terminated or partially terminated within the meaning of Section 411(d)(3) of the Code. No event has occurred and no condition exists that would subject the Partnership Entities, either directly or by reason of affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA or the Code, and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Partnership Benefit Plan, except where such event or nonexempt prohibited transaction would not, individually or in the aggregate, reasonably be expected to result in material liability for any Partnership Entity.

(g)    No Partnership Benefit Plan provides, and no Partnership Entity has incurred any current or projected liability in respect of, post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees or any other Person, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law. Each Partnership Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material cost or Liability to any Partnership Entity.

(h)    No Partnership Entity nor any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within the previous six years contributed to or had an obligation to contribute to, and no Partnership Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(i)    With respect to any Partnership Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Partnership Parties’ Knowledge, threatened, (ii) to the Partnership Parties’ Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Authorities are pending, or, to the Partnership Parties’ Knowledge, threatened (including any routine requests for information from the Pension Benefit Guaranty Corporation).

(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any employee or other service provider to vested rights, payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness, in each case, under or in connection with any Partnership Benefit Plan.

(k)    No amount or benefit that could be received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of any Partnership Entity who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Partnership Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 of the Code.

(l)    Each Partnership Benefit Plan that could be a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder that could be nonqualified deferred compensation subject to Section 409A of the Code, has been operated, documented and maintained in material compliance with Section 409A of the Code. No service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A of the Code.

(m)    No Partnership Benefit Plan provides compensation or benefits to any employee or service provider who resides or performs services primarily outside of the United States.

(n)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.14 contains the sole and exclusive representations and warranties with respect to employees and the Partnership Benefit Plans.

Section 4.15    Insurance. The insurance policies covering the Partnership Entities and their respective businesses and properties are with reputable insurance carriers and in character and amount customary for Persons engaged in similar business in similar industries and subject to the same or substantially similar perils or hazards, provide reasonably adequate coverage in all material respects for all customary, material risks incident to the businesses of the Partnership Entities and are in all material respects in force in accordance with their terms. None of the Partnership Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.

Section 4.16    Reserved.

Section 4.17    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(a)    Each of the Partnership Entities is, and, for the past five years has been, in compliance with any and all applicable Environmental Laws and, to the Partnership Parties’ Knowledge, no capital expenditures are required to maintain compliance with such Environmental Laws.

(b)    Each of the Partnership Entities has received all Permits required of it under applicable Environmental Laws to conduct its respective business, and all such Permits are in full force and effect or have been timely applied for renewal. To the Partnership Parties’ Knowledge, no such Permits are subject to challenge by a third party or adverse modification by a Governmental Authority.

(c)    There are no Proceedings or Orders pending or, to the Partnership Parties’ Knowledge, threatened against or involving the Partnership Entities pursuant to any Environmental Law or related to any Release of Hazardous Material.

(d)    To the Partnership Parties’ Knowledge, none of the Partnership Entities has any liability in connection with any Release of any Hazardous Material at any location under any applicable Environmental Law.

(e)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.17 contains the sole and exclusive representations and warranties with respect to environmental matters and Environmental Laws.

Section 4.18    Material Contracts.

(a)    As of the date of this Agreement, the Material Contracts made available to Buyer or its Affiliates include all Material Contracts to which a Partnership Entity is a party or otherwise bound.

(b)    Each of the Material Contracts to which any Partnership Entity is a party (i)constitutes the legal, valid and binding obligation of each such Partnership Entity party thereto, and, to the Partnership Parties’ Knowledge, constitutes the legal, valid and binding obligation of the other parties thereto, and (ii) is in full force and effect, except insofar as such enforceability may be limited by the Enforceability Exceptions, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. A true and complete copy of each Material Contract and all amendments thereto have been made available to Buyer or its Affiliates.

(c)    No Partnership Entity or, to the Partnership Parties’ Knowledge, any other party to any Material Contract is in default or breach in any material respect under the terms of such Material Contract and, to the Partnership Parties’ Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by a Partnership Entity or any other party to such Material Contract.

(d)    No Partnership Entity is in default or breach in any material respect under the terms of the TEP Credit Agreement, the indentures governing the TEP Notes, the Rockies Express Credit Agreement or the indentures governing the Rockies Express Senior Notes and, to the Partnership Parties’ Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by a Partnership Entity to the TEP Credit Agreement, indentures governing the TEP Notes, the Rockies Express Credit Agreement or the indentures governing the Rockies Express Senior Notes.

Section 4.19    Litigation.

(a)    Since December 31, 2018, there have been no Proceedings pending or, to the Partnership Parties’ Knowledge, threatened against or involving the Partnership Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Partnership Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any Partnership Entity or any of their respective assets and properties that would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Partnership Parties’ Knowledge, there are (i) no outstanding Orders that adversely affect the ability of any of the Partnership Entities to own, use or operate the assets or businesses of the Partnership Entities as they are currently owned, used, operated and conducted by the Partnership Entities and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the Partnership Entities or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    The representations and warranties contained in this Section 4.19 do not address Tax matters, employee and Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.17, respectively.

Section 4.20    Title to Property and Assets. Each of the Partnership Entities has good (and with respect to real property, indefeasible) title to, or valid leasehold or other interests in, as applicable, all real and personal property described in the SEC Reports, as owned, leased or used and occupied by such Partnership Entity, free and clear of all Encumbrances, except (a) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, (b) Permitted Encumbrances, or (c) Encumbrances created under the Organizational Documents of any Partnership Entity or created under or permitted by the TEP Credit Agreement, the indentures governing the TEP Notes, the Rockies Express Credit Agreement or the indentures governing the Rockies Express Senior Notes. At and immediately following the Closing, the assets owned or held for use by the Partnership Entities will constitute all of the material assets and properties used to enable the Partnership Entities to conduct their business in substantially the same manner as conducted by the Partnership Entities as of the date of this Agreement (but taking into account any dispositions permitted after the date hereof by Section 6.2(c)).

Section 4.21    Intellectual Property. Each of the Partnership Entities, with respect to the assets owned by or licensed to the Partnership Entities, owns or possesses adequate rights to use all Intellectual Property necessary for the conduct of its respective business in the manner described in the SEC Reports, and, to the Partnership Parties’ Knowledge, has no reason to believe that the conduct of its business will conflict with, and has not received any notice of any claim of conflict with, any such rights of others, except as such conflict or lack of ownership or possession of rights would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.22    Listing. The Class A Shares are listed on the New York Stock Exchange.

Section 4.23    Reserved.

Section 4.24    Affiliate Transactions. No relationship, direct or indirect, that would be required to be described in any report filed or furnished by the Partnership (or the Partnership GP if the Partnership GP were a public company) pursuant to Item 404 of Regulation S-K exists between or among any of the Partnership Entities, on the one hand, and any “affiliate,” equityholder, director, manager, officer, customer or supplier of any of the Partnership Entities, on the other hand, that has not been described in the SEC Reports, other than relationships relating to the transactions contemplated by the Sponsor Purchase Agreement.

Section 4.25    FERC Regulatory Status. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) the Partnership Entities are and,

since January 1, 2017, have been in compliance with all applicable requirements of the Natural Gas Act, the Natural Gas Policy Act of 1978 and the Interstate Commerce Act and the rules and regulations promulgated thereunder by the Federal Energy Regulatory Commission (“FERC”); and (b) there are no Proceedings pending or, to the Partnership Parties’ Knowledge, threatened before FERC, the Department of Transportation, any state public utility commission or any other Governmental Authority for the modification of any tariff rate(s) or other tariff provisions on file with FERC or any other Governmental Authority, or for the determination of compliance by the Partnership Entities with any applicable Law.

Section 4.26    OFAC. None of the Partnership Entities nor, to the Partnership Parties’ Knowledge, any director, officer, agent, employee or Affiliate of any of the Partnership Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.27    PATRIOT Act Compliance. None of the Partnership Entities is currently under investigation by any Governmental Authority for alleged criminal activity in connection with any USA PATRIOT Act offense.

Section 4.28    Anti-Corruption. None of the Partnership Entities, or any of their respective directors, officers, employees, or to the Partnership Parties’ Knowledge, any of its representatives, consultants, or any other Person acting for or on behalf of the foregoing (individually and collectively) has for the past five years, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, entertainment and travel expenses or other illicit payments to any officer, employee, or agent of any Governmental Authority, to any political party, political party official, or candidate for political office, or to any other Persons, where such action would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, any Laws prohibiting commercial bribery, or any other applicable Law prohibiting bribery or corruption (“Applicable Anti-Corruption Laws”). The Partnership Entities have implemented and maintain policies and procedures reasonably designed to detect and prevent violations of Applicable Anti-Corruption Laws.

Section 4.29    Investment Company Act. No Partnership Party is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.30    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, no Partnership Party nor any other Person, including any Affiliate of any Partnership Party, makes or has made any other express or implied representation or warranty with respect to the Partnership Entities or with respect to any other information provided to the Buyer Parties or their Affiliates or Representatives in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including the Merger. Without limiting the generality of the foregoing, no Partnership Party nor any other Person will have or be subject to, and each Partnership Party disclaims, any Liability or other obligation to a Buyer Party or any other Person resulting from the distribution or communication to a Buyer Party (including its Affiliates and Representatives) of, or a Buyer Party’s (or such Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated (orally or in writing) to a Buyer Party or its Affiliates or Representatives in connection with the transactions contemplated by this Agreement or the other Transaction Documents, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership Parties acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership Parties have not relied on, and none of the Buyer Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Buyer Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this

Agreement and the other Transaction Documents or otherwise with respect to information provided by or on behalf of the Buyer Parties or any of their respective Affiliates or Representatives.

ARTICLE V

Representations and Warranties of the Buyer Parties

Except as set forth on the corresponding section or subsection of the disclosure letter delivered by the Buyer Parties to the Partnership Parties (the “Buyer Parties Disclosure Schedule”) prior to the execution of this Agreement, the Buyer Parties hereby represent and warrant, jointly and severally, to the Partnership Parties as follows:

Section 5.1    Organization.

(a)    Each Buyer Party (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)    Each Buyer Party is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2    Operations and Ownership of Buyer and Buyer Sub. Buyer GP is the sole record and beneficial owner of 100% of the general partner interests in Buyer and owns such interests free and clear of any Encumbrances, except for (x) restrictions on transfer arising under applicable securities Laws, (y) the applicable terms and conditions of the Organizational Documents of Buyer and (z) Encumbrances provided for by the Acquiror Credit Agreement. (a) All of the issued and outstanding limited partner interests of Buyer are owned beneficially and of record by the Buyer Limited Partners as of the date hereof and (b) all of the issued and outstanding limited liability company interests of Buyer Sub are owned beneficially and of record by Buyer, in each case, free and clear of any Encumbrances, except for (x) restrictions on transfer arising under applicable securities Laws, (y) the applicable terms and conditions of the Organizational Documents of Buyer or Buyer Sub, as applicable, and (z) Encumbrances provided for by the Acquiror Credit Agreement. Each of Buyer and Buyer Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, each of Buyer and Buyer Sub has not and will not have (i) incurred, directly or indirectly, any obligations, (ii) engaged in any business activities of any type or kind whatsoever, directly or indirectly, (iii) entered into any agreements or arrangements with any Person, or (iv) acquired any material assets or liabilities other than those incidental to its existence.

Section 5.3    Ownership of Partnership Shares. As of the date of this Agreement, the Sponsors and their respective Affiliates, taken together, are the beneficial owners of 23,652,463 Class A Shares, 100,655,121 Class B Shares and 100,655,121 TE Units, and own such Class A Shares, Class B Shares and TE Units, in each case, free and clear of any Encumbrances, except for (x) restrictions on transfer arising under applicable securities Laws, (y) the applicable terms and conditions of the Organizational Documents of the Partnership or TE, as applicable and (z) Encumbrances provided for by the Acquiror Credit Agreement.

Section 5.4    Validity of Agreement; Authorization. Each Buyer Party has full power and authority to enter into this Agreement and the other Transaction Documents to which such Buyer Party is or will be party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Buyer Party is or will be party and the performance by such Buyer Party of its respective obligations hereunder and thereunder have been duly authorized by such Buyer Party’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of such Buyer Party are necessary to authorize such execution, delivery and performance. This Agreement and the Transaction Documents to which such Buyer Party is party have been duly executed and delivered by such Buyer Party (except for any Transaction Documents required to be executed and delivered at the Closing, in which case such Transaction Documents will be executed and delivered by such Buyer Party at the Closing) and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute such Buyer Party’s valid and binding obligation, enforceable against such Buyer Party in accordance with their respective terms, except insofar as such enforceability may be limited by Enforceability Exceptions.

Section 5.5    No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Buyer Party is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of any Buyer Party’s Organizational Documents; (b) violate any applicable Law binding on such Buyer Party; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material Contract to which such Buyer Party is a party or by which such Buyer Party is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of such Buyer Party’s properties or assets; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of such Buyer Party except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.6    Consents and Approvals. Except as set forth on Section 5.6 of the Buyer Party Disclosure Schedule, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any similar Person (on the part of any Buyer Party) is required for such Buyer Party to execute and deliver this Agreement and the other Transaction Documents to which such Buyer Party is a party or to perform its respective obligations hereunder or thereunder.

Section 5.7    Legal Proceedings. There are no Proceedings pending or, to the Buyer Parties’ Knowledge, threatened against or involving any Buyer Party, that, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect. There are no Orders of any Governmental Authority outstanding against any Buyer Party or any of its assets and properties that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.8    Access to Information. Buyer acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.9    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Buyer Parties specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement will, on the date it is first mailed to the Shareholders, and at the time of the Partnership Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or

(b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Buyer Party makes any representation or warranty with respect to information supplied by or on behalf of the Partnership Parties for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10    Brokers and Other Advisors. Except for the fees and expenses payable to Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby based on arrangements made by or on behalf of the Buyer Parties or any of their respective Affiliates.

Section 5.11    Solvency; Bankruptcy.

(a)    Assuming (i) the satisfaction of the conditions to the Buyer Parties’ obligations to consummate the Merger, (ii) the accuracy of the representations and warranties set forth in Article IV of this Agreement (disregarding any materiality, Knowledge, Partnership Material Adverse Effect or similar qualification or exception contained therein), and (iii) that the Partnership and its Subsidiaries on a consolidated basis is Solvent immediately prior to the Effective Time, the Partnership and its Subsidiaries, on a consolidated basis, will, immediately after giving effect to the transactions contemplated hereby, be Solvent. For the purposes hereof, “Solvent” means, with respect to any Person, at any particular time, that at such time: (x)the present fair salable value of the assets of such Person exceeds the ”liabilities of such Person, including contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (y) such Person does not have unreasonably small amount of capital with which to conduct the businesses in which it is engaged or proposed to be engaged; and (z) in consummating the transactions contemplated by the Transaction Documents, such Person does not intend to delay, hinder or defraud present or future creditors.

(b)    There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the Buyer Parties’ Knowledge, threatened against any Buyer Party, and no Buyer Party is insolvent. To the Buyer Parties’ Knowledge, there are no bankruptcy, reorganization or receivership proceedings pending against or being contemplated by any other party to the Equity Commitment Letter.

Section 5.12    Limited Guaranty. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Partnership the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors, enforceable against them in accordance with its terms, except insofar as such enforceability may be limited by the Enforceability Exceptions. No event has occurred, and there is no condition or circumstance existing, which, with or without notice, lapse of time or both, could constitute or could reasonably be expected to constitute a breach or default on the part of the Guarantors under the Limited Guaranty.

Section 5.13    Available Funds. As of the date hereof, the Buyer Parties have delivered to the Partnership Parties true and complete fully executed copies of the Commitment Letters and the Alternative Debt Commitment Letter (in each case, together with all exhibits, schedules and annexes thereto). The aggregate proceeds contemplated by the Financing pursuant to the Debt Commitment Letter (or the aggregate proceeds of the financing contemplated under the Alternative Debt Commitment Letter) will be, if funded in accordance with the terms and conditions thereof (both before and after giving effect to any “flex” provisions contained in the Fee Letter), sufficient, when taken together with the amount of the Equity Financing, funds from the Distribution Account set forth in Section 6.17 and availability for borrowings under the TEP Credit Agreement for purposes of funding a portion of the Merger Consideration, for the Buyer Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the payment of the Merger

Consideration and any fees and expenses of or payable by the Buyer Parties under this Agreement and the Commitment Letters that are due and payable on the Closing Date (collectively, the “Required Amount”). As of the date hereof, each of the Commitment Letters and the Alternative Debt Commitment Letter has been accepted by the Buyer Parties, is in full force and effect and constitutes the legal, valid and binding obligation of the Buyer Parties and, to the Buyer Parties’ Knowledge, each other party thereto, enforceable against each party thereto in accordance with its terms, except insofar as such enforceability may be limited by the Enforceability Exceptions (it being understood that the Buyer Parties may elect to borrow pursuant to only one of the Debt Commitment Letter or Alternative Debt Commitment Letter). The Buyer Parties have fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement pursuant to the Commitment Letters or otherwise in connection with the Financing. As of the date hereof, no event has occurred, and there is no condition or circumstance existing, which, with or without notice, lapse of time or both, could constitute or could reasonably be expected to constitute a breach or default on the part of the Buyer Parties or, to the Buyer Parties’ Knowledge, any other party thereto under any of the Commitment Letters or the Alternative Debt Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Financing on the terms set forth in the Commitment Letters or the Alternative Debt Commitment Letter other than as expressly set forth in the Commitment Letters and in the Alternative Debt Commitment Letter. No party to any Commitment Letter has any right to impose, and the Buyer Parties do not have an obligation to accept, any condition precedent to such funding of the Financing other than as expressly set forth in the applicable Commitment Letter, or any reduction to the aggregate amount available under the Commitment Letters at Closing (nor any term or condition that would have the effect of reducing the aggregate amount available under the Commitment Letters at Closing) to an amount that would be insufficient (when taken together with availability for borrowings under the TEP Credit Agreement for purposes of funding a portion of the Merger Consideration) for the Buyer Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including payment of the Required Amount. Assuming (a) the accuracy of the Partnership Parties’ representations and warranties in Article IV of this Agreement and (b) the performance by the Partnership Parties of their respective obligations in Article VII of this Agreement, as of the date hereof, the Buyer Parties do not have any reason to believe that any of the conditions to the Financing (including to the Financing contemplated under the Alternative Debt Commitment Letter) will not be satisfied or that the full amount of the Financing (including to the Financing contemplated under the Alternative Debt Commitment Letter) needed to pay the Required Amount will not be available to the Buyer Parties on or prior to the Closing Date. As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of the Buyer Parties under the terms and conditions of the Commitment Letters or under the Alternative Debt Commitment Letter. None of the Commitment Letters or the Alternative Debt Commitment Letter has been modified or amended as of the date hereof (provided that the existence or exercise of “market flex” provisions contained in the Fee Letter (or the Alternative Debt Commitment Letter, as applicable) shall not be deemed to constitute a modification or amendment of the Debt Commitment Papers) and, as of the date hereof, none of the commitments under any of the Commitment Letters or the Alternative Debt Commitment Letter has been withdrawn or rescinded in any respect. As of the date hereof, there are no other agreements, side letters or arrangements to which the Buyer Parties or any of their respective Affiliates is a party relating to the Financing that could adversely affect the availability of the Debt Financing (including the Financing contemplated by the Alternative Debt Commitment Letter) or the Equity Financing (it being understood that the Buyer Parties may elect to borrow pursuant to only one of the Debt Commitment Letter or Alternative Debt Commitment Letter). The Buyer Parties acknowledge and agree that it is not a condition to the Closing or to any of their obligations under this Agreement that the Buyer Parties obtain financing (including the Financing or any alternative financing) for, or related to, any of the transactions contemplated by this Agreement.

Section 5.14    Investment Company Act. No Buyer Party is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.15    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (including any representation deemed to be made under Section 5.13 pursuant to Section 6.4(c)), no Buyer Party nor any other Person, including any Affiliate of any Buyer Party, makes or has made any other express or implied representation or warranty with respect to the Buyer Parties or with respect to any other information provided to the Partnership Parties, the Board, the Conflicts Committee or their respective Representatives in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including the Merger. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither the Buyer Parties nor any other Person will have or be subject to, and each Buyer Party disclaims, any Liability or other obligation to the Partnership Parties or any other Person resulting from the distribution or communication to the Partnership Parties, the Board or the Conflicts Committee (including their respective Representatives) of, or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated to the Partnership Parties, the Board, the Conflicts Committee or their respective Representatives in connection with the transactions contemplated by this Agreement or the other Transaction Documents, unless any such information is the subject of an express representation or warranty set forth in this Article V (including any representation deemed to be made under Section 5.13 pursuant to Section 6.4(c)). The Buyer Parties acknowledge and agree that, except for the representations and warranties contained in Article IV, the Buyer Parties have not relied on, and none of the Partnership Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Partnership Entities or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement and the other Transaction Documents or otherwise with respect to information provided by or on behalf of the Partnership Parties or any of their respective Affiliates or Representatives. Except as otherwise expressly set forth in this Agreement, the Buyer Parties understand and agree that any inventory, equipment, assets, properties and business of the Partnership Entities are furnished “AS IS,” “WHERE IS” and, subject to the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE VI

Additional Covenants and Agreements

Section 6.1    Preparation of the Partnership Proxy Statement and Schedule 13E-3; Partnership Shareholder Meeting.

(a)    As promptly as practicable following the date of this Agreement, the Partnership Parties and the Buyer Parties shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13E-3 under the Exchange Act, and the Partnership and Buyer shall prepare and the Partnership shall file with the SEC the Partnership Proxy Statement. Each of the Partnership and Buyer shall use its commercially reasonable efforts to cause the definitive Partnership Proxy Statement to be filed with the SEC and to cause the Partnership Proxy Statement to be mailed to the Shareholders as promptly as reasonably practicable after all comments received from the SEC or the staff of the SEC have been cleared. Each of the Parties shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon reasonable request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Proxy Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to a Party or any of their respective Affiliates, directors or officers, is discovered by another Party that should be set forth in an amendment or supplement to, the Partnership Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Shareholders. The Parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Proxy Statement, the Schedule 13E-3 or for additional information and each Party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership Parties, with the Buyer Parties’ cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Proxy Statement as promptly as reasonably practicable and shall respond (with the cooperation of, and after consultation with, each other as provided by this Section 6.1) as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Proxy Statement or the Schedule 13E-3 will be made by the Partnership without providing the Buyer Parties a reasonable opportunity to review and comment thereon, which comments the Partnership shall consider in good faith.

(b)    The Partnership shall, with the Buyer Parties’ cooperation, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Shareholders (including any postponements, adjournments or recesses thereof, the “Partnership Shareholder Meeting”) for the purpose of obtaining the Partnership Shareholder Approval. The Partnership shall, through the Conflicts Committee (unless the Conflicts Committee has made a Partnership Adverse Recommendation Change), recommend to the Shareholders approval of this Agreement and the Merger (collectively, the “Board Recommendation”) and use reasonable best efforts to obtain from the Shareholders the Partnership Shareholder Approval. Without limiting the generality of the foregoing, the Partnership shall promptly advise Buyer of any material communication received by the Partnership in writing after the date hereof from any Person related to any potential vote by a Significant Shareholder against the Merger. The Partnership Proxy Statement shall include a copy of the Partnership Fairness Opinion and the Board Recommendation. Without limiting the generality of the foregoing, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification by the Conflicts Committee of the Board Recommendation. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Shareholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Shareholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Shareholders prior to the Partnership Shareholder Meeting or (iv) if the Partnership has delivered any notice contemplated by Section 6.1(e) and the time periods contemplated by Section 6.1(e) have not expired; provided, however, that in the case of the circumstances described in clauses (i), (ii), (iii) and (iv), the Partnership shall (x) be required to postpone or adjourn the Partnership Shareholder Meeting to the extent requested by Buyer, for a total period not in excess of 20 Business Days, subject to clause (y), and (y) not be permitted to postpone or adjourn the Partnership Shareholder Meeting to a date after the date that is two Business Days prior to the Outside Date.

(c)    Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership, with the Buyer Parties’ cooperation, shall submit this Agreement to the Shareholders for approval at the Partnership Shareholder Meeting even if the Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

(d)    Except as expressly permitted by this Section 6.1, the Partnership Parties shall not, and shall cause their respective Subsidiaries and their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Buyer Parties, the Board Recommendation or (ii) fail to include the Board Recommendation in the Partnership Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”).

(e)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Shareholder Approval, and subject to compliance in all material respects with this Section 6.1(e), the Conflicts Committee may make a Partnership Adverse Recommendation Change if the Conflicts Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Partnership Adverse Recommendation Change would be inconsistent with its duties under applicable Law, as modified by the Partnership Agreement, provided, however, that any Partnership Adverse Recommendation Change shall have no effect on the validity of the Special Approval granted by the Conflicts Committee, which shall remain in full force and effect for all purposes under the Partnership Agreement and, further provided, however that the Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i)    the Conflicts Committee has provided prior written notice to Buyer specifying in reasonable detail the reasons for such action at least three Business Days in advance of its intention to make a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given if there are fewer than three Business Days prior to the expected date of the Partnership Shareholder Approval, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii)    during the Partnership Notice Period, the Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Buyer in good faith (to the extent Buyer desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with the Conflicts Committee’s duties under applicable Law, as modified by the Partnership Agreement, provided, however, that the Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Buyer in determining whether to make a Partnership Adverse Recommendation Change.

Section 6.2    Conduct of Business. Prior to the Closing Date, the Partnership GP shall, and shall cause the other Partnership Entities to, operate in the ordinary course of business consistent with past practices except as prohibited by applicable Law or as otherwise contemplated by this Agreement or any of the other Transaction Documents. Except (1) as provided in this Agreement or any of the other Transaction Documents, (2) as described on Section 6.2 of the Partnership Disclosure Schedule, (3) as required by applicable Law, (4) as consented to in writing by Buyer (such consent shall not be unreasonably withheld, delayed or conditioned) or (5) upon the request of the Buyer Parties pursuant to Section 6.4(c), prior to the Closing Date, the Partnership GP shall not, and shall cause the other Partnership Entities not to, as applicable:

(a)    amend the Organizational Documents of (i) the Partnership GP, the Partnership or TE or (ii) any other Partnership Entity if, in the case of this clause (ii), such amendment is adverse to the Buyer Parties or would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under this Agreement or materially impede their respective consummation or performance of the transactions or obligations under this Agreement;

(b)    declare or pay any distribution payable in cash, stock or property other than distributions by Subsidiaries of TEP to TEP or other wholly-owned Subsidiaries of TEP and any distributions in accordance with Section 6.17;

(c)    make or enter into any transaction or series of related transactions for the acquisition or disposition of assets or property or the expansion of, or other capital projects relating to, existing assets or properties that involves a total purchase price or cost exceeding $50,000,000 individually or in the aggregate;

provided, however, that nothing in this Section 6.2(c) shall be deemed to constitute a restriction on any expansion projects, capital projects and other authorizations for expenditure, in each case, approved prior to the date hereof, and authorized expenditures relating thereto or contemplated thereby shall not count toward the dollar limitation referenced in this Section 6.2(c);

(d)    split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any Partnership Entity’s capital stock or other equity interests;

(e)    enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization, in each case, to the extent such transaction would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under this Agreement or materially impede their respective consummation or performance of the transactions or obligations under this Agreement;

(f)    issue, deliver, grant, pledge, transfer, dispose of, encumber or sell any equity securities in any Partnership Entity (other than in connection with the Acquiror Credit Agreement); provided, however, that this Section 6.2(f) shall not restrict or limit the ability of any Partnership Entity to make equity grants pursuant to its or its Affiliates’ employee benefit plans as permitted pursuant to Section 6.2(h); provided, further, that nothing in this Section 6.2(f) shall be deemed to restrict the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Class A Shares or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any equity award holder’s termination of service);

(g)    repurchase, redeem or otherwise acquire any securities of any Partnership Entity;

(h)    grant any awards consisting of Class A Shares or other equity securities in any Partnership Entity under the Partnership LTIP, the Partnership GP LTIP or any other equity incentive plan other than (x) in the ordinary course of business consistent with past practice, (y) as retention incentives, or (z) the payment of bonuses in the form of equity-based awards;

(i)    waive, release, assign, settle or compromise any Proceedings to which a Partnership Entity is party seeking damages or an injunction or other equitable relief, which waiver, release, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(j)    create, assume, incur, modify, guarantee or otherwise become liable for, either directly or indirectly, any indebtedness (or increase the maximum amount that may be borrowed under any TEP Credit Agreement) except for indebtedness that does not exceed $25,000,000 individually or in the aggregate and does not violate the terms of any other then-existing indebtedness of any Partnership Entity; provided, however, that the borrowing of funds under the TEP Credit Agreement to fund (i) the working capital needs of the Partnership Entities set forth on Section 6.2(j) of the Partnership Disclosure Schedule, (ii) any activity, transaction or project that is not otherwise prohibited by this Section 6.2 or (iii) expenditures authorized in the annual budget made available to the Buyer Parties shall not count toward the dollar limitation referenced in this Section 6.2(j); provided, further that the Partnership GP shall not create, assume, incur or modify, either directly or indirectly, any indebtedness; or

(k)    (i) agree, in writing or otherwise, to take any of the foregoing actions, or (ii) take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under this Agreement or materially impede their respective consummation or performance of the transactions or obligations under this Agreement.

Section 6.3    Regulatory Approvals; Other Efforts Related to the Consummation of the Merger.

(a)    Each Party shall, and shall cause its respective Affiliates to, (i) make or cause to be made any filings to the extent required or requested of such Party or any of its Subsidiaries under any applicable Laws or by any Governmental Authority with competent jurisdiction with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable; (ii) reasonably cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with any other Party’s filings; (iii) use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Authority with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable (including, with respect to the Buyer Parties refraining from acquiring or seeking to acquire any entity or assets (other than pursuant to the transactions contemplated by this Agreement) that would present a material risk of delaying or making it more difficult to secure such Required Approvals); (iv) promptly inform the other Parties of (and, at any other Party’s reasonable request, supply to such other Party) any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of any applicable filings; (v) comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents, submissions or other materials; (vi) use commercially reasonable efforts to respond to and resolve any objections as may be asserted by any Governmental Authority with respect to this Agreement and the other Transaction Documents; and (vii) use commercially reasonable efforts to contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging this Agreement and the other Transaction Documents as violative of any Law. Notwithstanding anything to the contrary in this Section 6.3, materials and information provided to another Party or its outside counsel may be redacted, or to the extent reasonably necessary withheld entirely, (x) as necessary to comply with contractual arrangements (other than any contractual arrangements specifically entered into in order to avoid disclosure under this Section 6.3) and (y) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(b)    Notwithstanding anything herein to the contrary, in no event shall any of the Buyer Parties, any Sponsor, or any of their respective Affiliates be required to take or agree to take any of the following actions on behalf of themselves, the Partnership Parties or any of their respective Subsidiaries in order to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Governmental Authority with the authority to grant a Required Approval or otherwise clear, authorize or approve the consummation of the Merger, fails to do so by the Outside Date: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses; (ii) terminating existing relationships, contractual rights or obligations; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations or (v) effectuating any other change or restructuring of the Partnership Parties, the Buyer Parties, the Sponsors or any of their Affiliates (each a “Divestiture Action”). The Partnership Parties shall and shall cause their respective Subsidiaries to agree to take any Divestiture Action requested by Buyer if such actions are only effective after the Effective Time and conditioned upon the consummation of the Merger.

Section 6.4    Financing.

(a)    Prior to the Closing, each Partnership Entity shall use its reasonable best efforts to provide, and shall use reasonable best efforts to cause its Representatives to provide, such assistance with the Debt Financing as is reasonably requested by Buyer Parties, in each case, in connection with the arrangement of, and the satisfaction on a timely basis of all relevant conditions precedent to, the Debt Financing. Such assistance shall include, but not be limited to: (i) reasonable participation in, and assistance with, the preparation of the Marketing Material and rating agency presentations; (ii) reasonable participation by senior management of the Partnership Entities in a reasonable number of rating agency presentations, meetings with prospective lenders, road shows and drafting sessions, in each case upon reasonable prior notice and at times and locations to be mutually agreed in good faith; (iii) delivering the Financing Information to the Buyer Parties (and such other financial and operational information reasonably requested by the Buyer Parties or the Financing Sources, provided that, without limiting the requirement of the Partnership Entities to assist the Buyer Parties with the preparation of pro forma or projected financial information, the Partnership Entities shall not be responsible for the preparation of pro forma or projected financial information, which shall be prepared solely by Buyer Parties and the Partnership Entities shall have no liability with respect to such information prepared by the Buyer Parties) as promptly as reasonably practicable once available; (iv) delivering customary authorization letters authorizing the distribution of Marketing Material to prospective investors; (v) furnishing the Buyer Parties and the Financing Sources promptly, and, in any event, at least four Business Days prior to the Closing Date, with all documentation and other information in respect of the Partnership Entities that any Debt Financing Source has requested in writing at least nine Business Days prior to the Closing Date that is required by Governmental Authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and (vi) assisting the Buyer Parties in connection with the preparation by Buyer Parties of the Debt Financing Documents (including executing and delivering the Debt Financing Documents with respect thereto) and the borrowing of loans including by causing the Organizational Documents of the Partnership Entities to be amended in a manner to permit or facilitate the Debt Financing; and (vii) cooperating with any due diligence in connection with an offering of debt securities, to the extent customary and reasonable, and (viii) (x) causing (or, in the event the Debt Financing does not include an offering of debt securities, using commercially reasonable efforts to cause) the independent accountants of the Partnership Entities to provide assistance and cooperation to the Buyer Parties in connection with the Debt Financing, including causing (or, in the event the Debt Financing does not include an offering of debt securities, using commercially reasonable efforts to cause) such independent accountants to (A) deliver customary comfort letters (including customary “negative assurance” statements), (B) provide customary consents to use their audit reports on the audited financial statements provided as part of the Financing Information and (C) cause their participation in accounting due diligence sessions and assistance with any pro forma financial statements as required pursuant the Debt Commitment Letter, (y) issuing any customary representation letters to its independent accountants in connection with any financial statements included in any offering documents in respect of the Debt Financing and (z) cooperating with the Buyer Parties’ legal counsel in connection with any legal opinions that such counsel may be required to deliver in connection with the Debt Financing. Information provided by the Partnership Entities in connection with the Debt Financing shall only be provided to sources or potential sources of financing and rating agencies that have agreed to be bound by customary confidentiality provisions reasonably acceptable to the Partnership Entities. The Partnership Entities hereby consent to the use of all of the Partnership Entities’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Partnership Entities, their respective Affiliates or their respective business, or the reputation or goodwill thereof. The Buyer Parties acknowledge and agree that the obtaining of the Debt Financing shall not constitute a condition to the Buyer Parties obligation to close the transactions contemplated by this Agreement. For the avoidance of doubt, the Partnership Entities assistance obligations pursuant to this clause (a) shall apply to any Debt Financing contemplated under the Alternative Debt Commitment Letter or Incremental Facility Amendment in addition to the Debt Commitment Letter and shall include obligations to assist the Buyer Parties in connection with the granting of a security interest (and perfection thereof) in the equity interests of the Partnership Entities that are to be pledged as “collateral” thereunder, including (x) requesting that the transfer agent with respect to the applicable Partnership Entity make any applicable notations in the equity register of the applicable Partnership Entity reflecting the pledge of its equity interests that constitute “collateral” in favor of the Debt Financing Sources or an agent or trustee on their behalf if required or, if certificated, delivering duly executed stock certificates to, or at the direction of, the Buyer Parties with respect to the applicable Partnership Entity on the Closing Date.

(b)    In connection with the cooperation contemplated in Section 6.4(a) and notwithstanding anything to the contrary therein, (i) no Partnership Entity or any of its Affiliates or any of their respective equityholders or governing bodies shall be required to pass resolutions or consents to approve or authorize the execution of the

Debt Financing Documents or execute or deliver any certificate, document, instrument or agreement in connection therewith or the Financing that is effective prior to the Closing Date (except for (a) the authorization letters set forth in Section 6.4(a)(iv) and (b) customary representation, authorization and comfort letters, purchase, underwriting or private placement agreements and other Debt Financing Documents in respect of an offering or private placement of senior unsecured notes or other debt securities); (ii) no obligation of any Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives under any certificate, document, instrument or agreement, entered into pursuant to the foregoing shall, without such Person’s prior express written consent, be effective until Closing (except for (a) the authorization letters set forth in Section 6.4(a)(iv) and (b) customary representation, authorization and comfort letters, purchase, underwriting or private placement agreements and other Debt Financing Documents in respect of an offering or private placement of senior unsecured notes or other debt securities); (iii) no Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives shall be required to pay any commitment or other similar fee, or incur any other cost or expense or Liability (except for any cost or expense that is subject to the expense reimbursement provision expressly set forth in Section 6.4(e)), in connection with the Debt Financing; (iv) no such cooperation shall be required to the extent that any such action, in the good faith determination of any Partnership Entity, would unreasonably interfere with the ongoing business or operations of any Partnership Entity or any of its Affiliates; (v) no Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives shall be required to deliver any information if it is not reasonably available to it or prepared in the ordinary course of its business; (vi) no Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives shall be required to deliver any certificate, document, instrument or agreement if any representation and warranty or certification set forth therein would be inaccurate in any material respect or would reasonably be expected to result in personal liability; and (vii) no such cooperation shall be required to the extent it would reasonably be expected to conflict with or violate any Law, or result in the contravention of, or result in a violation or breach of, or default under, any Contract of any Partnership Entity or this Agreement. For the avoidance of doubt, the limitations set forth in this clause (b) shall apply to any Debt Financing contemplated under the Alternative Debt Commitment Letter or Incremental Facility Amendment in addition to the Debt Commitment Letter.

(c)    The Buyer Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to arrange, consummate and obtain the Financing (to the extent contemplated by the Commitment Letters to be funded on the Closing Date) on the Closing Date on terms and conditions no less favorable to the Buyer Parties than the terms and conditions described in the Commitment Letters. Such actions shall include, but not be limited to, using reasonable best efforts to: (i) maintain in effect the Commitment Letters, provided that the Buyer Parties may replace, amend or terminate the Debt Commitment Papers (including adding new lenders, lead arrangers, bookrunners, syndication agents or similar entities to the Debt Commitment Papers pursuant to the terms thereto) in accordance with this Section 6.4(c) and Section 6.4(d); (ii) ensure the participation by senior management of Buyer Parties in, and assistance by senior management of the Buyer Parties with, the preparation of rating agency presentations and meetings and meetings with prospective lenders; (iii) cause the Equity Financing to be consummated upon satisfaction of the conditions set forth in the Equity Commitment Letter; (iv) satisfy on a timely basis all Financing Conditions (unless such conditions are waived) that are within Buyer Parties’ or their respective Affiliates’ control; (v) negotiate, execute and deliver Debt Financing Documents on terms no less favorable to the Buyer Parties than the terms contained in the Debt Commitment Papers (including any “market flex” provisions of the Fee Letter) and (vi) diligently and in good faith enforce its rights under the Commitment Letters. In the event that all conditions contained in the Commitment Letters have been satisfied (or upon funding will be satisfied) and all closing conditions contained in Article VII of this Agreement have been satisfied (other than those conditions which by their terms are only capable of being satisfied at the Closing) or waived, to the extent permitted by applicable Law, by the Party entitled to the benefit thereof, each Buyer Party shall use its reasonable best efforts (including by taking enforcement action) to cause the Financing to be funded on the Closing Date. Buyer Parties shall not, without the prior written consent of the Partnership Parties (not to be unreasonably withheld, conditioned or delayed), permit any amendment, supplement or modification to, or any waiver of any provision or remedy under, or replace, or enter into any other agreements, side letters or arrangements relating to, (x) the Equity Commitment Letter or (y) the Debt Commitment Papers, if such amendment, supplement, modification, waiver, replacement or other agreements, side letters or arrangements (provided that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Papers) to the Debt Commitment Papers would (A) reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur, (B) reduce the aggregate amount of the Financing from that contemplated in the Commitment Letters to an amount that, when taken together with the availability for borrowings under the TEP Credit Agreement to fund a portion of the Merger Consideration is less than the Required Amount, (C) materially and adversely affect the ability of the Buyer Parties to enforce their rights against any of the other parties to the Commitment Letters as so amended, supplemented, modified, waived or replaced, relative to the ability of the Buyer Parties to enforce their rights against any of such other parties to the Commitment Letters as in effect on the date hereof or (D) add new or additional conditions, or otherwise expand upon the conditions precedent to the Financing as set forth in the Commitment Letters, or modify the terms of the Financing, in a manner that would reasonably be expected to materially prevent, impede or delay the timely funding of the Required Amount on the Closing Date or the consummation of the transactions contemplated by this Agreement (the “Prohibited Conditions”); provided that, notwithstanding the foregoing (1) the Buyer Parties may (but shall be under no obligation to) terminate the Debt Commitment Letter if (x) the Buyer Parties elect to replace the Debt Commitment Letter with the Alternative Debt Commitment Letter (provided that at the time of such replacement, the Alternative Debt Commitment Papers shall not have been amended, supplemented or modified in a manner that would be prohibited by this Section 6.4(c) as if the provisions herein referred to the Alternative Debt Commitment Papers), or (y)(I) the Incremental Facility Amendment has been obtained in replacement thereof, in an amount such that, when taken together with the amount of the Equity Financing and the availability for borrowings under the TEP Credit Agreement to fund a portion of the Merger Consideration, is equal to at least the Required Amount, (II) the incurrence of loans under the Incremental Facility Amendment shall otherwise be on terms (including structure, covenants and pricing) not materially less favorable to the Buyer Parties than the terms and conditions set forth in the Debt Commitment Letter (including any “market flex” provisions contained in the Fee Letter), (III) the Buyer Parties provide the Incremental Facility Amendment to the Partnership Parties, (IV) the incurrence of loans under the Incremental Facility Amendment shall not be subject to any conditions that could reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur or that could reasonably be expected to materially prevent, impede or delay the timely funding of the Required Amount on the Closing Date or the consummation of the transactions contemplated by this Agreement and (V) delivery of the Incremental Facility Amendment shall be deemed a representation by the Buyer Parties under Section 5.13 that as of the date of delivery of the Incremental Facility Amendment (i) the Buyer Parties do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing needed to pay the Required Amount (taking into account the availability of borrowings under the TEP Credit Agreement to fund a portion of the Merger Consideration) will not be available to the Buyer Parties on or prior to the Closing Date and (ii) no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of the Buyer Parties under the terms and conditions of such Debt Commitment Papers and (2) the Buyer Parties may reduce the amount of the Equity Financing, so long as (x) when taken together with the amount of the Debt Financing (including pursuant to any Incremental Facility Amendment as permitted hereinabove), the aggregate amount of financing, when taken together with the availability for borrowings under the TEP Credit Agreement to fund a portion of the Merger Consideration, is equal to at least the Required Amount, (y) such reduction does not make satisfaction of the conditions precedent to funding of the Financing less likely to occur and (z) the Buyer Parties do not have any reason to believe that the full amount of the Financing needed to pay the Required Amount will not be available to the Buyer Parties on or prior to the Closing Date. Upon any such amendment, supplement, modification, waiver or replacement of the Debt Commitment Papers (including pursuant to the Alternative Debt Commitment Letter or an Incremental Facility Amendment) in accordance with this Section 6.4(c) or Section 6.4(d) below, the Buyer Parties shall promptly deliver to the Partnership Entities a true and complete copy thereof, and the terms “Debt Commitment Letter,” “Debt Commitment Papers” and “Debt Financing” shall refer to the Debt Commitment Papers as so amended, supplemented, modified, waived or replaced (including under the Alternative Debt Commitment Letter or an Incremental Facility Amendment, as applicable) and the Debt Financing contemplated thereby. Upon any termination and replacement of the Debt Commitment Letter in accordance with this Section 6.4(c), all obligations of the Buyer Parties and the Partnership Entities under this Agreement with respect thereto shall terminate. The Buyer Parties shall keep the Partnership Entities informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange and obtain any Financing upon written request by the Partnership Entities therefor.

(d)    The Buyer Parties shall give the Partnership Entities prompt written notice of (i) any material breach, default, termination or written repudiation by any party to the Commitment Letters of which any Buyer Party or any of its Affiliates becomes aware; (ii) the receipt by the Buyer Parties of any written notice or other written communication from any Financing Source with respect to any actual or potential breach, default, termination or written repudiation by such party to the Commitment Letters, or of any provisions thereto; and (iii) the occurrence of any event or development that the Buyer Parties expect to have an adverse impact on the ability of the Buyer Parties to obtain the timely funding of the Required Amount on the Closing Date or to consummate the transactions contemplated by this Agreement. As soon as reasonably practicable, but in any event within three Business Days of the date the Partnership Entities deliver to the Buyer Parties a written request, the Buyer Parties shall provide any information reasonably requested by the Partnership Entities relating to any circumstance referred to in the immediately preceding sentence. Without limiting Buyer Parties’ obligations hereunder, if any portion of the Debt Financing becomes unavailable or Buyer Parties (other than pursuant to a termination and replacement of the Debt Commitment Letter permitted under Section 6.4(c)) become aware of any event or circumstance that makes any portion of the Debt Financing unavailable, in each case, on the terms and conditions contemplated in the Debt Commitment Papers, each Buyer Party shall (A) notify the Partnership Entities of the occurrence thereof and the reasons therefor on a reasonably prompt basis; (B) use its reasonable best efforts to obtain, as promptly as practicable after the occurrence of such event, alternative financing from the same or alternative financing sources (1) in an amount at least equal to the amount of the Debt Financing or such unavailable portion thereof (in each case, after giving effect to any increase, if any, in the amount of the equity financing to be provided pursuant to the Equity Commitment Letter) and (2) which alternate financing shall not be subject to any conditions precedent that would constitute Prohibited Conditions and shall otherwise be on terms (including structure, covenants and pricing) (x) not materially less favorable to the Buyer Parties than the terms and conditions set forth in the Commitment Letters (including any “market flex” provisions contained in the Fee Letter) and (y) not materially less favorable to the parties to the Equity Commitment Letter (including after taking into account impact of any structure, covenants and pricing on such parties’ expected post-Closing restructuring transactions) than the terms and conditions set forth in the Commitment Letters (including any “market flex” provisions contained in the Fee Letter) (it being understood that the parties to the Equity Commitment Letter have not, by Buyer’s entry into the Alternative Debt Commitment Letter, determined that any alternative financing thereunder would satisfy the provisions of this clause (2); (C) keep the Partnership Entities reasonably informed on a current basis of the status of their efforts to consummate such alternative financing; and (D) provide the Partnership Entities with true and complete fully executed copies of the documentation with respect to any new financing. Neither the Buyer Parties nor any of their respective Affiliates shall amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters except as provided herein. Notwithstanding the foregoing, in no event shall the Buyer Parties be under any obligation to disclose any information that may not be disclosed in accordance with the requirements of applicable Law.

(e)    The Buyer Parties shall, upon request by any Partnership Entity, its current and future Affiliates, and each of their respective current and future direct and indirect equityholders, members, partners and Representatives (collectively, the “Partnership Indemnified Parties”), or any Partnership Entity, reimburse such Partnership Indemnified Parties or Partnership Entities, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by such Partnership Indemnified Parties or Partnership Entities, as applicable, including reasonable attorney’s fees and accountants’ fees, in connection with cooperation required under or with respect to requests made under this Section 6.4 (including this Section 6.4(e)); provided that no such reimbursement shall be required to be made until the earlier of (x) the Closing Date or (y) 10 Business Days following the termination of this Agreement in accordance with Article VIII. This Section 6.4(e) shall survive the consummation of the transactions contemplated by this Agreement and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, each of the third party beneficiaries hereto. The Buyer Parties shall indemnify and hold harmless the Partnership Indemnified Parties and the Partnership Entities from and against any and all Losses suffered or incurred by them in connection with the arrangement and completion of any Financing, capital markets transactions or related transactions in connection with financing the transactions contemplated by this Agreement and the other Transaction Documents, and the performance of their respective obligations under this Section 6.4 (including any action taken in accordance with this Section 6.4(e)) and any information utilized in connection therewith; provided, however, that the foregoing obligations to any Partnership Indemnified Party shall not apply to any information provided by the Partnership Entities or their Affiliates or other Representatives or to any Losses incurred (i) as a result of the willful misconduct or gross negligence of any such Partnership Indemnified Party or (ii) arising out of any material misstatement or omission of information provided hereunder by any such Partnership Indemnified Party.

Section 6.5    Public Announcements. Except in connection with a Partnership Adverse Recommendation Change, the Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and none of the Buyer Parties and their Affiliates, on the one hand, nor the Partnership Parties and their Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified the Buyer Parties, on the one hand, or the Partnership Parties, on the other hand, and provided such Parties with, if legally permitted and practically possible, a reasonable time period to review and comment thereon and give due consideration to any reasonable comments thereto; provided that “a reasonable time period” shall in all cases require a Party to inform the other Party with sufficient time to allow such other Party to timely announce publicly or file any reports with the SEC as required under the Exchange Act or the Securities Act or any applicable requirements of a national securities exchange; provided, further, that in connection with a Partnership Adverse Recommendation Change, any public announcement, statement or other disclosure shall be provided to the Buyer Parties a reasonable period of time prior to issuance, but the Buyer Parties and their Affiliates shall not have any right hereunder to comment thereon prior to issuance, and the Conflicts Committee shall have no obligation to consider any such comments. Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby that are not materially inconsistent with, and do not contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 6.5.

Section 6.6    Access to Information; Confidentiality.

(a)    From the date hereof until the Closing Date, the Partnership Parties shall provide the Buyer Parties and their Affiliates and Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Partnership Entities; provided that such access does not unreasonably interfere with the normal operations of any of the Partnership Entities. Nothing set forth in this Agreement shall require any Partnership Entity to, (x) allow the Buyer Parties and their Affiliates or Representatives to, and the Buyer Parties and their Affiliates and Representatives shall not, conduct any sampling, boring drilling or other invasive investigation activities with respect to soil, groundwater or other media, including any Phase II Environmental Site Assessments, (y) provide the Buyer Parties and their Affiliates or Representatives with any information regarding the Partnership Entities’ businesses, assets, financial performance or condition or operations not involving the Partnership Entities, or (z) provide access to or disclose information where such access or disclosure would jeopardize any attorney-client privilege otherwise applicable with respect to such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date hereof by the Partnership Entity providing such information. The Buyer Parties shall, at their sole cost and expense and without any cost and expense to the Partnership Entities, restore the properties and assets of the Partnership Entities to at least the same condition they were in prior to the commencement of any access provided to the Buyer Parties and their Affiliates and Representatives, including repair of any damage done or resulting from such access.

(b)    Each Party agrees that it shall, and shall use commercially reasonable efforts to cause its Affiliates and Representatives to, (x) not use any information obtained pursuant to this Section 6.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement (including the obtaining of any financing therefor) and the other Transaction Documents and (y) hold all information and documents obtained pursuant to this Section 6.6 in confidence; provided, however, the foregoing restrictions shall not apply to any information obtained pursuant to this Section 6.6 to which such Party was, prior to the execution of this Agreement, entitled to receive pursuant to applicable Law, any contract or agreement other than this Agreement or, in the case of Affiliates of the Buyer Parties, generally have access to in their capacity as direct or indirect owners of the Partnership GP. No investigation by any Party of the business and affairs of another Party shall affect, or be deemed to modify or waive, any representation, warranty, covenant or other agreement in this Agreement, or the conditions to any Party’s obligation to consummate the transactions contemplated hereby.

Section 6.7    Indemnification and Insurance.

(a)    From and after the Closing, the Buyer Parties and the Surviving Entity jointly and severally agree (i) to indemnify and hold harmless each Covered Person (as defined below) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, relating to or arising out of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, in which any such Covered Person may be involved, as a party or otherwise, by reason of its status as a Covered Person and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership, and (ii) to advance to such Covered Person expenses (including legal fees and expenses) incurred by such Covered Person in connection therewith, in the case of each of clauses (i) and (ii), to the same extent provided in, and in accordance with, the Organizational Documents of the Partnership Entities as of the execution date of this Agreement.

(b)    The Buyer Parties agree that all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of (x) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Closing Date becomes, an officer, director or manager of any Partnership Entity or (y) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Closing Date serves, at the request of any Partnership Entity as an officer, director, member, general partner, fiduciary or trustee of another Person (other than Persons solely providing, on a fee-for-services basis, trustee, fiduciary or custodial services) (each, a “Covered Person”), as provided in the respective Organizational Documents of such Partnership Entities in effect as of the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.7(a) of the Partnership Disclosure Schedule, shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the Closing Date, and the Buyer Parties shall cause each Partnership Entity to honor and maintain in effect all such rights to indemnification, exculpation and advancement of expenses, elimination of Liability and exculpation from liabilities during such period. For a period of not less than six years, the Buyer Parties shall not, and shall not cause or permit any Partnership Entity to, amend, restate, waive or terminate any Organizational Document of the Partnership Entities in any manner that would adversely affect the indemnification or exculpation rights of any such Covered Person.

(c)    The Buyer Parties covenant and agree that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, with respect to each Covered Person, including, for the avoidance of doubt, any such director, manager or officer that resigned or was removed effective as of the

Closing pursuant to this Agreement, the Buyer Parties shall cause such applicable Partnership Entity (i) to continue in effect the current fiduciary liability insurance policy or policies that such Partnership Entity has as of the date of this Agreement, or (ii) upon the termination or cancellation of any such policy or policies, (A) to provide fiduciary liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (B) to provide a “tail” or runoff policy (covering all claims, whether choate or inchoate, made during such six year period), in each case, providing coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing that is no less advantageous to each such Covered Person (including policy limits, exclusions and scope) as in existence as of the date of this Agreement covering such acts, events, occurrences or omissions under the fiduciary liability insurance or similar policy maintained by the Partnership Entities as of the date of this Agreement; provided that Buyer Parties and the Partnership Entities shall not be required to pay premiums for such insurance policy in excess of 300% of the current premium for such coverage, but shall purchase as much of such coverage as possible for such applicable amount.

(d)    In the event that any Buyer Party or any Partnership Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 6.7.

(e)    The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years; provided, however, that in the event that any claim or claims for indemnification or advancement of expenses set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until the disposition of such claims. The provisions of this Section 6.7 (i) are expressly intended to benefit each Covered Person, (ii) shall be enforceable by any Covered Person and its heirs and representatives against the Partnership Entities and the Buyer Parties, and (iii) shall be in addition to any other rights such Covered Person or its heirs and representatives have under the Organizational Documents of any Partnership Entity or applicable Law.

(f)    This Section 6.7 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of a Covered Person as provided herein except with the prior written consent of such Covered Person.

Section 6.8    Fees and Expenses. Except as otherwise provided in Section 6.4(e) and Section 8.2, all fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, shall be the obligation of the respective Party incurring such fees and expenses.

Section 6.9    Section 16 Matters. Prior to the Effective Time, the Partnership Parties shall, with the Buyer Parties’ cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Shares (including derivative securities with respect to Shares) or acquisitions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10    Termination of Trading and Deregistration. The Partnership will cooperate with Buyer and use commercially reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable

(a) the delisting of the Class A Shares from the NYSE and the termination of trading of the Class A Shares on the Closing Date and (b) the deregistration of the Class A Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11    Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, neither the Partnership GP nor any Buyer Party shall, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee, or remove or cause the removal of any member of the Board that is a member of the Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the Board, including the affirmative vote of each of the other members of the Conflicts Committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12    Tax Matters. For U.S. federal income and applicable state and local Tax purposes, the Parties agree that (a) the Debt Financing, if consummated, shall be treated as a borrowing made directly by the Partnership, (b) Buyer shall be disregarded as a transitory entity, (c) the Buyer Limited Partners as of immediately prior to the Effective Time shall be treated as purchasing Class A Shares, and (d) the holders of Class A Shares (other than Sponsor Shares) shall be treated as receiving the Merger Consideration in exchange for or with respect to their Class A Shares. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.13    Takeover Statutes. The Partnership Parties and Buyer shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute or Law on the transaction.

Section 6.14    Reserved.

Section 6.15    Notification of Certain Matters. Each of the Partnership Parties and Buyer Parties shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such Party to consummate the Merger or comply with its respective obligations under this Agreement or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect, (c) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a Partnership Material Adverse Effect or (d) any notice or other communication received from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to cause any of the conditions to the Closing set forth in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed.

Section 6.16    Transaction Litigation. The Partnership shall give Buyer prompt notice and the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership Parties or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.17    Distributions.

(a)    From and after the date of this Agreement until the earlier of the Closing or the termination hereof, (i) the Board shall not declare and the Partnership shall not pay any cash distributions in respect of the Class A Shares and (ii) the Partnership shall not, in its capacity as the Managing Member of TE, declare and the Partnership shall not permit TE to pay any cash distributions in respect of TE Units, in the case of each of (i) and (ii), without the prior written consent of Buyer.

(b)    From and after the date of this Agreement until the earlier of the Closing (and, if applicable, the payment of any distributions required by Section 6.17(c)) and the termination hereof (and, if applicable, the payment of any distributions required by Section 6.17(d)), the Partnership shall cause TEP GP to, in accordance with the TEP Partnership Agreement, declare and pay distributions of all Available Cash (as such term is defined in the TEP Partnership Agreement) on a quarterly basis (any such amounts actually paid, the “TEP Interim Distributions”). The Partnership shall cause any TEP Interim Distributions to be further distributed, as necessary, to TE, and cause TE to deposit all such TEP Interim Distributions into a segregated bank account that solely holds TEP Interim Distributions, together with any interest earned thereon (the “Distribution Account”). The Partnership shall cause all TEP Interim Distributions and any interest earned thereon to be held in the Distribution Account and not used for any other purpose unless and until such amounts are distributed in accordance with Section 6.17(c) or Section 6.17(d), as applicable. Prior to the distribution of any TEP Interim Distributions in accordance with Section 6.17(c) or Section 6.17(d), the Partnership shall cause TE to not take any action that would result in any Encumbrance being placed on the TEP Interim Distributions or any other amounts in the Distribution Account, other than Permitted Encumbrances.

(c)    In the event Closing occurs, the Board and the Partnership shall take all necessary actions such that (i) TE shall distribute all amounts held in the Distribution Account to the holders of TE Units in accordance with the provisions of the TE LLC Agreement and (ii) after receipt of any distributions from TE pursuant to clause (i), the Partnership shall distribute the portion of any amounts received pursuant to clause (i) attributable to the Sponsor Shares that are Class A Shares to the holders of the Sponsor Shares, all in accordance with the Partnership Agreement.

(d)    In the event this Agreement is terminated in accordance with Section 8.1, the Board and the Partnership shall take all necessary actions such that, as promptly as practicable following such termination, (i) TE distributes all amounts held in the Distribution Account to the holders of TE Units in accordance with the provisions of the TE LLC Agreement that the Board determines would have otherwise been distributed to holders of TE Units if not for the restrictions on distributions set forth in this Agreement and (ii) the Board declares and the Partnership distributes all amounts received pursuant to clause (i) to the holders of Class A Shares of the Partnership as of a record date determined by the Board, all in accordance with the Partnership Agreement.

Section 6.18    Standstill. From the date hereof until the Closing or the termination of this Agreement, each Buyer Party agrees that it shall not, directly or indirectly, without the prior consent of the Conflicts Committee:

(a)    acquire, agree to acquire or make any proposal or offer to acquire (except as contemplated by this Agreement and the other Transaction Documents or in connection with any management rollover or similar transactions), any additional securities or property of or interests in any Partnership Entity;

(b)    enter into, or make any proposal or offer to any third party with respect to (except as contemplated by this Agreement and the other Transaction Documents), any merger, consolidation, business combination, reorganization or similar transaction involving the Partnership or any of its Subsidiaries, to the extent any such transaction would occur prior to Closing;

(c)    amend or propose to amend (x) the Partnership Agreement or other Organizational Documents of the Partnership or (y) the Organizational Documents of any other Partnership Entity, in each case to the extent such amendments would occur prior to Closing;

(d)    make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in Regulation 14A promulgated under the Exchange Act) or vote or consent, or enter into or seek to enter into any agreement, arrangement or understanding with, or seek to advise or influence, another Person with respect to the voting of, or granting of a consent with respect to, any securities of or interests in any Partnership Entity, other than, in each case, in connection with the transactions contemplated by this Agreement and the other Transaction Documents or to the extent any such action would not reasonably be expected to materially impede, hinder or delay the transactions contemplated by this Agreement;

(e)    cause the Partnership GP or the Partnership or any other Partnership Entity to issue any additional securities or interests (other than the issuance of securities issued on account of awards (x) outstanding under any Partnership Benefit Plan existing as of the date of this Agreement or (y) granted under any Partnership Benefit Plan after the date of this Agreement in accordance with the terms hereof);

(f)    disclose any intention, plan or arrangement inconsistent with the foregoing; or

(g)    propose, agree to, promote, solicit or publicly announce its willingness to undertake or support any of the foregoing, or advise, assist or encourage any other Person in connection with any of the foregoing.

Section 6.19    Further Assurances; Commercially Reasonable Efforts. From and after the execution date of this Agreement, upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable (but in any event before a termination of this Agreement) and (b) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, or seek to have lifted or rescinded any Restraint or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents. Without limiting the foregoing but subject to the other terms of this Agreement, the Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, nothing in this Agreement will require any Party to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

ARTICLE VII

Conditions Precedent

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Partnership Shareholder Approval. The affirmative vote or consent in favor of the approval of this Agreement and the Merger by the holders of the majority of the issued and outstanding Class A Shares and Class B Shares, voting together as a single class (the “Partnership Shareholder Approval”).

(b)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

(c)    Regulatory Approvals. Any Required Approvals shall have been obtained and shall be in full force and effect.

Section 7.2    Conditions to Obligations of Buyer to Effect the Merger. The obligations of Buyer to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Partnership Parties contained in Sections 4.1, 4.2, 4.4 and 4.18(d) shall be true and correct in all material respects, (ii) the representations and warranties of the Partnership Parties contained in Section 4.3 shall be true and correct except for any de minimis inaccuracies, and (iii) the other representations and warranties of the Partnership Parties contained in Article IV of this Agreement shall be true and correct, in each of clauses (i), (ii) and (iii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)    Performance of Obligations of the Partnership Parties. Each Partnership Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    No Partnership Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership Entities that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(d)    Certificate. Buyer shall have received a certificate of an authorized executive officer of the Partnership GP, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled.

Section 7.3    Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Buyer Parties contained in Sections 5.1, 5.3, 5.4, 5.6, 5.11(a), 5.12 and 5.13 (including any representation deemed to be made under Section 5.13 pursuant to Section 6.4(c)) shall be true and correct in all material respects, and (ii) the other representations and warranties of the Buyer Parties contained in Article V of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)    Performance of Obligations of the Buyer Parties. Each Buyer Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Certificate. The Partnership shall have received a certificate of an authorized executive officer of Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.

ARTICLE VIII

Termination

Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)    by the mutual written consent of the Partnership and Buyer;

(b)    by either of the Partnership (acting in accordance with the last sentence of Section 9.2) or Buyer:

(i)    if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to the Partnership or Buyer, as applicable, if such Restraint was primarily due to the failure of, in the case of the Partnership, either Partnership Party, and in the case of Buyer, any Buyer Party, to perform in all material respects any of its obligations under this Agreement;

(ii)    if the Closing shall not have been consummated on or before July 16, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Buyer, as applicable, if the failure of the Closing to occur by the Outside Date was primarily due to the failure of, in the case of the Partnership, either Partnership Party, and in the case of Buyer, any Buyer Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing; or

(iii)    if the Partnership Shareholder Meeting shall have concluded and the Partnership Shareholder Approval shall not have been obtained.

(c)    by Buyer:

(i)    if a Partnership Adverse Recommendation Change shall have occurred, unless the Partnership Shareholder Approval shall have occurred; or

(ii)    if either Partnership Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership Parties set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership Parties within the earlier of (x) 30 days following receipt of written notice from Buyer of such breach or failure or (y) the Outside Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any Buyer Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)    by the Partnership (acting in accordance with the last sentence of Section 9.2) if any Buyer Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or the Support Agreement (or if any such representations or warranties of the Buyer Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured, or is not cured, by the Buyer Parties within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if either Partnership Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(e)    by the Partnership, if (i) at least two Business Days have elapsed since the Marketing Period ended and all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than such conditions that by their nature are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, provided such conditions are capable of being satisfied if the Closing Date were the date of delivery of the Closing Failure Notice but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.2, (ii) the Partnership GP has confirmed by irrevocable written notice delivered to Buyer that (x) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that the Partnership has irrevocably waived any unsatisfied conditions in Section 7.3 and (y) each Partnership Party stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five Business Day period immediately thereafter (such notice, a “Closing Failure Notice”) and (iii) Buyer fails to consummate the transactions contemplated hereby (including the Closing) within such five Business Day period after the date of the delivery of a Closing Failure Notice.

Section 8.2    Effect of Termination; Termination Fees.

(a)    In the event that this Agreement is terminated as provided in Section 8.1, then this Agreement shall forthwith become null and void and of no further force and effect (except for the provisions of Article I, Section 6.7(a), Section 6.7(b), Section 6.8, Section 6.17 this Section 8.2, Section 9.6, Section 9.7, Section 9.8, Section 9.9, and Section 9.11), and each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and the Parties shall have no further Liability hereunder (except pursuant to Section 6.7(a), Section 6.7(b), Section 6.17, this Section 8.2 and Section 9.8); provided, subject to Section 8.2(e), that nothing in this Section 8.2 shall relieve any Party of any Liability for fraud or a willful breach of this Agreement.

(b)    In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii), then, the Partnership shall promptly, but in no event later than 10 Business Days after the date of such termination, cause TE to pay to Buyer or its designee an amount in cash equal to $70,000,000 (the “Partnership Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by Buyer in writing.

(c)    In the event that this Agreement is terminated by the Partnership pursuant to Section 8.1(d) or Section 8.1(e), or is terminated by the Partnership or Buyer pursuant to Section 8.1(b)(ii) at a time when the Partnership could have terminated the Agreement pursuant to Section 8.1(d) or Section 8.1(e), then, in any such case, Buyer or its designee shall promptly, but in no event later than 10 Business Days after the date of such termination, pay or cause to be paid to the Partnership or its designee an amount in cash equal to $105,000,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by the Partnership in writing.

(d)    It is agreed that the agreements contained in this Section 8.2 are an integral part of this Agreement and without these agreements, the Parties would not have entered into this Agreement. The Partnership Termination Fee and the Buyer Termination Fee are intended to be liquidated damages (and not a penalty). Accordingly, if the Partnership or Buyer fails to pay or cause to be paid the Partnership Termination Fee or the Buyer Termination Fee, respectively, pursuant to this Section 8.2 on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, the Partnership or Buyer, as applicable, commences a Proceeding that results in a final, nonappealable judgment against Buyer or the Partnership for any payment of the Partnership Termination Fee or the Buyer Termination Fee pursuant to this Section 8.2, Buyer or the Partnership, as applicable shall pay, or cause to be paid, to the other Party, interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to the Partnership or Buyer, as applicable, or their respective designee, and the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Partnership or Buyer, as applicable, in connection with such Proceeding.

(e)    The Parties agree that the monetary remedies set forth in this Section 8.2 (when and if available under the express terms hereof) and the specific performance remedies set forth in Section 9.8 shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise, whether by or through piercing of the corporate or partnership veil, by or through a claim by or on behalf of any Person) of the Buyer Parties and the Partnership Parties and any of their respective former, current and future Affiliates, each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, for any Losses or Liabilities suffered or incurred by any such Person with respect to this Agreement and the transactions contemplated hereby as a result of the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any or no reason or, in the event of a failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any reason or for no reason, for any breach by any Party of this Agreement. Without limiting the rights of the Buyer Parties under the Debt Commitment Papers, upon the payment of the Buyer Termination Fee following a failure of the Closing to occur or the transactions contemplated hereby, no Buyer Party, Buyer Non-Recourse Party or Financing Source shall have any Liability or obligation in connection with, relating to or arising out of this Agreement or the transactions contemplated hereby. Under no circumstance shall any Person be permitted or entitled both to obtain specific performance pursuant to Section 9.8 and to receive all or any portion of the Partnership Termination Fee or the Buyer Termination Fee.

ARTICLE IX

Miscellaneous

Section 9.1    No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8, Section 6.16 and Section 6.17 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2    Amendment or Supplement; Action by the Partnership Parties.

(a)    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Shareholder Approval, by written agreement of the Parties hereto, such written agreement to be authorized on behalf of the Buyer Parties by Buyer GP and on behalf of the Partnership Parties by the Conflicts Committee; provided, however, that following receipt of the Partnership Shareholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Shareholders, as applicable, without such approval; provided, further, no amendment, supplement or other modification shall be effected with respect to the provisions of Section 8.2(a), Section 8.2(e), this Section 9.2, Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources” (or any provision of this Agreement to the extent an amendment, supplement or other modification of such provision would modify the substance of Section 8.2(a), Section 8.2(e), this Section 9.2, Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources”) in a manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Papers to the extent in effect at such time.

(b)    Whenever a determination, decision, action, approval, consent, waiver or agreement of a Partnership Party is required or may be given pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)) or any other Transaction Document, such determination, decision, action, approval, consent, waiver or agreement must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Class A Shares.

Section 9.3    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto, (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither Partnership Party shall take or authorize any such action without the prior approval of the Conflicts Committee; provided, further, no waiver or extension shall be granted with respect to the provisions of Section 8.2(a), Section 8.2(e), Section 9.2, this Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources” (or any provision of this Agreement to the extent a waiver or extension of such provision would modify the substance of Section 8.2(a), Section 8.2(e), Section 9.2, this Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources”) in a manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Papers to the extent in effect at such time. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other parties, except that each of Buyer and Buyer Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary or Affiliate of Buyer, but no such assignment shall relieve any Buyer Party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Support Agreement and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.12 and (ii) the right of the holders of Class A Shares to receive the Merger Consideration after the Closing (a claim by the holders of Class A Shares with respect to which may not be made unless and until the Closing shall have occurred) to receive amounts to which they are entitled to receive pursuant to Section 3.1(e). Notwithstanding anything to the contrary in this Agreement, Section 8.2(a), Section 8.2(e), Section 9.2, Section 9.3, this

Section 9.6, Section 9.7, Section 9.8, Section 9.11 and Section 9.12 and the definition of “Debt Financing Sources” shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections and definition. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof; provided, however, that, if applicable, the Laws specified in Section 9.7(c) or in Section 9.11 shall govern and control. Except as specified in Section 9.7(b), each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts (or, if applicable, the courts specified in Section 9.7(b)). Each of the Parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(b)    Notwithstanding anything herein to the contrary, each Related Party (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the Alternative Debt Commitment Letter or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.9 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)    Notwithstanding anything herein to the contrary, the Related Parties agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(d)    EACH RELATED PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE.

Section 9.8    Specific Performance; Buyer Party Liability Cap.

(a)    The Parties each agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 (including with respect to the Partnership Parties, the conditions in Section 9.8(b)) in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)    Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Partnership Parties shall be entitled to specific performance of the Buyer Parties’ obligations to cause the Equity Financing to be funded and to consummate the Closing if, and only if, each of the following conditions has been satisfied: (i) the Marketing Period has ended (or has been terminated early by the Buyer Parties) and all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than conditions that by their nature may only be satisfied at the Closing, but subject to their being reasonably expected to be satisfied at Closing) at the time when the Closing would be required to occur, (ii) the Debt Financing has been funded in accordance with the terms of the Debt Financing Documents or will be funded in accordance with the terms of the Debt Financing Documents at the Closing on the terms thereof if the Equity Financing is funded at the Closing and (iii) the Partnership has irrevocably confirmed in a written notice delivered to Buyer that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Partnership

Parties will take all actions required of them to cause the Closing to occur and (iv) Buyer fails to complete the Closing within three Business Days following the delivery of the confirmations pursuant to clause (iii).

(c)    For the avoidance of doubt, while the Partnership or Buyer may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.8 and the payment of the Buyer Termination Fee or Partnership Termination Fee, respectively, under no circumstances shall Buyer or the Partnership be obligated to both specifically perform the terms of this Agreement and pay or cause to be paid all or any portion of the Buyer Termination Fee or Partnership Termination Fee, respectively.

(d)    Notwithstanding anything to the contrary in this Agreement, the maximum Liability of the Buyer Parties and the Financing Sources for Liabilities or Losses incurred by the Partnership Parties and any of their respective former, current and future Affiliates (which, for the purposes of this Section 9.8(d), shall be deemed to include the Partnership Entities), each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, in each case, relating to the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated, breach of this Agreement by any Buyer Party, the Equity Commitment Letter, the Limited Guaranty and the transactions contemplated by this Agreement shall be limited to an amount equal to the Buyer Termination Fee, and in no event shall the Partnership Parties or any of their Affiliates seek any amount in excess of the Buyer Termination Fee in connection with this Agreement, the Equity Commitment Letter, the Limited Guaranty and the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise.

Section 9.9    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission during normal business hours, or mailed by a nationally recognized overnight courier requiring acknowledgement of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Buyer Parties, to:

Blackstone Infrastructure Advisors L.L.C.

345 Park Avenue

New York, NY 10154

Attention: John G. Finley

Email: john.finley@blackstone.com

with copies (which shall not constitute notice) to each of:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider; Alan Beck; Lande Spottswood

E-mail: kfullenweider@velaw.com; abeck@velaw.com; lspottswood@velaw.com and to:

GIC Special Investments Pte. Ltd.

280 Park Avenue

New York, NY 10017

Attention: Alex Greenbaum; Yoni Gontownik

E-mail: alexgreenbaum@gic.com.sg; yonigontownik@gic.com.sg

and to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Asi Kirmayer

E-mail: akirmayer@sidley.com

and to:

Enagás, S.A.

Paseo de los Olmos 19

28005 Madrid

Attention: Borja García-Alarcón Altamirano

Email: bgarciaalarcon@enagas.es

and to:

Latham & Watkins LLP

811 Main Street,

Suite 3700

Houston, Texas 77002

Attention: Jeff Munoz; Bill Finnegan; Javier Marti-Fluxa

Emails: jeff.munoz@lw.com; bill.finnegan@lw.com; javier.marti-

fluxa@lw.com

If to the Partnership or the Partnership GP, to:

Tallgrass Energy, LP 4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attn: Conflicts Committee Chair

Facsimile No.: (913) 928-6011

with copies (which shall not constitute notice) to each of:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Troy L. Harder; Gary W. Orloff

E-mail: troy.harder@bracewell.com; gary.orloff@bracewell.com and to:

Tallgrass Energy, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attn: Christopher R. Jones

E-mail: chris.jones@tallgrassenergylp.com

Section 9.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Notwithstanding the foregoing, the Parties (a) intend and agree that Sections 8.2, 9.8(b) and 9.12 be construed as integral provisions of this Agreement and (b) agree that in no event shall the provisions of Sections 8.2, 9.8(b) and 9.12 that limit the damages that may be recovered or the remedies that may be exercised by the Partnership Parties be deemed severable from the remainder of this Agreement, and if all or any portion of such provisions are deemed unenforceable, this Agreement shall be void and of no effect.

Section 9.11    Exculpation of Financing Sources. Notwithstanding anything to the contrary contained herein, no Related Party (other than, in the case of the Buyer Parties party to the Debt Commitment Papers, pursuant to the Debt Commitment Papers) shall have any rights or claims against any Debt Financing Source, nor shall any Debt Financing Source have any liability whatsoever to any Related Party (other than, in the case of the Buyer Parties party to the Debt Commitment Papers, pursuant to the Debt Commitment Papers), in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, including in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source; provided that, (i) following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any Debt Financing Document related thereto and (ii) in no event shall the foregoing be construed to limit any rights of the parties to the Acquiror Credit Agreement under the Acquiror Credit Agreement. In addition, in no event will any Debt Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Each of the Parties hereto agrees that this provision shall be interpreted, and any action relating to this provision shall be governed by, the laws of the State of New York.

Section 9.12    Non-Recourse.

(a)    Each of the following is herein referred to as a “Buyer Non-Recourse Party”: each of the Equity Investors, each of the Affiliates of each Buyer Party and of each Equity Investor, each of their respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns (“Affiliates” for purposes of the definition of “Buyer Non-Recourse Party” to include the portfolio companies of investment funds advised or managed by an Equity Investor or any of their respective Affiliates), provided, however, that the term Buyer Non-Recourse Party expressly excludes the Buyer Parties and any Person that is assigned any interest in any of this Agreement by a Buyer Party to the extent of such assignment. Except for remedies as against the Guarantors and the Equity Investors with respect to their respective obligations and liabilities expressly provided for under the Limited Guaranty and the Equity Commitment Letter, no Buyer Non-Recourse Party shall have any Liability or obligation to the Partnership Parties or their Affiliates of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby (including the Debt Financing), and the Partnership Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Partnership Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however, that, for the avoidance of doubt, nothing herein shall limit any rights that the Partnership Parties have under the express terms of the Limited Guaranty or the Equity Commitment Letter or the rights that the Buyer Parties have under the express terms of the Debt Commitment Letter. Subject to Section 9.6, each Buyer Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.12(a).

(b)    Each of the following is herein referred to as a “Partnership Non-Recourse Party”: each of the Affiliates of each the Partnership Parties, each of the Partnership Parties’ respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, provided, however, that the term Partnership Non-Recourse

Party expressly excludes the Partnership Entities or any Person that is assigned any interest in this Agreement to the extent of such assignment. Except as expressly agreed elsewhere, no Partnership Non-Recourse Party shall have any Liability or obligation to the Buyer Parties or their Affiliates (including for these purposes the Partnership Entities) of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby (including the Debt Financing), and the Buyer Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Buyer Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however, that, for the avoidance of doubt, nothing herein shall limit any rights that the Buyer Parties have under the express terms of the Debt Commitment Letter. Subject to Section 9.6, each Partnership Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.12(b).

Section 9.13    Provisions Related to Jasmine Ventures. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Jasmine Ventures, nor any of its Affiliates or Subsidiaries (including for the avoidance of doubt any direct or indirect portfolio companies of entities advised or managed by Jasmine Ventures or its Affiliates) to, and no Buyer Party shall be required to cause Jasmine Ventures nor any of its Affiliates or Subsidiaries (including any portfolio companies referred to in the prior parenthetical) to, and no Buyer Party shall be required to, (a) enter into any agreement or undertaking that requires the holding of direct or indirect ownership interests contemplated to be held by Jasmine Ventures in any Partnership Party through proxy holders or in a voting trust, (b) alter the governance arrangements with respect to any Partnership Party in a manner that materially and adversely limits the contemplated governance rights of Jasmine Ventures or its Affiliates in respect of any Partnership Party, (c) diminish in any material respect the scope of the contemplated information rights of Jasmine Ventures or its Affiliates with respect to any Partnership Party (other than with respect to identified matters of national security), (d) provide any non-public financial information with respect to Jasmine Ventures or its Affiliates (other than of the type or to the extent previously provided to a Governmental Authority in previous applications under substantially similar standards of confidentiality) or (e) take, offer or accept, or agree, commit to agree or consent to, any actions, undertakings, terms, conditions, Liabilities, obligations, commitments, sanctions or other measures that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) Jasmine Ventures’ indirect investment in the Partnership Parties, taken as a whole, or (ii) Jasmine Ventures or its Affiliates, taken as a whole, and determined after giving effect to the transactions contemplated by this Agreement. Solely for the purposes of this Section 9.13, the terms “Affiliates” and “Subsidiaries” shall not include the Buyer Parties. Nothing in this Section 9.13 is intended to modify the obligations of any Guarantor expressly set forth in the Limited Guaranty and Equity Commitment Letter.

Section 9.14    Provisions Related to Enagas. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Enagas, nor any of its Affiliates or Subsidiaries to, and no Buyer Party shall be required to cause Enagas nor any of its Affiliates or Subsidiaries to, and no Buyer Party shall be required to, (a) enter into any agreement or undertaking that requires the holding of direct or indirect ownership interests contemplated to be held by Enagas in any Partnership Party through proxy holders or in a voting trust, (b) alter the governance arrangements with respect to any Partnership Party in a manner that materially and adversely limits the contemplated governance rights of Enagas or its Affiliates in respect of any Partnership Party, (c) diminish in any material respect the scope of the contemplated information rights of Enagas or its Affiliates with respect to any Partnership Party (other than with respect to identified matters of national security), (d) provide any non-public financial information with respect to Enagas or its Affiliates (other than of the type or to the extent previously provided to a Governmental Authority in previous applications under substantially similar standards of confidentiality) or (e) take, offer or accept, or agree, commit to agree or consent to, any actions, undertakings, terms, conditions, Liabilities, obligations, commitments, sanctions or other measures that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) Enagas’ indirect investment in the Partnership Parties, taken as a whole, or (ii) Enagas or its Affiliates, taken as a whole, and determined after giving effect to the transactions contemplated by this Agreement. Solely for the purposes of this Section 9.14, the terms “Affiliates” and “Subsidiaries” shall not include the Buyer Parties. Nothing in this Section 9.14 is intended to modify the obligations of any Guarantor expressly set forth in the Limited Guaranty and Equity Commitment Letter.

Section 9.15    Provisions Related to USS. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require USS, nor any of its Affiliates or Subsidiaries to, and no Buyer Party shall be required to cause USS nor any of its Affiliates or Subsidiaries to, and no Buyer Party shall be required to, (a) enter into any agreement or undertaking that requires the holding of direct or indirect ownership interests contemplated to be held by USS in any Partnership Party through proxy holders or in a voting trust, (b) alter the governance arrangements with respect to any Partnership Party in a manner that materially and adversely limits the contemplated governance rights of USS or its Affiliates in respect of any Partnership Party, (c) diminish in any material respect the scope of the contemplated information rights of USS or its Affiliates with respect to any Partnership Party (other than with respect to identified matters of national security), (d) provide any non-public financial information with respect to USS or its Affiliates (other than of the type or to the extent previously provided to a Governmental Authority in previous applications under substantially similar standards of confidentiality) or (e) take, offer or accept, or agree, commit to agree or consent to, any actions, undertakings, terms, conditions, Liabilities, obligations, commitments, sanctions or other measures that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) USS’ indirect investment in the Partnership Parties, taken as a whole, or (ii) USS or its Affiliates, taken as a whole, and determined after giving effect to the transactions contemplated by this Agreement. Solely for the purposes of this Section 9.15, the terms “Affiliates” and “Subsidiaries” shall not include the Buyer Parties. Nothing in this Section 9.15 is intended to modify the obligations of any Guarantor expressly set forth in the Limited Guaranty and Equity Commitment Letter.

Section 9.16    Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the Partnership Disclosure Schedule or the Buyer Parties Disclosure Schedule (collectively, the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgement by the Partnership Parties or the Buyer Parties, as applicable, that such information is required to be listed on such section of the relevant Disclosure Schedule (except to the extent this Agreement expressly states that such applicable section of the Disclosure Schedule is required to include such information) or is material to or outside the ordinary course of business of the applicable Person to which such disclosure relates. Each disclosure item set forth in the Disclosure Schedules shall relate to the specific Section of this Agreement that corresponds to the number of such Disclosure Schedule and to any other Section of this Agreement to which it is reasonably apparent on the face of such disclosure that such disclosure relates. The information contained in this Agreement and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of Contract).

Section 9.17    Legal Representation. It is acknowledged that Bracewell LLP has represented the Conflicts Committee prior to Closing in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, as well as prior transactions involving the Partnership. Each Party irrevocably acknowledges and agrees that all communications between the Conflicts Committee and its counsel and information or documents subject to attorney work-product protection made in connection with the negotiation, preparation, execution and delivery of and closing under, or any claim, dispute, proceeding or obligation arising under or in connection with this Agreement, which, immediately prior to the Closing, would be deemed to be a privileged communication or subject to attorney work-product protection and would not be subject to disclosure to a Party or its respective Affiliates and Representatives, shall continue after the Closing to be a privileged communication between the Conflicts Committee and its counsel or attorney work-product, and neither a Party, its respective Affiliates and Representatives, nor anyone acting or purporting to act on behalf of or through them shall be entitled to use or seek to obtain the same by any process on the grounds that the privilege attached to such communication or attorney work-product belongs to the Party or its respective

Affiliates or Representatives and not to the Conflicts Committee or its counsel. Any access thereto by a Party or its respective Affiliates or Representatives shall not waive or otherwise affect the rights of the Conflicts Committee with respect to the related privilege.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BUYER

PRAIRIE PRIVATE ACQUIROR LP

By:	/s/ Wallace C. Henderson
Name:	Wallace C. Henderson
Title:	Senior Managing Director

BUYER SUB

PRAIRIE MERGER SUB LLC

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

Signature Page to Agreement and Plan of Merger

PARTNERSHIP

TALLGRASS ENERGY, LP

By:	Tallgrass Energy GP, LLC,
its general partner

By:	/s/ William R. Moler
Name:	William R. Moler
Title:	Chief Executive Officer

PARTNERSHIP GP

TALLGRASS ENERGY GP, LLC

By:	/s/ William R. Moler
Name:	William R. Moler
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX B

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of December 16, 2019 (this “Agreement”), is entered into by and among Tallgrass Energy, LP (the “Partnership”) and the shareholders of the Partnership named on Schedule A hereto (each such shareholder, a “Sponsor” and collectively, the “Sponsors”).

RECITALS

WHEREAS, concurrently herewith, Prairie Private Acquiror LP, a Delaware limited partnership (“Buyer”), Prairie Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer, the Partnership and Tallgrass Energy GP, LLC, a Delaware limited liability company (the “Partnership GP”), are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Buyer will be merged with and into the Partnership, with the Partnership as the sole surviving entity (the “Merger”);

WHEREAS, as of the date hereof, each of the Sponsors is the Record Holder and beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of Class A Shares and Class B Shares representing limited partner interests in the Partnership (“Shares”) set forth opposite its name on Schedule A hereto (the “Sponsor Shares”);

WHEREAS, as a condition and inducement to the Partnership’s and the Partnership GP’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Sponsors are entering into this Agreement; and

WHEREAS, the Sponsors acknowledge that the Partnership and the Partnership GP are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Sponsors set forth in this Agreement and would not enter into the Merger Agreement if each of the Sponsors did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Sponsors hereby agree as follows:

1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

“Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the Buyer Parties, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Partnership Entities (including securities of Subsidiaries of the Partnership) equal to twenty-five percent (25%) or more of the Partnership’s consolidated assets or to which twenty-five percent (25%) or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of twenty-five percent (25%) or more of any outstanding class of equity securities of the Partnership, (c) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any outstanding class of equity securities of the Partnership or (d) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit any Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least twenty-five percent (25%) of the Partnership’s consolidated assets or outstanding equity interests; in each case, other than the transactions contemplated by the Merger Agreement.

“Covered Shareholder” means each of the Sponsors, and each such other Person as may later become party to this Agreement as a result of becoming a Record Holder or beneficial owner of Covered Shares pursuant to Section 6(a), or otherwise.

“Covered Shares” means the Sponsor Shares of which each Sponsor is the Record Holder or beneficial owner as of the date hereof, together with any Shares of which any Sponsor becomes the Record Holder or beneficial owner on or after the date hereof (or any Shares with respect to which any Person as may later become party to this Agreement pursuant to Section 6(a), if applicable, becomes the Record Holder or beneficial owner on or after the date hereof).

“Proxy Designee” means a Person designated by the Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any other Person as a Proxy Designee.

“Record Holder” has the meaning ascribed thereto in the Partnership Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

2. Agreement to Vote Covered Shares. Prior to the Termination Date (as defined herein), each Covered Shareholder, severally and not jointly, irrevocably and unconditionally agrees that it shall at any meeting of the limited partners of the Partnership (whether annual or special and whether or not an adjourned or postponed meeting), however called and in connection with the Merger, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (in all manners and by each applicable class) (i) in favor of the Merger, the adoption of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger and (ii) against (A) any Alternative Proposal and (B) any other action that could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the Merger Agreement or any of the transactions contemplated thereby, including the Merger, or the matters contemplated by this Agreement. For the avoidance of doubt, no Covered Shareholder (in its capacity as a shareholder) shall be under any obligation whatsoever to require or request that the limited partners of the Partnership vote on, consent to or otherwise approve or reject any matter or issues; notwithstanding the foregoing, if any Covered Shareholder is the beneficial owner, but not the Record Holder, of any Covered Shares, such beneficial owner agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or execute a consent with respect to) all of such Covered Shares in accordance with this Section 2.

3. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, EACH COVERED SHAREHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, CHRISTOPHER R. JONES, AND ANY OTHER PROXY DESIGNEE, EACH OF THEM

INDIVIDUALLY, SUCH COVERED SHAREHOLDER’S, AS APPLICABLE, PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE CONFLICTS COMMITTEE) AND COUPLED WITH AN INTEREST AND EACH COVERED SHAREHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY SUCH COVERED SHAREHOLDER, AS APPLICABLE, WITH RESPECT TO THE COVERED SHARES (AND EACH COVERED SHAREHOLDER HEREBY REPRESENTS TO THE PARTNERSHIP THAT ANY SUCH OTHER PROXY IS REVOCABLE).

(b) The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement.

4. Termination. This Agreement shall terminate upon the earliest of the Effective Time, the termination of the Merger Agreement in accordance with its terms and the mutual written agreement of the parties hereto to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 12 to 21 shall survive the termination of this Agreement; provided further that any Liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement. Upon termination of this Agreement, none of the Covered Shareholders shall have any further obligations or liabilities hereunder.

5. Representations and Warranties of the Sponsors. Each Covered Shareholder, severally (but not jointly) and making representations only as to itself, hereby represents and warrants to the Partnership as follows:

(a) Such party is the Record Holder and beneficial owner of, and has good and valid title to, its respective Covered Shares, free and clear of Liens other than as created by this Agreement, the Merger Agreement, arising under generally applicable securities Laws, or, in the case of Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP and Prairie Non-ECI Acquiror LP, Liens arising under that certain Credit Agreement (the “Holdco Credit Agreement”), dated March 11, 2019, by and among Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP and Prairie Non-ECI Acquiror LP, as borrowers, Prairie GP Acquiror LLC, as subsidiary guarantor, Prairie ECI Acquiror Holdco LP, Prairie VCOC Acquiror Holdco LP and Prairie Non-ECI Acquiror Holdco LP, as parent guarantors, BIP Holdings Manager L.L.C., as parent pledgor, Credit Suisse AG, as administrative agent and collateral agent, and the lenders from time to time party thereto. Except as set forth in the Holdco Credit Agreement and that certain Equityholders Agreement (the “Equityholders Agreement”), dated as of March 11, 2019, by and among Jasmine Ventures Pte. Ltd., BIP Aggregator Q L.P., Blackstone Infrastructure Partners – V L.P., Blackstone Infrastructure Associates L.P., Enagas Holding USA, S.L.U., Enagas U.S.A. LLC, BIP Holdings Manager L.L.C., BIP Prairie E L.P., BIP Prairie E Manager L.L.C., Prairie Non-ECI Aggregator LP, Prairie Non-ECI Acquiror Holdco LP, Prairie Non-ECI Acquiror LP, Prairie ECI Aggregator LP, Prairie ECI Acquiror Holdco LP, Prairie ECI Acquiror LP, Prairie VCOC Aggregator LP, Prairie VCOC Acquiror Holdco LP, Prairie VCOC Acquiror LP, Prairie Secondary Acquiror LP, and Prairie GP Acquiror LLC, such party has full and unencumbered voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares. As of the date hereof, other than the Sponsor Shares, such party is not the Record Holder and does not own beneficially any Shares or voting securities of the Partnership, securities of the Partnership convertible into or exchangeable for Shares or voting securities of the Partnership or options or other rights to acquire from the Partnership any Shares, voting securities or securities convertible into or exchangeable for Shares or voting securities of the Partnership. Except as set forth in the Holdco Credit Agreement and the Equityholders Agreement, the Covered Shares are not subject to any voting trust agreement or other contract to which such party is a party restricting or otherwise relating to the voting, or relating to the Transfer, of the Covered Shares. Such party has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Shares, except as contemplated by this Agreement.

(b) Such party is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such party, the performance by such party of its obligations hereunder and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by such party and no other actions or Proceedings on the part of such party are necessary to authorize the execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder or the consummation by such party of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by the Partnership, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a Proceeding in equity or at law).

(c) Except for the applicable requirements of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such party for the execution, delivery and performance of this Agreement by such party or the consummation by such party of the transactions contemplated hereby and neither the execution, delivery or performance of this Agreement by such party nor the consummation by such party of the transactions contemplated hereby nor compliance by such party with any of the provisions hereof shall conflict with or violate any provision of the organizational documents of such party, result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such party pursuant to, any contract to which such party is a party or by which such party or any property or asset of such party is bound or affected or violate any order, writ, injunction, decree, statute, rule or regulation applicable to such party or any of such party’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, impair the ability of such party to perform its obligations hereunder.

(d) As of the date of this Agreement, there is no action, suit, investigation, complaint or other Proceeding pending against such party or, to the actual knowledge of such party, any other Person or, to the actual knowledge of such party, threatened against such party or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the Partnership of their rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e) Such party understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon such party’s execution and delivery of this Agreement and the representations and warranties of such party contained herein.

6. Certain Covenants of the Sponsors. Each Covered Shareholder, severally (but not jointly) hereby covenants and agrees, in each case, only on its own behalf as follows, in each case except as otherwise approved in writing by the Conflicts Committee:

(a) Prior to the Termination Date, and except as contemplated hereby, such party shall not Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or knowingly take any action that would make any representation or warranty of such party contained herein untrue or incorrect or have the effect of preventing or disabling such party from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, such party may Transfer any or all of the Covered Shares, in accordance with applicable Law, to each other or any Affiliate of a Sponsor; provided that prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be Transferred shall have executed and delivered to the Partnership a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were a party with the obligations of a Covered Shareholder. Any Transfer in violation of this provision shall be void.

(b) Prior to the Termination Date, in the event that such party becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Partnership, such Covered Shareholder, will promptly notify the Partnership of such Shares or voting interests, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Shares held by such party set forth on Schedule A hereto will be deemed amended accordingly and such Shares or voting interests shall automatically become subject to the terms of this Agreement.

(c) Prior to the Termination Date, such party shall not, and shall direct its Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Partnership or any of its Subsidiaries in connection with, or have any discussions with any Person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement, or (vi) resolve to propose or agree to do any of the foregoing. Each Covered Shareholder agrees that it shall, and shall cause each of its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal. If, prior to the Termination Date, a Covered Shareholder receives a proposal with respect to the sale of Covered Shares in connection with an Alternative Proposal, then such Covered Shareholder shall promptly (and in any event within 48 hours) advise the Partnership Parties orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to the Partnership or its Subsidiaries, other than requests for information in the ordinary course of business and consistent with past practice and not reasonably expected to be related to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation concerning an Alternative Proposal.

7. Transfer Agent. Each Covered Shareholder hereby authorizes the Partnership or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all Covered Shares (and that this Agreement places limits on the voting and Transfer of such Covered Shares); provided, however, the Partnership or its counsel will further notify the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to the Covered Shares on the Termination Date.

8. Shareholder Capacity. This Agreement is being entered into by each Covered Shareholder solely in its capacity as a holder of Shares, and nothing in this Agreement shall restrict or limit the ability of such Covered Shareholder, or any of its respective Affiliates or any employee thereof who is a director of Partnership GP to take any action in his or her capacity as a director of Partnership GP to the extent specifically permitted by the Merger Agreement.

9. Disclosure. Each Covered Shareholder hereby authorizes the Partnership to publish and disclose, solely to the extent required by Law, in any announcement or disclosure required by the SEC and in the Partnership Proxy Statement such party’s identity and ownership of the Covered Shares and the nature of such party’s obligations under this Agreement; provided, however, that no such disclosure shall be made by the Partnership without providing each applicable Sponsor with a reasonable opportunity to review and comment thereon, which comments the Partnership will consider in good faith.

10. Non-Survival of Representations and Warranties. The representations, warranties and agreements of each Covered Shareholder in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate upon the Termination Date or the closing of the transactions contemplated hereby and by the Merger Agreement.

11. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto and otherwise as expressly set forth herein.

12. Waiver. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver constitute a continuing waiver, except to the extent provided for in such waiver, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing, identified as a waiver and signed on behalf of such party.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission during normal business hours, or mailed by a nationally recognized overnight courier requiring acknowledgement of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

(i)	If to the Sponsors (or any other Covered Shareholder):

Blackstone Infrastructure Advisors L.L.C.

345 Park Avenue

New York, NY 10154

Attention: Tia Breakley

Email: breakley@blackstone.com

with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Keith Fullenweider; Alan Beck; Lande Spottswood

E-mail: kfullenweider@velaw.com; abeck@velaw.com;

lspottswood@velaw.com

and

Jasmine Ventures Pte. Ltd.

168 Robinson Road

#37-01 Capital Tower

Singapore, 068912

Attention: Ankur Meattle; Ashok Samuel

with copies (which shall not constitute notice) to:

GIC Special Investments Pte. Ltd.

280 Park Avenue

New York, NY 10017

Attention: Alex Greenbaum; Yoni Gontownik

Email: alexgreenbaum@gic.com.sg; yonigontownik@gic.com.sg

with copies (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Asi Kirmayer

Email: akirmayer@sidley.com

and

Enagás, S.A.

Paseo de los Olmos 19

28005 Madrid

Attention: Borja García-Alarcón Altamirano

Email: bgarciaalarcon@enagas.es

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700 Houston, Texas 77002

Attention: Jeff Munoz; Bill Finnegan; Javier Marti-Fluxa

Emails: jeff.munoz@lw.com; bill.finnegan@lw.com; javier.marti-fluxa@lw.com

(ii)	If to the Partnership:

Tallgrass Energy, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attn: Conflicts Committee Chair

Facsimile No.: (913) 928-6011

with copies (which shall not constitute notice) to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Troy L. Harder; Gary W. Orloff

E-mail: troy.harder@bracewell.com; gary.orloff@bracewell.com

14. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement and understanding, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

15. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement, and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Delaware Courts”). Each of the parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 13, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 15, any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and to the fullest extent permitted by the applicable Law, any claim that the suit, action or Proceeding in such court is brought in an inconvenient forum, the venue of such suit, action or Proceeding is improper or this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 15 is solely for the purposes referred to in this Section 15 and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

16. Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except that the Partnership may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Partnership, and each of the Sponsors may Transfer any or all of the Covered Shares in accordance with Section 6(a); provided further that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 17 shall be null and void.

18. Enforcement. The parties hereto each agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 18, in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that either party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 18, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

19. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

20. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

21. Conflicts Committee. In addition to any other approvals required by the parties under this Agreement, whenever a determination, decision, action, approval, consent, waiver or agreement of the Partnership is required or may be given pursuant to this Agreement, such determination, decision, action, approval, consent, waiver or agreement must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Class A Shares.

[Signature pages follow]

IN WITNESS WHEREOF, the Partnership and the Sponsors have caused to be executed or executed this Agreement as of the date first written above.

SPONSORS

PRAIRIE NON-ECI ACQUIROR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Wallace C. Henderson
Name:	Wallace C. Henderson
Title:	Senior Managing Director

PRAIRIE ECI ACQUIROR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Wallace C. Henderson
Name:	Wallace C. Henderson
Title:	Senior Managing Director

PRAIRIE VCOC ACQUIROR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Wallace C. Henderson
Name:	Wallace C. Henderson
Title:	Senior Managing Director

PRAIRIE SECONDARY ACQUIROR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Wallace C. Henderson
Name:	Wallace C. Henderson
Title:	Senior Managing Director

Signature Page to Support Agreement

PRAIRIE SECONDARY ACQUIROR E LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Wallace C. Henderson
Name:	Wallace C. Henderson
Title:	Senior Managing Director

Signature Page to Support Agreement

PARTNERSHIP

TALLGRASS ENERGY, LP
By: Tallgrass Energy GP, LLC, its general partner

By:	/s/ William R. Moler
Name:	William R. Moler
Title:	Chief Executive Officer

Signature Page to Support Agreement

SCHEDULE A

Sponsor	Class A Shares	Class B Shares
Prairie Non-ECI Acquiror LP	21,751,018	—
Prairie ECI Acquiror LP	—	92,778,793
Prairie VCOC Acquiror LP	—	7,876,328
Prairie Secondary Acquiror LP	773,510	—
Prairie Secondary Acquiror E LP	1,127,935	—

ANNEX C

December 16, 2019

Conflicts Committee of the Board of Directors of

Tallgrass Energy GP, LLC

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Members of the Conflicts Committee:

We understand that Tallgrass Energy, LP (the “Partnership”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Partnership, Tallgrass Energy GP, LLC (the “Partnership GP”), and two entities affiliated with Blackstone Infrastructure Partners, its partners and respective affiliates (collectively, the “Blackstone Consortium”), Prairie Private Acquiror LP, a Delaware limited partnership (“Buyer”), and Prairie Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer. Pursuant to the Merger Agreement, Buyer will merge with and into the Partnership (the “Merger”), with the Partnership surviving the Merger. As a result of the Merger, each Class A Share representing limited partnership interests in the Partnership (each, a “Class A Share”), other than Class A Shares held by the Blackstone Consortium or Buyer, outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $22.45 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Partnership GP has asked us whether, in our opinion, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Shareholders. For purposes of this opinion, “Partnership Unaffiliated Shareholders” means the holders of Class A Shares other than the Partnership GP, the Blackstone Consortium, Buyer and their respective affiliates.

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly available historical business and financial information relating to the Partnership that we deemed relevant, including as set forth in the Annual Report on Form 10-K for the year ended December 31, 2018, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership since December 31, 2018;

(ii)

reviewed certain internal projected financial and operating data and assumptions relating to the Partnership that were prepared and furnished to us by management of the Partnership (the “TGE Financial Projections”);

(iii)

reviewed a financial scenario, at the request of the Conflicts Committee, based on the Tallgrass Financial Projections and total annual growth capital expenditures of $350.0 million (the “Historical Growth Capital Expenditure Case”), which senior management of the Partnership confirmed represented a more reasonable current assumption with respect to annual growth capital expenditures than is included in the TGE Financial Projections;

(iv)

discussed with management of the Partnership their assessment of the past and current operations of the Partnership, the current financial condition of the Partnership, the prospects of the Partnership and

909 FANNIN, SUITE 1800, HOUSTON, TX 77010 TEL: 713.403.2440 FAX: 713.403.2444

Conflicts Committee of the Board of Directors of

Tallgrass Energy GP, LLC

the historical and projected financial and operating data and assumptions relating to the Partnership (including management’s views of the risks and uncertainties of achieving such projections);

(v)	reviewed the reported prices and the historical trading activity of the Class A Shares;

(vi)	performed a discounted cash flow analysis for the Partnership based on forecasts and other data provided by management of the Partnership;

(vii)	performed a discounted dividends analysis on the Partnership based on forecasts and other data prepared and furnished to us by management of the Partnership;

(viii)	performed a sum-of-the-parts analysis on the Partnership based on the sum of the valuation of each business unit;

(ix)	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded partnerships and companies that we deemed relevant;

(x)	reviewed a draft of the Merger Agreement, dated December 15, 2019; and

(xi)

performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that we deemed appropriate for the purposes of providing the opinion contained herein.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information). We have further relied upon the assurances of the management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. At the direction of the Conflicts Committee and with the confirmation by senior management of the Partnership as described above, for purposes of our analysis and opinion, we have relied upon the Historical Growth Capital Expenditure Case. With respect to the Historical Growth Capital Expenditure Case, we have assumed, with your consent, that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership under the assumptions reflected therein. We express no view as to any projected financial or operating data relating to the Partnership, or any judgments, estimates or assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the executed Merger Agreement will not differ from the draft form reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the material covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed, in respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or materially reduce the contemplated benefits of the Merger to the Partnership Unaffiliated Shareholders.

We have not conducted a physical inspection of the properties or facilities of the Partnership and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities

Conflicts Committee of the Board of Directors of

Tallgrass Energy GP, LLC

(including any contingent, derivative or other off balance sheet assets and liabilities) of the Partnership, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market, regulatory and other conditions and circumstances as they exist and as can be evaluated by us on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Shareholders. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, any other person, including the holders of any other class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or the Partnership GP, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, the structure or form of the Merger. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Class A Shares or any business combination or other extraordinary transaction involving the Partnership. This letter, and our opinion, does not constitute a recommendation to the Conflicts Committee or any other persons in respect of the Merger, including as to how any holder of Class A Shares should vote or act in respect of the Merger. We express no opinion herein as to the price at which the Class A Shares will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Conflicts Committee in connection with the Merger for which we received an initial fee and will receive additional fees upon the rendering of our opinion (which is not contingent on the consummation of the Merger) and upon the Closing of the Merger. The Partnership has also agreed to reimburse our out-of-pocket expenses and to indemnify us against certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have been engaged to provide financial advisory or other services to the conflicts committee of the board of directors of Tallgrass MLP GP, LLC (the “TEP GP”), on behalf of Tallgrass Energy Partners, LP (“TEP”), and we received compensation from the TEP GP or TEP during such period. We may provide financial advisory or other services to the Partnership, the Partnership GP and the Blackstone Consortium or its affiliates in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial

Conflicts Committee of the Board of Directors of

Tallgrass Energy GP, LLC

instruments of or relating to the Partnership, the Blackstone Consortium, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or the Blackstone Consortium.

This letter, and the opinion expressed herein, is provided for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except as set forth in our engagement letter with the Partnership and the Conflicts Committee, dated September 5, 2019, or as set forth in Section 4.6 of the Merger Agreement or otherwise with our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Shareholders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Robert A. Pacha
Senior Managing Director

C-4